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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on February 25, 2015

Registration No. 333-198866

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PES Logistics Partners, L.P.
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4610 (Primary Standard Industrial Classification Code Number)	30-0831288 (I.R.S. Employer Identification Number)

1735 Market Street, 10th Floor
Philadelphia, Pennsylvania 19103
(215) 339-1200
(Address, Including Zip Code, and Telephone Number, including
Area Code, of Registrant's Principal Executive Offices)

John McShane
Secretary and General Counsel
1735 Market Street, 10th Floor
Philadelphia, Pennsylvania 19103
(215) 339-1200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Charles E. Carpenter William N. Finnegan IV Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Mike Rosenwasser Michael Swidler Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, New York 10103 (212) 237-0000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

                If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

                If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

                The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated February 25, 2015

PROSPECTUS

             Common Units
Representing Limited Partner Interests

PES Logistics Partners, L.P.

                  This is an initial public offering of common units representing limited partner interests of PES Logistics Partners, L.P. We are offering                 common units in this offering. We expect that the initial public offering price will be between $        and $        per common unit. We were recently formed by PES Holdings, LLC ("our parent"), a wholly owned subsidiary of Philadelphia Energy Solutions LLC, and no public market currently exists for our common units. Our common units have been approved for listing on the New York Stock Exchange under the symbol "PESL." We are an "emerging growth company" as that term is defined in the Jumpstart Our Business Startups Act.

                  Investing in our common units involves a high degree of risk. Before buying any common units, you should carefully read the discussion of risks of investing in our common units in "Risk Factors" beginning on page 21.

                  These risks include the following:

    •
    We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution to our unitholders.

    •
    Our pro forma financial data are not necessarily representative of the results of what we would have achieved and may not be a reliable indicator of our future results.

    •
    The assumptions underlying the forecast of distributable cash flow that we include in "Our Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

    •
    All of our revenue and cash flow will be initially derived from our equity ownership in North Yard Logistics, L.P. (the "operating partnership"), and Philadelphia Energy Solutions Refining and Marketing LLC, a wholly owned subsidiary of our parent ("Refining"), currently accounts for all of the operating partnership's revenues. Therefore, we and the operating partnership will be subject to the business risks of Refining. If Refining is unable to satisfy its obligations under the commercial agreement with the operating partnership for any reason, our revenues would decline and our financial condition, results of operations, cash flows and ability to make distributions to our unitholders would be adversely affected.

    •
    Refining is currently a privately owned company that does not disclose financial or operating results to the public, limiting the ability of our unitholders to assess the performance or financial outlook of the operating partnership's only customer.

    •
    Our business is difficult to evaluate because we have a limited operating history and do not have historical financial information upon which our performance may be evaluated.

    •
    The North Yard terminal, which is the operating partnership's only operating asset, did not commence operations until October 23, 2013, and the expansion of the North Yard terminal was not completed until October 2014. The North Yard terminal may fail to operate efficiently or reliably, which could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

    •
    Refining may suspend, reduce or terminate its obligations under the commercial agreement with the operating partnership in certain circumstances, which could have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

    •
    Our parent will own and control our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including our parent and Refining, have conflicts of interest with us and limited duties to us and may favor their own interests to your detriment.

    •
    Our partnership agreement restricts the remedies available to holders of our units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

    •
    Holders of our common units have limited voting rights and are not entitled to elect our general partner or the board of directors of our general partner, which could reduce the price at which our common units will trade.

    •
    Immediately effective upon closing, you will experience substantial dilution of $        in tangible net book value per common unit.

    •
    Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, or if we were otherwise subjected to a material amount of additional entity-level taxation, then our distributable cash flow to you would be substantially reduced.

    •
    Even if you do not receive any cash distributions from us, you will be required to pay taxes on your share of our taxable income.

	Per Common Unit	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to PES Logistics Partners, L.P., before expenses	$	$

(1)
Excludes an aggregate structuring fee equal to 0.375% of the gross proceeds of this offering (including gross proceeds received by us from any exercise of the underwriters' option to purchase additional common units from us) payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC. Please read "Underwriting" for a description of all underwriting compensation payable in connection with this offering.

                  The underwriters may also purchase up to an additional                common units from us at the public offering price, less the underwriting discounts and structuring fee payable by us, within 30 days from the date of this prospectus.

                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  Delivery of the common units is expected to be made on or about                        , 2015.

BofA Merrill Lynch	Credit Suisse

Goldman, Sachs & Co.	Barclays	Jefferies	J.P. Morgan

The date of this prospectus is                        , 2015

i

              You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus and any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

              Through and including                        , 2015 (the 25th day after the date of this prospectus), federal securities laws may require all dealers that effect transactions in these securities, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

              This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read "Risk Factors" and "Forward-Looking Statements."

Industry and Market Data

              The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Some data are also based on our good faith estimates.

v

 PROSPECTUS SUMMARY

              This summary highlights selected information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including "Risk Factors" and the unaudited pro forma consolidated balance sheet and related notes included elsewhere in this prospectus before making an investment decision. Unless otherwise indicated, the information in this prospectus assumes (1) an initial public offering price of $            per common unit (the midpoint of the price range set forth on the cover page of this prospectus) and (2) that the underwriters do not exercise their option to purchase additional common units. You should read "Risk Factors" beginning on page 21 for more information about important factors that you should consider before purchasing our common units.

              Unless the context otherwise requires, references in this prospectus to "our partnership," "we," "our," "us" or like terms refer to PES Logistics Partners, L.P. and its subsidiaries, including the operating partnership. References to (i) "our general partner" and "PES Logistics GP" refer to PES Logistics GP, LLC; (ii) "our parent" refer to PES Holdings, LLC and, as the context may require, PES Holdings, LLC and its subsidiaries, other than us, our subsidiaries and our general partner; (iii) "PES" refer to Philadelphia Energy Solutions LLC, the owner of our parent; (iv) "the operating partnership" refer to North Yard Logistics, L.P.; (v) "North Yard GP" refer to North Yard GP, LLC, the general partner of the operating partnership; and (vi) "Refining" refer to Philadelphia Energy Solutions Refining and Marketing LLC. We have provided definitions for some of the terms we use to describe our business and industry and other terms used in this prospectus in the "Glossary of Terms" beginning on page B-1 of this prospectus.

 PES Logistics Partners, L.P.

Overview

              We are a fee-based, growth oriented traditional master limited partnership recently formed by our parent to own, operate, develop and acquire crude oil, refined product and other logistics assets. Upon the consummation of this offering, we will own the general partner interest and a 45% limited partner interest in the operating partnership, which owns and operates a crude oil rail unloading terminal adjacent to Refining's Philadelphia refining complex. We refer to this terminal as the "North Yard terminal" or "our terminal." We have no ownership interest in Refining or the Philadelphia refining complex. We will generate revenue by charging fees for receiving, handling and transferring crude oil. We will not take ownership of, or receive any payments based on the value of, the crude oil we handle, and as a result, we will not have any direct exposure to the fluctuations in commodity prices.

              All of our revenue and cash flow will be initially derived from our equity ownership in the operating partnership and its ten-year, fee-based commercial agreement with Refining. This commercial agreement with Refining is supported by quarterly minimum volume commitments and inflation escalators. We believe that the nature of this arrangement will enhance the stability and predictability of our cash flow over time.

              We intend to seek opportunities to grow our business by acquiring additional limited partner interests in the operating partnership from our parent, additional assets from Refining and third parties and through organic growth projects. We believe that the opportunity to acquire additional limited partner interests in the operating partnership will provide us with significant near-term growth. Our parent conducts its refining operations through Refining and formed us to be the primary vehicle to expand the logistics assets supporting Refining's business. Refining owns and operates the Philadelphia refining complex, which is the largest refining complex in PADD I and the 10th largest in the United States. The Philadelphia refining complex is comprised of the 190,000 bpd Girard Point facility and the 145,000 bpd Point Breeze facility, as well as a portfolio of associated logistics assets supporting these facilities. We expect that our parent and Refining will serve as critical sources of our future growth by providing us with various acquisition opportunities. Upon consummation of this offering, we will enter into an omnibus agreement with our parent and Refining, pursuant to which our parent will grant us a right of first offer on the limited partner interests that it owns in the operating partnership and Refining will grant us an option to acquire a newly constructed NGL rail terminal (the "NGL terminal") located at the Philadelphia refining complex that became operational in December 2014 and a right of first offer to purchase from Refining other logistics assets that it will retain or that it may acquire or construct in the future. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement."

              The North Yard terminal initially had the capacity to unload two unit trains per day, or 140,000 bpd, based on the current 104-car unit train configuration. Refining completed an expansion project in October 2014 that increased the unloading capacity of our terminal to four unit trains per day, or 280,000 bpd. The North Yard terminal is designed to unload 120-car unit trains and, if the rail industry moves to these more efficient trains, then the capacity of the North Yard terminal will increase.

Competitive Strengths

              We believe that the following competitive strengths position us to successfully execute our business strategies:

              The North Yard Terminal is Integral to Refining's Domestic Light Crude Strategy.    Refining has embarked on a strategy by which it seeks to purchase an increasing amount of domestic crude oil that is price advantaged relative to foreign crude oil in order to lower the overall cost of the feedstock for its refinery operations. Because the North Yard terminal is located adjacent to the Philadelphia refining complex and has direct access to a Class I railroad mainline, it offers a dedicated, economic means by which Refining can source light, sweet domestic crude oil.

              Newly Constructed, World-Class Facility.    The North Yard terminal is a purpose-built, recently completed facility adjacent to the Philadelphia refining complex, with 280,000 bpd of unloading capacity. The North Yard terminal has the capacity to unload 84% of Refining's overall distillation capacity and is the largest crude oil rail terminal on the East Coast.

              Ten-Year, Fee-Based Contract with Minimum Volume Commitments.    All of our revenue and cash flow will be initially derived from our equity ownership in the operating partnership and its ten-year, fee-based commercial agreement with Refining, which is supported by minimum quarterly volume commitments and inflation escalators. We believe this agreement with Refining will generate stable and predictable cash flows.

              Relationship with Our Parent.    We will serve as our parent's primary vehicle to expand its logistics business supporting Refining and third parties. As the owner of our general partner interest, all of our incentive distribution rights and a        % limited interest in us, we believe that our parent will be incentivized to grow our business.

              Relationship with Our Parent and Refining.    We believe that our parent will be incentivized to grow our business as a result of Refining's stated strategies of increasing its access to domestic crude oil and growing its logistics capabilities. In particular, we expect to benefit from the following aspects of our relationship with our parent and Refining:

  •
  Option to acquire NGL terminal.  Pursuant to the omnibus agreement that we will enter into at the closing of this offering, we will have an option to acquire from Refining the NGL terminal located at the Philadelphia refining complex and the associated real estate rights. The NGL terminal includes 13 railroad sidings, 36 loading/unloading racks and 100 rail car storage spots.

  •
  Acquisition opportunities.  Under the omnibus agreement, Refining will grant us a right of first offer to acquire certain logistics assets that it will retain or that it may acquire or construct in its existing area of operation in the future. We also may have the opportunity to jointly pursue strategic acquisitions with Refining that complement and grow our asset base. We believe that opportunities for us to acquire assets under the omnibus agreement or participate in strategic acquisitions with Refining will result from Refining's current crude oil sourcing strategy, as well as its opportunity to source natural gas and NGLs in the future, and Refining's downstream activities.

    •
    Domestic crude oil sourcing strategy.  Refining has made significant progress in executing its strategy of transitioning its feedstock slate from foreign crude oil to less expensive domestic crude oil. Because Refining operates the largest refining complex in PADD I and the 10th largest in the United States, with combined crude oil distillation capacity of 335,000 bpd, it is a significant player in the evolving domestic crude oil supply chain. We have the potential opportunity to construct or acquire assets that will advance Refining's domestic crude oil sourcing strategy. Given our relationship with Refining, we would expect to operate these assets under long-term, fee-based agreements.

    •
    Domestic natural gas and NGL sourcing strategy.  If pipeline access to increasing production of natural gas and associated NGLs from the nearby Marcellus Shale develops, we believe that opportunities for the development of additional logistics and manufacturing assets to bring these resources to market will be created. The Philadelphia refining complex is well situated to build complementary businesses that utilize natural gas and NGLs as feedstocks and that are synergistic with its refining operations. Should these opportunities develop, we expect to facilitate this growth by constructing or acquiring logistics assets that provide access to these feedstocks and delivery of the resultant products to end-markets.

    •
    Downstream activities.  Refining benefits from its location in PADD I, which is the largest refined products market in the United States. Downstream of the Philadelphia refining complex we may have opportunities to participate in Refining's marketing strategy by buying or building midstream logistics assets that handle refined products such as marine vessels, storage and blending terminals and wholesale truck racks.

  •
  Access to operational and industry expertise.  We expect to benefit from Refining's extensive operational, commercial and technical expertise, as well as its industry relationships, as we seek to optimize and expand our existing asset base.

              Experienced Management Team.    Our management team is experienced in the operation of refining logistics assets and the execution of organic growth and acquisition strategies. Our management team averages more than 20 years of industry experience and includes some of the most senior officers of our parent.

              Financial Flexibility.    At the closing of this offering, we expect to enter into a five-year $255 million revolving credit facility (with a $300 million incremental facility), which will remain undrawn at closing. We believe we will have the financial flexibility to execute our growth strategy through the available borrowing capacity under our revolving credit facility and our ability to access the debt and equity capital markets.

              We cannot assure you, however, that we will be able to utilize our strengths to successfully execute our business strategies described below. For further discussion of the risks that we face, please read "Risk Factors."

 Strategies

              Our primary business objectives are to maintain stable and predictable cash flows and to increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following business strategies:

              Generate Stable, Fee-Based Cash Flow.    All of our revenue and cash flow will be initially derived from our equity ownership in the operating partnership and its ten-year, fee-based agreement with Refining, which is supported by minimum quarterly volume commitments and inflation escalators. Pursuant to this agreement, we will not have direct exposure to the fluctuations in commodity prices. As we grow our business beyond our current facilities, we will seek to enter into similar fee-based contracts with third parties that generate stable and predictable cash flows.

              Pursue Accretive Acquisitions from Our Parent and Refining.    In connection with this offering, we will enter into an omnibus agreement, pursuant to which our parent and Refining will grant us an option to purchase or rights of first offer on several sets of assets as described below that we expect to drive our growth strategy.

              Pursue Attractive Organic Growth Opportunities.    We intend to pursue organic growth projects that complement our terminal's existing capacity and our own operational footprint, including extending our reach upstream and downstream of Refining.

              Third-Party Acquisitions.    We intend to analyze and expect to pursue acquisitions of complementary assets owned by third parties. In addition, in conjunction with Refining, we expect to monitor the marketplace to identify and pursue asset acquisitions from third parties that complement or diversify our existing operations.

              Maintain Safe, Reliable and Efficient Operations.    We are committed to maintaining and improving the safety, reliability, environmental compliance and efficiency of our operations. We will seek to improve our operating performance through our commitment to our preventive maintenance program and to employee training and development programs.

              We cannot assure you, however, that we will be able to implement our business strategies described above. For further discussion of the risks that we face, please read "Risk Factors."

Growth Opportunities

              We believe that our relationship with our parent will provide us with substantial future growth opportunities. Upon the consummation of this offering, our parent will own a 55% limited partner interest in the operating partnership and will grant us a right of first offer to purchase all or a portion of this ownership interest in one or more transactions.

              Our relationship with Refining should also provide us with a number of potential future growth opportunities. Pursuant to the omnibus agreement that we will enter into at the closing of this offering, we will have an option to acquire the NGL terminal and associated real estate rights from Refining at their net book value as of the closing date of the acquisition. In addition, Refining will grant us a right of first offer to acquire the following assets for a period of 10 years after the closing of this offering, as well as any additional assets that it may construct or acquire in the future:

  •
  Point Breeze Terminal and Barge Docks.  The Point Breeze terminal consists of ten tanks with capacity to store 1.8 million barrels of crude oil and 53 tanks with shell capacity of approximately 3.3 million barrels for storage of intermediates, refined products and gasoline blend stock. It also includes a barge dock that transfers intermediates and distillate products to and from the Point Breeze terminal. The barge dock has two berths with a draft of 26 feet. In addition, the Point Breeze terminal has pipeline connections to Sunoco Logistics Partners, LP's Fort Mifflin terminal.

  •
  Schuylkill River Tank Farm and Girard Point Docks.  The Schuylkill River tank farm consists of 30 tanks with capacity to store 3.2 million barrels of refined products and gasoline blend stock. It also includes pipeline connections to and from the Colonial, Laurel and Harbor pipelines. The tank farm also has capacity to store 15,000 barrels of propane and 250,000 barrels of butane and has facilities to load propane trucks and off load and load butane trucks. Also included are the Girard Point docks, used to transfer refined products to and from the Schuylkill River Tank Farm and the Girard Point facility. These docks include a vapor recovery system to allow the loading of high VOC liquid components, four berths for barges and ships with a draft of 32 feet.

  •
  Propane/Propylene Rail and Truck Terminal.  This terminal consists of 22 propane storage bullets with a total capacity of 15,000 barrels, a propane/propylene rail loading terminal with 16 railcar stations and a propane/propylene truck loading terminal with four loading spots.

  •
  Other Logistics Assets.  Refining also owns eight cumene storage tanks with a total capacity of 164,000 barrels and a benzene terminal with two storage tanks with total capacity of 58,000 barrels along with capabilities to unload benzene from trucks and railcars and from barges at the Girard Point barge docks.

We expect that Refining will be the primary customer for these logistics assets after any purchase of such assets by us. The consummation and timing of any acquisition of assets owned by Refining will depend upon, among other things, Refining's willingness to offer the asset for sale and obtain any necessary consents, the determination that the asset is suitable for our business at that particular time, our ability to agree on a mutually acceptable price, our ability to negotiate an acceptable purchase agreement and services agreement with respect to the asset and our ability to obtain financing on acceptable terms. We do not have a current agreement or understanding with Refining to purchase any assets covered by our right of first offer.

About North Yard Logistics, L.P.

              North Yard Logistics, L.P., our operating partnership, is a Delaware limited partnership in which we will own the general partner interest and a 45% limited partner interest at the completion of this offering. Our parent will own the remaining 55% limited partner interest in the operating partnership. On January 1, 2015, our parent contributed the North Yard terminal to the operating partnership. The North Yard terminal receives, handles and transfers crude oil and provides the Philadelphia refining complex with its primary access to high quality, lower-cost crude oil from the Bakken region as well as other North American shale oil production regions served by rail.

              Upon completion of the North Yard terminal, the terminal had nominal unloading capacity of two unit trains per day, or 140,000 bpd of crude oil, with the current 104-car unit train configuration. However, based on the successful operations of our terminal since its startup in the fourth quarter of 2013, Refining undertook an expansion project that increased unloading capacity from two to four unit trains per day, or from 140,000 bpd to 280,000 bpd. If the rail industry moves to more efficient 120-car unit trains, then the capacity of the North Yard terminal will increase.

              The following chart sets forth certain operating information regarding the North Yard terminal from the startup of its operations in October 2013 through December 2014:

Our Relationship with Refining

              We have no ownership interest in Refining or the Philadelphia refining complex, but our relationship with Refining is one of our principal strengths. Refining operates PADD I's largest refining complex, which consists of 335,000 bpd of distillation capacity at two facilities located on adjacent properties in Philadelphia, the 190,000 bpd Girard Point facility and the 145,000 bpd Point Breeze facility. These facilities are designed to run primarily light, sweet crude oils, and Refining is seeking to increase the amount of this type of crude oil processed at its facilities.

              Refining's credit rating is currently B1/B+ as assigned by Moody's and Standard & Poor's, respectively. From its acquisition of the Philadelphia refining complex on September 8, 2012 through December 31, 2012, Refining had operating income of $155 million, and for the year ended December 31, 2013, Refining had an operating loss of $76 million. For the nine months ended September 30, 2013, Refining had an operating loss of $37 million as compared to operating income of $189 million for the nine months ended September 30, 2014. Refining believes that the addition of the North Yard terminal, which commenced operations on October 23, 2013 and allows Refining to purchase, deliver and process lower-priced, domestic crude oil, has been a primary driver of the improvement in Refining's financial results for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013 financial results. The above financial results do not reflect the impact of our formation transactions or the commercial agreement between the operating partnership and Refining that was entered into on January 1, 2015. Additional summary financial information for Refining is presented in "Business—Refining's Summary Financial and Operating Information."

              We expect that our relationship with Refining will provide us the opportunity over time to grow a portfolio of midstream energy logistics assets. The anticipated increase in production in the Bakken region and other shale production regions provides us two distinct opportunities to grow our business:

  •
  Increasing throughput on our existing system.  The North Yard terminal was placed into service in October 2013 and underwent a 140,000 bpd expansion in October 2014 that increased capacity to 280,000 bpd.

  •
  Expand and integrate crude-by-rail supply chain.  We expect to acquire from Refining or construct additional logistics assets that facilitate transport of crude oil from producing areas such as the Bakken to the Philadelphia refining complex or third-party refineries. The supply chain to deliver domestic crude oil from the midcontinent to the East Coast of the United States is developing and involves exploration and production, gathering, storage, loading terminal operation, rail car fleet ownership and management, unloading terminal operation and the ownership and operation of marine vessels under the Jones Act. These logistics assets each generate revenue through both fees charged for volumes transported on or through the additional assets, and potentially through increased crude oil volume at the North Yard terminal.

              In conjunction with this offering, Refining will also grant us a right of first offer on certain logistics assets that it will retain or that it may acquire or construct in the future, as well as an option to purchase the NGL terminal that became operational in December 2014.

Commercial Agreement with Refining

              On January 1, 2015, the operating partnership entered into a ten-year, fee-based commercial agreement with Refining under which the operating partnership receives, handles and transfers crude oil at the North Yard terminal. All of the operating partnership's revenue and cash flow is currently derived from this commercial agreement, which is supported by minimum quarterly volume commitments and inflation escalators. For the twelve months ending March 31, 2016, Refining's annual minimum fees under this agreement are expected to total $119 million, or approximately 98% of our forecasted revenues of $122 million for such period. Please read "Our Cash Distribution Policy and Restrictions on Distributions—Estimated Distributable Cash Flow for the Twelve Months Ending March 31, 2016" for additional information regarding our forecasted revenues and related assumptions. The commercial agreement also provides Refining with a right of first refusal on certain proposed transfers of the North Yard terminal by the operating partnership. Please read "Business—Commercial Agreement with Refining."

Other Agreements with Our Parent and Refining

              Upon the closing of this offering, we will enter into an omnibus agreement with our parent, Refining, our general partner and the operating partnership. Under the agreement, our parent will grant us a right of first offer to acquire the limited partner interests that it owns in the operating partnership and Refining will grant us an option or a right of first offer to acquire certain of its logistics assets that it will retain or that it may acquire or construct in the future. The omnibus agreement will also address Refining's reimbursement obligations related to certain operational failures of the contributed assets and Refining's indemnification of us for certain matters, including environmental, title, tax and accounting matters. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement."

              On January 1, 2015, North Yard GP and the operating partnership entered into a services and secondment agreement with our parent, Refining and PES Administrative Services, LLC, a wholly owned subsidiary of Refining ("PES Admin"). Upon the closing of this offering, the existing parties will amend and restate the services and secondment agreement (as so amended and restated, the "amended and restated services and secondment agreement") to, among other things, add our general partner and us as parties. Under the amended and restated services and secondment agreement, certain employees of Refining and PES Admin (including our Chief Executive Officer) will be seconded to our general partner to provide management, operational and maintenance services with respect to the North Yard terminal, and Refining and PES Admin will be reimbursed or paid a fee for such employees. Additionally, the agreement addresses our and the operating partnership's obligation to pay our parent and Refining, respectively, an administrative fee for centralized corporate and administrative services, as well as our and the operating partnership's obligation to reimburse our parent and Refining, respectively, for the provision of other administrative, maintenance and operating services. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Services and Secondment Agreement."

              In addition to the above agreements, on January 1, 2015, the operating partnership entered into an easement agreement with Refining relating to the operating partnership's right to locate, use and operate the North Yard terminal on real property owned by Refining. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Real Property Easement."

Recent Developments

              On February 17, 2015, Philadelphia Energy Solutions Inc. ("PESC") filed a Registration Statement on Form S-1 with the Securities and Exchange Commission (the "SEC") relating to the initial public offering of shares of its Class A common stock. PESC is a wholly owned subsidiary of PES Company, LLC, which owns PES and our parent. Upon the closing of PESC's initial public offering, PESC will be a "controlled company" as defined under the NYSE listing rules and, together with PES Company, LLC, will own all of the outstanding membership interests in PES. In addition, upon the closing of PESC's initial public offering, PESC will be the sole managing member of PES, which will enable PESC to operate and control our business and affairs and the business and affairs of Refining. Please see "—Organizational Structure After Our Formation and Other Related Transactions" for a diagram of our organizational structure.

              This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities of PESC, and the offer and sale of any securities of PESC will be made only by means of a prospectus that forms a part of an effective registration statement filed by PESC.

Our Emerging Growth Company Status

              As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may, for up to five years, take advantage of specified exemptions from reporting and other regulatory requirements that are otherwise applicable generally to public companies. These exemptions include, among others:

  •
  exemption from the auditor attestation requirement on the effectiveness of our system of internal controls over financial reporting;

  •
  exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

  •
  exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and

  •
  reduced disclosure about executive compensation arrangements.

              We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the fiscal year in which we have more than $1.0 billion in annual revenue, (iii) the end of the fiscal year in which we have more than $700.0 million in market value of our common units held by non-affiliates as of the preceding June 30th and (iv) the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period.

              We have elected to take advantage of all of the applicable JOBS Act provisions, except that we will irrevocably elect to opt out of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards.

              Accordingly, the information that we provide you may be different than what you may receive from other public companies in which you hold equity interests.

Risk Factors

              An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. Below is a summary of certain key risk factors that you should consider in evaluating an investment in our common units. However, this list is not exhaustive, and you should read the full discussion of these risks and the other risks described in "Risk Factors" and "Forward-Looking Statements."

Risks Related to Our Business

  •
  We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution to our unitholders.

  •
  Our pro forma financial data are not necessarily representative of the results of what we would have achieved and may not be a reliable indicator of our future results.

  •
  The assumptions underlying the forecast of distributable cash flow that we include in "Our Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

  •
  All of our revenue and cash flow will be initially derived from our equity ownership in the operating partnership, and Refining currently accounts for all of the operating partnership's revenues. Therefore, we and the operating partnership will be subject to the business risks of Refining. If Refining is unable to satisfy its obligations under the commercial agreement with the operating partnership for any reason, our revenues would decline and our financial condition, results of operations, cash flows and ability to make distributions to our unitholders would be adversely affected.

  •
  Refining is currently a privately owned company that does not disclose financial or operating results to the public, limiting the ability of our unitholders to assess the performance or financial outlook of the operating partnership's only customer.

  •
  Our business is difficult to evaluate because we have a limited operating history and do not have historical financial information upon which our performance may be evaluated.

  •
  The North Yard terminal, which is the operating partnership's only operating asset, did not commence operations until October 23, 2013, and the expansion of the North Yard terminal was not completed until October 2014. The North Yard terminal may fail to operate efficiently or reliably, which could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

  •
  Refining may suspend, reduce or terminate its obligations under the commercial agreement with the operating partnership in certain circumstances, which could have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

  •
  Disruptions to rail transport of Bakken crude oil to the North Yard terminal could cause a reduction of volumes unloaded at the North Yard terminal, which would have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

Risks Related to an Investment in Us

  •
  Our parent will own and control our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including our parent and Refining, have conflicts of interest with us and limited duties to us and may favor their own interests to your detriment.

  •
  Our partnership agreement restricts the remedies available to holders of our units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

  •
  Holders of our common units have limited voting rights and are not entitled to elect our general partner or the board of directors of our general partner, which could reduce the price at which our common units will trade.

  •
  Immediately effective upon closing, you will experience substantial dilution of $          in tangible net book value per common unit.

Tax Risks to Our Common Unitholders

  •
  Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, or if we were otherwise subjected to a material amount of additional entity-level taxation, then our distributable cash flow to you would be substantially reduced.

  •
  Even if you do not receive any cash distributions from us, you will be required to pay taxes on your share of our taxable income.

Our Formation and Other Related Transactions

              We were formed in June 2014 by our parent, PESRM Holdings, LLC and our general partner to own, operate, develop and acquire crude oil and refined product logistics assets. Prior to this offering, on January 1, 2015, our parent contributed the North Yard terminal to the operating partnership and, in connection therewith, the operating partnership entered into the ten-year commercial agreement and easement agreement with Refining, as well as a services and secondment agreement with Refining and its affiliates. At the closing of this offering, the following transactions will occur:

  •
  our parent will contribute a 45% limited partner interest in the operating partnership and all of the outstanding membership interests in North Yard GP to us as a capital contribution;

  •
  PESRM Holdings, LLC's interest in us will be distributed to our parent;

  •
  our parent's interest in us will be converted into (a)             common units and             subordinated units, representing an aggregate        % limited partner interest in us and

    (b) the right to receive a $             million distribution, a portion of which is to reimburse our parent for certain capital expenditures incurred with respect to the contributed assets;

  •
  our general partner's non-economic general partner interest will continue, and we will issue all of our incentive distribution rights to our general partner;

  •
  we will issue            common units to the public in this offering, representing a            % limited partner interest in us, and will apply the proceeds as described in "Use of Proceeds;"

  •
  we, our general partner and the operating partnership will enter into an omnibus agreement with our parent and Refining;

  •
  we will enter into a $255 million revolving credit facility, which will remain undrawn at the closing of this offering; and

  •
  we, our general partner, the operating partnership and North Yard GP will enter into the amended and restated services and secondment agreement with our parent, Refining and PES Admin.

Organizational Structure After Our Formation and Other Related Transactions

              After giving effect to the transactions described above under "—Our Formation and Other Related Transactions", assuming the underwriters' option to purchase additional common units from us is not exercised, our units will be held as follows:

Public Common Units (1)		%
Parent Units:		%
Common Units		%
Subordinated Units		%
Non-economic general partner interest	—

Total	100.0%

(1)
Includes up to        common units that may be purchased by directors, director nominees and executive officers of our general partner pursuant to a directed unit program, as described in more detail in "Underwriting—Directed Unit Program."

              The following simplified diagram depicts our organizational structure after giving effect to our formation and other related transactions:

Management
Carlyle PES, L.L.C.
PES Equity Holdings, LLC(1)
PES Company, LLC
Public
Class B Common Stock (voting interest; non-economic interest)
Class A Common Stock (voting interest; 100% economic interest)
Philadelphia Energy Solutions Inc.(2) ("PESC") NYSE: PESC
Philadelphia Energy Solutions LLC ("PES")
100% membership interest
PES Holdings, LLC (our "parent") Common Units Subordinated Units
100% membership interest
PESRM Holdings, LLC
99.99% membership interest
% limited partner interest
100% membership interest
PES Logistics GP, LLC (our "general partner") Incentive Distribution Units
Public Common Units
0.01% membership interest
Non-economic general partner interest
% limited partner interest
Philadelphia Energy Solutions Refining and Marketing LLC ("Refining")
PES Logisitics Partners L.P. Partnership (NYSE: PESL)
100% membership interest
100% membership interest
Philadelphia Refining Complex
PES Administrative Services, LLC ("PES Admin")
55% limited partner interest
45% limited partner interest
North Yard GP LLC ("North Yard GP")
Non-economic general partner interest
North Yard Logisitics, L.P. ("operating partnership")
North Yard Terminal

(1)
PES Equity Holdings, LLC is a subsidiary of Energy Transfer Partners, L.P.

(2)
PESC has filed a Registration Statement on Form S-1 relating to the initial public offering of its Class A common stock, but has not yet consummated such offering. Following PESC's initial public offering, PESC and PES Company, LLC will own all of the outstanding membership interests in PES and PESC will be the sole managing member of PES. Please read "—Recent Developments."

Management of PES Logistics Partners, L.P.

              We are managed and operated by the board of directors and executive officers of PES Logistics GP, our general partner. Our parent is the sole owner of our general partner and has the right to appoint the entire board of directors of our general partner, including the independent directors appointed in accordance with the listing standards of the New York Stock Exchange (the "NYSE"). Unlike shareholders in a publicly traded corporation, our unitholders will not be entitled to elect our general partner or the board of directors of our general partner.             of the executive officers and directors of our general partner also currently serve as executive officers of our parent. For more information about the directors and executive officers of our general partner, please read "Management—Directors and Executive Officers of PES Logistics GP, LLC."

              Our operations will be conducted through, and our operating assets will be owned by, the operating partnership. However, neither we nor the operating partnership will have any employees. Our general partner will have the primary responsibility for providing the personnel necessary to conduct our operations, whether through directly hiring employees or by obtaining the services of personnel employed by our parent or others. In addition, pursuant to the amended and restated services and secondment agreement that will be entered into at the closing of this offering, certain of Refining's and PES Admin's employees (including our Chief Executive Officer) will be seconded to our general partner to provide management, operational and maintenance services with respect to the North Yard terminal. All of the personnel who will conduct our business will be employed or contracted by our general partner and its affiliates, including our parent, Refining and PES Admin.

Principal Executive Offices and Internet Address

              Our principal executive offices are located at 1735 Market Street, 10th Floor, Philadelphia, PA 19103, and our telephone number is (215) 339-1200. Following the completion of this offering, our website will be located at www.                         .com. We expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Conflicts of Interest and Duties

              Under our partnership agreement, our general partner has a duty to manage us in a manner it believes is in the best interests of our partnership. However, because our general partner is a wholly owned subsidiary of our parent, the officers and directors of our general partner have a duty to manage the business of our general partner in a manner that is in the best interests of our parent. As a result of this relationship, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, including our parent and Refining, on the other hand. For example, our general partner will be entitled to make determinations that affect the amount of cash distributions we make to the holders of common units, which in turn affects whether our general partner receives incentive cash distributions. For a more detailed description of the conflicts of interest and fiduciary duties of our general partner, please read "Conflicts of Interest and Duties."

              Delaware law provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership, provided that partnership agreements may not eliminate the implied contractual covenant of good faith and fair dealing. This implied covenant is a judicial doctrine utilized by Delaware courts in connection with interpreting ambiguities in partnership agreements and other contracts and does not form the basis of any separate or independent fiduciary duty in addition to the express contractual duties set forth in our partnership agreement. Under the implied contractual covenant of good faith and fair dealing, a court will enforce the reasonable expectations of the partners where the language in the partnership agreement does not provide for a clear course of action.

              As permitted by Delaware law, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and contractual methods of resolving conflicts of interest. The effect of these provisions is to restrict the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duties. Our partnership agreement also provides that affiliates of our general partner, including our parent and Refining, are not restricted from competing with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and pursuant to the terms of our partnership agreement, each holder of common units consents to various actions and potential conflicts of interest contemplated in our partnership agreement that might otherwise be considered a breach of fiduciary or other duties under Delaware law. Please read "Conflicts of Interest and Duties—Duties of the General Partner" for a description of the fiduciary duties imposed on our general partner by Delaware law, the replacement of those duties with contractual standards under our partnership agreement and certain legal rights and remedies available to holders of our common units and subordinated units. For a description of our other relationships with our affiliates, please read "Certain Relationships and Related Party Transactions."

 The Offering

Common units offered to the public	common units.
common units if the underwriters exercise in full their option to purchase additional common units from us.
Units outstanding after this offering	common units and subordinated units, representing an aggregate % limited partner interest in us.
Use of proceeds

We expect to receive net proceeds of approximately $            million from the sale of common units offered by this prospectus, based on an assumed initial public offering price of $            per common unit (the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts, structuring fees and estimated offering expenses. We intend to use the net proceeds from this offering as follows:

• $ million will be distributed to our parent in satisfaction of its right to reimbursement for certain capital expenditures incurred with respect to the contributed assets;
• $ million capital will be contributed to the operating partnership for general partnership purposes; and
• $ million will be retained by us for general partnership purposes.

The net proceeds from any exercise by the underwriters of their option to purchase additional common units from us will be used to redeem from our parent a number of common units equal to the number of common units issued upon exercise of the option at a price per common unit equal to the net proceeds per common unit in this offering before expenses but after deducting underwriting discounts and structuring fees. Accordingly, any exercise of the underwriters' option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units.

Cash distributions

We intend to make a minimum quarterly distribution of $            per unit to the extent we have sufficient cash at the end of each quarter after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. We refer to the amount of such cash as "available cash." Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption "Our Cash Distribution Policy and Restrictions on Distributions."

For the quarter in which this offering closes, we will pay a prorated distribution on our units covering the period from the completion of this offering through                          , 2015, based on the actual length of that period.

In general, we will pay any cash distributions we make each quarter in the following manner:
• first, to the holders of common units, until each common unit has received a minimum quarterly distribution of $ plus any arrearages from prior quarters;
• second, to the holders of subordinated units, until each subordinated unit has received a minimum quarterly distribution of $ ; and
• third, to all unitholders, pro rata, until each unit has received a distribution of $ .

If cash distributions to our unitholders exceed $            per unit in any quarter, our general partner will receive increasing percentages, up to 50%, of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions." In certain circumstances, our general partner, as the initial holder of our incentive distribution rights, has the right to reset the target distribution levels described above to higher levels based on our cash distributions at the time of the exercise of this reset election. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

If we do not have sufficient available cash at the end of each quarter, we may, but are under no obligation to, borrow funds to pay the minimum quarterly distribution to our unitholders.

We believe, based on our financial forecast and related assumptions included in "Our Cash Distribution Policy and Restrictions on Distributions—Estimated Distributable Cash Flow for the Twelve Months Ending March 31, 2016," that we will generate sufficient distributable cash flow to support the payment of the minimum quarterly distribution of $                per unit on all of our common units and subordinated units for the twelve months ending March 31, 2016. However, we do not have a legal obligation to pay distributions at our minimum quarterly distribution rate or at any other rate, subject to the requirement in our partnership agreement to distribute all of our available cash, and there is no guarantee that we will make quarterly cash distributions to our unitholders. Please read "Our Cash Distribution Policy and Restrictions on Distributions."

Subordinated units

Our parent will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that for any quarter during the subordination period, the subordinated units will not be entitled to receive any distribution until the common units have received the minimum quarterly distribution for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters during the subordination period. Subordinated units will not accrue arrearages.

Conversion of subordinated units

The subordination period will end on the first business day after the date that we have earned and paid distributions of at least (1) $            (the annualized minimum quarterly distribution) on each of the outstanding common units and subordinated units for each of three consecutive, non-overlapping four quarter periods ending on or after                          , 2018, or (2)  $                (150% of the annualized minimum quarterly distribution) on each of the outstanding common units and subordinated units and the related distributions on the incentive distribution rights for any four-quarter period ending on or after                          , 2016, in each case provided there are no arrearages in payment of the minimum quarterly distributions on our common units at that time.

The subordination period also will end upon the removal of our general partner other than for cause if no subordinated units or common units held by the holders of subordinated units or their affiliates are voted in favor of that removal.

When the subordination period ends, each outstanding subordinated unit will convert into one common unit, and common units will no longer be entitled to arrearages. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period."

Issuance of additional units

Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unitholders. Our unitholders will not have preemptive or participation rights to purchase their pro rata share of any additional units issued. Please read "Units Eligible for Future Sale" and "Our Partnership Agreement—Issuance of Additional Securities."

Limited voting rights

Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, our parent will own        % of our total outstanding common units and subordinated units on an aggregate basis (or        % of our total outstanding common units and subordinated units on an aggregate basis, if the underwriters exercise in full their option to purchase additional common units). This will give our parent the ability to prevent the removal of our general partner. Please read "Our Partnership Agreement—Voting Rights."

Limited call right

If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of (1) the average of the daily closing price of our common units over the 20 trading days preceding the date that is three business days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. At the completion of this offering and assuming the underwriters' option to purchase additional common units from us is not exercised, our general partner and its affiliates will own approximately        % of our common units (excluding any common units purchased by directors, director nominees and executive officers of our general partner under our directed unit program). At the end of the subordination period (which could occur as early as within the quarter ending                          , 2016), assuming no additional issuances of common units by us (other than upon the conversion of the subordinated units), our general partner and its affiliates will own        % of our outstanding common units (excluding any common units purchased by directors, director nominees and executive officers of our general partner under our directed unit program) and therefore would not be able to exercise the call right at that time. Please read "Our Partnership Agreement—Limited Call Right."

Estimated ratio of taxable income to distributions

We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2018, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be        % or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $                per unit, we estimate that your average allocable federal taxable income per year will be no more than approximately $                per unit. Thereafter, the ratio of allocable taxable income to cash distributions to you could substantially increase. Please read "Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions" for the basis of this estimate.

Material U.S. federal income tax consequences

For a discussion of the material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material U.S. Federal Income Tax Consequences."

Directed Unit Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to        % of the common units being offered by this prospectus for sale to directors, director nominees and executive officers of our general partner. We do not know if these persons will choose to purchase all or any portion of these reserved common units, but any purchases they do make will reduce the number of common units available to the general public. Please read "Underwriting—Directed Unit Program."

Exchange listing	Our common units have been approved for listing on the NYSE under the symbol "PESL."

 SUMMARY UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

              The summary unaudited pro forma consolidated balance sheet presented in the following table as of December 31, 2014 is derived from the unaudited pro forma consolidated balance sheet of PES Logistics Partners, L.P. included elsewhere in this prospectus. The unaudited pro forma consolidated balance sheet assumes the offering and the related transactions occurred as of December 31, 2014. These transactions include, and the unaudited pro forma consolidated balance sheet gives effect to, the following:

  •
  our parent's contribution to us of the general partner interest and a 45% limited partner interest in the operating partnership which owns and operates the North Yard terminal;

  •
  the creation of a noncontrolling interest representing our parent's retained 55% limited partner interest in the operating partnership;

  •
  our entry into a five-year $255 million revolving credit facility;

  •
  the consummation of this offering and our issuance of                          common units to the public, the incentive distribution rights to our general partner and                          common units and                        subordinated units to our parent; and

  •
  the application of the net proceeds of this offering as described in "Use of Proceeds."

              The following table should be read together with, and is qualified in its entirety by reference to, the unaudited pro forma consolidated balance sheet and the accompanying notes included elsewhere in this prospectus. The table should also be read together with "Management's Discussion and Analysis of Financial Condition."

Pro Forma
December 31, 2014
(unaudited)
(in thousands)
Balance sheet:
Cash and cash equivalents	$1
Property, plant and equipment, net	$94,524
Other assets	$3,000
Total assets	$97,525
PES Logistics Partners, L.P. partners' capital	$45,537
Noncontrolling interest	$51,988
Total equity	$97,525

              Because our operations did not commence until January 1, 2015 when our parent contributed the North Yard terminal to the operating partnership and Refining and the operating partnership entered into the commercial agreement and because we were capitalized on a nominal basis prior to such time, we have not included any historical financial results for periods prior to January 1, 2015 in this prospectus.

RISK FACTORS

              Investing in our common units involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with the other information set forth in this prospectus before making an investment decision. Any of the following risks and uncertainties could have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders. If that occurs, we might not be able to pay distributions on our common units, the trading price of our common units could decline materially, and you could lose all or part of your investment. Although many of our business risks are comparable to those faced by a corporation engaged in a similar business, limited partner interests are inherently different from the capital stock of a corporation and involve additional risks described below. The risks and uncertainties discussed below are not the only risks we face. We may experience additional risks and uncertainties not currently known to us or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

Risks Related to Our Business

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution to our unitholders.

              In order to pay the minimum quarterly distribution of $             per unit per quarter, or $             per unit on an annualized basis, we will require available cash of approximately $             million per quarter, or approximately $             million per year, based on the number of common units and subordinated units to be outstanding immediately after completion of this offering. We may not have sufficient available cash each quarter to enable us to pay the minimum quarterly distribution. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the volume of crude oil the operating partnership handles;

  •
  the throughput fees with respect to the volumes that the operating partnership handles;

  •
  the operating partnership's entitlement to payments associated with the minimum volume commitments under its commercial agreement with Refining;

  •
  timely payments under the commercial agreement by Refining; and

  •
  prevailing economic conditions.

              In addition, the actual amount of cash we will have available for distribution will also depend on other factors, some of which are beyond our control, including:

  •
  the amount of our operating expenses and general and administrative expenses, including reimbursements to our general partner in respect of those expenses;

  •
  the level of capital expenditures we make;

  •
  the cost of acquisitions and organic growth projects, if any;

  •
  our debt service requirements and other liabilities;

  •
  fluctuations in our working capital needs;

  •
  our ability to borrow funds and access capital markets;

  •
  restrictions that are expected to be contained in our revolving credit facility and other debt service requirements;

  •
  the amount of cash reserves established by our general partner; and

  •
  other business risks affecting our cash levels.

Our pro forma financial data are not necessarily representative of the results of what we would have achieved and may not be a reliable indicator of our future results.

              Our pro forma financial data included in this prospectus may not reflect what our financial condition would have been had we been a standalone company during the periods presented or what our financial condition will be in the future. The pro forma financial data we have included in this prospectus are based in part upon a number of estimates and assumptions. These estimates and assumptions may prove not to be accurate, and accordingly, our pro forma financial data should not be assumed to be indicative of what our financial condition actually would have been as a standalone company and may not be a reliable indicator of what our financial condition actually may be in the future.

The assumptions underlying the forecast of distributable cash flow that we include in "Our Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

              The forecast of distributable cash flow set forth in "Our Cash Distribution Policy and Restrictions on Distributions" includes our forecasted results of operations, EBITDA and distributable cash flow for the twelve months ending March 31, 2016. Our ability to pay the full minimum quarterly distribution in the forecast period is based upon a number of assumptions that are discussed in "Our Cash Distribution Policy and Restrictions on Distributions" that may not prove to be correct. The forecast has been prepared by our management. Neither our independent registered public accounting firm nor any other independent accountants have examined, compiled or performed any procedures with respect to the forecast nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for the forecast. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted. If we do not achieve the forecasted results, we may not be able to pay the full minimum quarterly distribution or any amount on our common units or subordinated units, in which event the market price of our common units may decline materially. Please read "Our Cash Distribution Policy and Restrictions on Distributions."

All of our revenue and cash flow will be initially derived from our equity ownership in the operating partnership, and Refining currently accounts for all of the operating partnership's revenues. Therefore, we and the operating partnership will be subject to the business risks of Refining. If Refining is unable to satisfy its obligations under the commercial agreement with the operating partnership for any reason, our revenues would decline and our financial condition, results of operations, cash flows and ability to make distributions to our unitholders would be adversely affected.

              All of our revenue and cash flow will be initially derived from our equity ownership in the operating partnership, and Refining currently accounts for all of the operating partnership's revenues. As we expect the operating partnership to derive all of its revenues from Refining for the foreseeable future, the operating partnership will continue to be subject to the risk of nonpayment or nonperformance by Refining under the commercial agreement. Any event, whether related to our operations or otherwise, that materially and adversely affects Refining's financial condition, results of operations or cash flows may adversely affect our ability to sustain or increase cash distributions to our unitholders. Accordingly, we will be indirectly subject to the operational and business risks of Refining, including, among others:

  •
  the price volatility of crude oil, other feedstock, refined and other products and fuel and utility services;

  •
  changes in crude oil and refined product inventory levels and carrying costs;

  •
  a material decrease in the supply of crude oil available to the Philadelphia refining complex could significantly reduce its production levels;

  •
  Refining could incur substantial costs in order to generate or obtain the necessary number of Renewable Identification Numbers ("RINs") credits in connection with mandates to blend renewable fuels into the petroleum fuels produced and sold in the United States;

  •
  Refining's liquidity and ability to purchase enough crude oil to operate the Philadelphia refining complex at full capacity could be materially and adversely affected if Refining is unable to operate under its existing intermediation agreement with Merrill Lynch Commodities, Inc. ("MLC"), or renew or replace such agreement on similar terms;

  •
  the risk of contract cancellation, non-renewal or failure to perform by MLC under the intermediation agreement;

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  Refining's indebtedness may limit its ability to obtain additional financing, and Refining may also face difficulties complying with the terms of its debt agreements;

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  covenants and events of default in Refining's debt agreements could limit its ability to undertake certain types of transactions and adversely affect its liquidity;

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  Refining has capital needs and planned and unplanned maintenance expenses, including, but not limited to, those related to the proposed Tier 3 gasoline sulfur standards, for which its internally generated cash flows and other sources of liquidity may not be adequate;

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  the dangers inherent in Refining's operations could cause disruptions and could expose Refining to potentially significant losses, costs or liabilities;

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  environmental risks, incidents and violations that could give rise to material remediation costs, fines and other liabilities;

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  Refining may incur significant costs and liabilities as a result of pipeline safety laws and regulations, including integrity management programs and safety standards, and any changes to those laws and regulations;

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  Refining may incur significant costs to comply with state and federal environmental, economic, health and safety, energy and other laws, policies and regulations and any changes in those laws, policies and regulations;

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  Refining's hedging transactions may limit its gains and expose it to other risks;

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  Refining could experience business interruptions or increased costs associated with waterway, pipeline or rail line shutdowns, or interruptions or changes in cost;

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  severe weather, including earthquakes, floods, fire and other natural disasters, could cause damage to Refining's pipelines and facilities, disrupt Refining's operations or interrupt the supply of some of Refining's feedstock for the Philadelphia refining complex and Refining's ability to distribute refined products;

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  Refining could incur substantial costs or disruptions in its business if it cannot obtain or maintain necessary permits and authorizations on favorable terms;

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  competition in the refining and marketing industry is intense, and an increase in competition in the areas in which Refining's refined and other products are sold could adversely affect Refining's sales and profitability;

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  general economic conditions;

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  Refining's insurance policies do not cover all losses, costs or liabilities that Refining may experience;

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  Refining could be subject to damages based on claims brought by its customers or lose customers as a result of a failure of its products to meet certain quality specifications;

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  a substantial portion of Refining's workforce is unionized, and Refining may face labor disruptions that would interfere with its operations;

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  the loss by Refining of any of its key personnel; and

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  terrorist attacks, cyber-attacks, threats of war or actual war.

              Petroleum refining and marketing is highly competitive. Refining's operations compete with domestic refiners and marketers in the PADD I region of the United States, as well as with domestic refiners in other PADD regions and foreign refiners and trading companies that import products into the United States. In addition, Refining competes with producers and marketers in other industries that supply alternative forms of energy and fuels. Certain of Refining's competitors have larger or more complex refineries and may be able to realize lower per-barrel costs or higher margins per barrel of throughput. Several of Refining's principal competitors are integrated national or international oil companies that are larger and have substantially greater resources than Refining and have access to proprietary sources of controlled crude oil production. Because of their integrated operations and larger capitalization, these companies may be more flexible in responding to volatile industry or market conditions, such as shortages of crude oil supply and other feedstocks or intense price fluctuations.

              Additionally, Refining may consider opportunities presented by third parties with respect to its refinery assets. These opportunities may include offers to purchase assets and joint venture propositions. Refining may also change the Philadelphia refining complex's operations by developing new facilities, suspending or reducing certain operations, modifying or closing facilities or terminating operations. Changes may be considered to meet market demands, to satisfy regulatory requirements or environmental and safety objectives, to improve operational efficiency or for other reasons. Refining actively manages its assets and operations, and, therefore, changes of some nature, possibly material to its business relationship with us, are likely to occur at some point in the future. No such changes will be subject to our consent.

              In addition, our parent may sell all or a portion of its interest in Refining to strategic or public investors or other third parties or recapitalize Refining, which may result in a change in Refining's business or financial strategy, contractual obligations or risk profile and negatively impact its financial condition, results of operations, cash flows or creditworthiness. In turn, the operating partnership's cash flows from its commercial agreement with Refining and, therefore, our ability to sustain or increase cash distributions to our unitholders may be materially and adversely affected. Moreover, our credit rating may be adversely affected by a decline in Refining's creditworthiness, increasing our borrowing costs or hindering our ability to access the capital markets. Please read "—Refining's level of indebtedness, the terms of its borrowings and its credit ratings could adversely affect our ability to grow our business, our ability to make cash distributions to our unitholders and our credit ratings and profile. Our ability to obtain credit in the future may also be affected by Refining's credit rating." A third-party purchaser may identify alternative terminaling service providers and opt for minimum throughput volumes or decide to allow the commercial agreement to expire at the end of the original term. Such third party may also operate the Philadelphia refining complex in a suboptimal manner, increasing the frequency of turnarounds and reducing capacity utilization. An initial public offering of Refining's business via a yield-focused investment vehicle, including a master limited partnership, may also adversely affect its operations as the board may feel obligated to distribute cash flows to investors that would have a higher value use if reinvested into its business. Any event that materially and adversely affects Refining's financial condition, results of operations or cash flows may adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

              Furthermore, conflicts of interest may arise between our general partner and its affiliates, including our parent and Refining, on the one hand, and us and our unitholders, on the other hand.

We have no control over Refining, which is currently the operating partnership's sole source of revenue and sole customer, and Refining may elect to pursue a business strategy that does not favor us and our business. Please read "Risk Factors—Risks Related to an Investment in Us."

Refining's inability to generate or obtain the necessary number of RINs and waiver credits could adversely affect Refining's operating margins, which, in turn, could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

              Refining currently blends renewable fuels and purchases RINs as well as certain waiver credits on the open market in order to comply with the Renewable Fuel Standard ("RFS") issued by the U.S. Environmental Protection Agency ("EPA"). In the future, Refining may be required to generate or purchase additional RINs on the open market and/or waiver credits from the EPA to comply with the RFS. Because of uncertainty surrounding how the EPA will implement proposed regulations, RIN prices remained volatile and increased substantially in early 2013 and, after moderating to some extent, increased again in late 2014. In 2013 and the first nine months of 2014, Refining experienced significantly higher RINs costs than in prior periods, which have had a substantial impact on its results of operations. Neither we nor Refining can predict the future prices of RINs or waiver credits as the cost of RINs is dependent upon a variety of factors, which include the availability of qualifying biofuels, the availability of RINs for purchase, the price at which RINs can be purchased, transportation fuel production levels, the mix of Refining's petroleum products and the fuel blending performed at the Philadelphia refining complex, each of which can vary significantly from quarter to quarter. If Refining fails to obtain sufficient RINs, or relies on invalid RINs, Refining could be subject to fines and penalties imposed by the EPA. The costs to generate or obtain the necessary number of RINs and waiver credits and any fines imposed for a failure to do so, could adversely affect Refining's operating margins, which, in turn could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

Refining is currently a privately owned company that does not disclose financial or operating results to the public, limiting the ability of our unitholders to assess the performance or financial outlook of the operating partnership's only customer.

              Refining is currently a privately owned company and has no obligations to disclose publicly financial or operating information. Accordingly, our unitholders will have little to no insight into Refining's ability to meet its obligations to us and the operating partnership, including its minimum volume commitments under the commercial agreement with the operating partnership. Our ability to make the minimum quarterly distribution on all outstanding units will be adversely affected if: (i) Refining does not fulfill its obligations to us and the operating partnership; (ii) after the end of the fifth contract year, Refining's obligations under the commercial agreement are suspended, reduced or terminated due to a refinery shutdown or force majeure event that prevents performance of its obligations under the commercial agreement; or (iii) at the end of the initial ten-year term of the commercial agreement, Refining elects not to extend the commercial agreement and the operating partnership is unable to generate additional revenues from third parties.

Our business is difficult to evaluate because we have a limited operating history and do not have historical financial information upon which our performance may be evaluated.

              We are a newly formed limited partnership and, until the contribution by our parent of the North Yard terminal to the operating partnership and the entry into the commercial agreement by Refining and the operating partnership on January 1, 2015, we were capitalized on a nominal basis and did not have a business with revenue-generating activity. Additionally, financial or operating data relating to the North Yard terminal prior to its contribution to the operating partnership on January 1, 2015 may not be meaningful in evaluating our business since we intend to operate the North Yard terminal as a stand-alone business instead of as a cost center as part of a refining business.

The North Yard terminal, which is the operating partnership's only operating asset, did not commence operations until October 23, 2013, and the expansion of the North Yard terminal was not completed until October 2014. The North Yard terminal may fail to operate efficiently or reliably, which could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

              The North Yard terminal is the operating partnership's only operating asset and will initially generate all of our operating cash flow. This terminal was constructed in 2013 and commenced operations on October 23rd of that year. Refining completed a capital project in October 2014 to expand the unloading capacity of the North Yard terminal from two to four unit trains per day. On January 1, 2015, our parent contributed the North Yard terminal to the operating partnership. It is possible that we will discover issues that adversely impact efficient and reliable operations and would adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

Our substantial dependence on the Philadelphia refining complex as well as the lack of diversification of our assets and geographic locations could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

              We believe that all of the operating partnership revenues for the foreseeable future will be derived from operations supporting the Philadelphia refining complex's Point Breeze and Girard Point facilities. Any event that renders either or both facilities temporarily or permanently unavailable or that temporarily or permanently reduces throughput rates at either or both facilities could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

              We will initially rely on revenues generated from the North Yard terminal located adjacent to the Philadelphia refining complex. Due to our lack of diversification in assets and geographic location, an adverse development in our business or area of operations, including adverse developments due to catastrophic events, weather, regulatory action and decreases in demand for crude oil throughput at the North Yard terminal, could have a significantly greater impact on our results of operations and distributable cash flow to our unitholders than if we maintained more diverse assets and locations. Such events may constitute force majeure events under the operating partnership's commercial agreement with Refining, potentially resulting in the suspension, reduction or termination of Refining's obligations under the commercial agreement to the extent Refining is affected by the force majeure event. In addition, during a refinery turnaround, Refining may not satisfy its minimum volume commitments under the commercial agreement. Please read "—Refining may suspend, reduce, or terminate its obligations under the commercial agreement with the operating partnership in certain circumstances, which could have a material adverse effect on our financial condition, results of operations, cash flows, and ability to make distributions to our unitholders" and "—If Refining satisfies only its minimum volume commitments under, or if the operating partnership is unable to renew or extend, the commercial agreement with Refining, our ability to make distributions to our unitholders will be reduced."

              In addition, Refining is a party to an intermediation agreement with MLC whereby MLC directly and indirectly purchases crude oil and immediately directly and indirectly sells it to Refining as it is removed from the tanks and processed at the Philadelphia refining complex. MLC then directly and indirectly purchases the refined products at the tank after the refining process is complete. This intermediation agreement expires in October 2017. There can be no assurances that the intermediation agreement can be replaced on similar terms upon its expiration, if at all.

Refining may suspend, reduce or terminate its obligations under the commercial agreement with the operating partnership in certain circumstances, which could have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

              On January 1, 2015, in connection with the contribution of the North Yard terminal to the operating partnership, the operating partnership entered into a ten-year commercial agreement with Refining. This commercial agreement includes provisions that permit Refining to suspend, reduce or terminate its obligations under the agreement if certain events occur. These events include a material breach of the agreement by the operating partnership, Refining deciding to permanently or indefinitely suspend crude unit operations at one or more of its facilities at the Philadelphia refining complex after the end of the fifth contract year, as well as the operating partnership being subject to certain force majeure events that would prevent the operating partnership from performing required services under the agreement. Refining has the discretion to make such decisions notwithstanding the fact that it may significantly and adversely affect the operating partnership and, in turn, us. For instance, if after the first five contract years of the initial term of the commercial agreement, Refining decides to permanently or indefinitely suspend all or substantially all crude oil refining operations at either its Point Breeze or Girard Point facilities for a period of at least 12 consecutive months, then Refining may terminate or proportionately reduce, as applicable, its rights and obligations under the commercial agreement at the end of such 12-month period upon prior written notice to the operating partnership, unless it has publicly announced its intent to resume operations at the applicable facility more than two months prior to the expiration of the 12-month period. In the event Refining proportionately reduces its obligations under the agreement, Refining will only be required to pay fees on the revised minimum throughput commitment. Under the commercial agreement, Refining has the right to terminate such agreement with respect to any services for which performance will be suspended by a force majeure event for a period in excess of 12 months. Additionally, under the commercial agreement, Refining has the right to terminate such agreement in the event of a material breach by the operating partnership, subject to a 15-business day cure period.

              Refining is not entitled to contractual relief due to a force majeure event during the first five contract years of the initial term of the commercial agreement and, accordingly, is obligated to pay the minimum fees under the agreement; however, from and after the first five contract years, Refining is only obligated to pay the throughput fee for volumes actually throughput under the agreement. As defined in the commercial agreement, a force majeure event is any circumstance not reasonably within the control of the party claiming force majeure and which by the exercise of commercially reasonable efforts such party is unable to prevent or overcome the circumstance that prevents performance of such party's obligations under the agreement, including:

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  acts of God, strikes, lockouts or other industrial disturbances;

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  acts of a public enemy, wars, terrorism, blockades, insurrections or riots;

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  storms, unusually severe weather, floods, interruptions in the ability to have safe passage in navigable waterways or rail lines, high water, washouts or other interruptions caused by acts of nature or the environment; provided, however, that in the case of Refining, such events materially disrupt the operation of Refining's distillation units for a period of seven business days or more;

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  the order of any court or governmental authority claiming or having jurisdiction while the same is in force and effect;

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  civil disturbances, explosions, fires, leaks or releases;

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  mechanical breakdown of equipment or infrastructure; provided, however, that in the case of Refining, such event materially disrupts the operation of Refining's distillation units for a period of seven business days or more; and

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  inability to obtain or distribute refined products, feedstocks or other materials necessary for operation because of a force majeure event affecting a third-party supplier or transporter of such refined products, feedstocks or other materials; provided, however, that in the case of Refining, such event materially disrupts the operation of Refining's distillation units for a period of seven business days or more.

              Accordingly, under the commercial agreement there are a broad range of events that could result in the operating partnership no longer being required to unload and deliver Refining's minimum volume commitments in the North Yard terminal and Refining no longer being required to pay the full amount of fees that would have been associated with its minimum volume commitments. Additionally, we have no control over Refining's business decisions and operations, and conflicts of interest may arise between our general partner and its affiliates, including our parent and Refining, on the one hand, and us and our unitholders, on the other hand. Refining is not required to pursue a business strategy that favors us or utilizes our assets and could elect to decrease refinery production or shutdown or reconfigure a refinery. Furthermore, a single event or business decision relating to one of the facilities at the Philadelphia refining complex could have an impact on the commercial agreement with the operating partnership. These actions, as well the other activities described above, could result in a reduction or suspension of Refining's obligations under the commercial agreement. Any such reduction or suspension would have a material adverse effect on our financial condition, results of operations, cash flows, and ability to make distributions to our unitholders. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Commercial Agreement with Refining."

Disruptions to rail transport of Bakken crude oil to the North Yard terminal could cause a reduction of volumes unloaded at the North Yard terminal, which would have a material adverse effect on our financial condition, results of operation, cash flows and ability to make distributions to our unitholders.

              Refining is dependent upon multiple railroad companies and other intermediaries, including crude oil producers, gatherers, terminal operators, traders and marketers, to transport crude oil to the North Yard terminal. Most of the crude oil unloaded at the North Yard terminal originates in the Bakken region. To transport Bakken crude oil from North Dakota to the North Yard terminal, the crude oil will pass from the wellhead through a gathering system and crude loading terminal, and then loaded onto railcars and transported by railroad to our terminal. Any disruption to or reduction of capacities of this supply chain due to accidents, weather interruptions, governmental regulation, terrorism, depletion of oil reserves, congestion on rail lines or other causes could result in reduced volumes of crude oil unloaded at the North Yard terminal. Any significant reduction in volumes would materially adversely affect our financial condition, results of operations, cash flow and ability to make distributions to our unitholders.

              Recent railcar accidents in Lac-Megantic, Quebec, Aliceville, Alabama, Casselton, North Dakota, Philadelphia, Pennsylvania, Lynchburg, Virginia and Mount Carbon, West Virginia, in each case involving trains carrying crude oil from North Dakota's Bakken region, have led to increased legislative and regulatory scrutiny over the safety of transporting crude oil by rail. In March 2014, the U.S. Senate Committee on Commerce, Science and Transportation held hearings regarding enhanced rail safety. In addition, various industry groups and government agencies have implemented and are considering additional new rail car standards, railroad operating procedures and other regulatory requirements that could increase the cost of delivering crude oil by railroad or could limit the ability to ship crude oil on certain existing rail cars.

              Federal regulators have issued a safety advisory warning that Bakken crude oil may be more volatile than many other North American crude oils and reinforcing the requirement to properly test, characterize, classify, and, if applicable, sufficiently degasify hazardous materials prior to and during transportation. In August 2013, the U.S. Department of Transportation's ("DOT") Federal Railroad Administration ("FRA") issued both an Action Plan for Hazardous Materials Safety and an emergency order imposing new standards on railroads for properly securing rolling equipment; a proposed rule with regard to the latter was subsequently released in September 2014. Also in August 2013, the FRA and the DOT's Pipeline and Hazardous Materials Safety Administration ("PHMSA") began conducting inspections of crude-oil-carrying railcars from the Bakken formation to make sure cargo is properly identified to railroads and emergency responders.

              In February 2014, as amended and restated in March 2014, the DOT issued another emergency order (the "Order") immediately requiring all carriers who transport crude oil from the Bakken region by rail to ensure that the product is properly tested and classified in accordance with federal safety regulations, and further requiring that all crude oil shipments be designated in the two highest risk categories. Any person failing to comply with the Order is subject to potential civil penalties up to $175,000 for each violation or for each day they are found to be in violation, as well as potential criminal prosecution. In May 2014, the DOT issued another emergency order, immediately requiring railroads operating trains carrying more than one million gallons of Bakken crude oil to notify State Emergency Response Commissions regarding the estimated volume, frequency, and transportation route of those shipments. Also in May 2014, the FRA and PHMSA issued a joint safety advisory to the rail industry encouraging those shipping or offering Bakken crude oil to select and use rail car designs with the highest level of integrity reasonably available within their rail car fleets, and to avoid using older legacy DOT Specification 111 ("DOT-111") or CTC-111 (as they are known in Canada) tank cars to the extent practicable. DOT-111 tank railcars are the most commonly used tank car to transport crude oil by rail in North America. A DOT-111 rail tanker is not pressurized, unlike sturdier DOT-112 and -114 models used to transport more volatile liquids such as propane and methane. Since late 2011, the rail industry has adopted certain enhanced safety standards for new tank cars ("CPC-1232") that offer additional protections versus older legacy DOT-111 tank cars. Transport Canada recently ordered that older DOT-111 tank cars (those pre-dating the CPC-1232 standards) used to transport crude oil and ethanol that are not compliant with required safety standards must be phased out or retrofitted by May 2017. In addition, Transport Canada issued an emergency directive and ministerial order imposing speed limits on trains carrying one or more cars of crude oil or ethanol and requiring all companies to complete a risk assessment within six months to determine the level of risk associated with each key transportation route. In July 2014, Transport Canada adopted the CPC-1232 standards as the minimum safety threshold for railcars transporting dangerous goods, including crude oil, after May 2017. Transport Canada has also proposed the TC-140 tank car specifically developed for the transport of flammable liquids in Canada, as well as a retrofit schedule for older DOT-111 and CPC-1232 tank cars. The U.S. National Transportation Safety Board has recommended that all tank cars used to carry crude oil be reinforced to make them more resistant to punctures if trains derail. This recommendation has not yet been adopted by PHMSA. In August 2014, PHMSA, in consultation with the FRA, issued a Notice of Proposed Rulemaking and companion Advanced Notice of Proposed Rulemaking that propose, among other things, enhanced tank car standards for certain trains carrying crude oil (and other flammable liquids) and a requirement that older DOT-111 tank cars be phased out by as early as October 2017 if they are not retrofitted to comply with the new tank car design standards. The proposed rules address a number of other issues affecting the rail transportation of crude oil, including certain speed restrictions, improved braking controls, and new sampling and testing requirements. The proposal was submitted to the Office of Management and Budget for review in early February 2015, and a final rule is expected in the first half of 2015. In conjunction with the proposed rules, PHMSA and FRA released a report finding that, based on the results of their sampling and testing conducted from August 2013 to May 2014, Bakken crude oil is more volatile than most other types of crude oil, and thus subject to an increased risk for a significant accident.

              Changing operating practices as well as potential new regulations on tank car standards and shipper classifications could increase time required to move crude oil from production areas to the Philadelphia refining complex, increase the cost of rail transportation and decrease the efficiency of Refining's receipts of crude oil by rail, any of which could materially reduce the volume of crude oil delivered by rail to the North Yard terminal and adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders. For a further discussion of recent regulatory developments regarding the shipment of crude oil by rail and the associated risks to our operations, please see "Business—Rail Safety."

If Refining satisfies only its minimum volume commitments under or if the operating partnership is unable to renew or extend the commercial agreement with Refining, our ability to make distributions to our unitholders will be reduced.

              Refining is not obligated to use the operating partnership's services with respect to volumes of crude oil in excess of the minimum commitment under the commercial agreement. Our ability to distribute the minimum quarterly distribution to our unitholders will be adversely affected if the operating partnership does not unload and deliver additional volumes for Refining at the North Yard terminal (in excess of the minimum volume commitment under the commercial agreement) or other third parties. In addition, the term of Refining's obligations under that agreement extends until January 1, 2025. If, at the end of the initial term, Refining elects not to extend the agreement and fails to use the North Yard terminal and the operating partnership is unable to generate additional revenues from third parties, our ability to make cash distributions to unitholders will be reduced. Furthermore, any renewal of the commercial agreement with Refining may not be on favorable commercial terms. For example, depending on prevailing market conditions at the time of contract renewal, Refining may desire to enter into contracts under different fee arrangements. To the extent the operating partnership is unable to renew the commercial agreement with Refining on terms that are favorable to the operating partnership, our revenue and cash flows could decline and our ability to make cash distributions to our unitholders could be materially and adversely affected.

A material decrease in Refining's margins could materially reduce the volumes of crude oil that the operating partnership handles, which could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

              The volume of crude oil that the operating partnership throughputs depends substantially on Refining's operating margins. Refining's operating margins are dependent mostly upon the price of crude oil or other refinery feedstocks and the price of refined products, as well as regulatory compliance costs such as the costs of generating and obtaining RINs. For a discussion of the impact that the costs of generating and obtaining RINs may have on Refining's margins, please read "—Refining's inability to generate or obtain the necessary number of RINs and waiver credits could adversely affect Refining's operating margins, which, in turn, could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders."

              The price of crude oil or other refinery feedstocks and the price of refined products are affected by numerous factors beyond our or Refining's control, both domestic and global, including North American crude oil production levels, changes in North American refining capacity as well as the global supply and demand for crude oil and gasoline and other refined products. As a result of increases in North American crude oil production over the past several years, along with a long-standing U.S. ban on exports of domestic crude oil outside of North America, the price of domestic crude oil currently trades at a discount to foreign crude oil. Declines in North American crude oil production, a lifting of, or significant change in, the U.S. crude oil export ban, a significant increase in North American crude oil refining capacity, or a significant increase in the supply of non-North American crude oil supply could cause domestic crude oil prices to rise relative to foreign crude oil, and Refining may therefore reduce the volume of crude oil that the operating partnership handles. In addition, global economic weakness could depress demand for refined products. The impact of low demand may be further compounded by excess global refining capacity and high inventory levels. Over the past five years, several refineries in North America and Europe have been temporarily or permanently shut down in response to falling demand and excess refining capacity. If the demand for refined products decreases or if Refining's crude oil costs exceed the value of the refined products it produces, Refining may reduce the volumes of crude oil that the operating partnership handles.

              The facilities at the Philadelphia refining complex are configured to process light, sweet crude oils, and their results of operations are affected by crude oil price differentials, which may fluctuate substantially. Prior to Refining's acquisition of the Philadelphia refining complex in September 2012, the Philadelphia refining complex historically processed crude oils that were predominantly foreign waterborne crude oils that priced at a premium to Brent crude oil. However, since that acquisition, Refining has pursued a strategy of purchasing and refining increasing amounts of low-cost domestic crude oil. With the completion of the North Yard terminal on October 23, 2013 and the improvement in efficiency of the light ends handling capabilities of Refining's Point Breeze crude units in the first quarter of 2014, Refining is currently pursuing a strategy to process up to 80% domestic crude oil, much of which it expects to source from the Bakken region in North Dakota and deliver to the North Yard terminal. A barrel of Bakken crude oil has historically traded at a discount relative to a barrel of Brent crude oil. This discount has typically allowed East Coast refiners to purchase Bakken crude oil, delivered to the refinery, at a substantially lower cost as compared to a barrel of delivered Brent crude oil or other alternative light, sweet foreign waterborne crude oil. This Bakken-Brent crude oil price differential has been volatile as a result of various continuing geopolitical events as well as logistical and infrastructure constraints to move crude oil from the Bakken fields into the refining centers of the United States, including the northeastern United States. Between September 30, 2012 and January 31, 2015, the discount at which a barrel of Bakken crude oil traded at Clearbrook, Minnesota relative to the price of a barrel of Brent crude oil trading on the London Intercontinental Exchange ranged from $32.90 to $3.51. This wide price differential benefits refineries, such as the Philadelphia refining complex, that are capable of sourcing and utilizing domestic crude oil that is priced more in line with Bakken. There can be no assurance that Refining will be able to source and process 80% domestic crude oil or that this favorable price differential will continue, and either of these could, in turn, reduce Refining's operating margins and adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

              In addition to current market conditions, there are long-term factors that may impact the supply and demand of refined and other products in the United States. These factors include:

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  changes in global and local economic conditions;

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  demand for crude oil and gasoline and other refined products, especially in the United States, China, and India;

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  worldwide political conditions, particularly in significant oil producing regions such as the Middle East, West Africa, Russia and Latin America;

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  the level of foreign and domestic production of crude oil and refined products and the level of crude oil, feedstocks and refined products imported into the United States, which can be impacted by accidents, interruptions in transportation, inclement weather or other events affecting producers and suppliers;

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  availability and access to transportation infrastructure;

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  utilization rates of U.S. and European refineries and expansion or contraction of the United States' and Europe's refining capacity;

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  the ability and/or willingness of the members of the Organization of Petroleum Exporting Countries to maintain oil price and production controls;

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  the U.S. crude oil export ban and the possibility that it is lifted;

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  development and marketing of alternative and competing fuels;

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  commodities speculation;

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  natural disasters (such as hurricanes and tornadoes), accidents, interruptions in transportation, inclement weather or other events that can cause unscheduled shutdowns or otherwise adversely affect the Philadelphia refining complex, the North Yard terminal and our other assets; and

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  federal and state government regulations and taxes.

              If the demand for refined and other products, particularly in Refining's primary market areas, decreases significantly, or if there were a material increase in the price of crude oil supplied to the Philadelphia refining complex without an increase in the value of the products produced by the Philadelphia refining complex, either temporary or permanent, that causes Refining to reduce production of refined and other products, there would likely be a reduction in the volumes of crude oil the operating partnership handles for Refining. Any such reduction could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

A material decrease in the supply of crude oil available to the Philadelphia refining complex could significantly reduce the volume of crude oil unloaded at the North Yard terminal, which could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to unitholders.

              The Philadelphia refining complex has been designed and operated to maximize flexibility in sourcing crude oil. Refining has the ability to purchase and deliver both foreign and domestic crude oil on waterborne vessels and to purchase domestic crude oil delivered by rail through the North Yard terminal. Refining continually contracts with third-party crude oil suppliers to maintain a sufficient supply of crude oil for production at the Philadelphia refining complex. The volume of crude oil unloaded at the North Yard terminal will depend on the total volume of crude oil processed at the Philadelphia refining complex and the relative cost of Refining's domestic and foreign crude oil alternatives, which will influence Refining's decision as to where to source its crude oil. The operating partnership does not currently have any customers other than Refining, and, therefore, its throughput volumes at the North Yard terminal depend entirely on Refining's decision to purchase domestic crude oil that is delivered by rail to the North Yard terminal. The relative values of domestic and foreign crude oils have been and are expected to remain volatile, and we have no control over Refining's crude purchasing decisions. A decline in domestic crude oil available for delivery by rail to the Philadelphia refining complex at economically attractive values or the inability of Refining to secure domestic crude oil supplies to meet the needs of the Philadelphia refining complex could result in an overall decline in volumes of crude oil unloaded at the North Yard terminal. If the volume of attractively priced, high-quality domestic crude oil available by rail to the Philadelphia refining complex is materially reduced for a prolonged period of time, the volume of crude oil unloaded at the North Yard terminal and the related fees for those services could be materially reduced, which could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

A material decrease in crude oil production in the Bakken region could result in a material decrease in the volume of attractively priced Bakken crude oil unloaded at the North Yard terminal and processed by Refining.

              During the first nine months of 2014, the Philadelphia refining complex processed approximately 14% of the total crude oil produced in the Bakken region. This percentage may rise if Refining is successful in its strategy to process up to 80% domestic crude oil processed by Refining, much of which it expects to source from the Bakken region. Most of that Bakken crude oil was unloaded at the North Yard terminal. Producers in the Bakken region have outlets for their crude oil in the Midwest, West Coast, East Coast and Gulf Coast refining centers of the United States. The volume of attractively priced Bakken crude oil that Refining unloads at the North Yard terminal and processes in the Philadelphia refining complex depends, in part, on the total production in the Bakken region. Because most of the crude oil unloaded in the North Yard terminal originates in the Bakken region, we may be indirectly exposed to production risks in the Bakken region, including:

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  the availability of drilling rigs for producers;

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  weather-related curtailment of operations by producers and disruptions to truck-gathering operations;

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  declines in production due to depletion rates;

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  the nature and extent of governmental regulation and taxation, including regulations related to the exploration, production and transportation of shale oil, including hydraulic fracturing, natural gas flaring and rail transportation;

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  the development of third-party crude oil gathering systems that could impact the price and availability of crude oil in the area; and

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  the anticipated future prices of crude oil and refined products in surrounding markets.

              If, as a result of any of these or other factors, the volume of crude oil available in the Bakken region is materially reduced for a prolonged period of time, the volume of price-advantaged Bakken crude unloaded at the North Yard terminal and processed by Refining could be materially reduced. Any deterioration of the current favorable conditions would have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

A lifting of the U.S. crude oil export ban could affect crude oil price differentials which would have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

              Since the 1970s, the United States has restricted the ability of producers to export domestic crude oil. As total crude oil production has increased in the United States in recent years, primarily due to the increase in shale oil production, there have been increasing calls by producers for a lifting of the crude oil export ban. If the export ban were to be lifted or modified to allow significant export of lightly processed domestic crude oil such as condensate, the price of domestic crude oil would likely rise to levels that are comparable to world crude oil prices, increasing feedstock costs to the Philadelphia refining complex. Deterioration of the current favorable crude price differentials between domestic and foreign crude oils could lead Refining to reduce the volume of domestic crude oil unloaded at the North Yard terminal, could lead to a reduced likelihood that we or Refining are able to identify or complete attractive expansion projects and could have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

The rail unloading operations and Refining's operations are subject to many risks and operational hazards, some of which may result in business interruptions and shutdowns of the North Yard terminal or Refining's facilities and damages for which we may not be fully covered by insurance. A significant accident or event that results in business interruption or shutdown for which we are not adequately insured could have a material adverse effect on our financial condition, results of operation, cash flows and ability to make distributions to our unitholders.

              Rail unloading operations are subject to all of the risks and operational hazards inherent in transporting and refining crude oil, including:

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  damages to equipment, pipelines, facilities and surrounding properties caused by earthquakes, floods, fires, severe weather, explosions and other natural disasters and acts of terrorism;

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  the inability of third-party facilities on which our operations are dependent, including Refining's facilities, to complete capital projects and to restart timely refining operations following a shutdown;

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  mechanical or structural failures at our facilities or at third-party facilities on which our operations are dependent, including Refining's facilities and those of the railroads that deliver trains to our facilities;

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  curtailments of operations relative to severe seasonal weather; and

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  other hazards.

              These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment, pollution or other environmental damage, and business interruptions or shutdowns of the North Yard terminal. A serious accident at the facilities operated by Refining or the operating partnership could result in serious injury or death to employees of our general partner or its affiliates or contractors and could expose us to significant liability for personal injury claims and reputational risk. In addition, Refining's operations, on which our operations are substantially dependent, are subject to similar operational hazards and risks inherent in refining crude oil. Any such event or unplanned shutdown could have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

Terrorist attacks, cyber-attacks, threats of war or actual war may negatively affect our and Refining's financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

              Terrorist attacks in the United States, as well as events occurring in response to or in connection with them, including threats of war or actual war, may adversely affect our and Refining's financial condition, results of operations, cash flows, and ability to make distributions to our unitholders. Energy related assets (including refineries, such as the Philadelphia refining complex on which we are substantially dependent, and rail unloading terminals, such as the North Yard terminal) may be at greater risk of future terrorist attacks than other possible targets. A direct attack on our assets or assets used by us could have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders. In addition, any terrorist attack could have an adverse impact on energy prices, including prices for Refining's crude oil and refined and other products. In addition, disruption or significant increases in energy prices could result in government imposed price controls. While we currently maintain insurance that provides coverage against terrorist attacks, such insurance has become increasingly expensive and difficult to obtain. As a result, insurance providers may not continue to offer this coverage to us on terms that we consider affordable or at all.

              We and Refining are dependent on technology infrastructure and maintain and rely upon certain critical information systems for the effective operation of our respective businesses. These information systems include data network and telecommunications, internet access and our websites, and various computer hardware equipment and software applications, including those that are critical to the safe operation of the North Yard terminal. These information systems are subject to damage or interruption from a number of potential sources including natural disasters, software viruses or other malware, power failures, cyber-attacks and other events. To the extent that these information systems are under our control, we have implemented measures such as virus protection software and emergency recovery processes to address the outlined risks. However, security measures for information systems cannot be guaranteed to be failsafe. Any compromise of our data security or our inability to use or access these information systems at critical points in time could unfavorably impact the timely and efficient operation of our business and subject us to additional costs and liabilities, which could negatively affect our financial condition, results of operation, cash flows and ability to make distributions to our unitholders.

We may not be able to increase our third-party revenue significantly or at all due to competition and other factors, which could limit our ability to grow and extend our dependence on Refining.

              Part of our growth strategy includes the potential of diversifying our customer base by acquiring or developing new assets independently from Refining. Our ability to increase our third-party revenue is subject to numerous factors beyond our control, including competition from third parties and the extent to which we lack available capacity when third-party shippers require it.

              We have no operating history and have not provided any rail unloading services to third parties. We can provide no assurance that we will be able to attract any material third-party service opportunities. Our efforts to attract new unaffiliated customers may be adversely affected by (i) our relationship with Refining, (ii) our desire to provide services pursuant to fee-based contracts, (iii) Refining's operational requirements at the Philadelphia refining complex that rely upon the North Yard terminal to supply a significant portion of its crude oil requirements and (iv) our expectation that Refining will continue to utilize substantially all of the available capacity of the North Yard terminal. Our potential customers may prefer to obtain services under other forms of contractual arrangements under which we would be required to assume direct commodity exposure. In addition, we will need to establish a reputation among our potential customer base for providing high-quality service in order to successfully attract unaffiliated third parties.

If we are unable to make acquisitions on economically acceptable terms from Refining or third parties, our future growth would be limited, and any acquisitions we may make may reduce, rather than increase, our cash flows and ability to make distributions to unitholders.

              A portion of our strategy to grow our business and increase distributions to unitholders is dependent on our ability to acquire businesses or assets that increase our cash flow. The acquisition component of our growth strategy is based, in large part, on our expectation of ongoing divestitures of gathering, transportation, storage and rail loading or unloading assets by industry participants, including Refining. Should such divestitures fail to materialize, it would limit our opportunities for future acquisitions and could adversely affect our ability to grow our operations and increase cash distributions to our unitholders. If we are unable to make acquisitions from Refining or third parties because we are unable to identify attractive acquisition candidates, negotiate acceptable purchase contracts, obtain financing for these acquisitions on economically acceptable terms or we are outbid by competitors, our future growth and ability to increase distributions will be limited. Furthermore, even if we do consummate acquisitions that we believe will be accretive, they may in fact result in a decrease in cash flow. Any acquisition involves potential risks, including, among other things:

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  mistaken assumptions about revenues and costs, including synergies;

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  an inability to integrate successfully the businesses or assets we acquire;

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  the assumption of unknown liabilities;

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  limitations on rights to indemnity from the seller;

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  mistaken assumptions about the overall costs of equity or debt financing;

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  the diversion of management's time and attention from other business concerns;

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  unforeseen difficulties operating in new product areas or new geographic areas; and

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  customer or key employee losses at the acquired businesses.

              If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

Our option to purchase and rights of first offer to acquire certain of our parent's and Refining's existing assets is subject to risks and uncertainty, and ultimately we may not acquire any of those assets.

              Our omnibus agreement provides us with rights of first offer on our parent's limited partner interests in the operating partnership and certain of Refining's existing assets for a period of ten years after the closing of this offering, as well as an option to purchase the NGL terminal from Refining. We do not have a current agreement or understanding with our parent or Refining to purchase any assets covered by our rights of first offer and option to purchase. The consummation and timing of any future acquisitions of these assets will depend upon, among other things, our parent's and Refining's willingness to offer these assets for sale, our ability to negotiate acceptable purchase agreements and commercial agreements with respect to the assets and our ability to obtain financing on acceptable terms. We can offer no assurance that we will be able to successfully consummate any future acquisitions pursuant to our rights of first offer or option to purchase. In addition, certain of the assets may require substantial capital expenditures in order to maintain compliance with applicable regulatory requirements or otherwise make them suitable for our commercial needs. For these or a variety of other reasons, we may decide not to exercise our rights of first offer if and when any assets are offered for sale or exercise our option to purchase the NGL terminal. Our decision will not be subject to unitholder approval. In addition, our right of first offer with respect to our parent's limited partner interest in the operating partnership will be terminated when Carlyle PES, L.L.C. ceases to control our general partner and our right of first offer with respect to Refining's existing assets will be terminated when Carlyle PES, L.L.C. ceases to control our general partner or Refining. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement."

              In addition, if Refining were unable to perform under the commercial agreement for any reason, we would have the right to access or purchase, as the case may be, Refining's storage and pipeline assets to facilitate our ability to provide terminaling services to third parties. However, the contractual provisions associated with this right are untested, and the details associated with implementation of this right may be contested by Refining at such time. Moreover, the North Yard terminal was constructed for Refining's business and is situated adjacent to the Philadelphia refining complex. Third party refineries may have captive terminaling and storage services or may otherwise contract with service providers located closer to their refineries. Such refineries may also be disinclined to enter into a contractual relationship with a terminaling service provider with assets located adjacent to refineries that may become operational in the future. In addition, the cause of the suspension or termination of Refining's operations may also adversely affect other refineries in the region (e.g., transportation interruptions or disadvantageous crude oil price changes) and thus reduce or eliminate the pool of alternative customers. We cannot assure investors that, if Refining suspended or terminated its operations, we could find alternative customers to contract with on favorable terms or at all.

We could incur substantial costs or disruptions in our business if we cannot obtain or maintain necessary permits and authorizations or otherwise comply with environmental, health and safety and other laws and regulations.

              Our operations require numerous permits and authorizations under various laws and regulations, including environmental, health and safety laws and regulations. These authorizations and permits are subject to revocation, renewal or modification and can require operational changes that may involve significant costs. A violation of these authorization or permit conditions or other legal or regulatory requirements could result in substantial fines, criminal sanctions, permit revocations, injunctions, and/or terminal shutdowns.

              The operating partnership has entered into an easement with Refining related to the land on which the North Yard terminal is located. Because we do not own this land, we could experience disruptions to our operations, which could have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

Restrictions in our revolving credit facility could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

              We will be dependent upon the earnings and cash flow generated by our operations in order to meet our debt service obligations and to allow us to make cash distributions to our unitholders. The operating and financial restrictions and covenants in our revolving credit facility or in any future financing agreements could restrict our ability to finance future operations or capital needs or to expand or pursue our business activities, which may, in turn, limit our ability to make cash distributions to our unitholders. For example, we expect our revolving credit facility will restrict our ability to, among other things:

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  make certain cash distributions;

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  incur certain indebtedness;

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  create certain liens;

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  make certain investments;

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  merge or sell certain of our assets; and

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  expand the nature of our business.

              Furthermore, we expect that our revolving credit facility will contain covenants requiring us to maintain certain financial ratios. Please read "Management's Discussion and Analysis of Financial Condition—Capital Resources and Liquidity—Credit Facility" for additional information about our revolving credit facility.

              The provisions of our revolving credit facility may affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of our revolving credit facility could result in an event of default that could enable our lenders, subject to the terms and conditions of the revolving credit facility, to declare the outstanding principal of that debt, together with accrued interest, to be immediately due and payable and/or to proceed against the collateral granted to them to secure such debt. If there is a default or event of default under our debt the payment of our debt is accelerated, defaults under our other debt instruments, if any, may be triggered, and our assets may be insufficient to repay such debt in full. Therefore the holders of our units could experience a partial or total loss of their investment. Please read "Management's Discussion and Analysis of Financial Condition—Capital Resources and Liquidity."

Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities.

              Our future level of debt could have important consequences to us, including the following:

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  our ability to obtain additional financing, if necessary, for working capital, capital expenditures or other purposes may be impaired, or such financing may not be available on favorable terms;

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  our funds available for operations, future business opportunities and distributions to unitholders will be reduced by that portion of our cash flow required to service our debt;

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  we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

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  our flexibility in responding to changing business and economic conditions may be limited.

              Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service any future debt, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, organic growth projects, investments or capital expenditures, selling assets or issuing equity. We may not be able to effect any of these actions on satisfactory terms or at all.

The amount of cash we have available for distribution to holders of our common and subordinated units depends primarily on our cash flow rather than on our net income, which may prevent us from making distributions, even during periods in which we record net income.

              The amount of cash we have available for distribution depends primarily upon our cash flow and not solely on net income. As a result, we may make cash distributions during periods when we record net losses for financial accounting purposes, and we may not make cash distributions during periods when we record net income for financial accounting purposes.

Refining's level of indebtedness, the terms of its borrowings and credit ratings could adversely affect our ability to grow our business, our ability to make cash distributions to our unitholders and our credit ratings and profile. Our ability to obtain credit in the future may also be affected by Refining's credit ratings.

              Refining must devote a portion of its cash flows from operating activities to service its indebtedness. A higher level of indebtedness at Refining in the future increases the risk that it may default on its obligations under the commercial agreement with the operating partnership. As of September 30, 2014, Refining had long-term indebtedness and capitalized lease obligations (including current portion) of $554 million.

              The covenants contained in the agreements governing Refining's outstanding and future indebtedness may limit Refining's ability to borrow additional funds for development and make certain investments and may directly or indirectly impact our operations in a similar manner. Furthermore, Refining has granted liens on substantially all of its assets as part of the terms of its outstanding indebtedness. Thus, in the event that Refining was to default under certain of its debt obligations, there is a risk that Refining's creditors would assert claims against our assets during the litigation of their claims against Refining. The defense of any such claims could be costly and could materially impact our financial condition, even absent any adverse determination. In the event these claims were successful, our ability to meet our obligations to our creditors, make distributions, and finance our operations could be materially adversely affected.

              Refining's long-term credit ratings are currently below investment grade. If these ratings are lowered in the future, Refining's borrowing costs may increase. In addition, although we will not have any indebtedness rated by any credit rating agency at the closing of this offering, we may have rated debt in the future. Credit rating agencies will likely consider Refining's debt ratings when assigning ours because of the significant commercial relationship between Refining and us, and our reliance on Refining for substantially all of our revenues. If one or more credit rating agencies were to downgrade the outstanding indebtedness of Refining, we could experience an increase in our borrowing costs or difficulty accessing the capital markets. Such a development could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

The operating partnership's assets and operations are subject to federal, state, and local laws and regulations relating to environmental protection and safety that could require us to make substantial expenditures which could have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

              The operating partnership's assets and operations involve the unloading of crude oil, which is subject to increasingly stringent federal, state and local laws and regulations governing operational safety and the discharge of materials into the environment. The operating partnership's business of unloading crude oil involves the risk that crude oil may gradually or suddenly be released into the environment. The property on which the North Yard terminal is located has been used to store or distribute crude oil and refined and other products for many years and has been operated by third parties whose handling, disposal, or release of hydrocarbons and other wastes were not under our control. To the extent not covered by insurance or an indemnity, responding to the release of regulated substances, including releases caused by third parties, into the environment may cause us to incur potentially material expenditures related to response actions, government penalties, natural resources damages, personal injury or property damage claims from third parties and business interruption.

              The operating partnership's unloading operations are also subject to increasingly strict federal, state and local laws and regulations related to protection of the environment that require us and the operating partnership to comply with various safety requirements regarding the design, installation, testing, construction and operational management of the North Yard terminal. Compliance with such laws and regulations may cause us to incur potentially material capital expenditures associated with the construction, maintenance and upgrading of equipment and facilities. Environmental laws and regulations, in particular, are subject to frequent change, and many of them have become and will continue to become more stringent.

              We could incur potentially significant additional expenses should we determine that any of our assets are not in compliance with applicable laws and regulations. Our failure to comply with these or any other environmental or safety-related regulations could result in the assessment of administrative, civil or criminal penalties, the imposition of investigatory and remedial liabilities and the issuance of injunctions that may subject us to additional operational constraints. Any such penalties or liabilities could have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions. For a further discussion of the environmental regulations to which our operations are subject and the potential effects of noncompliance, please see "Business—Environmental Regulation."

Transporting crude oil by pipeline within our terminal is subject to stringent environmental regulations governing spills and releases that could require us to make substantial expenditures.

              Transportation of crude oil involves inherent risks of spills and releases from the North Yard terminal and can subject us and the operating partnership to various federal and state laws governing spills and releases, including reporting and remediation obligations. The costs associated with such obligations can be substantial, as can costs associated with related enforcement matters, including possible fines and penalties. Transportation of crude oil over water or proximate to navigable water bodies involves inherent risks (including risks of spills) and could subject us and the operating partnership to the provisions of the Oil Pollution Act of 1990 (the "Oil Pollution Act") and similar state environmental laws should a spill occur from the North Yard terminal. Among other things, the Oil Pollution Act requires the preparation of an Oil Pollution Act emergency response plan identifying the personnel and equipment necessary to remove, to the maximum extent practicable, a "worst case discharge." The North Yard terminal is required to maintain such a terminal response plan. To meet this requirement, we will contract with various spill response service companies in the areas in which we transport or store crude oil and refined and other products; however, these companies may not be able to adequately contain a "worst case discharge" in all instances, and we cannot ensure that all of their services would be available for our use at any given time. Many factors that could inhibit the availability of these service providers, include, but are not limited to, weather conditions, governmental regulations or other global events. In these and other cases, we may be subject to liability in connection with the discharge of crude oil or products into navigable waters.

              If any of these events occur or are discovered in the future, whether in connection with the North Yard terminal, or any other terminal that we send or have sent wastes or by-products to for treatment or disposal, we could be liable for all costs and penalties associated with the remediation of such terminal under federal, state and local environmental laws or common law. We may also be liable for personal injury or property damage claims from third parties alleging contamination from spills or releases from our terminal or operations. In addition, we will be subject to a deductible of $50,000 per claim before we are entitled to indemnification from Refining for certain environmental liabilities under our omnibus agreement. Even if we are insured or indemnified against such risks, we may be responsible for costs or penalties to the extent our insurers or indemnitors do not fulfill their obligations to us. Please read "Business—Environmental Regulation—Waste Management and Related Liabilities."

Meeting the requirements of evolving environmental, health and safety laws and regulations, and in particular those related to climate change, could adversely affect our financial performance.

              Potential additional environmental, health and safety laws and regulations, and in particular those regarding climate change, could affect our operations. Currently, various legislative and regulatory measures to address greenhouse gas ("GHG") emissions (including carbon dioxide, methane and other gases) are in various phases of review, discussion or implementation in the United States. These measures include EPA programs to control GHG emissions and state actions to develop statewide or regional programs, each of which could require reductions in GHG emissions. These actions could result in increased (1) costs to operate and maintain the North Yard terminal, (2) capital expenditures to install new emission controls on the North Yard terminal, and (3) costs to administer and manage any potential GHG emissions regulations or carbon trading or tax programs. The EPA has adopted regulations limiting emissions from GHGs from motor vehicles, addressing the permitting of GHG emissions from stationary sources, and requiring the reporting of GHG emissions from specified large GHG emission sources, including petroleum refineries. The EPA may take further steps to regulate GHG emissions, including by setting specific GHG emission standards for refineries under the Clean Air Act. The timing of such standards is not currently known. These developments could have an indirect adverse effect on our business if Refining's operations are adversely affected due to increased regulation of Refining's facilities or reduced demand for crude oil and refined and other products, and a direct adverse effect on our business from increased regulation of the North Yard terminal. For a further discussion of environmental laws and regulations and their potential impacts on our business and operations, please see "Business—Environmental Regulation—Air Emissions" and "Business—Environmental Regulation—Climate Change."

Our business is impacted by environmental risks inherent in our operations.

              The operation of crude oil unloading assets is inherently subject to the risks of spills, discharges or other inadvertent releases of crude oil, petroleum products and other hazardous substances. If any of these events have previously occurred or occur in the future, we could be liable for costs and penalties associated with the remediation of such facilities under federal, state and local environmental laws or the common law. We may also be liable for personal injury or property damage claims from third parties alleging contamination from spills or releases from our facilities or operations. Even if we are insured or indemnified against such risks, we may be responsible for costs or penalties to the extent our insurers or indemnitors do not fulfill their obligations to us. The payment of such costs or penalties could be significant and have a material adverse effect on our financial condition, results of operations, cash flows, and ability to make distributions to our unitholders.

We are subject to regulation by multiple governmental agencies, which could have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

              Our business activities are subject to regulation by multiple federal, state, and local governmental agencies. Our projected operating costs reflect the recurring costs resulting from compliance with these regulations, and we do not anticipate material expenditures in excess of these amounts in the absence of future acquisitions, or changes in regulation, or discovery of existing but unknown compliance issues. Additional proposals and proceedings that affect the crude oil and refined products industry are regularly considered by Congress, as well as by state legislatures and federal and state regulatory commissions and agencies and courts. We cannot predict when or whether any such proposals may become effective or the magnitude of the impact changes in laws and regulations may have on our business; however, additions or enhancements to the regulatory burden on our industry generally increase the cost of doing business and affect our profitability.

Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company.

              We will be required to disclose changes made in our internal control over financial reporting on a quarterly basis, and we will be required to assess the effectiveness of our controls annually. However, for as long as we are an "emerging growth company" under the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to other public companies that are not emerging growth companies, including not being required to provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404"), and reduced disclosure obligations regarding executive compensation in our periodic reports. We could be an emerging growth company for up to five years. See "Prospectus Summary—Our Emerging Growth Company Status." Effective internal controls are necessary for us to provide reliable and timely financial reports, prevent fraud and to operate successfully as a publicly traded partnership. We prepare our consolidated financial statements in accordance with generally accepted accounting principles in the United States ("GAAP"), but our internal accounting controls may not meet all standards applicable to companies with publicly traded securities. Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future or to comply with our obligations under Section 404. For example, Section 404 will require us, among other things, to annually review and report on the effectiveness of our internal control over financial reporting. We must comply with Section 404 (except for the requirement for an auditor's attestation report) beginning with our fiscal year ending December 31, 2016. Any failure to develop, implement or maintain effective internal controls or to improve our internal controls could harm our operating results or cause us to fail to meet our reporting obligations. Even if we conclude that our internal controls over financial reporting are effective, once our independent registered public accounting firm is required to attest to our assessment they may decline to attest or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

              Given the difficulties inherent in the design and operation of internal controls over financial reporting, in addition to our limited accounting personnel and management resources, we can provide no assurance as to our, or our independent registered public accounting firm's, future conclusions about the effectiveness of our internal controls, and we may incur significant costs in our efforts to comply with Section 404. Any failure to implement and maintain effective internal controls over financial reporting will subject us to regulatory scrutiny and a loss of confidence in our reported financial information, which could have an adverse effect on our business and would likely have a negative effect on the trading price of our common units.

              We may take advantage of these exemptions until we are no longer an "emerging growth company." We cannot predict if investors will find our common units less attractive because we will rely on these exemptions. If some investors find our common units less attractive as a result, there may be a less active trading market for our common units, and our trading price may be more volatile.

Our insurance policies do not cover all losses, costs or liabilities that we may experience, and insurance companies that currently insure companies in the energy industry may cease to do so or substantially increase premiums.

              We intend to secure our own insurance policies, but initially we will be insured under the property, liability and business interruption policies of PES, subject to the deductibles and limits under those policies. These policies do not cover all potential losses, costs or liabilities that we may experience. We could suffer losses for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. Additionally, to the extent PES experiences losses under the insurance policies, the limits of our coverage may be decreased. Our ability to obtain and maintain adequate insurance may be adversely affected by conditions in the insurance market over which we have no control. In addition, if we experience insurable events, our annual premiums could increase further or insurance may not be available at all. If significant changes in the number or financial solvency of insurance underwriters for the energy industry occur, we may be unable to obtain and maintain adequate insurance at a reasonable cost. We cannot assure you that we will be able to obtain or renew our insurance coverage on acceptable terms, if at all, or that we will be able to arrange for adequate alternative coverage in the event of non-renewal. The occurrence of an event that is not fully covered by insurance, the failure by one or more insurers to honor its commitments for an insured event or the loss of insurance coverage could have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

The loss of key personnel could adversely affect our ability to operate.

              We depend on the leadership, involvement and services of a relatively small group of our general partner's key management personnel, including its Chief Executive Officer and other executive officers and key technical and commercial personnel. The services of these individuals may not be available to us in the future. Because competition for experienced personnel in our industry is intense, we may not be able to find acceptable replacements with comparable skills and experience. Accordingly, the loss of the services of one or more of these individuals could have a material adverse effect on our ability to operate our business.

If our parent does not meet all of the requirements for eligibility in the Pennsylvania Keystone Opportunity Zones ("KOZs"), then we will not receive certain KOZ tax credits.

              The operating partnership is subject to certain income taxes that have a combined effective rate of 6.45%. Because our operations are located within the KOZs, we expect to receive certain annual tax benefits, which are scheduled to expire on December 31, 2020. To be eligible for the annual tax credits, our parent must meet certain eligibility requirements, including a minimum employment level and a minimum capital investment in the KOZs. If the operating partnership does not receive the KOZ tax credits due to our parent's failure to meet the eligibility requirements, our financial condition, results of operations, cash flows and ability to make distributions to our unitholders could be adversely affected.

We and our operating partnership do not have any employees and rely solely on employees of our general partner and its affiliates, including our parent, Refining and PES Admin.

              We and our operating partnership do not have any employees and rely solely on employees of our general partner and its affiliates, including our parent, Refining and PES Admin. Affiliates of our general partner conduct businesses and activities of their own in which we have no economic interest, including businesses and activities relating to Refining. As a result, there could be material competition for the time and efforts of the employees who provide services to us and to our general partner and its affiliates, including our parent, Refining and PES Admin. If the employees of our general partner and its affiliates do not devote sufficient attention to the operation of our business, our financial results may suffer and our ability to make distributions to our unitholders may be reduced.

A substantial portion of the workforce seconded to our general partner is unionized, and we may face labor disruptions that would interfere with our operations.

              Approximately 93 of Refining's employees associated with the operations of the North Yard terminal and seconded to our general partner are covered by a collective bargaining agreement that expires in September 2015 but which will continue thereafter for successive one year terms, unless terminated by either party on 60 days' prior notice before the end of the term. While Refining believes it has a satisfactory relationship with the union, Refining may not be able to renegotiate the collective bargaining agreement on satisfactory terms or at all when such agreement expires. A failure to do so may increase our costs associated with the workforce that provides services to us. Other employees of Refining who are not presently represented by a union may become so represented in the future as well. A work stoppage resulting from, among other things, a dispute over a term or condition of employment applicable to employees who work at the North Yard terminal, could cause disruptions in our business and negatively impact our results of operations and ability to make distributions.

The adoption of derivatives legislation by Congress could have an adverse impact on Refining's ability to hedge risks associated with their business.

              On July 21, 2010, the Dodd-Frank Act was signed into law. Title VII of the Dodd-Frank Act regulates derivative transactions, which include certain instruments used in Refining's management activities. The new legislation and regulations promulgated thereunder could increase the operational and transactional cost of derivatives contracts and affect the number and/or creditworthiness of counterparties available to Refining or to Refining's customers. While certain regulations under the Dodd-Frank Act have already been promulgated and are already in effect, the rulemaking and implementation process is still ongoing. Therefore, we cannot yet predict the ultimate effect of such regulations on our business or the business of Refining or its counterparties.

              Under the Commodity Exchange Act (the "CFTC") is directed generally to prevent price manipulation and fraud in the following two markets: (a) physical commodities traded in interstate commerce, including the physical energy and other commodities, as well as (b) financial instruments, such as futures, options and swaps. Pursuant to the Dodd-Frank Act, the CFTC has adopted additional anti-market manipulation, anti-fraud and disruptive trading practices regulations, that prohibit, among other things, fraud and price manipulation in the physical commodities, futures, options and swaps markets. Should Refining violate these laws and regulations, it could be subject to CFTC enforcement action and material penalties and sanctions which, in turn, could adversely affect our financial condition, results of operations, cash flow and ability to make distributions to our unitholders.

If the intermediation agreement to which Refining is a party is not renewed or is otherwise terminated, Refining will be exposed to additional fluctuations in the price of crude oil and the price of refined products which could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

              Refining is a party to an intermediation agreement with MLC whereby MLC directly and indirectly purchases crude oil and immediately directly and indirectly sells it to Refining as it is removed from the tanks and processed at the Philadelphia refining complex refinery. MLC then directly and indirectly purchases the refined products after the refining process is complete. This intermediation agreement expires in October 2017. There can be no assurances that the intermediation agreement can be replaced on similar terms upon its expiration. If the intermediation agreement is not renewed or is otherwise terminated, then Refining will be exposed to additional fluctuations in the price of crude oil and the price of refined products. This may require Refining to increase the amount of its working capital, which, in turn, could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

Increases in interest rates could adversely affect our business.

              We will have exposure to increases in interest rates. Borrowings under our revolving credit facility are expected to bear interest at LIBOR plus an applicable margin. As a result, if we make any borrowings in the future our financial condition, results of operations, cash flows and ability to make distributions to our unitholders could be materially adversely affected by significant increases in interest rates.

              Additionally, as with other yield-oriented securities, our unit price is impacted by the level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on our unit price and our ability to issue additional equity, to incur debt to expand or for other purposes or to make cash distributions at our intended levels.

Risks Related to an Investment in Us

Our parent will own and control our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including our parent and Refining, have conflicts of interest with us and limited duties to us and may favor their own interests to your detriment.

              Following the offering, our parent will own and control our general partner and will appoint all of the directors of our general partner. Some of the directors and all of the executive officers of our general partner are also members of the board of managers or officers of our parent. Although our general partner has a duty to manage us in a manner it believes to be in our best interests, the directors and officers of our general partner also have a duty to manage our general partner in a manner that is in the best interests of our parent, in its capacity as the sole member of our general partner. Conflicts of interest may arise between our general partner and its affiliates, including our parent and Refining, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following situations:

  •
  neither our partnership agreement nor any other agreement requires our parent to pursue a business strategy that favors us or utilizes our assets, which could involve decisions by our parent, which also controls Refining, to increase or decrease Refining's refinery production, shutdown or reconfigure the facilities at the Philadelphia refining complex, enter into commercial agreements with us or pursue and grow particular markets. Our parent's board of managers and officers have a fiduciary duty to make these decisions in the best interests of the owners of our parent and affiliated entities, which may be contrary to our interests;

  •
  our parent may be constrained by the terms of its debt instruments from taking actions, or refraining from taking actions, that may be in our best interests;

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  Refining, as our only customer, has an economic incentive to cause us not to seek higher service fees, even if such fees would reflect fees that could be obtained in arm's-length, third-party transactions;

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  some officers of our parent who provide services to us also will devote significant time to the business of Refining, and will be compensated by Refining for the services rendered to it;

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  our general partner determines the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities, and reserves, each of which can affect the amount of cash that is distributed to unitholders;

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  our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

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  our general partner determines which costs incurred by it are reimbursable by us;

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  our partnership agreement permits us to distribute up to $         million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or the incentive distribution rights;

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  our general partner is allowed to take into account the interests of parties other than us in exercising certain rights under our partnership agreement;

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  our partnership agreement limits the liability of, and replaces the duties owed by, our general partner and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

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  contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm's-length negotiations;

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  except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

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  disputes may arise under the operating partnership's commercial agreement with Refining;

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  our general partner will determine the amount and timing of many of our cash expenditures and whether a cash expenditure is classified as an expansion capital expenditure, which would not reduce operating surplus, or a maintenance capital expenditure, which would reduce our operating surplus. This determination can affect the amount of cash from operating surplus that is distributed to our unitholders and to our general partner, the amount of adjusted operating surplus generated in any given period and the ability of the subordinated units to convert into common units;

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  our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if it and its affiliates own more than 80% of the common units;

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  our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates, including under the commercial agreement, omnibus agreement and amended and restated services and secondment agreement;

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  our general partner decides whether to retain separate counsel, accountants or others to perform services for us;

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  our general partner, as the holder of our incentive distribution rights, may elect to cause us to issue common units to it in connection with a resetting of incentive distribution levels without the approval of our unitholders. This election may result in lower distributions to our common unitholders in certain situations; and

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  our general partner, as the holder of our incentive distribution rights, may transfer the incentive distribution rights without the approval of our unitholders.

Our parent and Refining may compete with us.

              Our parent and Refining may compete with us. Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including our parent and Refining and their respective executive officers and directors. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our common unitholders. Please read "Conflicts of Interest and Duties."

Our general partner intends to limit its liability regarding our obligations.

              Our general partner intends to limit its liability under contractual arrangements between us and third parties so that the counterparties to such arrangements have recourse only against our assets and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's duties, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

Ongoing cost reimbursements due to our general partner and its affiliates for services provided, which will be determined by our general partner, will be substantial and will reduce our distributable cash flow to our unitholders.

              Prior to making distributions on our common units, we will reimburse our general partner and its affiliates for all expenses they incur on our behalf. These expenses will include all costs incurred by our general partner and its affiliates in managing and operating us, including costs for rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith. There are no limits or caps on the amount of expenses for which our general partner and its affiliates may be reimbursed. In addition, under Delaware partnership law, our general partner has unlimited liability for our obligations, such as our debts and environmental liabilities, except for our contractual obligations that are expressly made without recourse to our general partner. To the extent our general partner incurs obligations on our behalf, we are obligated to reimburse or indemnify it. If we are unable or unwilling to reimburse or indemnify our general partner, our general partner may take actions to cause us to make payments of these obligations and liabilities. Any such payments could reduce the amount of cash otherwise available for distribution to our unitholders.

Our partnership agreement requires that we distribute all of our available cash, which could limit our ability to grow and make acquisitions.

              Because we distribute all of our available cash to our unitholders, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our expansion capital expenditures and acquisitions. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

              In addition, because we distribute all of our available cash, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures or as in-kind distributions, current unitholders will experience dilution and the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement, and we do not anticipate that there will be limitations in our new revolving credit facility on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders.

Our partnership agreement replaces our general partner's fiduciary duties to holders of our units with contractual standards governing its duties.

              Our partnership agreement contains provisions that eliminate and replace the fiduciary standards that our general partner would otherwise be held to by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, or otherwise, free of fiduciary duties to us and our unitholders. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

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  how to allocate business opportunities among us and its other affiliates;

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  whether to exercise its call right;

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  how to exercise its voting rights with respect to the units it owns;

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  whether to exercise its registration rights;

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  whether to elect to reset target distribution levels;

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  whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement; and

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  whether or not the general partner should elect to seek the approval of the conflicts committee or the unitholders, or neither, of any conflicted transaction.

              By purchasing a common unit, a unitholder is treated as having consented to the provisions in the partnership agreement, including the provisions discussed above. Please read "Conflicts of Interest and Duties—Duties of the General Partner."

Our partnership agreement restricts the remedies available to holders of our units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

              Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement provides that:

  •
  whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is required to make such determination, or take or decline to take such other action, in good faith, and will not be subject to any higher standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

  •
  our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful; and

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  our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our limited partners if a transaction with an affiliate or the resolution of a conflict of interest is:

  •
  approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval; or

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  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates.

              Our general partner will not have any liability to us or our unitholders for decisions whether or not to seek the approval of the conflicts committee of the board of directors of our general partner or holders of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee then it will be presumed that, in making its decision, taking any action or failing to act, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read "Conflicts of Interest and Duties."

Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner's incentive distribution rights, without the approval of the conflicts committee of the board of directors of our general partner or the holders of our common units which could result in lower distributions to holders of our common units.

              Our general partner has the right, as the initial holder of our incentive distribution rights, at any time when there are no subordinated units outstanding and our general partner has received incentive distributions at the highest level to which it is entitled (50%) for the prior four consecutive fiscal quarters and the amount of each such distribution did not exceed the adjusted operating surplus for such quarter, to reset the initial target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

              If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units. The number of common units to be issued to our general partner will equal the number of common units that would have entitled the holder to an aggregate quarterly cash distribution in the quarter prior to the reset election equal to the distribution to our general partner on the incentive distribution rights in the quarter prior to the reset election. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such reset. It is possible, however, that our general partner could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive incentive distributions based on the initial target distribution levels. This risk could be elevated if our incentive distribution rights have been transferred to a third party. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that our common unitholders would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner's Right to Reset Incentive Distribution Levels."

Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.

              If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three business days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. As a result, unitholders may be required to sell their common units at an undesirable time or price and may not receive any return or a negative return on their investment. Unitholders may also incur a tax liability upon a sale of their units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private. Upon consummation of this offering, affiliates of our general partner will own an aggregate of      % of our common units. At the end of the subordination period, assuming no additional issuances of units (other than upon the conversion of the subordinated units), affiliates of our general partner will own      % of our common units. For additional information about the limited call right, please read "Our Partnership Agreement—Limited Call Right."

Holders of our common units have limited voting rights and are not entitled to elect our general partner or the board of directors of our general partner, which could reduce the price at which our common units will trade.

              Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders will not elect our general partner or the board of directors of our general partner, and will have no right to elect our general partner or the board of directors of our general partner on an annual or other continuing basis. The board of directors of our general partner, including its independent directors, will be chosen by the member of our general partner. Furthermore, if unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Even if unitholders are dissatisfied, they cannot initially remove our general partner without its consent.

              The unitholders will initially be unable to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding units voting together as a single class is required to remove the general partner. Following the closing of this offering, our general partner and its affiliates will own a      % limited partner interest in us. Also, if our general partner is removed without cause during the subordination period and units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units and any existing arrearages on our common units will be extinguished. A removal of our general partner under these circumstances would adversely affect our common units by prematurely eliminating their distribution and liquidation preference over our subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

              Unitholders' voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

Our general partner's interest in us and the control of our general partner may be transferred to a third party without unitholder consent.

              Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of our unitholders. Furthermore, our partnership agreement does not restrict the ability of our parent from transferring all or a portion of the ownership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own choices and thereby exert significant control over the decisions made by the board of directors and officers. This effectively permits a "change of control" without the vote or consent of the unitholders.

The incentive distribution rights held by our general partner may be transferred to a third party without unitholder consent.

              Our general partner may transfer the incentive distribution rights to a third party at any time without the consent of our unitholders. If our general partner transfers the incentive distribution rights to a third party it may not have the same incentive to grow our partnership and increase quarterly distributions to unitholders over time as it would if it had retained ownership of the incentive distribution rights. For example, a transfer of incentive distribution rights by our general partner could reduce the likelihood of Refining accepting offers made by us relating to assets owned by it, as our parent, which controls both our general partner and Refining, would have less of an economic incentive to grow our business, which in turn would impact our ability to grow our asset base.

Immediately effective upon closing, you will experience substantial dilution of $            in tangible net book value per common unit.

              The assumed initial public offering price of $          per unit exceeds our pro forma net tangible book value of $          per unit. Based on the assumed initial public offering price of $          per unit, you will incur immediate and substantial dilution of $          per common unit after giving effect to the offering of common units and the application of the related net proceeds. Dilution results primarily because the assets contributed by our general partner and its affiliates are recorded in accordance with GAAP at their historical cost, and not their fair value. Please read "Dilution."

We may issue additional units, including units that are senior to the common units, without your approval, which would dilute your existing ownership interests.

              Our partnership agreement does not limit the number of additional limited partner interests that we may issue at any time without the approval of our unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

  •
  each unitholder's proportionate ownership interest in us will decrease;

  •
  the amount of distributable cash flow on each unit may decrease;

  •
  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

  •
  because the amount payable to holders of incentive distribution rights is based on a percentage of the total distributable cash flow, the distributions to holders of incentive distribution rights will increase even if the per unit distribution on common units remains the same;

  •
  the ratio of taxable income to distributions may increase;

  •
  the relative voting strength of each previously outstanding unit may be diminished;

  •
  the claims of the common unitholders to our assets in the event of our liquidation may be subordinated; and

  •
  the market price of the common units may decline.

Units eligible for future sale may cause the price of our common units to decline.

              Sales of substantial amounts of our common units in the public market, or the perception that these sales may occur, could cause the market price of our common units to decline. This could also impair our ability to raise additional capital through the sale of our equity interests. After the sale of the common units offered hereby, our parent will hold                 common units and subordinated units (or                 common units and subordinated units if the underwriters exercise in full their option to purchase additional units). All of the subordinated units will convert into common units at the end of the subordination period and some may convert earlier. Additionally, we have agreed to provide our parent with certain registration rights. Please read "Units Eligible for Future Sale." The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

Our general partner's discretion in establishing cash reserves may reduce the amount of distributable cash flow to unitholders.

              Our partnership agreement requires our general partner to deduct from operating surplus cash reserves that it determines are necessary to fund our future operating expenditures. In addition, the partnership agreement permits the general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements that we are a party to or to provide funds for future distributions to partners. These cash reserves will affect the amount of distributable cash flow to unitholders.

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

              A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we will initially own assets and conduct business in Pennsylvania. You could be liable for any and all of our obligations as if you were a general partner if:

  •
  a court or government agency determines that we were conducting business in a state but had not complied with that particular state's partnership statute; or

  •
  your rights to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute "control" of our business.

              For a discussion of the implications of the limitations of liability on a unitholder, please read "Our Partnership Agreement—Limited Liability."

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

              Under certain circumstances, unitholders may have to repay amounts wrongfully distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the substituted limited partner at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are nonrecourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, which could cause you to lose all or part of your investment.

              Prior to the offering, there has been no public market for our common units. After the offering, there will be only                  publicly traded common units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

              The initial public offering price for the common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

  •
  our operating and financial performance;

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  quarterly variations in our financial indicators, such as net earnings (loss) per unit, net earnings (loss) and revenues;

  •
  the amount of distributions we make and our earnings or those of other companies in our industry or other publicly traded partnerships;

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  the loss of Refining as a customer;

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  events affecting the business and operations of Refining;

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  announcements by us or our competitors of significant contracts or acquisitions;

  •
  changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

  •
  speculation in the press or investment community;

  •
  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  additions or departures of key management personnel;

  •
  actions by our unitholders;

  •
  general market conditions, including fluctuations in commodity prices;

  •
  domestic and international economic, legal and regulatory factors related to our performance;

  •
  future sales of our common units by us or other unitholders, or the perception that such sales may occur; and

  •
  other factors described in "Risk Factors."

              As a result of these factors, investors in our common units may not be able to resell their common units at or above the offering price. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may materially reduce the market price of our common units, regardless of our operating performance.

              In the past, following periods of volatility in the market price of a company's securities, unitholders have instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which could significantly harm our profitability and reputation.

The NYSE does not require a publicly traded partnership like us to comply with certain of its corporate governance requirements.

              Our common units have been approved for listing on the NYSE. Because we will be a publicly-traded partnership, the NYSE does not require us to have a majority of independent directors on our general partner's board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements. Please read "Management—Management of PES Logistics Partners, L.P."

We will incur increased costs as a result of being a publicly-traded partnership.

              We have no history operating as a publicly-traded partnership. As a publicly-traded partnership, we will incur significant legal, accounting and other expenses that we did not incur prior to this offering. In addition, the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and the NYSE, require publicly-traded entities to adopt various corporate governance practices that will further increase our costs. Before we are able to make distributions to our unitholders, we must first pay or reserve cash for our expenses, including the costs of being a publicly-traded partnership. As a result, the amount of cash we have available for distribution to our unitholders will be affected by the costs associated with being a public company.

              Prior to this offering, we have not filed reports with the SEC. Following this offering, we will become subject to the public reporting requirements of the Exchange Act. We expect these rules and regulations to increase certain of our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly-traded company, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our SEC reporting requirements.

              We also expect to incur significant expenses in order to obtain director and officer liability insurance. Because of the limitations in coverage for directors, it may be more difficult for us to attract and retain qualified persons to serve on the board of directors or as executive officers of our general partner.

              We estimate that we will incur $3.0 million of incremental costs per year associated with being a publicly-traded partnership; however, it is possible that our actual incremental costs of being a publicly-traded partnership will be higher than we currently estimate.

Tax Risks to Our Common Unitholders

              In addition to reading the following risk factors, you should read "Material U.S. Federal Income Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, or if we were otherwise subjected to a material amount of additional entity-level taxation, then our distributable cash flow to you would be substantially reduced.

              The anticipated after-tax benefit of an investment in our units depends largely on our being treated as a partnership for U.S. federal income tax purposes.

              Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. A change in our business or a change in current law could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

              If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state and local income tax at varying rates. Distributions to our unitholders would generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits would flow through to our unitholders. Because a tax would be imposed upon us as a corporation, our distributable cash flow would be substantially reduced. In addition, changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such taxes may substantially reduce the distributable cash flow to you. Therefore, if we were treated as a corporation for federal income tax purposes or otherwise subjected to a material amount of entity-level taxation, there would be material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our units.

              Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for U.S. federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution levels may be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our units could be subject to potential legislative, judicial or administrative changes or differing interpretations, possibly applied on a retroactive basis.

              The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read "Material U.S. Federal Income Tax Consequences—Partnership Status." We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common units.

If the IRS were to contest the federal income tax positions we take, it may adversely impact the market for our common units, and the costs of any such contest would reduce distributable cash flow to our unitholders.

              We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take, and the IRS's positions may ultimately be sustained. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take. A court may not agree with some or all of our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the prices at which they trade. Moreover, the costs of any contest between us and the IRS will result in a reduction in distributable cash flow to our unitholders and thus will be borne indirectly by our unitholders.

Even if you do not receive any cash distributions from us, you will be required to pay taxes on your share of our taxable income.

              Because you will be treated as a partner to whom we will allocate taxable income that could be different in amount than the cash we distribute, your allocable share of our taxable income will be taxable to you, which may require the payment of federal income taxes and, in some cases, state and local income taxes, on your share of our taxable income even if you receive no cash distributions from

us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from that income.

Tax gain or loss on the disposition of our units could be more or less than expected.

              If you sell your units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis therein, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income to you due to potential recapture items, including depreciation and depletion recapture. In addition, because the amount realized includes a unitholder's share of our nonrecourse liabilities, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read "Material U.S. Federal Income Tax Consequences—Disposition of Common Units—Recognition of Gain or Loss" for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons owning our units face unique tax issues that may result in adverse tax consequences to them.

              Investment in our units by tax-exempt entities, such as individual retirement accounts (known as "IRAs") and non-U.S. persons, raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file U.S. federal income tax returns and pay tax on their share of our taxable income. If you are a tax exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

We will treat each purchaser of our units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of our units.

              Because we cannot match transferors and transferees of units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. Latham & Watkins LLP is unable to opine as to the validity of such filing positions. It also could affect the timing of these tax benefits or the amount of gain from your sale of units and could have a negative impact on the value of our units or result in audit adjustments to your tax returns. Please read "Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election" for a further discussion of the effect of the depreciation and amortization positions we will adopt.

We will prorate our items of income, gain, loss, and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss, and deduction among our unitholders.

              We will prorate our items of income, gain, loss, and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. The U.S. Treasury Department has issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly-traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we will adopt. If the IRS were to challenge our proration method or new Treasury Regulations were issued, we may be required to change the allocation of items of income, gain, loss, and deduction among our unitholders. Latham & Watkins LLP has not rendered an opinion with respect to whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations. Please read "Material U.S. Federal Income Tax Consequences—Disposition of Common Units—Allocations Between Transferors and Transferees."

A unitholder whose units are the subject of a securities loan (e.g., a loan to a "short seller" to cover a short sale of units) may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

              Because a unitholder whose common units are loaned to a "short seller" to effect a short sale of common units may be considered as having disposed of the loaned common units, he may no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Latham & Watkins LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to effect a short sale of common units; therefore, our unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from loaning their common units.

We will adopt certain valuation methodologies that may result in a shift of income, gain, loss, and deduction between the unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

              When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss, and deduction between certain unitholders and our general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss, and deduction between our general partner and certain of our unitholders.

              A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of taxable gain from our unitholders' sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders' tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests within a twelve-month period will result in the termination of us as a partnership for federal income tax purposes.

              We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in our filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a significant deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in taxable income for the unitholder's taxable year that includes our termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but it would result in our being treated as a new partnership for U.S. federal income tax purposes following the termination. If we were treated as a new partnership, we would be required to make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if we were unable to determine that a termination occurred. The IRS announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership may be permitted to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Constructive Termination" for a discussion of the consequences of our termination for federal income tax purposes.

As a result of investing in our common units, you may be subject to state and local taxes and return filing requirements in jurisdictions where we operate or own or acquire properties.

              In addition to federal income taxes, you may be subject to other taxes, including foreign, state, and local taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or control property now or in the future, even if you do not live in any of those jurisdictions. You may be required to file foreign, state, and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We will initially own assets and conduct business in Pennsylvania. Pennsylvania imposes a personal income tax on individuals as well as corporations and other entities. As we make acquisitions or expand our business, we may own assets or conduct business in additional states that impose a personal income tax. It is your responsibility to file all U.S. federal, foreign, state, and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units. Please consult your tax advisor.

USE OF PROCEEDS

              We expect to receive net proceeds of approximately $             million from the sale of            common units offered by this prospectus, based on an assumed initial public offering price of $            per common unit (the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts, structuring fees and estimated offering expenses. We intend to use the net proceeds from this offering as follows:

  •
  $         million will be distributed to our parent in satisfaction of its right to reimbursement for certain capital expenditures incurred with respect to the contributed assets;

  •
  $         million capital will be contributed to the operating partnership for general partnership purposes; and

  •
  $         million will be retained by us for general partnership purposes.

              The net proceeds from any exercise by the underwriters of their option to purchase additional common units from us will be used to redeem from our parent a number of common units equal to the number of common units issued upon exercise of the option at a price per common unit equal to the net proceeds per common unit in this offering before expenses but after deducting underwriting discounts and structuring fees. Accordingly, any exercise of the underwriters' option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read "Underwriting."

              An increase or decrease in the initial public offering price of $1.00 per common unit would cause the net proceeds from the offering, after deducting underwriting discounts, structuring fees and estimated offering expenses, to increase or decrease by $             million, based on an assumed initial public offering price of $            per common unit (the midpoint of the price range set forth on the cover of this prospectus). If the proceeds increase due to a higher initial public offering price or decrease due to a lower initial public offering price, then the cash distribution to our parent from the proceeds of this offering will increase or decrease, as applicable, by a corresponding amount.

 CAPITALIZATION

              The following table shows our pro forma cash and cash equivalents and capitalization as of December 31, 2014, giving effect to the pro forma adjustments described in our unaudited pro forma consolidated balance sheet included elsewhere in this prospectus, including this offering and the application of the net proceeds of this offering in the manner described under "Use of Proceeds" and the other transactions described under "Prospectus Summary—Our Formation and Other Related Transactions."

              This table is derived from, should be read together with and is qualified in its entirety by reference to the unaudited pro forma consolidated balance sheet and the accompanying notes included elsewhere in this prospectus.

Pro Forma
December 31, 2014
(in thousands)
Cash and cash equivalents	$

Debt:
Revolving credit facility

Total debt	$

Equity(1):
PES Logistics Partners, L.P. partners' capital:
Held by public:
Common units
Held by Parent:
Common units
Subordinated units

Total PES Logistics Partners, L.P. partners' capital
Noncontrolling interest

Total equity

Total capitalization	$

(1)
Assumes the underwriters' option to purchase additional common units from us is not exercised.

 DILUTION

              Dilution is the amount by which the offering price per common unit in this offering will exceed the pro forma net tangible book value per common unit after the offering. Based on an assumed initial public offering price of $            per common unit (the mid-point of the price range set forth on the cover page of this prospectus), on a pro forma basis as of December 31, 2014, after giving effect to the offering of common units and the related transactions, our net tangible book value would have been approximately $             million, or $            per common unit. Purchasers of our common units in this offering will experience substantial and immediate dilution in pro forma net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit(1)		$
Pro forma net tangible book value per common unit before the offering(2)	$
Increase in net tangible book value per common unit attributable to purchasers in the offering

Less: Pro forma net tangible book value per common unit after the offering(3)

Immediate dilution in net tangible book value per common unit to purchasers in the offering(4)(5)		$

(1)
The midpoint of the price range set forth on the cover page of this prospectus.

(2)
Determined by dividing the pro forma net tangible book value of the contributed assets and liabilities, of $             million by the number of units (            common units and            subordinated units) to be issued to our general partner and its affiliates for their contribution of assets and liabilities to us.

(3)
Determined by dividing the number of units to be outstanding after this offering (            common units and            subordinated units) into our pro forma net tangible book value, after giving effect to the application of the net proceeds of this offering, of $             million.

(4)
Because the total number of units outstanding following this offering will not be impacted by any exercise of the underwriters' option to purchase additional common units and any net proceeds from such exercise will not be retained by us, there will be no change to the dilution in net tangible book value per common unit to purchasers in this offering due to any such exercise of the option.

(5)
If the initial public offering price were to increase or decrease by $1.00 per common unit, then dilution in net tangible book value per common unit would equal $            and $            , respectively.

              The following table sets forth the number of units that we will issue and the total consideration contributed to us by our general partner and its affiliates in respect of their units and by the purchasers of our common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units acquired			Total consideration
	Number	%		Amount	%
(in millions)
General partner and its affiliates(1)(2)(3)			%	$		%
Purchasers in this offering			%			%

Total		100.0%		$	100.0%

(1)
Upon the consummation of the transactions contemplated by this prospectus, our general partner and its affiliates will own            common units,             subordinated units and the general partner interest.

(2)
Assumes the underwriters' option to purchase additional common units from us is not exercised.

(3)
The assets contributed by our general partner and its affiliates were recorded at historical cost in accordance with GAAP. Book value of the consideration provided by our general partner and its affiliates, as of December 31, 2014, was $             million.

 OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

              The following discussion of our cash distribution policy should be read in conjunction with the specific assumptions included in this section. In addition, "Forward-Looking Statements" and "Risk Factors" should be read for information regarding statements that do not relate strictly to historical or current facts and regarding certain risks inherent in our business.

              For additional information regarding our pro forma results of operations, please refer to the unaudited pro forma consolidated balance sheet and the accompanying notes included elsewhere in this prospectus.

General

Rationale for Our Cash Distribution Policy

              Our partnership agreement requires that we distribute all of our available cash quarterly. This requirement forms the basis of our cash distribution policy and reflects a basic judgment that our unitholders will be better served if we distribute our available cash rather than retain our available cash, because, among other reasons, we believe we will generally finance any expansion capital expenditures from external financing sources. Under our current cash distribution policy, we intend to make a minimum quarterly distribution to the holders of our common units and subordinated units of $            per unit, or $            per unit on an annualized basis, to the extent we have sufficient available cash after the establishment of cash reserves and the payment of costs and expenses, including the payment of expenses to our general partner and its affiliates. However, other than the requirement in our partnership agreement to distribute all of our available cash each quarter, we have no legal obligation to make quarterly cash distributions in this or any other amount, and our general partner has considerable discretion to determine the amount of our available cash each quarter. In addition, our general partner may change our cash distribution policy at any time, subject to the requirement in our partnership agreement to distribute all of our available cash quarterly. Generally, our available cash is the sum of our (1) cash on hand at the end of a quarter after the payment of our expenses and the establishment of cash reserves and (2) cash on hand resulting from working capital borrowings made after the end of the quarter. Because we are not subject to an entity-level federal income tax, we expect to have more cash to distribute than would be the case if we were subject to federal income tax. If we do not generate sufficient available cash from our operations, we may, but are under no obligation to, borrow funds to pay the minimum quarterly distribution to our unitholders.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

              Although our partnership agreement requires that we distribute all of our available cash quarterly, there is no guarantee that we will make quarterly cash distributions to our unitholders at our minimum quarterly distribution rate or at any other rate, and we have no legal obligation to do so. Our current cash distribution policy is subject to certain restrictions, as well as the considerable discretion of our general partner in determining the amount of our available cash each quarter. The following factors will affect our ability to make cash distributions, as well as the amount of any cash distributions we make:

  •
  Our cash distribution policy will be subject to restrictions on cash distributions under our revolving credit facility, which we expect will prohibit us from making cash distributions while a default or an event of default has occurred and is continuing under the credit facility, notwithstanding our stated cash distribution policy. Please read "Management's Discussion and Analysis of Financial Condition—Capital Resources and Liquidity—Credit Facility."

  •
  The amount of cash that we distribute and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. Specifically, our general partner will have the authority to establish cash reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Any decision to establish cash reserves made by our general partner in good faith will be binding on our unitholders.

  •
  While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to make cash distributions, may be amended. During the subordination period our partnership agreement may not be amended without the approval of our public common unitholders, except in a limited number of circumstances where our general partner can amend our partnership agreement without any unitholder approval. For a description of these limited circumstances, please read "Our Partnership Agreement—Amendment of Our Partnership Agreement—No Unitholder Approval." However, after the subordination period has ended, our partnership agreement may be amended with the consent of our general partner and the approval of a majority of the outstanding common units, including common units owned by our general partner and its affiliates. At the closing of this offering, our parent will own our general partner and will indirectly own        % of our total outstanding common units and subordinated units on an aggregate basis (or        % of our total outstanding common units and subordinated units on an aggregate basis if the underwriters' option to purchase additional common units is exercised in full).

  •
  Under Section 17-607 of the Delaware Act we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating and maintenance or general and administrative expenses, principal and interest payments on our debt, tax expenses, working capital requirements and anticipated cash needs. Our available cash is directly impacted by our cash expenses necessary to run our business and will be reduced dollar-for-dollar to the extent such uses of cash increase. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Available Cash."

  •
  Our ability to make cash distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make cash distributions to us may be restricted by, among other things, the provisions of future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations.

  •
  If and to the extent our available cash materially declines from quarter to quarter, we may elect to change our current cash distribution policy and reduce the amount of our quarterly distributions in order to service or repay our debt or fund expansion capital expenditures.

              To the extent that our general partner determines not to distribute the full minimum quarterly distribution on our common units with respect to any quarter during the subordination period, the common units will accrue an arrearage equal to the difference between the minimum quarterly distribution and the amount of the distribution actually paid on the common units with respect to that quarter. The aggregate amount of any such arrearages must be paid on the common units before any distributions of available cash from operating surplus may be made on the subordinated units and before any subordinated units may convert into common units. The subordinated units will not accrue any arrearages. Any shortfall in the payment of the minimum quarterly distribution on the common units with respect to any quarter during the subordination period may decrease the likelihood that our quarterly distribution rate would increase in subsequent quarters. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period."

Our Ability to Grow is Dependent on Our Ability to Access External Expansion Capital

              Our partnership agreement requires us to distribute all of our available cash to our unitholders on a quarterly basis. As a result, we expect that we will rely primarily upon our cash reserves and external financing sources, including borrowings under our revolving credit facility and the issuance of debt and equity securities, to fund future acquisitions and other expansion capital expenditures. To the extent we are unable to finance growth with external sources of capital, the requirement in our partnership agreement to distribute all of our available cash and our current cash distribution policy will significantly impair our ability to grow. In addition, because we will distribute all of our available cash, our growth may not be as fast as businesses that reinvest all of their available cash to expand ongoing operations. We expect that our revolving credit facility will restrict our ability to incur additional debt, including through the issuance of debt securities. Please read "Risk Factors—Risks Related to Our Business—Restrictions in our revolving credit facility could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders." To the extent we issue additional units, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our cash distributions per unit. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to our common units, and our unitholders will have no preemptive or other rights (solely as a result of their status as unitholders) to purchase any such additional units. If we incur additional debt (under our revolving credit facility or otherwise) to finance our growth strategy, we will have increased interest expense, which in turn will reduce the available cash that we have to distribute to our unitholders. Please read "Risk Factors—Risks Related to Our Business—Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities."

Our Minimum Quarterly Distribution

              Upon the consummation of this offering, our partnership agreement will provide for a minimum quarterly distribution of $            per unit for each whole quarter, or $            per unit on an annualized basis. Our ability to make cash distributions at the minimum quarterly distribution rate will be subject to the factors described above under "—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy." Quarterly distributions, if any, will be made within 60 days after the end of each calendar quarter to holders of record on or about the first day of each such month in which such distributions are made. If the distribution date does not fall on a business day, we will make the distribution on the first business day immediately following the indicated distribution date. We will not make distributions for the period that begins on                , 2015, and ends on the day prior to the closing of this offering. We will adjust the amount of our first distribution for the period from the closing of this offering through                 , 2015, based on the actual length of the period.

              The amount of available cash needed to pay the minimum quarterly distribution on all of our common units and subordinated units to be outstanding immediately after this offering for one quarter and on an annualized basis is summarized in the table below:

	No Exercise of Option to Purchase Additional Common Units			Full Exercise of Option to Purchase Additional Common Units
	Aggregate Minimum Quarterly Distributions			Aggregate Minimum Quarterly Distributions
	Number of Units	One Quarter	Annualized (Four Quarters)	Number of Units	One Quarter	Annualized (Four Quarters)
		(in millions)			(in millions)
Publicly held common units		$	$		$	$
Common units held by our parent
Subordinated units held by our parent

Total		$	$		$	$

              Our general partner will initially hold all of the incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 50%, of the cash we distribute in excess of $            per unit per quarter.

              During the subordination period, before we make any quarterly distributions to our subordinated unitholders, our common unitholders are entitled to receive payment of the full minimum quarterly distribution for such quarter plus any arrearages in distributions of the minimum quarterly distribution from prior quarters. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period." We cannot guarantee, however, that we will pay distributions on our common units at our minimum quarterly distribution rate or at any other rate in any quarter.

              Although holders of our common units may pursue judicial action to enforce provisions of our partnership agreement, including those related to requirements to make cash distributions as described above, our partnership agreement provides that any determination made by our general partner in its capacity as our general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by the Delaware Act or any other law, rule or regulation or at equity. Our partnership agreement provides that, in order for a determination by our general partner to be made in "good faith," our general partner must subjectively believe that the determination is in the best interests of our partnership. In making such determination, our general partner may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. Please read "Conflicts of Interest and Duties."

              The provision in our partnership agreement requiring us to distribute all of our available cash quarterly may not be modified or repealed without amending our partnership agreement; however, as described above, the actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business, the amount of reserves our general partner establishes in accordance with our partnership agreement and the amount of available cash from working capital borrowings.

              Additionally, our general partner may reduce the minimum quarterly distribution and the target distribution levels if legislation is enacted or modified that results in our becoming taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes. In such an event, the minimum quarterly distribution and the target distribution levels may be reduced proportionately by the percentage decrease in our available cash resulting from the estimated tax liability we would incur in the quarter in which such legislation is effective. The minimum quarterly distribution will also be proportionately adjusted in the event of any distribution, combination or subdivision of common units in accordance with the partnership agreement, or in the event of a distribution of available cash from capital surplus. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels." The minimum quarterly distribution is also subject to adjustment if the holder(s) of the incentive distribution rights (initially only our general partner) elect to reset the target distribution levels related to the incentive distribution rights. In connection with any such reset, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution amount per common unit for the two quarters immediately preceding the reset. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner's Right to Reset Incentive Distribution Levels."

              In the section that follows, we present in detail the basis for our belief that we will be able to fully fund our annualized minimum quarterly distribution of $            per unit for the twelve months ending March 31, 2016. In that section, we present a table captioned "Estimated Distributable Cash Flow for the Twelve Months Ending March 31, 2016," in which we provide our estimated forecast of our ability to generate sufficient distributable cash flow to support the payment of the minimum quarterly distribution on all units for the twelve months ending March 31, 2016.

Estimated Distributable Cash Flow for the Twelve Months Ending March 31, 2016

              Our estimated distributable cash flow for the twelve months ending March 31, 2016 is forecasted to be $39.8 million. This amount would exceed by $             million the amount needed to pay the minimum quarterly distribution of $            per unit on all of our outstanding common and subordinated units for the twelve months ending March 31, 2016. The number of outstanding units on which we have based our estimate does not include any common units that may be issued under the long-term incentive plan that our general partner will adopt prior to the closing of this offering and assumes that the underwriters' option to purchase additional common units is not exercised.

              Management has prepared the forecast of estimated distributable cash flow for the twelve months ending March 31, 2016, and related assumptions set forth below to substantiate our belief that we will have sufficient available cash to pay the minimum quarterly distribution to all of our unitholders for the twelve months ending March 31, 2016. Please read below under "—Significant Forecast Assumptions" for further information as to the assumptions we have made for the financial forecast. This forecast is a forward-looking statement and should be read together with our unaudited pro forma balance sheet and the accompanying notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition." This forecast was not prepared with a view toward complying with guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the assumptions on which we base our belief that we can generate sufficient distributable cash flow to pay the minimum quarterly distribution to all unitholders for the forecasted period. However, this information is not fact and should not be relied upon as being necessarily indicative of our future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

              The prospective financial information included in this registration statement has been prepared by, and is the responsibility of, our management. KPMG LLP has neither compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.

              When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements under "Risk Factors." Any of the risks discussed in this prospectus, to the extent they are realized, could cause our actual results of operations to vary significantly from those that would enable us to generate our estimated distributable cash flow.

              We do not undertake any obligation to release publicly the results of any future revisions we may make to the forecast or to update this forecast to reflect events or circumstances after the date of this prospectus. Therefore, you are cautioned not to place undue reliance on this prospective financial information.

PES Logistics Partners, L.P.
Estimated Distributable Cash Flow
(In thousands)

			Three Months Ending
	Twelve Months Ending March 31, 2016
			June 30, 2015		September 30, 2015		December 31, 2015		March 31, 2016
Total Revenues		$122,105		$29,621		$30,636		$30,636		$31,212
Costs and Expenses:
Operating and maintenance expenses		16,483		4,024		4,142		4,097		4,220
General and administrative expense(1)		6,045		1,500		1,500		1,500		1,545
Depreciation expense		4,964		1,236		1,236		1,236		1,256

Total costs and expenses		27,492		6,760		6,878		6,833		7,021

Operating Income		94,613		22,861		23,758		23,803		24,191
Interest expense, net(2)		1,276		319		319		319		319

Net Income attributable to the controlling and noncontrolling interests		93,337		22,542		23,439		23,484		23,872
Plus:
Interest expense, net		1,276		319		319		319		319
Depreciation expense		4,964		1,236		1,236		1,236		1,256

Estimated EBITDA(3)		99,577		24,097		24,994		25,039		25,447
Less:
Cash interest paid, net(2)		764		191		191		191		191
Maintenance capital expenditures(4)		2,000		500		500		500		500
Expansion capital expenditures		—		—		—		—		—
Distribution to noncontrolling interest(5)		56,992		13,803		14,297		14,321		14,571

Estimated Distributable Cash Flow		$39,821		$9,603		$10,006		$10,027		$10,185

Distributions to public common unitholders(6)		$—	$		$		$		$
Distributions to our parent—common units(6)		—
Distributions to our parent—subordinated units(6)		—
Distributions to our general partner		—		—		—		—		—

Total distributions to unitholders and general partner		—		—		—		—		—

Excess of distributable cash flow over aggregate annualized minimum quarterly distributions	$		$		$		$		$

(1)
Includes $3.0 million of estimated annual incremental general and administrative expenses as a result of being a separate publicly traded partnership.

(2)
Interest expense, net and cash interest paid, net both include the estimated commitment fee on a $255 million revolving credit facility that is expected to be undrawn during the period. Interest expense, net also includes the estimated amortization of debt issuance costs that will be incurred in connection with our revolving credit facility. Cash interest, net excludes the amortization of debt issuance costs.

(3)
We define EBITDA in "Management's Discussion and Analysis of Financial Condition—How We Evaluate Our Results of Operations—EBITDA and Distributable Cash Flow".

(4)
Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long-term, our operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace unloading equipment or other equipment at our facilities, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

(5)
Distributions to noncontrolling interest represent distributable cash flow from our operating partnership to our parent. Distributable cash flow from our operating partnership will be allocated 45% to us and 55% to our parent. Distributions to noncontrolling interest are determined prior to deductions incurred by us but not incurred by our operating partnership. Since we have expenses that our operating partnership does not have, our operating partnership may be able to make distributions to us and to our parent when we are unable to make distributions to our unitholders. The following table shows the calculation of forecast distributions to noncontrolling interest:

		Three Months Ending
	Twelve Months Ending March 31, 2016
		June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016
Estimated EBITDA	$99,577	$24,097	$24,994	$25,039	$25,447
Plus:
Allocated general & administrative expenses	3,000	750	750	750	750
Public company expenses	3,000	750	750	750	750
Less:
Maintenance capital expenditures	2,000	500	500	500	500

Estimated distributable cash flow by our operating partnership	103,577	25,097	25,994	26,039	26,447
Noncontrolling ownership interest	55%	55%	55%	55%	55%

Distribution to noncontrolling interest	$56,992	$13,803	$14,297	$14,321	$14,571

(6)
Based on the number of common units and subordinated units expected to be outstanding upon the closing of this offering and assumes that the underwriters' option to purchase additional common units is not exercised.

Significant Forecast Assumptions

              The forecast is unaudited and has been prepared by and is the responsibility of management. The forecast reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve months ending March 31, 2016. While the assumptions discussed below are not all-inclusive, they include those that we believe are material to our forecasted results of operations, and any assumptions not discussed below were not deemed to be material. We believe we have a reasonable, objective basis for these assumptions. We believe our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. There will likely be differences between our forecast and our actual results and those differences could be material. If the forecasted results are not achieved, we may not be able to make cash distributions on our common units at the minimum quarterly distribution rate or at all.

Volumes and Revenue

              We estimate that we will generate revenue of $122.1 million for the twelve months ending March 31, 2016. We expect all of our forecasted revenues will be derived from our equity ownership in the operating partnership and its ten-year, fee-based commercial agreement with Refining, supported by Refining's minimum volume commitments. To forecast revenue, we used the historical volumes handled on behalf of Refining from the inception of the North Yard terminal operations on October 23, 2013 through December 31, 2014. These volumes were adjusted to reflect a full year of operations, the commercial agreement with Refining, and forecasts for crude supply and refined petroleum product demand. Our operating partnership did not have a commercial agreement in effect with Refining with respect to the volumes handled for Refining prior to January 1, 2015. We have forecasted volumes from Refining of approximately 10.0% above the minimum volume commitments under the commercial agreement. We expect that any variances between actual and forecasted revenue will be driven by differences between actual and forecasted volumes in excess of the minimum volume commitments of Refining, as well as variances in the January 1, 2016 inflation adjustment to the throughput fee.

              The following table reflects our forecasted volumes and revenue for the twelve months ended March 31, 2016.

	Thousands of Barrels Per Day	Thousands of Barrels Per Year	Throughput Fee (Dollars Per Barrel)	Revenue (Thousands of Dollars)
Our terminal
Minimum Volume Commitment	170.0	62,220	$1.91	$119,100
Additional throughput	16.8	5,955	$0.50	3,005

Total throughput	186.8	68,175		$122,105

Operating and Maintenance Expenses

              Our operating and maintenance expenses are comprised primarily of labor expenses, outside contractor expenses, insurance premiums, repairs and maintenance expenses and utility costs. We estimate that we will incur operating and maintenance expenses of $16.5 million for the twelve months ending March 31, 2016.

              Our operating and maintenance expenses includes an operating and administrative service fee of $0.7 million per year that the operating partnership will pay to Refining under the amended and restated services and secondment agreement for the provision of certain infrastructure-related services with respect to the operating partnership's business. See "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Services and Secondment Agreement."

General and Administrative Expenses

              We estimate that our total general and administrative expenses will be $6.0 million for the twelve months ending March 31, 2016. These forecast expenses consist of:

  •
  an annual fee of $3.0 million per year that we will pay our parent under the amended and restated services and secondment agreement for the secondment of certain employees and the provision of various centralized administrative services for our benefit, including financial and administrative services, information technology services, legal services, health, safety and environmental services, human resources services and insurance administration. For a more complete description of this agreement and the services covered by it, see "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Services and Secondment Agreement"; and

  •
  approximately $3.0 million of incremental annual expenses as a result of being a publicly traded partnership, including costs associated with annual and quarterly reports to unitholders, financial statement audit, tax return and Schedule K-1 preparation and distribution, investor relations, activities, registrar and transfer agent fees, incremental director and officer liability insurance premiums, independent director compensation, and incremental costs associated with operating our logistics assets as a growth-oriented business.

Depreciation Expense

              We estimate that depreciation expense will be $5.0 million for the twelve months ending March 31, 2016.

Financing

              We estimate that interest expense will be approximately $1.3 million for the twelve months ending March 31, 2016 based on the following assumptions:

  •
  we will enter into a $255 million revolving credit facility at the closing of this offering, which will remain undrawn during the forecast period with an estimated weighted average rate on any borrowings of approximately        %;

  •
  interest expense includes an estimated 0.3% commitment fee for the unutilized portion of the revolving credit; and

  •
  interest expense also includes the amortization of debt issuance costs incurred in connection with our revolving credit facility.

Capital Expenditures

              We estimate that total capital expenditures for the twelve months ending March 31, 2016 will be $2.0 million, based on the following assumptions:

  •
  Maintenance Capital Expenditures.  We estimate that our maintenance capital expenditures will be $2.0 million for the twelve months ending March 31, 2016, based on the fact that the North Yard terminal has only recently been placed into service.

  •
  Expansion Capital Expenditures.  Our estimate for the twelve months ending March 31, 2016 does not include any expansion capital expenditures. A project to expand the throughput unloading capacity at our terminal from 140,000 to 280,000 bpd was completed in October 2014. See "Management's Discussion and Analysis of Financial Condition—Capital Resources and Liquidity—Capital Expenditures".

Regulatory, Industry and Economic Factors

              Our forecast of estimated EBITDA for the twelve months ending March 31, 2016 is based on the following significant assumptions related to regulatory, industry and economic factors:

  •
  Refining will not default under the commercial agreement with the operating partnership or reduce, suspend or terminate its obligations, nor will any events occur that would be deemed a force majeure event, under such agreement;

  •
  there will not be any new federal, state or local regulation, or any interpretation of existing regulation, of the portions of the logistics industries in which we operate that will be materially adverse to our business;

  •
  there will not be any material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events that affect our assets, the Philadelphia refining complex or the delivery of the crude oil volumes included in our forecast;

  •
  there will not be a shortage of skilled labor; and

  •
  there will not be any material adverse changes in the refining industry, the midstream energy sector or market or overall economic conditions.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

              Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General

              Our partnership agreement requires that, within 60 days after the end of each quarter, beginning with the quarter ending                         , 2015, we distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the amount of our distribution for the period from the closing of this offering through                        , 2015, based on the actual length of the period.

Definition of Available Cash

              Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

  •
  less, the amount of cash reserves established by our general partner to:

  •
  provide for the proper conduct of our business (including reserves for our future capital expenditures, future acquisitions and anticipated future debt service requirements);

  •
  comply with applicable law, any of our or our subsidiaries' debt instruments or other agreements or any other obligation; or

  •
  provide funds for distributions to our unitholders for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

  •
  plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

              The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months with funds other than from additional working capital borrowings.

Intent to Distribute the Minimum Quarterly Distribution

              Under our current cash distribution policy, we intend to make a minimum quarterly distribution to the holders of our common units and subordinated units of $             per unit, or $             per unit on an annualized basis, to the extent we have sufficient available cash after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner and its affiliates. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. The amount of distributions paid under our cash distribution policy and the decision to make any distribution will be determined by our general partner, taking into consideration the terms of our partnership agreement. Please read "Management's Discussion and Analysis of Financial Condition—Capital Resources and Liquidity—Credit Facility" for a discussion of the restrictions that we expect to be included in our revolving credit facility that may restrict our ability to make distributions.

Incentive Distribution Rights

              Our general partner currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50%, of the available cash we distribute from operating surplus (as defined below) in excess of $            per unit per quarter. The maximum distribution of 50% does not include any distributions that our general partner or its affiliates may receive on common or subordinated units that they may own. Please read "—Incentive Distribution Rights" for additional information.

Operating Surplus and Capital Surplus

General

              All cash distributed to unitholders will be characterized as either being paid from "operating surplus" or "capital surplus." We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating Surplus

              We define operating surplus as:

  •
  $       million (as described below); plus

  •
  all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

  •
  working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

  •
  cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

  •
  cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; less

  •
  all of our operating expenditures (as defined below) after the closing of this offering; less

  •
  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

  •
  all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings.

              As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $         million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

              The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the twelve-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

              We define interim capital transactions as (1) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (2) sales of equity securities, and (3) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements.

              We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursements of expenses of our general partner and its affiliates, officer, director and employee compensation, debt service payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract and amounts paid in connection with the initial purchase of a rate hedge contract or a commodity hedge contract will be amortized at the life of such rate hedge contract or commodity hedge contract), maintenance capital expenditures (as discussed in further detail below), and repayment of working capital borrowings; provided, however, that operating expenditures will not include:

  •
  repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

  •
  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

  •
  the purchase price of indebtedness that is repurchased and cancelled;

  •
  expansion capital expenditures;

  •
  payment of transaction expenses (including taxes) relating to interim capital transactions;

  •
  distributions to our partners;

  •
  repurchases of partnership interests (excluding repurchases we make to satisfy obligations under employee benefit plans); or

  •
  any other expenditures or payments using the proceeds of this offering that are described in "Use of Proceeds."

Capital Surplus

              Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

  •
  borrowings other than working capital borrowings;

  •
  sales of our equity and debt securities;

  •
  sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets; and

  •
  capital contributions received.

Characterization of Cash Distributions

              All available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed by us since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. We anticipate that distributions from operating surplus will generally not represent a return of capital. However, operating surplus, as defined in our partnership agreement, includes certain components, including a $             million cash basket, that represent non-operating sources of cash. Consequently, it is possible that all or a portion of specific distributions from operating surplus may represent a return of capital. Any available cash distributed by us in excess of our cumulative operating surplus will be deemed to be capital surplus under our partnership agreement. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering and as a return of capital. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

              Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace unloading equipment or other equipment at our facilities, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

              Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating capacity or operating income over the long term. Examples of expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional unloading equipment or other equipment at our facilities, to the extent such capital expenditures are expected to expand our long-term operating capacity or operating income. Expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of.

              Capital expenditures that are made in part for maintenance capital purposes and in part for expansion capital purposes will be allocated as maintenance capital expenditures or expansion capital expenditures by our general partner.

Subordinated Units and Subordination Period

General

              Our partnership agreement provides that, during the subordination period (which we define below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $            per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed "subordinated" because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution on the common units plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters. Furthermore, no arrearages will accrue or be payable on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that, during the subordination period, there will be sufficient available cash from operating surplus to pay the minimum quarterly distribution on the common units.

Subordination Period

              Except as described below, the subordination period will begin on the closing date of this offering and will extend until the first business day following the distribution of available cash in respect of any quarter beginning after                        , 2018, that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded $            (the annualized minimum quarterly distribution), for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the adjusted operating surplus (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of $            (the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units during those periods on a fully diluted basis; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

Early Termination of the Subordination Period

              Notwithstanding the foregoing, the subordination period will automatically terminate, and all of the subordinated units will convert into common units on a one-for-one basis, on the first business day

following the distribution of available cash in respect of any quarter, beginning with the quarter ending                , 2016, that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded $            (150% of the annualized minimum quarterly distribution), plus the related distributions on the incentive distribution rights, for the four-quarter period immediately preceding that date;

  •
  the adjusted operating surplus (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of (1) $            (150% of the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units during that period on a fully diluted basis and (2) the corresponding distributions on the incentive distribution rights; and

  •
  there are no arrearages in payment of the minimum quarterly distributions on the common units.

Expiration Upon Removal of the General Partner

              In addition, if the unitholders remove our general partner other than for cause:

  •
  the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (1) neither such person nor any of its affiliates voted any of its units in favor of the removal and (2) such person is not an affiliate of the successor general partner;

  •
  if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end; and

  •
  our general partner will have the right to convert its incentive distribution rights into common units or to receive cash in exchange for those interests.

Expiration of the Subordination Period

              When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will thereafter participate pro rata with the other common units in distributions of available cash.

Adjusted Operating Surplus

              Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

  •
  operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet under the caption "—Operating Surplus and Capital Surplus—Operating Surplus" above); less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash from Operating Surplus During the Subordination Period

              We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  first, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter and any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters;

  •
  second, to the subordinated unitholders, pro rata, until we distribute for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

              The preceding discussion is based on the assumption that we do not issue additional classes of equity securities.

Distributions of Available Cash from Operating Surplus After the Subordination Period

              We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  first, to all unitholders, pro rata, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

              The preceding discussion is based on the assumption that we do not issue additional classes of equity securities.

General Partner Interest

              Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner may in the future own common units or other equity securities in us and will be entitled to receive distributions on any such interests.

Incentive Distribution Rights

              Incentive distribution rights represent the right to receive an increasing percentage (15%, 25% and 50%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights at any time.

              If for any quarter:

  •
  we have distributed available cash from operating surplus to the common unitholders and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner (as the holder of our incentive distribution rights) in the following manner:

  •
  first, to all unitholders, pro rata until each unitholder receives a total of $            per unit for that quarter (the "first target distribution");

  •
  second, 85% to all common unitholders and subordinated unitholders, pro rata, and 15% to the holders of our incentive distribution rights, until each unitholder receives a total of $            per unit for that quarter (the "second target distribution");

  •
  third, 75% to all common unitholders and subordinated unitholders, pro rata, and 25% to the holders of our incentive distribution rights, until each unitholder receives a total of $            per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 50% to all common unitholders and subordinated unitholders, pro rata, and 50% to the holders of our incentive distribution rights.

Percentage Allocations of Available Cash from Operating Surplus

              The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner (as the holder of our incentive distribution rights) based on the specified target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of our general partner (as the holder of our incentive distribution rights) and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Per Unit Target Amount." The percentage interests shown for our unitholders and our general partner assume that our general partner has not transferred its incentive distribution rights and that there are no arrearages on common units.

			Marginal Percentage Interest In Distributions
	Total Quarterly Distribution Per Unit Target Amount		Unitholders	General Partner (as Holder of Our Incentive Distribution Rights)
Minimum Quarterly Distribution	$		100%	0%
First Target Distribution	above $	up to $	100%	0%
Second Target Distribution	above $	up to $	85%	15%
Third Target Distribution	above $	up to $	75%	25%
Thereafter	above $		50%	50%

General Partner's Right to Reset Incentive Distribution Levels

              Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement, subject to certain conditions, to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of the incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Our general partner's right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding, we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distributions for each of the four consecutive fiscal quarters immediately preceding such time and the amount of each such distribution did not exceed adjusted operating surplus for such quarter. If our general partner and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of the general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that the holder of the incentive distribution rights will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

              In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the "cash parity" value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters immediately preceding the reset event as compared to the average cash distributions per common unit during that two-quarter period.

              The number of common units that our general partner (or the then-holder of the incentive distribution rights, if other than our general partner) would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the aggregate amount of cash distributed per common unit during each of these two quarters.

              Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the "reset minimum quarterly distribution") and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

  •
  first, to all common unitholders, pro rata, until each unitholder receives an amount per unit equal to 115% of the reset minimum quarterly distribution for that quarter;

  •
  second, 85% to all common unitholders, pro rata, and 15% to our general partner, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for the quarter;

  •
  third, 75% to all common unitholders, pro rata, and 25% to our general partner, until each unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for the quarter; and

  •
  thereafter, 50% to all common unitholders, pro rata, and 50% to our general partner.

Because a reset election can only occur after the subordination period expires, the reset minimum quarterly distribution will have no significance except as a baseline for the target distribution levels.

              The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner (as the holder of our incentive distribution rights) at various cash distribution levels (1) pursuant to the cash distribution provisions of our partnership agreement in effect at the completion of this offering, as well as (2) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $            .

		Marginal Percentage Interest in Distributions		Quarterly Distribution Per Unit Following Hypothetical Reset
	Quarterly Distribution Per Unit Prior To Reset
		Common Unitholders	Incentive Distribution Rights
Minimum Quarterly Distribution		$100%	0%	$
First Target Distribution	above $ up to $	100%	0%	above $ up to $ (1)
Second Target Distribution	above $ up to $	85%	15%	above $ up to $ (2)
Third Target Distribution	above $ up to $	75%	25%	above $ up to $ (3)
Thereafter	above $	50%	50%	above $ (3)

(1)
This amount is 115% of the hypothetical reset minimum quarterly distribution.

(2)
This amount is 125% of the hypothetical reset minimum quarterly distribution.

(3)
This amount is 150% of the hypothetical reset minimum quarterly distribution.

              The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner (as the holder of our incentive distribution rights) in respect of incentive distribution rights, based on an average of the amounts distributed for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be            common units outstanding and the average distribution to each common unit would be $            per quarter for the two consecutive non-overlapping quarters prior to the reset.

Cash Distribution To General Partner Prior To Reset
Cash Distributions To Common Unitholders Prior To Reset
Quarterly Distribution Per Unit Prior To Reset
			Common Units	Incentive Distribution Rights	Total	Total Distributions
Minimum Quarterly Distribution	$	$	$	$	$	$
First Target Distribution	above $ up to $
Second Target Distribution	above $ up to $
Third Target Distribution	above $ up to $
Thereafter	above $

		$	$	$	$	$

              The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the general partner (as the holder of our incentive distribution rights) in respect of incentive distribution rights, with respect to the quarter after the reset occurs. The table reflects that, as a result of the reset, there would be             common units outstanding, and that the average distribution to each common unit would be $            . The number of common units issued as a result of the reset was calculated by dividing (x) $            as the average of the amounts received by the general partner in respect of its incentive distribution rights for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, by (y) the average of the cash distributions made on each common unit per quarter for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, or $            .

Cash Distribution to General Partner After Reset
Cash Distributions to Common Unitholders After Reset
Quarterly Distribution Per Unit After Reset
			Common Units	Incentive Distribution Rights	Total	Total Distributions
Minimum Quarterly Distribution	$	$	$	$	$	$
First Target Distribution	above $ up to $
Second Target Distribution	above $ up to $
Third Target Distribution	above $ up to $
Thereafter	above $

		$	$	$	$	$

              Our general partner (as the holder of our incentive distribution rights) will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the immediately preceding four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will be Made

              We will make distributions of available cash from capital surplus, if any, in the following manner:

  •
  first, to all common unitholders and subordinated unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below;

  •
  second, to all common unitholders and subordinated unitholders, pro rata, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the outstanding common units; and

  •
  thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

              The preceding discussion is based on the assumption that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

              Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in relation to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

              Once we reduce the minimum quarterly distribution and target distribution levels to zero, all future distributions will be made such that 50% is paid to all unitholders, pro rata, and 50% is paid to the holder or holders of incentive distribution rights, pro rata.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

              In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, we will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  the target distribution levels;

  •
  the initial unit price;

  •
  the arrearages per common unit in payment of the minimum quarterly distribution on the common units; and

  •
  the number of subordinated units.

              For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50% of its initial level, and each subordinated unit would be split into two subordinated units. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine or subdivide our subordinated units using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property (including additional common units issued under any compensation or benefit plans).

              In addition, if legislation is enacted or if the official interpretation of existing law is modified by a governmental authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) plus our general partner's estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference may be accounted for in subsequent quarters.

 Distributions of Cash Upon Liquidation

General

              If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the holders of our incentive distribution rights, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

              The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of common units to a repayment of the initial value contributed by unitholders for their units in this offering, which we refer to as the "initial unit price" for each unit. The allocations of gain and loss upon liquidation are also intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be distributable cash flow to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of Adjustments for Gain

              The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to our partners in the following manner:

  •
  first, to the common unitholders, pro rata, until the capital account for each common unit is equal to the sum of:

    (1)
    the initial unit price;

    (2)
    the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and

    (3)
    any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  second, to the subordinated unitholders, pro rata, until the capital account for each subordinated unit is equal to the sum of:

    (1)
    the initial unit price; and

    (2)
    the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  third, to all unitholders, pro rata, until we allocate under this paragraph an amount per unit equal to:

    (1)
    the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

    (2)
    the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed to the unitholders, pro rata, for each quarter of our existence;

  •
  fourth, 85% to all unitholders, pro rata, and 15% to our general partner (as the holder of our incentive distribution rights), until we allocate under this paragraph an amount per unit equal to:

    (1)
    the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

    (2)
    the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to our general partner (as the holder of our incentive distribution rights) for each quarter of our existence;

  •
  fifth, 75% to all unitholders, pro rata, and 25% to our general partner (as the holder of our incentive distribution rights), until we allocate under this paragraph an amount per unit equal to:

    (1)
    the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

    (2)
    the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner (as the holder of our incentive distribution rights) for each quarter of our existence; and

  •
  thereafter, 50% to all unitholders, pro rata, and 50% to our general partner (as the holder of our incentive distribution rights).

              The percentages set forth above are based on the assumption that our general partner has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

              We may make special allocations of income and gain among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

              If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the first bullet point above and all of the second bullet point above will no longer be applicable.

Manner of Adjustments for Losses

              If our liquidation occurs before the end of the subordination period, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our general partner and unitholders in the following manner:

  •
  first, to the holders of subordinated units in proportion to the positive balances in their capital accounts, until the capital accounts of the subordinated unitholders have been reduced to zero;

  •
  second, to the holders of common units in proportion to the positive balances in their capital accounts, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  thereafter, 100% to our general partner.

              The percentages set forth above are based on the assumption that our general partner has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

              If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

              We may make special allocations of loss among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Adjustments to Capital Accounts

              Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and our general partner (as the holder of our incentive distribution rights) in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the partners' capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders' capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

              You should read the following discussion of the financial condition for PES Logistics Partners, L.P. in conjunction with the pro forma combined balance sheet for PES Logistics Partners, L.P. included elsewhere in this prospectus. In this section, references to "we," "our," "us" or like terms when used in the present tense or prospectively, refer to PES Logistics Partners, L.P. and its subsidiaries, including the operating partnership.

              Because our operations will not commence until the closing of this offering when our parent contributes a 45% limited partner interest in the operating partnership and all of the outstanding membership interests in North Yard GP to us and we will be capitalized on a nominal basis prior to such time, we have not included any historical financial results in this "Management's Discussion and Analysis of Financial Condition."

 Overview

              We are a fee-based, growth oriented traditional master limited partnership recently formed by our parent to own, operate, develop and acquire crude oil, refined product and other logistics assets. Upon the consummation of this offering, we will own the general partner interest and a 45% limited partner interest in the operating partnership, which owns and operates the North Yard terminal, a crude oil rail unloading terminal adjacent to the Philadelphia refining complex. We will generate revenue by charging fees for receiving, handling and transferring crude oil for Refining. We will not take ownership of or receive any payments based on the value of the crude oil we handle, and as a result, we will not have any direct exposure to the fluctuations in commodity prices.

              The North Yard terminal was completed on October 23, 2013 with the capacity to unload two unit trains per day, or 140,000 bpd, based on the industry-standard 104-car unit train configuration. Refining completed an expansion project in October 2014 that increased the unloading capacity of our terminal to four unit trains per day, or 280,000 bpd. The North Yard terminal is designed to unload 120-car unit trains and, if the rail industry moves to these more efficient trains, then the capacity of the North Yard terminal will increase.

How We Generate Revenue

              We will generate revenue through our 45% limited partner interest in the operating partnership. The operating partnership generates revenue by charging fees for receiving, handling and transferring crude oil. Following the closing of this offering, all of our revenue will be derived from our equity ownership in the operating partnership and its ten-year, fee-based commercial agreement with Refining. This commercial agreement with Refining is supported by minimum volume commitments and inflation escalators, which we believe will enhance the stability and predictability of our cash flow over time.

              Under the commercial agreement, Refining is obligated to throughput a minimum of 170,000 bpd through the North Yard terminal. The volume of crude oil actually throughput at the North Yard terminal is measured by a custody transfer meter that measures the amount of crude oil leaving the North Yard terminal. Refining bears the risk of loss at all times of any crude oil handled or delivered by Refining at the North Yard terminal and, unless the operating partnership experiences a spill or other release while the crude oil is in the operating partnership's custody, all volumetric losses and gains in crude oil are for Refining's account.

              The operating partnership charges an initial throughput fee of $1.90 per barrel for all throughput up to the minimum volume commitment. For any throughput volumes in excess of the minimum volume commitment, the operating partnership charges Refining $0.50 per barrel (the "excess throughput fee"). The fees charged by the operating partnership will be increased annually by a percentage equal to the increase in the Consumer Price Index ("CPI"). In no event will the annual rate adjustments result in a reduction of the applicable fees.

              The initial term of this agreement is ten years, and the agreement will automatically extend for two separate five-year periods thereafter unless terminated in advance by either party. For a detailed description of the operating partnership's commercial agreement with Refining, please read "Business—Commercial Agreement with Refining."

How We Evaluate Our Results of Operations

              Our management intends to use a variety of financial and operating metrics to analyze our performance. These metrics are significant factors in assessing our operating results and profitability and include: (i) volumes; (ii) operating and maintenance expenses; (iii) general and administrative expenses; (iv) financing expenses; (v) income tax expenses; and (vi) EBITDA and distributable cash flow. We define EBITDA and distributable cash flow below.

Volumes

              Our revenue will primarily depend on the volumes of crude oil that the operating partnership throughputs at the North Yard terminal. The volumes of crude oil that the operating partnership throughputs will depend substantially on Refining's total operating margins, and more specifically on Refining's operating margins on domestic crude oil delivered by rail through the North Yard terminal as compared to its operating margins on alternative sources of crude oil. Although Refining will commit to minimum volumes under the commercial agreement with the operating partnership, our results of operations will be impacted by Refining's utilization of our assets in excess of its minimum volume commitments and our ability to identify and execute accretive acquisitions and organic expansion projects.

Operating and Maintenance Expenses

              Our management seeks to maximize the profitability of our operations by effectively managing operating and maintenance expenses. These expenses are comprised primarily of labor expenses, outside contractor expenses, insurance premiums, repairs and maintenance expenses and utility costs. These expenses generally remain relatively stable across broad ranges of throughput volumes but can fluctuate from period to period depending on the maintenance activities performed during that period. We will seek to manage our maintenance expenditures by scheduling maintenance activities over time to avoid significant variability in our cash flow.

General and Administrative Expenses

              Our general and administrative expenses include direct monthly charges from our parent, which we currently estimate will be approximately $1.0 million per year for the management of our logistics assets, and an annual fee of $2.0 million allocated by our parent for general corporate services, such as treasury, accounting and legal services. These expenses are allocated to us based on the nature of the expenses and our proportionate share of employee time and headcount. We also expect to incur approximately $3.0 million of incremental annual general and administrative expense as a result of being a publicly traded partnership. For more information about such fees and services, please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Services and Secondment Agreement."

Financing Expenses

              At closing, we expect to enter into a five-year, $255 million revolving credit facility to fund working capital, acquisitions, distributions and capital expenditures and for other general partnership purposes. We will incur interest expense on any borrowings, will pay a commitment fee for the unutilized portion of the revolving credit and will amortize the debt issuance costs incurred in connection with the credit facility over the term of the credit facility.

Income Tax Expenses

              We will be taxed as a partnership for U.S. federal and state income tax purposes, with each partner being separately taxed on its share of taxable income; therefore, there will be no federal or state income tax expense in our financial statements. The operating partnership is subject to certain income taxes that have a combined effective rate of 6.45%. Because the North Yard terminal is located entirely within a Pennsylvania KOZ, we expect that the operating partnership will receive certain annual tax benefits. The KOZ expires on December 31, 2020, at which time our operating partnership will no longer benefit from the KOZ tax credit.

EBITDA and Distributable Cash Flow

              We define EBITDA as net income attributable to controlling and noncontrolling interests before interest expense, income tax expense, net and depreciation expense. To analyze our performance after the closing of this offering we intend to use distributable cash flow, which we define as EBITDA less net cash paid for interest, maintenance capital expenditures, income taxes and cash distributions to noncontrolling interests (which represent cash distributions to our parent attributable to its ownership interest in our operating partnership). EBITDA and distributable cash flow are not presentations made in accordance with GAAP.

              EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

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  our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

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  the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

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  our ability to incur and service debt and fund capital expenditures; and

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  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

              We believe that the presentation of EBITDA and distributable cash flow will provide useful information to investors in assessing our financial condition and results of operations. EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income, operating income and cash from operations. Additionally, because EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Other Factors That Will Significantly Affect Our Results

Results of Operations and Financial Condition of Refining

              We will generate revenue by charging fees for receiving, handling and transferring crude oil. All of our revenue and cash flow will be initially derived from our equity ownership in the operating partnership and its commercial agreement with Refining. Under this commercial agreement, Refining's minimum throughput obligation at the North Yard terminal is 170,000 bpd. Refining owns and operates the Philadelphia refining complex, which is comprised of two crude oil facilities configured to process light, sweet crude oil, with a combined distillation capacity of 335,000 bpd, as well as a portfolio of associated logistics assets supporting the Philadelphia refining complex.

              The volumes of crude oil that the operating partnership throughputs will depend substantially on Refining's total operating margins, and more specifically on Refining's operating margins on domestic crude oil delivered by rail through the North Yard terminal as compared to its operating margins on alternative sources of crude oil. Refining's margins are dependent mostly upon the price of crude oil or other refinery feedstocks and the price of refined products. These prices are affected by numerous factors beyond our or Refining's control, both domestic and global, including North American crude oil production levels, changes in North American refining capacity and the global supply and demand for crude oil and gasoline and other refined products. As a result of increases in North American crude oil production over the past several years, along with a long-standing U.S. ban on exports of domestic crude oil outside of North America, the price of domestic crude oil currently trades at a discount to foreign crude oil, and Refining therefore currently has an economic incentive to maximize the volume of domestic crude oil it processes, including crude oil delivered through the North Yard terminal.

              From its acquisition of the Philadelphia refining complex on September 8, 2012, Refining has embarked on a strategy by which it seeks to purchase an increasing amount of domestic crude oil that currently trades at a discount to foreign crude oil in order to lower the overall cost of the feedstock for its refinery operations. Because the North Yard terminal is located adjacent to the Philadelphia refining complex and has direct access to Class I railroads, it offers a dedicated, economic means by which Refining can source light, sweet domestic crude oil. The North Yard terminal is integral to Refining's efforts to supply the Philadelphia refining complex with lower-cost domestic crude oil, particularly from the Bakken region. In addition, a recently completed a project that expanded the North Yard terminal's rail unloading capacity from 140,000 to 280,000 bpd enhances Refining's ability to increase the amount of domestic crude oil run through its refinery operations.

              Declines in North American crude oil production, a lifting of the U.S. crude oil export ban, or a significant increase in North American crude oil refining capacity could cause domestic crude oil prices to rise relative to foreign crude oil, and Refining may therefore reduce the volume of crude oil that the operating partnership handles. In addition, global economic weakness could depress demand for refined products and cause a reduction in Refining's operating margins. The impact of low demand may be further compounded by excess global refining capacity and high inventory levels. Over the past five years as the global economy was slowly recovering from the 2008-2009 recession, several refineries in North America and Europe have been temporarily or permanently shut down in response to falling demand and excess refining capacity. If the demand for refined products decreases, or if Refining's crude oil costs exceed the value of the refined products it produces, Refining may reduce the volumes of crude oil that we handle.

              Because all of the operating partnership's revenue and cash flow currently are derived from its commercial agreement with Refining, our distributable cash flow will be dependent upon Refining's financial condition and its ability to meet its contractual obligations to the operating partnership, including the payment for any potential shortfall in its minimum volume commitment. As of September 30, 2014, Refining's total long-term debt (including the current portion) was $552 million and capital lease obligations (including the current portion) were $2 million. The long-term debt matures in April 2018. Under its debt agreements, Refining is required to make mandatory prepayments of the long-term debt upon the occurrence of specified events, including certain asset sales, a change in control of Refining, or an event of a default as defined in such agreements. Refining's credit rating is currently B1/B+ as assigned by Moody's and Standard & Poor's, respectively.

              As of September 30, 2014, Refining had total liquidity of $245 million, comprised of cash and borrowing capacity under its $100 million revolving credit facility. Refining is a party to an intermediation agreement with MLC which expires in October 2017. Under this agreement, MLC supplies substantially all of Refining's crude oil. MLC directly and indirectly purchases the crude oil and immediately directly and indirectly sells it to Refining. Refining stores the crude oil in tanks at the refinery, where it is drawn out of the storage tanks and processed at the Philadelphia refining complex as needed. MLC also directly and indirectly purchases substantially all of Refining's production. On a daily basis, Refining indirectly sells these products to MLC at market prices for the respective products and immediately indirectly purchases such products from MLC. Refining pays MLC transaction and other fees under the intermediation agreement. By entering into this intermediation agreement, the working capital requirements and cash flow volatility of Refining's business are substantially reduced as compared to other refiners that do not utilize such agreements.

              For more information about Refining's results of operations and financial condition and the risks that may affect Refining's business, please read "Business—Our Relationship with Refining," "Business—Refining's Operations," "Business—Refining's Summary Financial and Operating Information" and "Risk Factors—All of our revenue and cash flow will be initially derived from our equity ownership in the operating partnership, and Refining currently accounts for all of the operating partnership's revenues. Therefore, we and the operating partnership will be subject to the business risks of Refining. If Refining is unable to satisfy its obligations under the commercial agreement with the operating partnership for any reason, our revenues would decline and our financial condition, results of operations, cash flows, and ability to make distributions to our unitholders would be adversely affected."

Acquisition Opportunities

              We plan to pursue strategic acquisitions that complement our existing assets and that will provide attractive returns for our unitholders. We may acquire additional ownership interests in the operating partnership from our parent, or additional logistics assets from Refining or third parties. We have an option to purchase the NGL terminal that became operational in December 2014 at the Philadelphia refining complex. We also have a right of first offer on certain logistics assets retained by Refining to the extent it decides to sell or otherwise dispose of any of those assets. In addition, Refining may, under certain circumstances, offer us the opportunity to purchase additional logistics assets that it may acquire or construct in the future. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement." Under its commercial agreement with Refining, the operating partnership has the option to purchase certain assets at the Girard Point and Point Breeze facilities related to its business in the event Refining permanently shuts down the crude unit operations at either facility. Furthermore, we believe our current asset base and our knowledge of the regional markets in which we operate will allow us to target and consummate accretive third-party acquisitions. We intend to pursue these opportunities both independently and jointly with our parent in connection with our parent's growth strategy. However, if we do not make acquisitions on economically acceptable terms, our future growth will be limited, and the acquisitions we do make may reduce, rather than increase, our distributable cash flow.

Third-Party Business

              Refining currently accounts for all of the operating partnership's revenues. We plan to seek to diversify our customer base by expanding our asset portfolio to include midstream logistics assets that service third-party customers. Unless we are successful in acquiring or developing midstream logistics assets that service third-party customers, our ability to increase volumes will be dependent on Refining, which has no obligation under the commercial agreement to supply the North Yard terminal with additional volumes in excess of its minimum volume commitments. If we are unable to increase throughput volumes, future growth may be limited.

Capital Resources and Liquidity

              Our principal liquidity requirements are to finance current operations, to fund maintenance capital expenditures and periodic expansion capital, and to service our debt. Following the closing of this offering, we expect our ongoing sources of liquidity to include cash generated from operations, borrowings under our revolving credit facility, and the issuance of additional debt and equity securities as appropriate given market conditions. Because we intend to pay the minimum quarterly distributions discussed below, we expect to fund future expansion capital expenditures primarily from external sources including borrowings under our revolving credit facility, and issuances of debt and equity securities. We expect that these sources of funds will be adequate to provide for our short-term and long-term liquidity needs. Our ability to meet our debt service obligations and other capital requirements, including capital expenditures, as well as make acquisitions, will depend on our future operating performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. As a normal part of our business, depending on market conditions, we will from time to time consider opportunities to repay, redeem, repurchase or refinance our indebtedness.

Distributions to Unitholders

              We intend to pay a minimum quarterly distribution of $            per unit per quarter, which equates to $             million per quarter, or $             million per year, based on the number of common and subordinated units to be outstanding immediately after closing of this offering. We do not have a legal or contractual obligation to pay this distribution. Please read "Our Cash Distribution Policy and Restrictions on Distributions."

Credit Facility

              At closing, we expect to enter into an agreement for a five-year, $255 million senior secured revolving credit facility with PNC Bank, National Association as administrative agent, and a syndicate of lenders. The revolving credit facility will be available to fund working capital, acquisitions, distributions and capital expenditures and for other general partnership purposes (including capacity for the issuance of letters of credit and swing-line loans). We expect the revolving credit agreement to have customary terms and conditions, including the following:

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  borrowings will bear interest at either a base rate plus an applicable margin, or at LIBOR plus an applicable margin;

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  an incremental facility in an aggregate principal amount of $300 million, which may be incurred subject to satisfaction of certain conditions;

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  a $30 million sublimit for standby letters of credit and a $25 million sublimit for swingline loans;

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  obligations under the credit facility and certain cash management obligations designated by us will be guaranteed by certain subsidiaries, including, as of closing, our operating partnership and North Yard GP, and will be secured by a first priority lien on our assets (including our equity interests in our operating partnership and North Yard GP) and the assets of certain subsidiaries, including, as of closing, our operating partnership and North Yard GP, in each case other than excluded assets and permitted liens;

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  affirmative and negative covenants customary for revolving credit facilities of this nature that, among other things, limit or restrict our ability to incur or guarantee debt, incur liens, make investments and acquisitions, make restricted payments, amend material contracts, expand the scope of business activities, engage in mergers, consolidations and other organizational changes, sell, transfer or otherwise dispose of assets or enter into burdensome agreements or enter into transactions with affiliates on terms that are not arm's length;

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  we will generally be prohibited from making cash distributions (subject to certain exceptions) except so long as no default or event of default exists or would be caused thereby, and only to the extent permitted by our partnership agreement, we may make cash distributions to unitholders up to the amount of our available cash (as defined in our partnership agreement); and

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  customary events of default, including, but not limited to (and subject to cure periods in certain circumstances), the failure to pay any principal, interest or fees when due, failure to perform or observe any covenant contained in the credit agreement or related documentation, any representation or warranty made in the agreements or related documentation being untrue in any material respect when made, default under certain material debt agreements, commencement of bankruptcy or other insolvency proceedings, certain ERISA events, invalidity of loan documents, invalidity of first priority lien on material portion of collateral, termination or default under material contracts, permanent or indefinite suspension of operations of Refining, certain environmental liabilities, certain changes in our ownership or the ownership or board composition of our general partner and material judgments or orders. Upon the occurrence and during the continuation of an event of default under the agreements, the lenders may, among other things, terminate their commitments, declare any outstanding loans to be immediately due and payable and/or exercise remedies against us and the collateral as may be available to the lenders under the agreements and related documentation or applicable law.

Capital Expenditures

              Our operations are expected to require capital investments to expand, upgrade or enhance existing operations and to meet environmental and operational regulations. Our capital requirements are expected to consist of maintenance capital expenditures and expansion capital expenditures. Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long-term, our operating capacity or operating income. Expansion capital expenditures include expenditures to construct or acquire assets or businesses, or expand our existing terminal to increase throughput capacity. We have budgeted maintenance capital expenditures of approximately $2.0 million for the twelve months ending March 31, 2016.

              We currently have not included any potential future acquisitions in our budgeted capital expenditures for the twelve months ending March 31, 2016. Following this offering, we expect that we will rely primarily upon borrowings under our revolving credit facility to fund expansion capital expenditures. We may also rely on other external sources including issuances of equity and debt securities to fund significant future expansions.

              Under the omnibus agreement, during the first five years after the closing of this offering our parent has agreed to reimburse our operating partnership for any costs, up to $20.0 million per event (net of any insurance recoveries), that we incur for repairs required due to the failure of any contributed asset to operate in substantially the same manner and condition as such asset was operating prior to the closing of this offering.

Contractual Obligations

              We did not have any contractual obligations as of December 31, 2014.

Effects of Inflation

              Inflation in the United States has been relatively low in recent years and we do not expect it to have a material impact on our future results of operations.

Off Balance Sheet Arrangements

              We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities.

Critical Accounting Policies

              The preparation of our financial statements will require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosures of contingent assets and liabilities. Significant items that will be subject to such estimates and assumptions consist of depreciation, long-lived asset impairment and environmental remediation activities. Although management will base its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, actual results may differ to some extent from the estimates on which the our consolidated financial statements are prepared at any point in time.

Depreciation

              The plants and equipment contributed to our operating partnership, in which we will have a general partner interest and a 45% limited partner interest, will be recorded at historical cost as it is considered to be a reorganization of entities under common control. These assets have been depreciated on a straight-line basis over their estimated useful lives. Useful lives are based on historical experience and are adjusted when changes in planned use, technological advances or other factors show that a different life would be more appropriate. Changes in useful lives that do not result in the impairment of an asset are recognized prospectively. In connection with the construction and placement of these assets into service during 2013, our parent established the initial useful lives of the assets. There have been no significant changes in the useful lives of the operating partnership's plants and equipment since this determination was made.

Impairment of Long-Lived Assets

              Long-lived assets that are not held for sale, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Such events and circumstances include, among other factors: operating losses; unused capacity; market value declines; technological developments resulting in obsolescence; changes in demand for our services or in end-use goods manufactured by Refining or others utilizing Refining's products as raw materials; changes in our business plans or those of Refining or our parent, suppliers or other business partners; a decision to dispose of an asset; changes in competition and competitive practices; uncertainties associated with the United States and world economies; changes in the expected level of capital, operating or environmental remediation expenditures; and changes in governmental regulations or actions. Additional factors impacting the economic viability of long-lived assets are described under "Forward-Looking Statements".

              Long-lived assets that are not held for sale are considered impaired when the undiscounted net cash flows expected to be generated by the assets are less than their carrying amount. Such estimated future cash flows are highly subjective and are based on numerous assumptions about future operations and market conditions. The impairment recognized is the amount by which the carrying amount exceeds the fair market value of the impaired asset. It is also difficult to precisely estimate fair market value because quoted market prices for our long-lived assets may not be readily available and offers by potential purchasers are subject to uncertainty as to the ultimate likelihood of completing a sale until a binding agreement is executed. Therefore, fair market value is generally based on a combination of the present values of estimated future cash flows using discount rates commensurate with the risks associated with the assets being reviewed for impairment, comparable sales transactions and offers by potential purchasers as adjusted to reflect the probability of completing a sales transaction. Such estimates also reflect potential alternative uses of the facilities, where appropriate.

              A decision to dispose of an asset may necessitate an impairment review. If the criteria of assets held for sale are met, an impairment would be recognized for any excess of the aggregate carrying amount of assets and liabilities included in the disposal group over their fair value less cost to sell.

Environmental Remediation Activities

              We are subject to extensive and frequently changing federal, state and local laws and regulations, including, but not limited to, those relating to the discharge of materials into the environment or that otherwise relate to the protection of the environment and waste management. These laws and regulations may require environmental assessment and/or remediation efforts at our facilities. We believe that neither we nor our affiliates have any environmental liabilities relating to events prior to PES' acquisition of the Philadelphia refining complex. Our affiliates entered into several agreements, including an August 14, 2012 Buyer-Seller Agreement/Consent Order and Agreement by and among the Pennsylvania Department of Environmental Protection, Refining, and Sunoco, Inc. (R&M), and an August 9, 2012 Prospective Purchaser Agreement/Settlement Agreement and Covenant Not to Sue by and among PES, Refining, EPA, the Department of the Interior, the National Oceanic and Atmospheric Administration and Sunoco, Inc. (R&M) (collectively, the "Environmental Agreements"), that provide various protections from liabilities associated with historical and legacy environmental contamination relating to the Philadelphia refining complex prior to its acquisition by PES. These protections extend to our parent and Refining, and can be extended to us. Sunoco, Inc. has also provided an indemnity for environmental conditions existing at the time of PES' acquisition of the Philadelphia refining complex. Effective as of January 1, 2015, our operating partnership entered into an easement agreement for the land on which the North Yard terminal is located. The easement agreement requires the operating partnership to indemnify Refining for liabilities caused by any environmental condition that requires or may require in the future remediation and any non-compliance with applicable environmental laws relating to the operating partnership's activities on or around the easement area on or subsequent to January 1, 2015. Accordingly, any environmental liabilities resulting from events occurring after PES' acquisition of the Philadelphia refining complex but prior to January 1, 2015 are liabilities of our parent. Under the omnibus agreement, the operating partnership will provide indemnities to our parent for remediating contamination that occurs as a result of the operations of the assets contributed to the operating partnership on January 1, 2015 (which excludes the real property on which the North Yard terminal is located) subsequent to January 1, 2015.

              Any future accruals for environmental remediation activities will reflect anticipated work at identified sites where an assessment has indicated that cleanup costs are probable and reasonably estimable. Such accruals will be undiscounted and based on currently available information, estimated timing of remedial actions and related inflation assumptions, existing technology and presently enacted laws and regulations. It is often extremely difficult to develop reasonable estimates of future site remediation costs due to changing regulations, changing technologies and their associated costs, and changes in the economic environment. Engineering studies, historical experience and other factors are used to identify and evaluate remediation alternatives and their related costs in determining the estimated accruals for environmental remediation activities. Losses attributable to unasserted claims would also be reflected in the accruals to the extent they are probable of occurrence and reasonably estimable.

              Under various environmental laws, including the Resource Conservation and Recovery Act ("RCRA") (which relates to solid and hazardous waste treatment, storage and disposal), the operating partnership could be subjected to corrective remedial action at its facilities for events occurring subsequent to its formation. Accruals could include amounts to contain the impact on the facility property, as well as to address known, discrete areas requiring remediation within the facilities, mitigation of surface water impacts and prevention of off-site migration.

              In general, remediation sites/issues would be evaluated individually based upon information available for the site/issue. Estimates of environmental remediation costs could also frequently involve evaluation of a range of estimates. In many cases, it is difficult to determine that one point in the range of loss estimates is more likely than any other. In these situations, existing accounting guidance requires that the minimum of the range be accrued. Accordingly, the low end of the range often represents the amount of loss which would be recorded.

              In summary, total future costs for environmental remediation activities for which we may be responsible will depend upon, among other things, the identification of sites, the determination of the extent of the contamination at each site, the timing and nature of required remedial actions, the technology available and needed to meet the various existing legal requirements, the nature and terms of cost-sharing arrangements with our parent and other potentially responsible parties, the availability of insurance coverage, the nature and extent of future environmental laws and regulations, inflation rates, terms of consent agreements or remediation permits with regulatory agencies and the determination of the operating partnership's liability at the site, if any, in light of the number, participation level and financial viability of the other parties and the Environmental Agreements. The recognition of additional losses, if and when they were to occur, would likely extend over many years. As a result, from time to time, significant charges against income for environmental remediation may occur; however, management does not believe that any such charges would have a material adverse impact on the our consolidated financial position.

Qualitative and Quantitative Disclosures About Market Risk

              Market risk is the risk of loss arising from adverse changes in market rates and prices. Because we will not own the crude oil that is distributed through our facilities, we will not have any direct exposure to risks associated with fluctuating commodity prices.

              We expect that debt we incur under our revolving credit facility will bear interest at a variable rate and will expose us to interest rate risk. A 1.0% change in the interest rate under this facility, assuming we were to borrow all $255 million under our revolving credit facility, would result in a $2.6 million change in our interest expense.

New Accounting Pronouncement

              In May 2014, the Financial Accounting Standards Board issued ASU No. 2014-09, Revenues from Contracts with Customers (Topic 606) ("ASU 2014-09") a new standard on the recognition of revenue from contracts with customers that is designed to create greater comparability for financial statement users across industries and jurisdictions. Under ASU 2014-09, companies will recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the payment to which a company expects to be entitled in exchange for those goods or services under a five-step process which includes: identifying the contract with a customer and the contract's separate performance obligations, determining the transaction price, allocating the transaction price to any separate performance obligations in the contract and recognizing the revenue when (or as) the entity satisfies its performance obligation(s). The standard also will require enhanced disclosures and provide more comprehensive guidance for transactions such as service revenue and contract modifications. Guidance for multiple-element arrangements also has been enhanced. The amendments would be effective for us for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. Our management is currently evaluating the impact this new accounting pronouncement will have on its financial statements.

BUSINESS

Overview

              We are a fee-based, growth oriented traditional master limited partnership recently formed by our parent to own, operate, develop and acquire crude oil, refined product and other logistics assets. Upon the consummation of this offering, we will own the general partner interest and a 45% limited partner interest in the operating partnership, which owns and operates the North Yard terminal, a crude oil rail unloading terminal adjacent to the Philadelphia refining complex. We have no ownership interest in Refining or the Philadelphia refining complex. We will generate revenue by charging fees for receiving, handling and transferring crude oil. We will not take ownership of, or receive any payments based on the value of, the crude oil we handle, and as a result, we will not have any direct exposure to the fluctuations in commodity prices.

              All of our revenue and cash flow will be initially derived from our equity ownership in the operating partnership and its ten-year, fee-based commercial agreement with Refining. This commercial agreement with Refining is supported by quarterly minimum volume commitments and inflation escalators. We believe that the nature of this arrangement will enhance the stability and predictability of our cash flow over time.

              We intend to seek opportunities to grow our business by acquiring additional limited partner interests in the operating partnership from our parent and additional assets from Refining and third parties and through organic growth projects. We believe that the opportunity to acquire additional limited partner interests in the operating partnership will provide us with significant near-term growth. Our parent conducts its refining operations through Refining and formed us to be the primary vehicle to expand the logistics assets supporting Refining's business. Refining owns and operates the Philadelphia refining complex, which is the largest refining complex in PADD I and the 10th largest in the United States. The Philadelphia refining complex is comprised of the 190,000 bpd Girard Point facility and the 145,000 bpd Point Breeze facility, as well as a portfolio of associated logistics assets supporting these facilities. The Philadelphia refining complex is configured to process light, sweet crude oil and has a cat-cracking configuration and a Nelson Complexity Index of 9.8 based on primary distillation and secondary processing capacity. We expect that our parent and Refining will serve as critical sources of our future growth by providing us with various acquisition opportunities. Upon consummation of this offering, we will enter into an omnibus agreement with our parent and Refining, pursuant to which our parent will grant us a right of first offer on the limited partner interests that it owns in the operating partnership and Refining will grant us an option to acquire the newly constructed NGL terminal located at the Philadelphia refining complex and a right of first offer to purchase from Refining other logistics assets that it will retain or that it may acquire or construct in the future. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement."

              The North Yard terminal initially had the capacity to unload two unit trains per day, or 140,000 bpd, based on the current 104-car unit train configuration. Refining completed an expansion project in October 2014 that increased the unloading capacity of our terminal to four unit trains per day, or 280,000 bpd. The North Yard terminal is designed to unload 120-car unit trains and, if the rail industry moves to these more efficient trains, then the capacity of the North Yard terminal will increase.

Competitive Strengths

              We believe that the following competitive strengths position us to successfully execute our business strategies:

              The North Yard Terminal is Integral to Refining's Domestic Light Crude Strategy.    Refining has embarked on a strategy by which it seeks to purchase an increasing amount of domestic crude oil that is price advantaged relative to foreign crude oil in order to lower the overall cost of the feedstock for its refinery operations. Because the North Yard terminal is located adjacent to the Philadelphia refining complex and has direct access to a Class I railroad mainline it offers a dedicated, economic means by which Refining can source light, sweet domestic crude oil.

              Newly Constructed, World-Class Facility.    The North Yard terminal is a purpose-built, recently completed facility, with 280,000 bpd of unloading capacity. The North Yard terminal has the capacity to unload 84% of Refining's overall distillation capacity and is the largest crude oil rail terminal on the East Coast. The North Yard terminal is located adjacent to the Philadelphia refining complex, and it connects directly with a Class I railroad mainline. This feature allows us to unload unit trains and transfer crude oil directly into the Philadelphia refining complex without additional handling.

              Ten-Year, Fee-Based Contract with Minimum Volume Commitments.    All of our revenue and cash flow will be initially derived from our equity ownership in the operating partnership and its ten-year, fee-based commercial agreement with Refining, which is supported by minimum quarterly volume commitments and inflation escalators. We believe this agreement with Refining will generate stable and predictable cash flows.

              Relationship with Our Parent.    We will serve as our parent's primary vehicle to expand its logistics business supporting Refining and third parties. As the owner of our general partner interest, all of our incentive distribution rights and a        % limited interest in us, we believe that our parent will be incentivized to grow our business. Additionally, we believe our parent will offer us the opportunity to acquire all or a portion of its 55% limited partner interest in our operating partnership pursuant to the right of first offer under the omnibus agreement.

              Relationship with Our Parent and Refining.    We believe that our parent will be incentivized to grow our business as a result of Refining's stated strategies of increasing its access to domestic crude oil and growing its logistics capabilities. In particular, we expect to benefit from the following aspects of our relationship with our parent and Refining:

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  Option to acquire NGL terminal.  A third party constructed the NGL terminal at the Philadelphia refining complex, which became operational in December 2014. Refining has agreed to purchase the NGL terminal from the third party on an installment sale basis over time and has an option to accelerate this purchase and acquire the NGL terminal at any time from the third party at a pre-determined price. We will have the ability to cause Refining to exercise this option and, upon such exercise, to acquire the NGL terminal and associated real estate rights from Refining at their net book value as of the closing date of the acquisition. Prior to causing Refining to exercise the option, we would negotiate a fee-based services agreement with Refining with respect to the use by Refining of the NGL terminal on agreed upon terms and enter into a services agreement upon the closing of the acquisition. The NGL terminal includes 13 railroad sidings, 36 loading/unloading racks and 100 rail car storage spots.

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  Acquisition opportunities.  Under the omnibus agreement, Refining will grant us a right of first offer to acquire certain logistics assets that it will retain or that it may acquire or construct in its existing area of operation in the future. We also may have the opportunity to jointly pursue strategic acquisitions with Refining that complement and grow our asset base. We believe that opportunities for us to acquire assets under the omnibus agreement or participate in strategic acquisitions with Refining will result from Refining's current crude oil sourcing strategy, as well as its opportunity to source natural gas and NGLs in the future, and Refining's downstream activities.

    •
    Domestic crude oil sourcing strategy.  Refining has made significant progress in executing its strategy of transitioning its feedstock slate from foreign crude oil to less expensive domestic crude oil. The completion of the North Yard terminal in October 2013, marked a significant step for Refining in implementing its strategy of increasing its domestic crude oil logistics and processing capabilities. The supply chain to deliver domestic crude oil from the midcontinent to the East Coast of the United States is developing and involves exploration and production, gathering, storage, loading terminal operation, rail car fleet ownership and management, unloading terminal operation and the ownership and operation of marine vessels under the Jones Act. Because Refining operates the largest refining complex in PADD I and the 10th largest in the United States, with combined crude oil distillation capacity of 335,000 bpd, it is a significant player in the evolving domestic crude oil supply chain. We have the potential opportunity to construct or acquire assets that will advance Refining's domestic crude oil sourcing strategy. Given our relationship with Refining, we would expect to operate these assets under long-term, fee-based agreements.

      •
      Domestic natural gas and NGL sourcing strategy.  If pipeline access to increasing production of natural gas and associated NGLs from the nearby Marcellus Shale develops, we believe that opportunities for the development of additional logistics and manufacturing assets to bring these resources to market will be created. Given its proximity, large site availability for new projects and existing industrial infrastructure, the Philadelphia refining complex is well situated to build complementary businesses that utilize natural gas and NGLs as feedstocks and that are synergistic with its refining operations. Should these opportunities develop, we expect to facilitate this growth by constructing or acquiring logistics assets that provide access to these feedstocks and delivery of the resultant products to end-markets.

      •
      Downstream activities.  Refining benefits from its location in PADD I, which is the largest refined products market in the United States. Downstream of the Philadelphia refining complex we may have opportunities to participate in Refining's marketing strategy by buying or building midstream logistics assets that handle refined products such as marine vessels, storage and blending terminals and wholesale truck racks.

  •
  Access to operational and industry expertise.  We expect to benefit from Refining's extensive operational, commercial and technical expertise, as well as its industry relationships, as we seek to optimize and expand our existing asset base.

              Experienced Management Team.    Our management team is experienced in the operation of refining logistics assets and the execution of organic growth and acquisition strategies. Our management team averages more than 20 years of industry experience and includes some of the most senior officers of our parent.

              Financial Flexibility.    At the closing of this offering, we expect to enter into a five-year $255 million revolving credit facility, which will remain undrawn at closing. We believe we will have the financial flexibility to execute our growth strategy through the available borrowing capacity under our revolving credit facility and our ability to access the debt and equity capital markets.

              We cannot assure you, however, that we will be able to utilize our strengths to successfully execute our business strategies described below. For further discussion of the risks that we face, please read "Risk Factors."

 Strategies

              Our primary business objectives are to maintain stable and predictable cash flows and to increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following business strategies:

              Generate Stable, Fee-Based Cash Flow.    We intend to generate stable and predictable cash flows over time by providing fee-based logistics services. All of our revenue and cash flow will be initially derived from our equity ownership in the operating partnership and its ten-year, fee-based agreement with Refining, which is supported by minimum quarterly volume commitments and inflation escalators. Pursuant to this agreement, we will not have direct exposure to the fluctuations in commodity prices. As we grow our business beyond our current facilities, we will seek to enter into similar fee-based contracts with third parties that generate stable and predictable cash flows.

              Pursue Accretive Acquisitions from Our Parent and Refining.    In connection with this offering, we will enter into an omnibus agreement, pursuant to which our parent and Refining will grant us an option to purchase or rights of first offer on several sets of assets as described below that we expect to drive our growth strategy. Specifically, our parent will grant us a right of first offer to purchase the limited partner interests that it owns in the operating partnership. We will also have the option to purchase from Refining the NGL terminal, as well as a right of first offer to purchase from Refining other logistics assets that it will retain or that it may acquire or construct in the future.

              Pursue Attractive Organic Growth Opportunities.    We intend to pursue organic growth projects that complement our terminal's existing capacity and our own operational footprint, including extending our reach upstream and downstream of Refining. We expect to collaborate with Refining and other potential third-party customers to identify opportunities to construct assets and build businesses that help them pursue their business strategies, while providing us with stable cash flow through fee-based service agreements.

              Third-Party Acquisitions.    We intend to analyze and expect to pursue acquisitions of complementary assets owned by third parties. In addition, in conjunction with Refining, we expect to monitor the marketplace to identify and pursue asset acquisitions from third parties that complement or diversify our existing operations.

              Maintain Safe, Reliable and Efficient Operations.    We are committed to maintaining and improving the safety, reliability, environmental compliance and efficiency of our operations. We will seek to improve our operating performance through our commitment to our preventive maintenance program and to employee training and development programs. We will continue to emphasize safety in all aspects of our operations. We believe these objectives are integral to maintaining stable cash flows and critical to the success of our business.

              We cannot assure you, however, that we will be able to implement our business strategies described above. For further discussion of the risks that we face, please read "Risk Factors."

Growth Opportunities

              We believe that our relationship with our parent will provide us with substantial future growth opportunities. Upon the consummation of this offering, our parent will own a 55% limited partner interest in the operating partnership and will grant us a right of first offer to purchase all or a portion of this ownership interest in one or more transactions.

              Our relationship with Refining should also provide us with a number of potential future growth opportunities. A third party constructed the NGL terminal at the Philadelphia refining complex, which became operational in December 2014. Refining has agreed to purchase the NGL terminal from the third party on an installment sale basis over time and has an option to accelerate this purchase and acquire the NGL terminal at any time from the third party at a pre-determined price. We will have the ability to cause Refining to exercise this option and, upon such exercise, to acquire the NGL terminal and associated real estate rights from Refining at their net book value as of the closing date of the acquisition. Prior to causing Refining to exercise the option, we would negotiate a fee-based services agreement with Refining with respect to the use by Refining of the NGL terminal on agreed upon terms and enter into a services agreement upon the closing of the acquisition. The NGL terminal includes 13 railroad sidings, 36 loading/unloading racks and 100 rail car storage spots.

              In addition, Refining will grant us a right of first offer under the omnibus agreement to acquire the following assets for a period of 10 years after the closing of this offering:

  •
  Point Breeze Terminal and Barge Docks.  The Point Breeze terminal consists of ten tanks with capacity to store 1.8 million barrels of crude oil and 53 tanks with shell capacity of approximately 3.3 million barrels for storage of intermediates, refined products and gasoline blend stock. It also includes a barge dock that transfers intermediates and distillate products to and from the Point Breeze terminal. The barge dock has two berths with a draft of 26 feet. In addition, the Point Breeze terminal has pipeline connections to Sunoco Logistics Partners, LP's Fort Mifflin terminal.

  •
  Schuylkill River Tank Farm and Girard Point Docks.  The Schuylkill River tank farm consists of 30 tanks with capacity to store 3.2 million barrels of refined products and gasoline blend stock. It also includes pipeline connections to and from the Colonial, Laurel and Harbor pipelines. The tank farm also has capacity to store 15,000 barrels of propane and 250,000 barrels of butane and has facilities to load propane trucks and off load and load butane trucks. Also included are the Girard Point docks, used to transfer refined products to and from the Schuylkill River Tank Farm and the Girard Point facility. These docks include a vapor recovery system to allow the loading of high VOC liquid components, four berths for barges and ships with a draft of 32 feet.

  •
  Propane/Propylene Rail and Truck Terminal.  This terminal consists of 22 propane storage bullets with a total capacity of 15,000 barrels, a propane/propylene rail loading terminal with 16 railcar stations and a propane/propylene truck loading terminal with four loading spots.

  •
  Other Logistics Assets.  Refining also owns eight cumene storage tanks with a total capacity of 164,000 barrels and a benzene terminal with two storage tanks with total capacity of 58,000 barrels along with capabilities to unload benzene from trucks and railcars and from barges at the Girard Point barge docks.

Under the omnibus agreement, Refining will also grant us a right of first offer, under certain circumstances, to acquire additional logistics assets that it may construct or acquire in the future. We expect that Refining will be the primary customer for these logistics assets after any purchase of such assets by us. The consummation and timing of any acquisition of assets owned by Refining will depend upon, among other things, Refining's willingness to offer the asset for sale and obtain any necessary consents, the determination that the asset is suitable for our business at that particular time, our ability to agree on a mutually acceptable price, our ability to negotiate an acceptable purchase agreement and services agreement with respect to the asset and our ability to obtain financing on acceptable terms. We do not have a current agreement or understanding with Refining to purchase any assets covered by our right of first offer.

Industry Overview

              The United States has historically been the largest consumer of petroleum-based products in the world. According to the U.S. Energy Information Administration's (the "EIA") 2014 Refinery Capacity Report, there were 139 operating oil refineries in the United States, with a total refining capacity of approximately 17.7 million bpd and a weighted average Nelson Complexity Index of approximately 10.8. Of the total operating refining capacity in the United States, approximately 57.7%, or 10.4 million bpd, is currently owned and operated by independent refining companies, compared to 2002 when approximately 36.6%, or 6.1 million bpd, was owned by independent refining companies. The remaining capacity is controlled by integrated oil companies. Because of this trend, the refining industry increasingly must rely on its own operations for its profitability.

              The North Yard terminal was constructed to deliver lower-cost North American crude oil to the Philadelphia refining complex. We believe the Philadelphia refining complex currently benefits from secular growth in North American crude production because of their ability to access and process lower-cost North American crude oil. In recent years the U.S. refining industry has benefitted from growth in U.S. crude oil production, especially production in the Bakken, Eagle Ford and Permian shale basins. Due to advances in unconventional drilling technology and improved drilling economics, crude oil production in the United States increased by 60%, from approximately 5.4 million bpd in January 2010 to an average of nearly 9.0 million bpd in September 2014, representing a compound annual growth rate of 11.5%. The aforementioned shale basins drove substantially all of this growth, while conventional and offshore production was essentially flat. According to the EIA, average daily crude oil production is expected to grow to 9.3 million bpd in 2015, though a recent drop in the price of crude oil and elevated volatility introduces additional uncertainty.

              Historically, lower 48-state domestic oil production was sourced from fields located principally in Texas and Louisiana. As a result, the U.S. petroleum complex was constructed around a transportation network of pipelines which moved large volumes of domestic crude oil to the major refining centers in the Gulf Coast, Mid-continent and northern tier states. As U.S. domestic production declined, the Gulf Coast became a major hub for importing large volumes of waterborne crude oil. Without the necessary pipeline infrastructure, refineries on the U.S. East Coast came to rely on waterborne imports of crude oil. Recent production growth in Canada and the U.S. Mid-continent has placed considerable stress on the North American crude oil pipeline network, which was designed to transport volumes from south to north with limited capacity to send volumes east or west. Construction of new pipelines has been delayed by commercial and regulatory constraints.

              Crude-by-rail provides crude oil producers access to markets where pipeline connections are unlikely given environmental and permitting hurdles, such as the U.S. East and West Coasts. The Association of American Railroads estimates that crude oil originated carloads on U.S. Class I railroads increased thirteen-fold from 29.6 thousand carloads in 2010 to over 400 thousand in 2013. In 2013, more than 10% of all US domestic crude oil was transported by rail. While crude-by-rail can be more expensive than transporting crude oil by pipeline (ignoring the upfront capital investment), rail offers several advantages over pipelines, including: (i) the time to plan, permit and construct the infrastructure necessary to access the existing national rail network is considerably shorter than for a newly-constructed pipeline; (ii) crude-by-rail creates flexibility to move swiftly and capitalize on market imbalances and to redeploy assets if bottlenecks arise; (iii) the national rail network is capable of connecting all major refining centers with all major crude oil producing basins, providing optionality of supply; and (iv) crude-by-rail avoids large financial commitments to long-term take-or-pay contracts and line-fill as is typical with new pipeline construction.

About North Yard Logistics, L.P.

              North Yard Logistics, L.P., our operating partnership, is a Delaware limited partnership in which we will own the general partner interest and a 45% limited partner interest at the completion of this offering. Our parent will own the remaining 55% limited partner interest in the operating partnership. On January 1, 2015, our parent contributed the North Yard terminal to the operating partnership. In connection with this contribution, Refining and the operating partnership entered into an easement agreement pursuant to which Refining has granted the operating partnership the right to locate, use and operate the North Yard terminal on real property currently owned by Refining. The

North Yard terminal receives, handles and transfers crude oil and provides the Philadelphia refining complex with its primary access to high quality, lower-cost crude oil from the Bakken region as well as other North American shale oil production regions served by rail.

              Our parent completed the construction of the North Yard terminal on October 23, 2013. The major components of the North Yard terminal include 5.6 miles of track on our parent's property, 1.0 mile of track with rights-of-way on adjacent land owned by a third party, 7,700 feet of 20-inch pipeline and meter station, a 4,000 foot, 24-inch underground pipeline manifold, a 16,000 barrel per hour pumping station and 1,500 feet of 24-inch pipeline and meter station connecting the pumping station to the Point Breeze facility.

              Upon completion of the North Yard terminal, the terminal had nominal unloading capacity of two unit trains per day, or 140,000 bpd of crude oil, with the current 104-car unit train configuration. However, based on the successful operations of our terminal since its startup in the fourth quarter of 2013, Refining undertook an expansion project that increased unloading capacity from two to four unit trains per day. This expansion project included a second 24-inch underground pipeline manifold and 4,000 feet of additional track. Unloading capacity increased to 280,000 bpd after the expansion project was completed in October 2014. If the rail industry moves to more efficient 120-car unit trains, then the capacity of the North Yard terminal will improve.

              The following chart sets forth certain operating information regarding the North Yard terminal from the startup of its operations in October 2013 through December 2014:

Our Relationship with Refining

              We have no ownership interest in Refining or the Philadelphia refining complex, but our relationship with Refining is one of our principal strengths. Refining operates PADD I's largest refining complex, which consists of 335,000 bpd of distillation capacity at two facilities located on adjacent properties in Philadelphia, the 190,000 bpd Girard Point facility and the 145,000 bpd Point Breeze facility. These facilities are designed to run primarily light, sweet crude oils, and Refining is seeking to increase the amount of this type of crude oil processed at its facilities. For the year ended

December 31, 2013 and the nine months ended September 30, 2014, Refining processed an average of 294,000 and 297,000 barrels of crude oil per day, respectively. After adjusting processing capacity for scheduled crude unit turnarounds, Refining operated at capacity levels of 94.8% and 91.8%, respectively.

              Refining's credit rating is currently B1/B+ as assigned by Moody's and Standard & Poor's, respectively. From its acquisition of the Philadelphia refining complex on September 8, 2012 through December 31, 2012, Refining had operating income of $155 million, and for the year ended December 31, 2013, Refining had an operating loss of $76 million. Refining processed mostly foreign crude oil for which it paid a premium to Brent crude oil from the acquisition until the North Yard terminal commenced operations on October 23, 2013. Despite the large amount of higher cost foreign crude oil that was processed, Refining's results in the 2012 period were driven by strong refined product margins, especially for gasoline and distillate products. In 2013, in addition to the large percentage of higher cost foreign crude oil that was processed, Refining's operating income was negatively impacted by the first quarter turnaround of the Girard Point crude unit and FCC unit, high costs for RINs, weaker refined product margins and high costs related to the seasonal storage of butane. For the nine months ended September 30, 2013, Refining had an operating loss of $37 million as compared to operating income of $189 million for the nine months ended September 30, 2014. Refining believes that the addition of the North Yard terminal, which commenced operations on October 23, 2013 and allows Refining to purchase, deliver and process lower-priced, domestic crude oil, has been a primary driver of the improvement in Refining's financial results for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013 financial results. The above financial results do not reflect the impact of our formation transactions or the commercial agreement between the operating partnership and Refining that will be entered into at the closing of this offering. Additional summary financial information for Refining is presented below under "—Refining's Summary Financial and Operating Information."

              We expect that our relationship with Refining will provide us the opportunity over time to grow a portfolio of midstream energy logistics assets. The anticipated increase in production in the Bakken region and other shale production regions provides us two distinct opportunities to grow our business:

  •
  Increasing throughput on our existing system.  The North Yard terminal was placed into service in October 2013 and underwent a 140,000 bpd expansion in October 2014 that increased capacity to 280,000 bpd.

  •
  Expand and integrate crude-by-rail supply chain.  We expect to acquire from Refining or construct additional logistics assets that facilitate transport of crude oil from producing areas such as the Bakken to the Philadelphia refining complex or third-party refineries. The supply chain to deliver domestic crude oil from the midcontinent to the East Coast of the United States is developing and involves exploration and production, gathering, storage, loading terminal operation, rail car fleet ownership and management, unloading terminal operation and the ownership and operation of marine vessels under the Jones Act. These logistics assets each generate revenue through both fees charged for volumes transported on or through the additional assets, and potentially through increased crude oil volume at the North Yard terminal.

              On January 1, 2015, in connection with the contribution of the North Yard terminal to the operating partnership, the operating partnership entered into a ten-year, fee-based commercial agreement with Refining, pursuant to which Refining has agreed to pay an annual fee of $119 million based on minimum volume commitments of 170,000 bpd. This contract is subject to inflation escalators.

              In conjunction with the offering, Refining will grant us a right of first offer on certain logistics assets that it will retain or that it may acquire or construct in the future, as well as an option to purchase the NGL terminal that became operational in December 2014.

Refining's Operations

              Although we do not own or operate any refining assets, the North Yard terminal is located within our parent's refining and marketing operations. All of our revenue and cash flow will be initially derived from our equity ownership in the operating partnership and its ten-year, fee-based commercial agreement with Refining. Therefore, we are providing the following information to help investors assess the operations of Refining.

Overview

              Refining is a merchant refiner and marketer that operates the Philadelphia refining complex, which is comprised of the 190,000 bpd Girard Point facility and the 145,000 bpd Point Breeze facility. Girard Point and Point Breeze process a mix of predominantly light, sweet crude oils from North Dakota, Texas, West Africa, Canada and other parts of the world. Refining produces a full range of refined products (including gasoline, ultra-low sulfur diesel, home heating oil, jet fuel, kerosene, fuel oil, propane, propylene, butane, cumene and sulfur) which it markets, primarily in the northeastern United States.

              The North Yard terminal is integral to Refining's efforts to supply the Philadelphia refining complex with lower-cost domestic crude oil, particularly from the Bakken region. From Refining's acquisition of the Philadelphia refining complex on September 8, 2012 until the completion of the North Yard terminal on October 23, 2013, Refining processed predominantly foreign waterborne crude oils at the Philadelphia refining complex. Since the North Yard terminal commenced operations, Refining has converted its crude slate to a majority of domestic crude. Because the North Yard terminal is located adjacent to the Philadelphia refining complex and has direct access to Class I railroads, it offers a dedicated, economic means by which Refining can source light, sweet domestic crude oil.

              The following chart sets forth the amount of domestic crude oil processed by Refining and the average volume of crude oil throughput for Refining at the North Yard terminal:

              Refining completed construction of an expansion of the North Yard terminal in October 2014 that increased its capacity from 140,000 to 280,000 bpd.

Girard Point

              Girard Point is a 190,000 bpd facility with operations including crude oil fractionation, catalytic cracking, distillate hydrotreating, reforming, isomerization, and alkylation as well as an aromatics extraction facility that feeds the only cumene unit in PADD I. This reforming and resid-cracking configuration provides significant bottom-of-the-barrel upgrading. In 2013, Refining undertook several meaningful improvement projects, including a metallurgy upgrade of the atmospheric and vacuum distillation towers of Girard Point's crude unit to run higher acid crude oils more reliably, certain debutanizer modifications that allow the refinery to process lighter crude oils like that from the Bakken at higher rates, and an air grid replacement and other related modifications in the FCC which have provided meaningful yield improvements.

Point Breeze

              Point Breeze is a 145,000 bpd facility with operations including crude oil fractionation, catalytic cracking, distillate hydrotreating, reforming, alkylation and gasoline desulfurization. This conventional reforming and cat-cracking configuration also has low sulfur gasoline processing capacity to meet EPA specifications. In 2014, Refining undertook a project to improve the light ends handling of Point Breeze's crude unit to process lighter crude oils like that from the Bakken at higher rates.

Intermediation Agreement

              On October 7, 2014, Refining entered into the intermediation agreement with MLC, which, along with related ancillary agreements, has the effect of reducing the working capital investment required in order to operate Refining's business and its exposure to inventory price volatility. Pursuant to the terms of the agreement, which terminates on October 7, 2017, MLC supplies and hedges substantially all of the crude oil and non-crude oil feedstock requirements of the Philadelphia refining complex, purchasing these feedstocks from third parties that Refining identifies and based on pricing mechanisms that Refining negotiates, in each case subject to certain conditions.

              MLC also purchases substantially all of the barrels processed through the Philadelphia refining complex under the intermediation agreement at market prices for the respective products, hedges and then sells these products to third parties that Refining identifies and based on pricing mechanisms that Refining negotiates, in each case subject to certain conditions. In connection with these activities, Refining pays MLC a fixed fee per barrel of feedstocks that MLC sells to Refining and a separate fixed fee for each barrel of products that MLC purchases from Refining.

              The crude oil to be received, handled and transferred by the operating partnership under the commercial agreement may be owned by MLC under the terms of the intermediation agreement. The operating partnership will enter into a third-party consent agreement with MLC and Refining pursuant to which the operating partnership will agree to allow MLC to use the operating partnership's assets in order to perform its obligations under the intermediation agreement.

Marketing

              In addition to its refining operations, Refining also engages in related wholesale marketing activities. Refining's wholesale group distributes wholesale petroleum products primarily in the PADD I region of the northeastern United States. The wholesale group markets fuels produced by Refining as well as petroleum products produced from third-party suppliers.

Refining's Summary Financial and Operating Information

              The following table sets forth summary financial information derived from the audited consolidated financial statements of Refining as of and for the period from September 8, 2012 (the commencement of operations of PES) to December 31, 2012, and the year ended December 31, 2013, and summary interim financial information derived from the unaudited interim consolidated financial statements of Refining as of and for the nine months ended September 30, 2013 and 2014. Because all of our revenue and cash flow will be initially derived from our equity ownership in the operating partnership and its ten-year, fee-based commercial agreement with Refining, we are providing the following summary financial and operating information to help investors assess the liquidity, financial condition and operations of Refining. We have no ownership interest in Refining or the Philadelphia refining complex, and therefore are not including the audited financial statements of Refining.

	Period from September 8, 2012 to December 31, 2012	Year ended December 31, 2013	Nine Months ended September 30, 2013	Nine Months ended September 30, 2014
	(Dollars in thousands)
Income Statement:(1)
Net sales	$4,552,022	$13,627,620	$10,066,870	$10,254,992
Cost of products sold	4,238,775	13,185,363	9,715,348	9,596,402
Operating expenses	119,637	422,506	316,507	358,277
Impairment of inventory	11,533	—	—	18,598
General and administrative expenses	24,722	72,301	56,299	66,054
Depreciation and amortization	2,171	23,201	16,011	26,693

Operating income (loss)	155,184	(75,751)	(37,295)	188,968
Interest expense, net(2)	(571)	(30,975)	(20,418)	(35,075)
Other (expense) income(3)(4)	(14,915)	3,610	3,171	585
Income tax expense	—	—	—	(527)

Net income (loss)	$139,698	$(103,116)	$(54,542)	$153,951

Operating Data (mbpd)(5):
Crude oil inputs	301	294	289	297
Other feedstocks	22	12	12	14

Total inputs	323	306	301	311

Balance Sheet Data (at period end):(1)
Cash and cash equivalents	$232,931	$77,373	$139,924	$155,288
Property, plant and equipment, net(5)(6)	$98,782	$298,656	$274,666	$387,135
Total assets	$771,462	$952,540	$1,041,906	$1,116,899
Long-term debt and capital lease obligations (including current portion)(2)	$28,179	$541,696	$542,219	$554,263
Members' equity(7)	$392,323	$16,026	$63,881	$168,867
Cash Flow Data:(1)
Cash flows from operating activities	$73,971	$(144,278)	$(137,185)	$155,940
Cash flows from investing activities(4)(5)(6)	$(14,060)	$(233,781)	$(178,946)	$(73,094)
Cash flows from financing activities(2)(7)	$173,020	$222,501	$223,124	$(4,931)

(1)
As the North Yard terminal and related assets were owned by Refining prior to their contribution to the operating partnership on January 1, 2015, these assets and their related expenses are included in the financial information of Refining for the periods presented. The financial information for Refining for the periods presented does not reflect the impacts of the fee-based commercial agreement between the operating partnership and Refining entered into on January 1, 2015. For additional information about the estimated fees Refining will pay to the operating partnership as well as the estimated expenses to operate the North Yard terminal for the twelve months ending March 31, 2016, please read "Our Cash Distribution Policy and

    Restrictions on Distributions—Estimated Distributable Cash Flow for the Twelve Months Ending March 31, 2016."

(2)
In April 2013, Refining entered a $550,000 five-year term loan agreement that is collateralized by certain of its assets, excluding the North Yard terminal and associated real estate and certain other logistics assets.

(3)
Includes acquisition related expense associated with the contribution of the Philadelphia refining complex by Sunoco and fees incurred in connection with entering into Refining's former intermediation agreement with JP Morgan Ventures Energy Corporation for the period from September 8, 2012 through December 31, 2012 which totaled $14,873.

(4)
In January 2013, Refining sold its precious metals catalyst located at the Philadelphia refining complex for proceeds of $31,868 which resulted in recognition of a gain on sale of $1,769. The catalyst will be leased back for a three-year period. At the end of the lease term, Refining has the option to purchase the metals at their market value, renew the lease, or return metals of similar quality to the purchaser.

(5)
Refining performed two major maintenance shutdowns primarily in the first quarters of 2013 and 2014. In the first quarter of 2013, Refining performed turnaround maintenance at the Girard Point crude unit and FCC unit. As part of that turnaround, Refining also completed other significant capital projects: (i) improvements to the metallurgy of those units to enhance the ability to process higher-acid crude oil; (ii) improvements to the light ends handling capabilities of the crude unit to increase the ability to process light, sweet crude oils, and (iii) upgrades to the FCC regenerator air grid and main fractionator to improve unit reliability and efficacy. In the first quarter of 2014, Refining performed turnaround maintenance at the Point Breeze crude units and FCC unit. In conjunction with this turnaround, Refining also completed a capital project to improve the light ends handling capabilities of the crude units, increasing the ability to process light, sweet crude oils. Capital spending associated with these projects, as well as other smaller unit turnarounds and expansion capital projects, was as follows:

	Period from September 8, 2012 to December 31, 2012	Year ended December 31, 2013	Nine Months ended September 30, 2013	Nine Months ended September 30, 2014
Girard Point Turnaround and Related Expansion Capital	$7,643	$98,614	$97,660	$—
Point Breeze Turnaround and Related Expansion Capital	—	8,429	3,553	36,357
Other Turnaround and Expansion Capital	1,032	13,105	9,684	15,385

Total	$8,675	$120,148	$110,897	$51,742

    The next major turnaround at the Philadelphia refining complex crude units or FCC units is scheduled for 2018.

(6)
During the first quarter of 2013, capital spending associated with the North Yard terminal commenced. A portion of this spending was attributable to infrastructure related to Refining assets which will not be contributed to us. The following is a summary of the capital spending associated with the North Yard terminal:

	Period from September 8, 2012 to December 31, 2012	Year ended December 31, 2013	Nine Months ended September 30, 2013	Nine Months ended September 30, 2014
Assets to be contributed to the Partnership	$453	$65,984	$50,072	$17,744
Assets to be retained by Refining	—	16,192	12,938	—

Total	$453	$82,176	$63,010	$17,744

(7)
Includes a distribution of $75,900 to PES in January 2013 in connection with PES' obligation to make cash advances to its owners associated with their income tax obligations, and a distribution to PES totaling $200,000 in September 2013.

Commercial Agreement with Refining

              On January 1, 2015, in connection with the contribution of the North Yard terminal to the operating partnership, the operating partnership entered into a fee-based commercial agreement with Refining, pursuant to which the operating partnership receives, handles and transfers crude oil at the North Yard terminal. Currently, all of the operating partnership's revenue and cash flow is derived from this commercial agreement, which is supported by minimum quarterly volume commitments and inflation escalators. For the twelve months ending March 31, 2016, Refining's annual minimum fees under this agreement are expected to total $119 million, or approximately 98% of our forecasted revenues of $122 million for such period. Please read "Our Cash Distribution Policy and Restrictions on Distributions—Estimated Distributable Cash Flow for the Twelve Months Ending March 31, 2016" for additional information regarding our forecasted revenues and related assumptions. The following is a summary of the key provisions of the commercial agreement, including information regarding the calculation of the minimum annual fees, including shortfall amounts and credits.

              Contract Term.    The initial term of the contract is ten years, and the agreement will be extended for two five-year periods unless either party elects not to extend the agreement by giving the other party one year's notice of such election.

              Fees and Services.    Refining is obligated to throughput a minimum of 170,000 bpd through the North Yard terminal. The volume actually throughput at the North Yard terminal is measured by a custody transfer meter which measures volumes of crude oil leaving the North Yard terminal. The operating partnership charges an initial throughput fee of $1.90 per barrel for all throughput up to the minimum volume commitment. For any throughput volumes in excess of the minimum volume commitment, the operating partnership charges Refining $0.50 per barrel (the "excess throughput fee"). The fees charged by the operating partnership will be increased annually by a percentage equal to the increase in the CPI. In no event will the annual rate adjustments result in a reduction of the applicable fees.

              The operating partnership is required to maintain the available capacity of the North Yard terminal such that Refining or its designee may deliver at least 170,000 bpd of light crude oil (calculated on a quarterly average basis). If Refining is prevented from delivering such minimum volumes (on a quarterly average basis) for more than seven days per quarter as a result of the operating partnership's failure to maintain available capacity for reasons not attributable to Refining, then Refining's aggregate minimum volume commitment for that quarter will be proportionately reduced by an amount equal to the difference between such aggregate minimum volume commitment and the amount that the operating partnership can effectively throughput at the North Yard terminal during that quarter, prorated for the portion of the quarter during which throughput capacity was unavailable, regardless of whether actual throughput amounts prior to the reduction were below the minimum volume commitment. Upon restoration of available capacity sufficient to receive the minimum volume commitment, Refining's obligation to deliver the full minimum volume commitment will be restored.

              Please read "Our Cash Distribution Policy and Restrictions on Distributions—Estimated Distributable Cash Flow for the Twelve Months Ending March 31, 2016" for additional information regarding our forecasted revenues and related assumptions.

              Manifest Trains.    Refining has the right to direct manifest trains to the North Yard terminal for unloading, so long as the operating partnership agrees that there will be sufficient unloading capacity available at the North Yard terminal at the time such manifest train is scheduled for arrival.

              Payments; Shortfalls.    The operating partnership invoices Refining for fees owed on a monthly basis. If at the end of a quarter the actual total volumes delivered by the operating partnership to Refining are less than Refining's minimum volume commitment for such quarter, such deficit will be characterized as a "shortfall." Refining will make a "shortfall payment" to the operating partnership in an amount equal to the initial throughput fee multiplied by the difference between the minimum volume commitment and the volumes actually delivered during the applicable quarter. The shortfall payment is the sole and exclusive remedy for a shortfall.

              Loss Allowances.    Under the agreement, Refining bears the risk of loss at all times of any products handled or delivered by Refining or its designee at the North Yard terminal. Unless the operating partnership experiences a spill or other release of product while the product is in its custody, all volumetric losses and gains in product are for Refining's account, as applicable.

              Reimbursement.    Refining is required to pay or reimburse the operating partnership for all taxes (other than income taxes) that the operating partnership incurs in connection with the commercial agreement. Furthermore, if new laws or regulations are adopted that require the operating partnership to make substantial and unanticipated capital expenditures (other than maintenance capital expenditures), the operating partnership may, by written notice to Refining, request to negotiate an adjustment in the throughput fee, or other fees and charges paid, as applicable, to cover Refining's pro rata portion of any reasonable incremental, out-of-pocket costs that the operating partnership would incur to comply with the change in law; provided, however, if the cost increases by more than 200%, Refining may terminate the agreement. The operating partnership and Refining will negotiate in good faith to agree on the amount of such reimbursement.

              Refinery Shutdowns.    Refining may not suspend or reduce its obligations under the agreement in connection with the shutdown of a facility for scheduled turnarounds or other regular servicing or maintenance. If, however, at any time after the end of the fifth contract year Refining decides to permanently or indefinitely suspend crude unit operations at either its Point Breeze or Girard Point facilities for a period that will continue for at least 12 consecutive months, then Refining may terminate or proportionately reduce, as applicable, its rights and obligations under the agreement at the end of such 12-month period upon prior written notice to the operating partnership, unless Refining has publicly announced its intent to resume operations at the applicable refinery more than two months prior to the expiration of such 12-month period. During any suspension of crude unit operations, Refining will provide the operating partnership with the right to use Refining's pipeline and terminal systems at cost and allow the operating partnership to make any necessary capital expenditures to facilitate the operating partnership's ability to secure third-party agreements.

              In the event that Refining permanently closes crude unit operations at either of its facilities at the Philadelphia refining complex, the operating partnership will have an option to purchase the affected crude oil storage and pipeline assets, subject to any rights previously granted by Refining to third parties. Within two years of receiving notice of the permanent shutdown, the operating partnership can exercise its option to purchase such assets by delivering notice to Refining of its intention to do so. Once the operating partnership delivers notice to Refining, the operating partnership will have a period of not less than 90 days to perform diligence in accordance with prudent industry practice on the applicable refinery and its assets, and following the diligence period the operating partnership and Refining will have 30 days to negotiate in good faith the terms for a purchase of the assets. The terms of any agreement will be on terms customary for the sale of similar assets and otherwise agreeable to the operating partnership and Refining.

              Right of First Refusal.    Under the commercial agreement, if the operating partnership proposes to sell, assign, lease, convey, transfer or otherwise dispose of the North Yard terminal (other than a grant of a security interest to a bona fide third-party lender or a sale, assignment, lease, conveyance, transfer or other disposition to an affiliate), pursuant to a bona fide third-party offer, then the operating partnership must first give Refining notice and an opportunity to acquire the North Yard terminal on the same terms as those the operating partnership is willing to accept from the third party.

              Force Majeure.    During the first five contract years of the agreement, Refining will not receive contractual relief due to force majeure events and accordingly will be obligated to pay the minimum fees under the agreement; however, from and after the first five contract years of the agreement, Refining will only be obligated to pay the throughput fee for volumes actually throughput under the agreement. If either party is subject to a force majeure event, regardless of whether the party is entitled to contractual relief, the affected party must provide the other party with written notice of the force majeure event, identify the approximate length of time it believes the force majeure event will continue, and identify the affected equipment and facilities. If the affected party believes the force majeure event will continue for more than 12 consecutive months beyond the fifth anniversary of the commencement date of the commercial agreement, Refining will have the right to terminate the agreement upon 12 months' notice to the operating partnership; provided, however, that the termination notice will become effective not earlier than the later of the delivery of the termination notice and the fifth anniversary of the commencement date of the commercial agreement, and the termination notice will be deemed cancelled and of no effect if the force majeure event has ceased. A force majeure is any circumstance not reasonably within the control of the party claiming force majeure and which, by the exercise of commercially reasonable efforts, such party is unable to avoid or overcome that prevents performance of such party's obligations under the agreement, including:

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  acts of God, strikes, lockouts or other industrial disturbances;

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  acts of a public enemy, wars, terrorism, blockades, insurrections or riots;

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  storms, unusually severe weather, floods, interruptions in the ability to have safe passage in navigable waterways or rail lines, high water, washouts or other interruptions caused by acts of nature or the environment; provided, however, that in the case of Refining, such events materially disrupt the operation of Refining's distillation units for a period of seven business days or more;

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  the order of any court or governmental authority claiming or having jurisdiction while the same is in force and effect;

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  civil disturbances, explosions, fires, leaks or releases;

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  mechanical breakdown of equipment or infrastructure; provided, however, that in the case of Refining, such event materially disrupts the operation of Refining's distillation units for a period of seven business days or more; and

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  inability to obtain or distribute refined products, feedstocks or other materials necessary for operation because of a force majeure event affecting a third-party supplier or transporter of such refined products, feedstocks or other materials; provided, however, that in the case of Refining, such event materially disrupts the operation of Refining's distillation units for a period of seven business days or more.

              Indemnification.    The operating partnership will indemnify Refining for any losses or liabilities (including reasonable attorneys' fees and other fees, court costs or disbursements) arising out of (i) any breach by the operating partnership of a covenant or agreement or any representation or warranty under the commercial agreement; (ii) the operating partnership's failure to comply with any applicable law; or (iii) personal injury or property damage caused by the operating partnership or its agents in the exercise of any rights thereunder or the handling of crude oil thereunder, except to the extent caused by Refining's negligence or willful misconduct. Refining and its affiliates will indemnify the operating partnership for any losses or liabilities (including reasonable attorneys' fees and other fees, court costs or disbursements) arising out of (i) any breach by it of a covenant or agreement or any representation or warranty under the commercial agreement; (ii) any personal injury incurred by any representative of Refining while on the operating partnership's property; (iii) any failure by it to comply with any applicable law; or (iv) any personal injury or property damage caused by it or its agents in the exercise of any rights thereunder or the handling of crude oil thereunder, except to the extent caused by the operating partnership's negligence or willful misconduct. Recoveries by either party under the indemnity will be net of any insurance proceeds actually received by such party. Subject to certain conditions, neither party is liable for any consequential, incidental or punitive damages under the agreement.

              Events of Default; Termination.    A party will be in default if (i) such party fails to pay owed amounts when due; (ii) such party fails to perform material obligations or covenants, if such failure is not cured within 15 business days; (iii) such party breaches any representation or warranty in any material respect, if not cured within 15 business days; or (iv) such party becomes insolvent, declares bankruptcy or takes any action in furtherance of, or indicates its consent to, approval of, or acquiescence in, a similar proceeding. Additionally, the operating partnership will be in default if it allows to exist any liens on the crude oil at the North Yard terminal. If an event of default occurs and is continuing beyond the applicable cure period, the non-defaulting party will have the right to terminate the agreement. Additionally, if the operating partnership is the defaulting party, Refining will be entitled to suspend its payment and other obligations under the agreement and Refining or its designee may reclaim any of its crude oil in the operating partnership's possession.

              Assignment.    The agreement may be assigned by the operating partnership or Refining only with the other party's prior written consent, except that the operating partnership or Refining may assign the agreement, in whole or in part, without the other party's prior written consent in connection with the operating partnership's sale of the North Yard terminal (subject to Refining's right of first refusal described below) or Refining's sale of the Girard Point or Point Breeze facilities, respectively, and only if the assignee agrees to assume all of the assigning party's rights and obligations under the agreement and the easement agreement between the operating partnership and Refining, and is financially and operationally capable of fulfilling the assigning party's obligations thereunder. Refining may also assign the agreement between its wholly owned subsidiaries without obtaining the operating partnership's consent. The operating partnership may collaterally assign the agreement to secure financing. In addition, the operating partnership may not assign all or part of the agreement to a competitor of Refining in the crude oil refinery business, as determined in good faith by Refining. If either the operating partnership or Refining assign rights and obligations under the agreement, then both the operating partnership's and Refining's obligations will continue with respect to Refining's minimum volume commitments. In such a case, the rights and obligations relating to the agreement and minimum volume commitments, would be novated into an agreement with the assignee, and that assignee would then become responsible for performance of the obligations.

Other Agreements with Our Parent and Refining

              Upon the closing of this offering, we will enter into an omnibus agreement with our parent, Refining, our general partner and the operating partnership. Under the agreement our parent will grant us a right of first offer to acquire the limited partner interests that it owns in the operating partnership and Refining will grant us an option or a right of first offer to acquire certain of its logistics assets that it will retain or that it may acquire or construct. Refining will also be required, under certain circumstances, to offer us the opportunity to purchase such assets that it may acquire or construct after this offering. The omnibus agreement will also address Refining's reimbursement obligations related to certain operational failures of the contributed assets and Refining's indemnification of us for certain matters, including environmental, title, tax and accounting matters. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement."

              On January 1, 2015, we, North Yard GP and the operating partnership entered into a services and secondment agreement with our parent, Refining and PES Admin. Upon the closing of this offering, the existing parties will amend and restate the services and secondment agreement to, among other things, add our general partner and us as parties. Under the amended and restated services and secondment agreement, certain employees of Refining and PES Admin (including our Chief Executive Officer) will be seconded to our general partner to provide management, operational and maintenance services with respect to the North Yard terminal, and Refining and PES Admin will be reimbursed or paid a fee for such employees. Additionally, the agreement addresses our and the operating partnership's obligation to pay our parent and Refining, respectively, an administrative fee for centralized corporate and administrative services, as well as our and the operating partnership's obligation to reimburse our parent and Refining, respectively, for the provision of other administrative, maintenance and operating services. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Services and Secondment Agreement."

              On January 1, 2015, the operating partnership also entered into an easement agreement with Refining relating to the operating partnership's right to locate, use and operate the North Yard terminal on real property owned by Refining. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Real Property Easement."

              In addition to the above agreements, we and the operating partnership will enter into various other agreements with our parent and Refining as more fully described in "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions."

Competition

              As a result of the operating partnership's contractual relationship with Refining under the commercial agreement and our terminal's direct connection to the Philadelphia refining complex, we believe that we will not face significant competition from other crude oil rail unloading facilities for Refining's domestic crude oil rail unloading requirements. Please read "—Commercial Agreement with Refining."

              If Refining is able to purchase substantial volumes of waterborne domestic or foreign crude oil, at a more economic price than crude oil delivered by rail through our terminal, then Refining may elect to ship only the minimum committed volumes through our terminal, which could cause a decrease in our revenue.

              If demand for Refining's products declines due to the increased availability of less expensive products from other suppliers or for other reasons, Refining may elect to ship only the minimum committed volumes through the North Yard terminal, which could cause a decrease in our revenue. Refining competes with integrated petroleum companies that have their own crude oil supplies and distribution and marketing systems, as well as with independent refiners, many of which also have their own distribution and marketing systems. Refining also competes with other suppliers that purchase refined petroleum products for resale. Competition in Refining's marketing area is affected significantly by the volume of products supplied to that area and by the availability of products and the cost of transportation to that area from distant refineries.

 Seasonality

              Our business is directly affected by the level of supply and demand for crude oil and refined petroleum products in the markets served by our assets. However, many effects of seasonality on our revenue will be substantially mitigated as a result of the operating partnership's fee-based commercial agreement with Refining that includes minimum volume commitments. We believe that we will experience our lowest utilization when weather conditions, such as heavy snow, are least favorable for efficient operation of the North Yard terminal, railroads and crude oil rail loading terminals in producing areas such as the Bakken.

Employees

              We are managed and operated by the board of directors and executive officers of our general partner. All of our executive management personnel will be employees of our parent and will devote the portion of their time to our business and affairs that is required to manage and conduct our operations. We have access to employees of our general partner and its affiliates, including our parent, Refining and PES Admin. Under the amended and restated services and secondment agreement that we will enter into at the closing of this offering, our general partner will use employees of Refining and PES Admin to manage and operate our assets. Our general partner will reimburse Refining for any Refining seconded employees, and will pay to PES Admin an annual fee of $         million for any employees seconded by PES Admin (other than our Chief Executive Officer) who devote less than 50% of their business time to our operations. Our general partner will reimburse PES Admin for any other PES Admin seconded employees. Immediately after the closing of this offering, we expect that our general partner and its affiliates will have approximately 99 employees (including seconded employees) performing services for our operations.

              The amended and restated services and secondment agreement also addresses our payment of an annual fee to our parent of initially $         million for the provision of various centralized administrative services, the operating partnership's payment of an annual fee to Refining of initially $700,000 for the provision of various administrative services and our and the operating partnership's reimbursement to our parent and Refining, respectively, for direct or allocated costs and expenses incurred by them on our behalf relating to certain corporate, maintenance and operating services. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Services and Secondment Agreement."

Safety and Maintenance Regulation

              We will perform preventive and normal maintenance on all of our assets, and make repairs and replacements when necessary or appropriate. We will also conduct routine and required inspections of those assets in accordance with applicable laws and regulations.

              The North Yard terminal will have response plans, spill prevention, control and countermeasure plans, and other programs to respond to emergencies. We continually strive to maintain compliance with applicable air, solid waste, and wastewater regulations.

Environmental Regulation

General

              Our operations are subject to complex and frequently-changing federal, state, and local laws and regulations relating to the protection of health and the environment, including laws and regulations that govern the handling and release of crude oil and other liquid hydrocarbon materials. As with the industry generally, compliance with existing and anticipated environmental laws and regulations will increase our overall cost of business, including our capital costs to construct, maintain, operate, and upgrade equipment and facilities. While these laws and regulations will affect our maintenance capital expenditures and net income, we do not believe they will affect our competitive position, as the operations of our competitors will be similarly affected. Violations of environmental laws or regulations can result in the imposition of significant administrative, civil and criminal fines and penalties and, in some instances, injunctions banning or delaying certain activities. We believe our facilities will be in substantial compliance with applicable environmental laws and regulations. However, these laws and regulations are subject to frequent change at the federal, state and local levels, and the legislative and regulatory trend has been to place increasingly stringent limitations on activities that may affect the environment.

              There are also risks of accidental releases into the environment associated with our operations, such as releases of crude oil or hazardous substances from our facilities. To the extent an event is not covered by our insurance policies, such accidental releases could subject us to substantial liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury and property damage, and fines or penalties for any related violations of environmental laws or regulations.

Air Emissions

              Our operations are subject to and affected by the federal Clean Air Act, as amended, and its implementing regulations, as well as comparable state and local statutes and regulations. We are currently required to obtain and maintain various construction and operating permits under the federal Clean Air Act, and our parent has incurred substantial capital expenditures to maintain compliance with all applicable federal and state laws regarding air emissions. We may nonetheless be required to incur additional capital expenditures in the near future for the installation of certain air pollution control devices at our petroleum operations when regulations change or we add new equipment or modify our existing equipment.

              The Clean Air Act's National Ambient Air Quality Standards ("NAAQS") program may also directly or indirectly affect our operations. Over the past several years, EPA has revised its NAAQS for nitrogen oxide, sulfur dioxide, and particulate matter, and in November 2014, proposed a revised standard for ozone, in each case making the standards more stringent. The EPA expects to finalize the revised ozone NAAQS by October 2015.

              Our customers will also be subject to, and similarly affected by, environmental regulations restricting air emissions. As a result of these regulations, our customers could be required to undertake significant capital expenditures, operate at reduced levels, and/or pay significant penalties. It is uncertain what our customers' responses to these emerging issues will be. Those responses could reduce throughput in our terminal, and impact our cash flows and ability to make distributions or satisfy debt obligations.

              For example, EPA has implemented various regulations that could affect Refining's operations. In May 2014, EPA issued a proposed rule that would impose additional requirements on storage tanks, flares, and coking units at petroleum refineries. The proposed rule is the result of EPA's review of its maximum achievable control technology standards, which apply to petroleum refineries under EPA's National Emission Standards for Hazardous Air Pollutants program. EPA is also proposing to eliminate exceptions to emission limits during periods of startup, shutdown, and malfunction and to require fenceline monitoring for benzene emissions. The proposed fenceline monitoring requirement may lead to corrective action measures, including the installation of additional pollution controls, even if the refinery is otherwise in compliance with its air emissions permits. While the proposed rule will not affect our operations directly, any finalized rule could have an adverse impact on Refining (such as increased operating costs, requirements to install additional pollution controls, or other material impacts), which could reduce demand for our services. Decreased demand for our services may have a material adverse effect on our financial condition, results of operations, cash flows, and ability to make distributions to our unitholders.

Climate Change

              Various legislative and regulatory measures to address greenhouse gas ("GHGs") emissions, including carbon dioxide ("CO2") and methane emissions, are in different phases of implementation and discussion. At the federal legislative level, both houses of Congress have considered legislation to reduce GHG emissions, including proposals to: (i) establish a cap-and-trade system, (ii) create a federal renewable or "clean" energy standard requiring electric utilities to provide a certain percentage of power from such sources, and (iii) create enhanced incentives for use of renewable energy and increased energy efficiency in energy supply and use. A number of states, both individually and on a regional basis, have adopted measures to reduce CO2 and other GHG emissions, including statewide GHG inventories and regional GHG cap-and-trade initiatives. The EPA has also begun to regulate GHG emissions under the authority granted to it by the federal Clean Air Act. The EPA has adopted regulations limiting emissions of GHGs from motor vehicles, addressing the permitting of GHG emissions from stationary sources, and requiring the reporting of GHG emissions from specified large GHG emission sources, including petroleum refineries. The EPA may take further steps to regulate GHG emissions. The implementation of EPA regulations could result in increased costs to (i) operate and maintain Refining's facilities, (ii) install new emission controls on Refining's facilities and (iii) administer and manage any GHG emissions program. Increased costs associated with compliance with any current or future legislation or regulation of GHG emissions, if it occurs, may have a material adverse effect on Refining's financial condition, results of operations and cash flows. In addition, climate change legislation and regulations may decrease demand for our services. Decreased demand for our services may have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

Renewable Fuels

              In 2007, the EPA promulgated the RFS. The RFS imposes a "renewable volume obligation" ("RVO") on certain groups of entities, including refiners. The RFS requires refiners to either blend "renewable fuels" in with their transportation fuels or purchase renewable fuel credits, known as RINs, or both, to obtain a sufficient number of RINS to satisfy their RVO. While the RFS does not affect our operations directly, Refining is required to comply with the RFS. EPA has not yet finalized the mandated volumes of renewable fuels required by the RFS for 2014, nor has it published proposed volumes for 2015, resulting in uncertainty as to whether Refining's existing approach to RFS compliance will be sufficient. This uncertainty could have an adverse impact on Refining (such as through increases in the market price of RINs, increased RFS compliance costs, or other material impacts), which could reduce demand for our services. Any decreased demand for our services could have a material adverse effect on our financial condition, results of operations, cash flows, and ability to make distributions to our unitholders.

Waste Management and Related Liabilities

              To a large extent, the environmental laws and regulations affecting our operations will relate to the release of hazardous substances or solid wastes into soils, groundwater, and surface water, and will include measures to control pollution of the environment. These laws generally regulate the generation, storage, treatment, transportation, and disposal of solid and hazardous waste. They also require corrective action, including investigation and remediation, at a facility where such waste may have been released or disposed.

              CERCLA.    The Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA" or "Superfund") and comparable state laws impose liability without regard to fault or to the legality of the original conduct on certain classes of persons regarding the presence or release of a "hazardous substance" in (or into) the environment. Those persons include the former and present owner or operator of the site where the release occurred and the transporters and generators of the hazardous substance found at the site. Under CERCLA, these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances, and for damages to natural resources. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. In the course of ordinary operations, we may handle waste that falls within CERCLA's definition of a "hazardous substance" and, as a result, we may be liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment. Costs for any such remedial actions, as well as any related claims, could have a material adverse effect on our maintenance capital expenditures and operating expenses to the extent not covered by an indemnity from Refining.

              We believe that, by operation of the Environmental Agreements, neither we nor our affiliates will have any environmental liabilities relating to events prior to PES' acquisition of the Philadelphia refining complex. Sunoco, Inc. has also provided an indemnity for environmental conditions existing at the time of PES' acquisition of the Philadelphia refining complex.

              Hydrocarbon wastes.    We will own, operate on or lease properties where hydrocarbons are being or have been handled for many years. Although Refining has utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other waste may have been disposed of or released on or under the properties owned, operated on or leased by us or on or under other locations where these wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. These properties and wastes disposed thereon may be subject to CERCLA, the Resource Conservation and Recovery Act ("RCRA"), and comparable state laws. These laws generally provide that owners and operators may be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater), or to perform remedial operations to prevent future contamination. However, as discussed above, when PES acquired the Philadelphia refining complex, affiliates of our parent entered into the Environmental Agreements. Our parent has provided notice to the relevant governmental authorities that it has extended the covenants not to sue under the Environmental Agreements to us. We have not been identified by any state or federal agency as a Potentially Responsible Party under CERCLA in connection with the transport and/or disposal of any waste products to third-party disposal sites.

              Indemnity under the easement agreement and omnibus agreement.    On January 1, 2015, Refining and the operating partnership entered into an easement agreement relating to the operating partnership's right to locate, use and operate the North Yard terminal on real property owned by Refining. Under the easement agreement, the operating partnership is required to indemnify Refining for liabilities caused by any environmental condition that requires or may require in the future remediation and any non-compliance with applicable environmental laws relating to the operating partnership's activities on or around the easement area subsequent to January 1, 2015. In addition, the operating partnership is solely responsible for all reasonable fees, costs and expenses that may be incurred by Refining in connection with any remediation activities that are subject to the operating partnership's indemnification obligations.

              Under the omnibus agreement, Refining will indemnify us for all known and certain unknown environmental liabilities that are associated with the ownership or operation of the assets contributed to the operating partnership by our parent on January 1, 2015 (which excludes the real property on which the North Yard terminal is located) and due to occurrences on or before January 1, 2015. Indemnification for any unknown environmental liabilities covered by the omnibus agreement will be limited to liabilities due to occurrences on or before January 1, 2015, and will be subject to a deductible of $50,000 per claim before we are entitled to indemnification for losses incurred. For purposes of calculating the deductible, a "claim" will include all liabilities that arise from a discrete act or event. There is no limit on the amount for which Refining will indemnify us under the omnibus agreement once we meet the deductible, if applicable. We will not be indemnified for any future spills or releases of hydrocarbons or hazardous materials at our facilities, nor for any other environmental liabilities resulting from our own operations. In addition, we have agreed to indemnify Refining for events and conditions associated with the ownership or operation of our assets due to occurrences after the closing of this offering and for environmental liabilities related to our assets to the extent Refining is not required to indemnify us for such liabilities. Liabilities for which we will indemnify Refining pursuant to the omnibus agreement are not subject to a deductible before Refining is entitled to indemnification. There is no limit on the amount for which we will indemnify Refining under the omnibus agreement. As a result, we may incur such expenses in the future, which may be substantial. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement."

              Other agreements.    When PES acquired the Philadelphia refining complex, several agreements were reached that limit our responsibility for historical and legacy environmental contamination relating to the Philadelphia refining complex. As an affiliate of PES and Refining, we benefit from various covenants not to sue provided by the governmental authorities that are party to the Environmental Agreements relating to certain identified contamination and/or any pre-existing contamination associated with refining or related operations at the Philadelphia refining complex released prior to our affiliates' period of ownership. These covenants not to sue may be extended to subsidiaries or affiliates of PES and Refining, such as us. PES has extended the benefits of such covenants to us. Additionally, pursuant to the July 2, 2012 Refining and Contribution Agreement by and among PES, Carlyle, and Sunoco, Inc., as amended, Sunoco, Inc. has agreed to indemnify, defend, and hold us harmless with respect to certain excluded liabilities, which include all liabilities associated with historical and legacy environmental contamination.

Water

              Our operations can result in the discharge of regulated substances, including crude oil, refined products, or natural gas liquids. The federal Water Pollution Control Act of 1972 ("Clean Water Act") and comparable state laws impose restrictions and strict controls regarding the discharge of regulated substances into state waters or waters of the United States. Where applicable, any discharges resulting from our operations will be appropriately permitted.

              The Oil Pollution Act and similar state laws subject owners of covered facilities to strict joint and potentially unlimited liability for removal costs and other consequences of a release of oil, where the release is into navigable waters, along shorelines or in the exclusive economic zone of the United States. These laws impose regulatory burdens on our operations. Spill prevention control and countermeasure requirements of the Clean Water Act and some state laws require containment to mitigate or prevent contamination of navigable waters in the event of an oil overflow, rupture, or leak. For example, the Clean Water Act requires us to maintain Spill Prevention Control and Countermeasure ("SPCC") plans at many of our facilities. We have implemented systems to oversee our compliance efforts.

              In addition, the transportation and storage of crude oil and products over and adjacent to water involves risk and will subject us to the provisions of the Oil Pollution Act and related state requirements. Among other requirements, the Oil Pollution Act requires the owner or operator of a tank vessel or a facility to maintain an emergency plan to respond to releases of oil or hazardous substances. Also, in case of any such release, the Oil Pollution Act requires the responsible company to pay resulting removal costs and damages. The Oil Pollution Act also provides for civil penalties and imposes criminal sanctions for violations of its provisions. We will operate facilities at which releases of oil and hazardous substances could occur. We will implement emergency oil response plans for all of our components and facilities covered by the Oil Pollution Act and we will establish SPCC plans for facilities subject to Clean Water Act SPCC requirements.

              Construction or maintenance of our terminal may impact wetlands, which are also regulated under the Clean Water Act by the EPA and the U.S. Army Corps of Engineers.

Endangered Species Act

              The Endangered Species Act and comparable state laws restrict activities that may affect threatened or endangered species or their habitats. While our facilities are in areas that could be designated as habitat for endangered species, we believe that we are in substantial compliance with the federal Endangered Species Act and related state laws and regulations. However, the discovery of previously unidentified threatened or endangered species could cause us to incur additional costs or become subject to operating restrictions or bans in the affected area. In addition, regulatory requirements governing threatened or endangered species may result in the delay of our projects while we complete required studies and/or obtain necessary permits, and may increase the cost of new projects and maintenance activities.

Rail Safety

              We receive crude oil transported by railcar, and generate the majority of our revenue from providing crude oil rail terminaling services. We do not own any railcars or operate the railroads on which crude-oil-carrying railcars are transported. Accordingly, our suppliers are subject to regulations governing railcar design and manufacture, and increasingly stringent regulations pertaining to the shipment of crude oil by rail.

              Recent high-profile accidents in Quebec, North Dakota and Virginia in July 2013, December 2013 and April 2014, respectively, have raised concerns about the environmental and safety risks associated with crude oil transport by rail, and the associated risks arising from railcar design. In August 2013, the DOT and the FRA issued both an Action Plan for Hazardous Materials Safety, and an emergency order imposing new standards on railroads for properly securing rolling equipment; a proposed rule with regard to the latter was subsequently released in September 2014. In August 2013, the FRA and the DOT PHMSA began conducting inspections of crude-oil-carrying railcars from the Bakken formation to make sure cargo is properly identified to railroads and emergency responders. In November 2013, the rail industry called on the PHMSA to require that tank cars used to transport flammable liquids, including crude oil, be retrofitted with enhanced safety features or be phased-out. In January 2014, the DOT (including the PHMSA and FRA) met with oil and rail industry leaders to develop strategies to prevent train derailments and reduce the risk of fire and explosions. As a result of those meetings, the DOT and rail industry agreed in February 2014 to certain voluntary measures designed to enhance the safety of crude oil shipments by rail, which include lowering speed limits for crude oil trains traveling in high-risk areas, modifying routes to avoid such high-risk areas, increasing the frequency of track inspections, adding more brakes on trains, and improving the training of certain emergency responders. In February 2014, the DOT issued another emergency order as amended and restated in March 2014, immediately requiring all carriers who transport crude oil from the Bakken region by rail to ensure that the product is properly tested and classified in accordance with federal safety regulations, and further requiring that all crude oil shipments be designated in the two highest risk categories, effectively mandating that crude oil be transported in more robust tank cars. In May 2014, the DOT issued another emergency order, immediately requiring railroads operating trains carrying more than 1 million gallons of Bakken crude oil to notify State Emergency Response

Commissions regarding the estimated volume, frequency, and transportation route of those shipments. A recent fire and explosion near Mount Carbon, West Virginia, stemming from an accident involving the transport of crude on rail cars designated as 1232 and considered safer than DOT specification 111 or CTC 111 tank cars has raised some questions about the safety of even new designs for rail cars transporting crude oil or other hazardous materials. That rule has been passed to the Office of Management and Budget for review. A final rule is expected in the first half of 2015.

              The adoption of additional federal, state, or local laws or regulations, including any voluntary measures by the rail industry regarding railcar design or crude oil and liquid hydrocarbon rail transport activities, or efforts by local communities to restrict or limit rail traffic involving crude oil, could affect our business by increasing compliance costs and decreasing demand for our services, which could adversely affect our financial position and cash flows. Moreover, any disruptions in the operations of railroads, including those due to shortages of railcars, could adversely impact our suppliers' ability to move their product and, as a result, could affect our business.

Pipeline Safety

              The pipelines that we own and that connect to our terminal will be subject to increasingly strict safety laws and regulations. The transportation and storage of crude oil and refined petroleum products involve a risk that hazardous liquids may be released into the environment, potentially causing harm to the public or the environment. In turn, such incidents may result in substantial expenditures for response actions, significant government penalties, liability to government agencies for natural resources damages, and significant business interruption. The DOT, through PHMSA and state agencies, enforces safety regulations with respect to the design, construction, operation, maintenance, inspection and management of our assets. These regulations contain requirements for the development and implementation of pipeline integrity management programs, which include the inspection and testing of pipelines and necessary maintenance or repairs. These regulations also require that pipeline operation and maintenance personnel meet certain qualifications and that pipeline operators develop comprehensive spill response plans.

              Pipeline safety of certain crude oil pipelines is regulated by the DOT under the Hazardous Liquid Pipeline Safety Act of 1979 ("HLPSA"), as amended by the Pipeline Safety Act of 1992 ("PSA"), the Accountable Pipeline Safety and Partnership Act of 1996 ("ASPA"), the Pipeline Safety Improvement Act of 2002 ("PSI Act") and the Pipeline Inspection, Protection, Enforcement, and Safety Act of 2006 ("PIPES Act"). HLPSA delegated to DOT the authority to develop, prescribe, and enforce minimum federal safety standards for the transportation of hazardous liquids by pipeline. The PSA added the environment to the list of statutory factors that must be considered in establishing safety standards for hazardous liquid pipelines and mandated that regulations be issued to establish criteria for operators to use in identifying and inspecting pipelines located in High Consequence Areas ("HCAs"), defined as those areas that are unusually sensitive to environmental damage, that cross a navigable waterway, or that have a high population density. Our facilities are located in an HCA. The regulations require operators to (i) perform ongoing assessments of pipeline integrity, (ii) identify and characterize applicable threats to pipeline segments that could impact an HCA, (iii) improve data collection, integration and analysis, (iv) repair and remediate pipelines as necessary, and (v) implement preventive and mitigating actions. In 1996, Congress enacted the APSA, which limited the operator identification requirement mandate to pipelines that cross a waterway where a substantial likelihood of commercial navigation exists, required that certain areas where a pipeline rupture would likely cause permanent or long-term environmental damage be considered in determining whether an area is unusually sensitive to environmental damage, and mandated that regulations be issued for the qualification and testing of certain pipeline personnel. In the PIPES Act, Congress required mandatory inspections for certain U.S. crude oil and natural gas transmission pipelines in HCAs and mandated that regulations be issued for low-stress hazardous liquid pipelines and pipeline control room management.

              The Pipeline Safety, Regulatory Certainty and Job Creation Act of 2011 ("2011 Pipeline Safety Act") reauthorized funding for federal pipeline safety programs, increased penalties for safety violations, established additional safety requirements for newly constructed pipelines, and required studies of certain safety issues that could result in the adoption of new regulatory requirements for existing pipelines. Among other things, the 2011 Pipeline Safety Act directed the Secretary of Transportation to promulgate regulations relating to expanded integrity management requirements, automatic or remote-controlled valve use, excess flow valve use, leak detection system installation, and testing to confirm the material strength of pipe operating above 30% of specified minimum yield strength in HCAs.

              PHMSA administers compliance with these statutes and has promulgated comprehensive safety standards and regulations for the transportation of hazardous liquid by pipeline. Effective October 2013, PHMSA adopted new rules increasing the maximum administrative civil penalties for violations of the pipeline safety laws and regulations after January 3, 2012 to $200,000 per violation per day, with a maximum of $2 million for a related series of violations. We do not anticipate that we would be impacted by these regulatory initiatives to any greater degree than other similarly-situated competitors. In addition, PHMSA recently published an advisory bulletin providing guidance on verification of records related to pipeline maximum operating pressure. Refining has performed in line inspection and/or hydro-tests of our facilities to confirm the maximum operating pressure and we do not expect that any final rulemaking by PHMSA regarding verification of maximum operating pressure would materially affect our operations or revenue.

              We will monitor the structural integrity of our pipelines through a program of periodic internal assessments using high resolution internal inspection tools, as well as hydrostatic testing and direct assessment that conforms to federal standards. We will accompany these assessments with a review of the data and repair anomalies, as required, to ensure the integrity of the pipeline. We then will utilize sophisticated risk algorithms and a comprehensive data integration effort to ensure that the highest risk pipelines receive the highest priority for scheduling subsequent integrity assessments. We will use external coatings and impressed current cathodic protection systems to protect against external corrosion. We will continually monitor, test, and record the effectiveness of these corrosion inhibiting systems.

Employee Safety

              We are subject to the requirements of the Occupational Safety and Health Act ("OSHA") and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens. We also are subject to OSHA Process Safety Management Regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive chemicals. We believe that our operations are in substantial compliance with OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances.

Security

              We are subject to Department of Homeland Security ("DHS") Chemical Facility Anti-Terrorism Standards, which are designed to regulate the security of high-risk chemical facilities, and to the Transportation Security Administration's Pipeline Security Guidelines and Transportation Worker Identification Credential program. We are also subject to the United States Coast Guard Maritime

Transportation Security Act ("MTSA") as an operator of a facility adjacent to waters under the jurisdiction of the United States. We have an internal program of inspection designed to monitor and enforce compliance with all of these requirements. We believe that we will be in material compliance with all applicable laws and regulations regarding the security of our facilities.

              While we are not currently subject to governmental standards for the protection of computer-based systems and technology from cyber threats and attacks, proposals to establish such standard are being considered in the U.S. Congress and by U.S. Executive Branch departments and agencies, including the DHS, and we may become subject to such standards in the future. We currently are implementing our own cyber security programs and protocols; however, we cannot guarantee their effectiveness. A significant cyber-attack could have a material effect on operations and those of our customers.

Insurance

              Our assets may experience physical damage as a result of an accident or natural disaster. These hazards can also cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, and suspension of operations. While we intend to secure our own insurance policies, initially we will be insured under the property, liability and business interruption policies of PES, subject to customary deductibles and limits under those policies. These insurance policies do not cover every potential risk associated with our operating facilities, and we cannot ensure that such insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage, or that these levels of insurance will be available in the future at commercially reasonable prices.

Legal Proceedings

              We are not currently a party to any legal proceedings that, if determined adversely against us, individually or in the aggregate, would have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT

Management of PES Logistics Partners, L.P.

              We are managed by the directors and executive officers of our general partner, PES Logistics GP. Our general partner is not elected by our unitholders and will not be subject to re-election by our unitholders in the future. Our parent directly owns all of the membership interests in our general partner. Our general partner has a board of directors, and our unitholders are not entitled to elect the directors or directly or indirectly to participate in our management or operations. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, we intend to incur indebtedness that is nonrecourse to our general partner.

              Following the closing of this offering, we expect that our general partner will have at least six directors. Our parent will appoint all members to the board of directors of our general partner. In accordance with the NYSE's phase-in rules, we will have at least one independent director on the date that our common units are first listed on the NYSE and three independent directors within one year of that date.

              Our general partner has the primary responsibility for providing the personnel necessary to conduct our operations, whether through directly hiring employees or by obtaining the services of personnel employed by our parent or others. In addition, pursuant to the amended and restated services and secondment agreement that will be entered into at the closing of this offering, certain of Refining's and PES Admin's employees (including our Chief Executive Officer) will be seconded to our general partner to provide management, operational and maintenance services with respect to the North Yard terminal. All of the personnel who will conduct our business are employed by or contracted by our general partner and its affiliates, including our parent, Refining and PES Admin. Immediately after the closing of this offering, we expect that our general partner and its affiliates will have approximately 99 employees (including seconded employees) performing services for our operations.

Director Independence

              Although most companies listed on the NYSE are required to have a majority of independent directors serving on the board of directors of the listed company, the NYSE does not require a publicly traded limited partnership like us to have a majority of independent directors on the board of directors of our general partner or to establish a compensation or a nominating and corporate governance committee. We are, however, required to have an audit committee of at least three members within one year of the date our common units are first listed on the NYSE, and all of our audit committee members are required to meet the independence and financial literacy tests established by the NYSE and the Exchange Act.

Committees of the Board of Directors

              The board of directors of our general partner will have an audit committee and a conflicts committee and may have such other committees as the board of directors shall determine from time to time. Each of the standing committees of the board of directors will have the composition and responsibilities described below.

Audit Committee

              Our general partner will have an audit committee comprised of at least three directors who meet the independence and experience standards established by the NYSE and the Exchange Act. Our general partner initially may rely on the phase-in rules of the NYSE and the SEC with respect to the independence of our audit committee. Those rules permit our general partner to have an audit committee that has one independent member by the date our common units are first listed on the NYSE, a majority of independent members within 90 days thereafter and all independent members within one year thereafter. Our audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. Our audit committee will have the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. Our audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to our audit committee.

Conflicts Committee

              At least two members of the board of directors of our general partner will serve on our conflicts committee to review specific matters that may involve conflicts of interest in accordance with the terms of our partnership agreement. The board of directors of our general partner will determine whether to refer a matter to the conflicts committee on a case-by-case basis. The members of our conflicts committee may not be officers or employees of our general partner or directors, officers, or employees of its affiliates and must meet the independence and experience standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors. In addition, the members of our conflicts committee may not own any interest in our general partner or any interest in us or our subsidiaries other than common units or awards under our incentive compensation plan. If our general partner seeks approval from the conflicts committee, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read "Conflicts of Interest and Duties."

Directors and Executive Officers of PES Logistics GP, LLC

              Directors are elected by the sole member of our general partner and hold office until their successors have been elected or qualified or until their earlier death, resignation, removal or disqualification. Executive officers are appointed by, and serve at the discretion of, the board of directors of our general partner. The following table shows information for the directors, director nominees and executive officers of PES Logistics GP upon the consummation of this offering.

Name	Age	Position with PES Logistics GP, LLC
Philip L. Rinaldi	68	Sole Director and Chairman of the Board
Michael J. Colavita	55	Chief Executive Officer
James T. Rens	49	Chief Financial Officer
Gregory G. Gatta	39	Executive Vice President and Chief Operating Officer
John B. McShane	52	Secretary and General Counsel

              Philip L. Rinaldi.    Mr. Rinaldi became the Sole Director and Chairman of the Board of our general partner on September 19, 2014. Mr. Rinaldi has also been the Chief Executive Officer of PES since its inception in September 2012. He, in conjunction with The Carlyle Group, devoted the previous year to developing the business plan and acquisition strategy that led to the acquisition of the Philadelphia refining complex that form the core assets of PES. From 2011 until the end of 2013, Mr. Rinaldi also served on the Board of TexOak Energy, another Carlyle portfolio company. Mr. Rinaldi has been Chairman of the Board of Overseers at New Jersey Institute of Technology since 2009. Mr. Rinaldi was the founding CEO of Coffeyville Resources and served in that position until successfully selling the business to Goldman Sachs and Kelso. Mr. Rinaldi's career has focused on entrepreneurial reworking of energy, chemical and natural resource businesses such as Coffeyville Resources, Seminole Fertilizers, Mulberry Corporation, National Zinc, and Tosco Corporation. Mr. Rinaldi earned his Bachelor of Science and Master of Science in chemical engineering from New Jersey Institute of Technology. We believe that Mr. Rinaldi's experience as Chief Executive Officer of PES as well as his extensive industry, leadership and business experience makes him well suited to be Chairman of the Board of our general partner.

              Michael J. Colavita.    Mr. Colavita became Chief Executive Officer of our general partner in July 2014. Mr. Colavita has also been Chief Compliance Officer of PES since July 2013. Mr. Colavita spent more than 30 years in the energy industry with Sunoco in a variety of positions, including Chief Financial Officer from February 2012 to March 2013, Vice President of Finance for the Refining and Chemicals businesses from November 2009 to January 2012, Treasurer from November 2008 to November 2009, Director of Finance for Sunoco Retail, Vice President of Business Development for Sun Coke Company, Director of Finance and Marketing for Puerto Rico Sun Oil Company, and Controller of Radnor Corporation. Mr. Colavita has a Bachelor of Science degree in accounting from Drexel University and a Master of Business Administration degree from the Wharton School of the University of Pennsylvania.

              James T. Rens.    Mr. Rens became Chief Financial Officer of our general partner in July 2014. Mr. Rens has also been Chief Financial Officer of PES since September 2012 and consulted for The Carlyle Group regarding the acquisition beginning in June 2012. Mr. Rens is a veteran executive with over 25 years experience in the energy and agricultural industries, both domestic and internationally. Mr. Rens served as Chief Financial Officer for Executive AirShare from June 2010 to June 2012. Mr. Rens pursed private investments, including the acquisition of Dakota Gulf Holdings in which he continues to hold an ownership interest, from May 2009 until June 2012. He also served as Chief Financial Officer and Treasurer of CVR Energy, it affiliates and predecessors from November 2003 to May 2009. Mr. Rens has a Bachelor of Science degree in accounting from Central Missouri State University.

              Gregory G. Gatta.    Mr. Gatta became the Executive Vice President and Chief Operating Officer of our general partner in July 2014. Mr. Gatta has also been the Chief Administrative Officer and Senior Vice President of Finance of PES since December 2014 and, prior to that, had served as Vice President of Project Finance and Chief of Staff of PES since September 2012. Immediately prior to joining PES, from September 2010 to August 2012, Mr. Gatta was the Managing Member of Blue Barn Partners, LLC, a private investment and advisory firm which he founded. Prior to Blue Barn, Mr. Gatta was an investment professional with various private investment firms, including Basso Capital Management, L.P., from July 2005 to August 2010, and Pegasus Capital Advisors, L.P., from November 1999 to July 2005, where he served on numerous corporate boards of directors. Mr. Gatta began his career with Chase Securities, Inc., the predecessor to JP Morgan Chase & Co, in global syndicated finance, structuring transactions for the firm's financial sponsor clients. Mr. Gatta graduated from Cornell University with a Bachelor of Science in biological sciences, and has a Master of Business Administration degree, with distinction, from The Samuel Curtis Johnson Graduate School of Management at Cornell University, where he currently serves on the Dean's Leadership Council. Mr. Gatta is also a certified six sigma black belt.

              John B. McShane.    Mr. McShane became the Secretary and General Counsel of our general partner in July 2014. Mr. McShane has also been the General Counsel and Secretary of PES since September 2012 and is responsible for oversight and management of the company's legal affairs. Prior to joining PES, from March 2002 to November 2011, Mr. McShane served as Executive Vice President and General Counsel of Global Crossing Limited, a global communications company and as chairman of the company's United Kingdom-based subsidiary from June 2007 to November 2011. Prior to joining Global Crossing, Mr. McShane spent twelve years at several international law firms, including positions at Simpson Thacher & Bartlett from 1987 through 1996 and as Senior Counsel at Shearman and Sterling, Cadwalader, Wickersham & Taft, and Brown & Wood, where his main focus was on project financing and the representation of major commercial banks, financial institutions and corporations in connection with a broad range of their corporate, commercial and financing activities. Mr. McShane holds a JD, cum laude, from Harvard Law School and a BA in liberal arts from St. John's College.

Board Leadership Structure

              The board of directors of our general partner has no policy with respect to the separation of the offices of chairman of the board of directors and chief executive officer. Instead, that relationship is defined and governed by the limited liability company agreement of our general partner, which permits the same person to hold both offices. Members of the board of directors of our general partner are designated or elected by our parent. Accordingly, unlike holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business or governance, subject in all cases to any specific unitholder rights contained in our partnership agreement.

Board Role in Risk Oversight

              Our corporate governance guidelines will provide that the board of directors of our general partner is responsible for reviewing the process for assessing the major risks facing us and the options for their mitigation. This responsibility will be largely satisfied by our audit committee, which is responsible for reviewing and discussing with management and our registered public accounting firm our major risk exposures and the policies management has implemented to monitor such exposures, including our financial risk exposures and risk management policies.

Compensation of Our Officers and Directors

              We and our general partner were formed in June 2014 and did not pay or accrue any obligations with respect to compensation for directors or officers for the 2014 fiscal year or for any prior period. In addition, we do not directly employ any of the persons responsible for managing our business. Instead, our general partner, under the direction of its board of directors is responsible for managing our operations and for obtaining the services of the employees that operate our business.

              The compensation payable to the officers of our general partner, who are employees of our parent or its affiliates, is paid by our parent or its affiliates. Upon the completion of this offering, we, our general partner, North Yard GP and the operating partnership will enter into the amended and restated services and secondment agreement with our parent, Refining and PES Admin pursuant to which, among other matters:

  •
  Our parent and its affiliates will make available to our general partner the services of the employees who will serve as the executive officers of our general partner; and

  •
  Our general partner will be obligated to reimburse our parent or its applicable affiliate for a specified portion of the costs that our parent or such affiliate incurs in providing compensation and benefits to such employees of our parent or such affiliate.

              For 2014 and all prior periods, no amounts of compensation for our executive officers were separately allocated to our business. After completion of this offering, we expect that our executive officers will continue to perform services unrelated to our business for our parent and its affiliates and that, except with respect to any awards that may be granted to our executive officers under our Long-Term Incentive Plan, which is described below, our executive officers will not receive any separate amounts of compensation for their services to us or our general partner. For 2014, each of our executive officers devoted substantially less than a majority of his working time to matters relating to the North Yard terminal. As a result, we do not believe the compensation that our executive officers receive in relation to the services they perform with respect to the North Yard terminal would comprise a material amount of their total compensation.

    Compensation of Our Directors

              In connection with this offering, our general partner intends to adopt a director compensation policy pursuant to which directors who are not officers, employees or paid consultants or advisors of us or our general partner may receive a combination of cash and restricted common unit grants as compensation for attending meetings of the board of directors of our general partner and any committees thereof. Such directors will also receive reimbursement for out-of-pocket expenses associated with attending board or committee meetings and director and officer liability insurance coverage. Officers, employees or paid consultants or advisors of us or our general partner or its affiliates who also serve as directors will not receive additional compensation for their service as directors. All directors will be indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.

    Our Long-Term Incentive Plan

              Prior to the completion of this offering, our general partner intends to adopt the PES Logistics Partners, L.P. 2015 Long-Term Incentive Plan (the "LTIP"), for officers, directors and employees of our general partner or its affiliates, and any consultants, affiliates of our general partner or other individuals who perform services for us. Our general partner may issue our executive officers and other service providers long-term equity based awards under the plan. These awards will be intended to compensate the recipients based on the performance of our common units and the recipient's continued service during the vesting period, as well as to align recipients' long-term interests with those of our unitholders. The plan will be administered by the board of directors of our general partner or any committee thereof that may be established for such purpose or to which the board of directors or such committee may delegate such authority, subject to applicable law. All determinations with respect to awards to be made under our LTIP will be made by the plan administrator and we will be responsible for the cost of awards granted under our LTIP. The following description summarizes the terms of the LTIP, but this summary does not purport to be a complete description of all of the provisions of the LTIP. This summary is qualified in its entirety by reference to the LTIP, the form of which is filed as an exhibit to this registration statement.

              General.    The LTIP will provide for the grant, from time to time at the discretion of the plan administrator or any delegate thereof, subject to applicable law, of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards. The purpose of awards under the LTIP is to provide additional incentive compensation to employees and any other individuals providing services to us, and to align the economic interests of such employees and individuals with the interests of our unitholders. The plan administrator may grant awards under the LTIP to reward the achievement of individual or partnership performance goals; however, no specific performance goals that might be utilized for this purpose have yet been determined. In addition, the plan administrator may grant awards under the LTIP without regard to performance factors or conditions. The LTIP will limit the number of units that may be delivered pursuant to vested awards to                         common units, subject to proportionate adjustment in the event of unit splits and similar events. Common units subject to awards that are cancelled, forfeited, withheld to satisfy exercise prices or tax withholding obligations or otherwise terminated without delivery of the common units will be available for delivery pursuant to other awards.

              Restricted Units and Phantom Units.    A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the recipient holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events or, in the discretion of the plan administrator, cash equal to the fair market value of a common unit. The plan administrator of the LTIP may make grants of restricted and phantom units under the LTIP that contain such terms, consistent with the LTIP, as the plan administrator may determine are appropriate, including the period over which restricted or phantom units will vest. The plan administrator may, in its discretion, base vesting on the grantee's completion of a period of service or upon the achievement of specified financial objectives or other criteria or upon a change in control (as defined in the LTIP) or as otherwise described in an award agreement.

              Distributions made by us with respect to awards of restricted units may be subject to the same vesting requirements as the restricted units.

              Distribution Equivalent Rights.    The plan administrator, in its discretion, may also grant distribution equivalent rights, either as standalone awards or in tandem with other awards. Distribution equivalent rights are rights to receive an amount in cash, restricted units or phantom units equal to all or a portion of the cash distributions made on units during the period an award remains outstanding.

              Unit Options and Unit Appreciation Rights.    The LTIP also permits the grant of options and appreciation rights covering common units. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units over a specified exercise price, either in cash or in common units. Unit options and unit appreciation rights may be granted to such eligible individuals and with such terms as the plan administrator may determine, consistent with the LTIP; however, a unit option or unit appreciation right must have an exercise price equal to at least the fair market value of a common unit on the date of grant.

              Unit Awards.    Awards covering common units may be granted under the LTIP with such terms and conditions, including restrictions on transferability, as the administrator of the LTIP may establish.

              Profits Interest Units.    Awards granted to grantees who are partners, or granted to grantees in anticipation of the grantee becoming a partner or granted as otherwise determined by the administrator, may consist of profits interest units. The administrator will determine the applicable vesting dates, conditions to vesting and restrictions on transferability and any other restrictions for profits interest awards.

              Other Unit-Based Awards.    The LTIP may also permit the grant of "other unit-based awards," which are awards that, in whole or in part, are valued or based on or related to the value of a common unit. The vesting of an other unit-based award may be based on a participant's continued service, the achievement of performance criteria or other measures. On vesting or on a deferred basis upon specified future dates or events, an other unit-based award may be paid in cash and/or in units (including restricted units), or any combination thereof as the plan administrator may determine.

              Source of Common Units.    Common units to be delivered with respect to awards may be newly issued units, common units acquired by us or our general partner in the open market, common units already owned by our general partner or us, common units acquired by our general partner directly from us or any other person or any combination of the foregoing.

              Anti-Dilution Adjustments and Change in Control.    If an "equity restructuring" event occurs that could result in an additional compensation expense under applicable accounting standards if adjustments to awards under the LTIP with respect to such event were discretionary, the plan administrator will equitably adjust the number and type of units covered by each outstanding award and the terms and conditions of such award to equitably reflect the restructuring event and will adjust the number and type of units with respect to which future awards may be granted under the LTIP. With respect to other similar events, including, for example, a combination or exchange of units, a merger or consolidation or an extraordinary distribution of our assets to unitholders, that would not result in an accounting charge if adjustment to awards were discretionary, the plan administrator shall have discretion to adjust awards in the manner it deems appropriate and to make equitable adjustments, if any, with respect to the number of units available under the LTIP and the kind of units or other securities available for grant under the LTIP. Furthermore, upon any such event, including a change in control of us or our general partner, or a change in any law or regulation affecting the LTIP or outstanding awards or any relevant change in accounting principles, the plan administrator will generally have discretion to (i) accelerate the time of exercisability or vesting or payment of an award, (ii) require awards to be surrendered in exchange for a cash payment or substitute other rights or property for the award, (iii) provide for the award to assumed by a successor or one of its affiliates, with appropriate adjustments thereto, (iv) cancel unvested awards without payment or (v) make other adjustments to awards as the administrator deems appropriate to reflect the applicable transaction or event.

              Termination of Service.    The consequences of the termination of a grantee's employment, membership on our general partner's board of directors or other service arrangement will generally be determined by the plan administrator in the terms of the relevant award agreement.

              Amendment or Termination of Long-Term Incentive Plan.    The plan administrator, at its discretion, may terminate the LTIP at any time with respect to the common units for which a grant has not previously been made. The plan administrator also has the right to alter or amend the LTIP or any part of it from time to time or to amend any outstanding award made under the LTIP, provided that no change in any outstanding award may be made that would materially impair the vested rights of the participant without the consent of the affected participant or result in taxation to the participant under Section 409A of the Code.

SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              The following table sets forth the beneficial ownership of our units that will be issued upon the consummation of this offering and the related transactions and held by beneficial owners of 5% or more of the units, by each director, director nominee and named executive officer of our general partner, and by all directors, director nominees and executive officers of our general partner as a group. The percentage of units beneficially owned is based on a total of                    common units and                    subordinated units outstanding immediately following this offering.

              The following table does not include any common units that directors, director nominees and executive officers of our general partner may purchase in this offering through the directed unit program described under "Underwriting—Directed Unit Program."

Name of Beneficial Owner(1)	Common Units to be Beneficially Owned	Percentage of Common Units to be Beneficially Owned	Subordinated Units to be Beneficially Owned	Percentage of Subordinated units to be Beneficially Owned	Percentage of Total Common Units and Subordinated Units to be Beneficially Owned
		%		%	%
PES Holdings, LLC(2)
Philip L. Rinaldi
Michael J. Colavita
James T. Rens
Gregory G. Gatta
John B. McShane
All Directors, Director Nominees and Executive Officers as a group ( persons)

(1)
Unless otherwise indicated, the address for all beneficial owners in this table is 1735 Market Street, 10th Floor, Philadelphia, Pennsylvania 19103.

(2)
Our parent is managed by a nine person board of managers consisting of David W. Albert, Rodney S. Cohen, David M. Marchick, David A. Stonehill, Robert W. Owens, Michael J. Hennigan, Phillip L. Rinaldi, David M. Ritter and Gregory C. King. PES is the sole member of our parent and operates and controls all of our parent's business and affairs. PES is indirectly owned by Carlyle PES, L.L.C., PES Equity Holdings, LLC and members of its management. Due to certain board representation and voting rights, Carlyle may be deemed to indirectly beneficially own the securities held by our parent. The address for Carlyle PES, L.L.C. is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

              After this offering, our parent will own                common units and                subordinated units, representing a         % limited partner interest in us. If the underwriters' option to purchase additional common units is exercised in full, our parent will own                common units and                 subordinated units, representing a        % limited partner interest in us. In addition, our general partner will own a non-economic general partner interest and all the incentive distribution rights in us.

Distributions and Payments to Our General Partner and Its Affiliates

              The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation, and liquidation of PES Logistics Partners, L.P. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

Formation Stage

              In connection with this offering, our parent's limited partner interest in us will be converted into                common units (or                 common units if the underwriters' option to purchase additional common units is exercised in full) and                subordinated units. We will also issue to our general partner all of our incentive distribution rights.

Operational Stage

Distributions of available cash to our general partner and its affiliates	We will generally make cash distributions to the unitholders, pro rata, including our parent, as holder of an aggregate of common units and subordinated units. In addition, if distributions exceed the minimum quarterly distribution and target distribution levels, the incentive distribution rights held by our general partner will entitle our general partner to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level.

Assuming we generate sufficient distributable cash flow to support the payment of the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner and its affiliates would receive an annual distribution of approximately $            million on their common units and subordinated units (or $            million if the underwriters exercise in full their option to purchase additional common units from us).

Payments to our general partner and its affiliates

Under our partnership agreement, we are required to reimburse our general partner and its affiliates for all costs and expenses that they incur on our behalf for managing and controlling our business and operations. Except to the extent specified in the amended and restated services and secondment agreement, our general partner determines the amount of these expenses and such determinations must be made in good faith under the terms of our partnership agreement.

Under our amended and restated services and secondment agreement, our general partner will make payments to Refining and PES Admin for wages, benefits and other costs of Refining and PES Admin employees seconded to our general partner (including our Chief Executive Officer) to perform management, operational and maintenance services with respect to the North Yard terminal. Additionally, we will pay our parent an administrative fee, initially in the amount of $         million, for centralized corporate services and reimburse our parent for any additional out-of-pocket costs and expenses incurred by our parent and its affiliates in providing various administrative services to us. The operating partnership will also pay Refining an administrative fee, initially in the amount of $700,000, for administrative services and reimburse Refining for various maintenance and operating services relating to the North Yard terminal. The costs and expenses for which we and the operating partnership will be required to reimburse our general partner and its affiliates will not be subject to any caps or other limits. Please read "—Agreements Governing the Transactions—Services and Secondment Agreement" below and "Management—Compensation of Our Officers and Directors."

Withdrawal or removal of our general partner

If our general partner withdraws or is removed, its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, for an amount equal to the fair market value of such interests. Please read "Our Partnership Agreement—Withdrawal or Removal of Our General Partner."

Liquidation Stage
Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements Governing the Transactions

              We and other parties have entered into, or will enter into upon the closing of this offering, various agreements that will effect the transactions in connection with this offering. While not the result of arm's-length negotiations, we believe the terms of all of our initial agreements with our parent and its affiliates are or will be, and specifically intend the rates to be, generally no less favorable to any party than those that could have been negotiated with unaffiliated parties with respect to similar services. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

Contribution Agreement—North Yard Terminal

              On January 1, 2015, our parent and the operating partnership entered into a contribution, conveyance and assumption agreement pursuant to which our parent contributed the North Yard terminal to the operating partnership.

Contribution Agreement—Interest in North Yard

              At the closing of this offering, we will enter into a contribution, conveyance and assumption agreement with our parent and the operating partnership, pursuant to which our parent will contribute to us a 45% limited partner interest in the operating partnership and all of the outstanding membership interests in North Yard GP.

Omnibus Agreement

              Upon the closing of this offering, we will enter into an omnibus agreement with our parent, Refining, our general partner and the operating partnership that will address the following matters:

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  our option to acquire the NGL terminal from Refining;

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  our right of first offer to acquire our parent's limited partner interest in the operating partnership;

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  our right of first offer to acquire certain logistics assets that Refining has retained or may construct in the future;

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  our parent's obligation to reimburse us for certain operational failures of the contributed assets for a period of five years after the closing of this offering.

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  a license to use the PES trademark and name; and

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  an indemnity by our parent and certain of its subsidiaries for certain environmental and other liabilities, and our obligation to indemnify our parent and its subsidiaries for events and conditions associated with the operation of our assets that occur after the closing of this offering and for environmental liabilities related to our assets to the extent our parent is not required to indemnify us.

If Carlyle PES, L.L.C. or its affiliates (other than our general partner, us or any of our subsidiaries) cease to control Refining (a "Refining change of control") or Carlyle PES, L.L.C. or its affiliates (other than Refining and its subsidiaries or our general partner, us or any of our subsidiaries) cease to control our general partner (a "Partnership change of control"), then either our parent, Refining or we may terminate the omnibus agreement; provided, however, that (i) the indemnification obligations of the parties will survive in accordance with their respective terms; (ii) in the case of a termination upon a Refining change of control, our right of first offer with respect to our parent's limited partner interest in the operating partnership will survive in accordance with its terms and (iii) our parent's obligation to reimburse us for certain operational failures will survive in accordance with its terms.

              Option to Acquire NGL Terminal.    Refining has agreed to purchase from a third party the NGL terminal, which became operational in December 2014, on an installment sale basis over time. Refining has an option to accelerate this purchase and acquire the NGL terminal at a pre-determined price. Refining will agree to allow us to cause Refining to exercise this option and, upon such exercise, to acquire the NGL terminal and associated real estate rights from Refining at the net book value of such assets as of the closing date of the acquisition. Prior to causing Refining to exercise the option, we would negotiate a fee-based services agreement with Refining with respect to the use by Refining of the NGL terminal on agreed upon terms and enter into a services agreement upon the closing of the acquisition. This option to purchase will expire upon the earlier to occur of (i) ten years following the closing of this offering; (ii) a Partnership change of control or (iii) a Refining change of control.

              Rights of First Offer.    Under the omnibus agreement, if our parent decides to sell, transfer or otherwise dispose of its interest in the operating partnership (other than (i) to an affiliate who agrees to be bound by the right of first offer or (ii) in connection with the foreclosure on such asset by any lenders under any credit arrangements of our parent), our parent will provide us with the opportunity to make the first offer to it. Our decision to make any offer will require the approval of the conflicts committee of the board of directors of our general partner. This right of first offer will expire upon the earlier to occur of (i) ten years following the closing of this offering and (ii) a Partnership change of control.

              In addition, if Refining decides to sell, transfer or otherwise dispose of any asset described under "Business—Growth Opportunities" (other than (i) to an affiliate who agrees to be bound by the right of first offer or (ii) in connection with the foreclosure on such asset by any lenders under any credit arrangements of Refining), Refining will provide us with the opportunity to make the first offer to it. In any case, our decision to make any offer will require the approval of the conflicts committee of the board of directors of our general partner. This right of first offer will expire upon the earlier to occur of (i) ten years following the closing of this offering; (ii) a Partnership change of control or (iii) a Refining change of control.

              The consummation and timing of any acquisition by us of the assets covered by our rights of first offer will depend on, among other things, our parent's or Refining's decision to sell an asset covered by our rights of first offer, our ability to reach an agreement with our parent or Refining, as applicable, on price and other terms and our ability to obtain financing on acceptable terms. Accordingly, we can provide no assurance whether, when or on what terms we will be able to successfully consummate any future acquisitions pursuant to our rights of first offer, and neither our parent nor Refining is under any obligation to accept any offer that we may choose to make.

              Reimbursement of Maintenance Capital and Other Expenditures.    Our parent has agreed to reimburse our operating partnership for any costs up to $20.0 million per event (net of any insurance recoveries) that it incurs for repairs required due to the failure of any contributed asset to operate in substantially the same manner and condition as such asset was operating prior to the closing of this offering during the first five years after the closing of this offering.

              Name and Trademark.    Under the omnibus agreement, our parent and Refining will grant us a license to use the PES trademark and names. We will agree to use commercially reasonable efforts to cooperate with our parent and its affiliates, including Refining, in the defense and conservation of the names and trademarks which our parent and Refining will grant us permission to use under the omnibus agreement, and we will agree to use such names and trademarks in accordance with such quality standards established by our parent and Refining and communicated to us from time to time. We will also agree to use best efforts to act and operate in a manner consistent with good business ethics, and in a manner that will not reflect poorly on the goodwill and reputation of our parent, its affiliates, including Refining, and us.

              Our parent and Refining will agree to use commercially reasonable efforts to cooperate with us in the defense and conservation of the names and trademarks which our parent and Refining will grant us a license to use under the omnibus agreement and agree to cooperate with us in maintaining the trademarks in due force and duly registered. Our parent and Refining will also agree to defend, indemnify, and hold us harmless from and against any losses suffered or incurred by us arising from (i) claims or causes of action brought by any third party alleging that our use of the names and trademarks which use is granted to us violates any law, statute or rule, or infringes, dilutes, misappropriates or otherwise violates the intellectual property rights of such third-party, and (ii) invalidity or unenforceability of any right with respect to the names and trademarks which use is granted to us.

              Indemnification.    Under the omnibus agreement, our parent will indemnify us for all known and certain unknown environmental liabilities that are associated with the ownership or operation of the assets contributed to the operating partnership by our parent on January 1, 2015 (which excludes the real property on which the North Yard terminal is located) and due to occurrences on or before the closing of this offering. Indemnification for any unknown environmental liabilities will be limited to liabilities due to occurrences on or before January 1, 2015 and identified prior to the fifth anniversary of the closing of this offering, and will be subject to a deductible of $50,000 per claim before we are entitled to indemnification. For purposes of calculating the deductible, a "claim" will include all liabilities that arise from a discrete act or event. There is no limit on the amount for which our parent will indemnify us under the omnibus agreement once we meet the deductible, if applicable. Our parent will also indemnify us for failure to obtain certain consents, licenses and permits necessary to conduct our business, including the cost of curing any such condition, in each case that are identified prior to the fifth anniversary of the closing of this offering.

              Our parent will also indemnify us for liabilities relating to:

  •
  the consummation of the transactions contemplated by the contribution agreement pursuant to which our parent will contribute 45% of the limited partner interest in the operating partnership to us or events or conditions associated with the ownership or operation of the North Yard terminal occurring prior to January 1, 2015 (other than environmental liabilities) and that are asserted prior to the fifth anniversary of the closing of this offering;

  •
  litigation matters attributable to the ownership or operation of the assets contributed to the operating partnership by our parent prior to January 1, 2015, which will be subject to an aggregate deductible of $200,000 before we are entitled to indemnification (other than currently pending legal actions, which are not subject to a deductible), and that are asserted prior to the fifth anniversary of the closing of this offering;

  •
  events and conditions associated with any assets retained by our parent; and

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  all tax liabilities attributable to the ownership or operation of the assets contributed to the operating partnership by our parent arising prior to January 1, 2015 or otherwise related to our parent's contribution of those assets to the operating partnership in connection with this offering that are asserted prior to the expiration of the applicable statute of limitations.

              We have agreed to indemnify our parent for events and conditions associated with the ownership or operation of our assets that occur after the closing of this offering and for environmental liabilities related to our assets to the extent our parent is not required to indemnify us as described above. There is no limit on the amount for which we will indemnify our parent under the omnibus agreement.

              None of the parties to the omnibus agreement will be liable to any other party for any consequential, punitive, special, incidental or exemplary damages, or for loss of profits or revenues ("special damages") incurred by another party to the omnibus agreement, except for either special damages in connection with third party claims or to the extent that an indemnifying party receives insurance proceeds with respect to the special damages.

Services and Secondment Agreement

              On January 1, 2015, North Yard GP and the operating partnership entered into a services and secondment agreement with our parent, Refining and PES Admin. Upon the closing of this offering, the existing parties will amend and restate the services and secondment agreement to add our general partner and us as parties and to set forth the services and secondment arrangements described below.

              Secondment.    Refining and PES Admin will second certain employees to our general partner (including our Chief Executive Officer) to provide management, operational and maintenance services with respect to the North Yard terminal. During their period of secondment to our general partner, the seconded employees will be under the management and supervision of our general partner.

              Our general partner will reimburse Refining for the cost of any Refining seconded employees, including their wages and benefits. Our general partner will pay to PES Admin an annual fee of $         million (prorated for the first year) for any seconded employees (other than our Chief Executive Officer) who devote less than 50% of their business time to our operations, and will reimburse PES Admin for the cost of any other PES Admin seconded employees, including their wages and benefits. The secondment fee paid to PES Admin may be adjusted annually, commencing on the second year following this offering, by a percentage equal to the change in the CPI or to reflect any increase in the cost of seconding employees to our general partner due to changes in any law, rule or regulation applicable to PES Admin, our parent or their affiliates or to us and our subsidiaries or to reflect any increase in the scope and extent of the secondment. In addition, our general partner may agree on our behalf to increases in the secondment fee in connection with expansions of our operations through the acquisition or construction of new assets or businesses.

              If a seconded employee does not devote 100% of his or her time to providing services to our general partner, our general partner will reimburse Refining or PES Admin, as the case may be, for only a prorated portion of such employee's overall wages and benefits, based on the percentage of the employee's time spent working for our general partner. Refining and PES Admin will bill our general partner monthly in arrears for services provided during the prior month, and payment shall be due within 10 days of our general partner's receipt of the invoice.

              Payment of Administrative Fee and Reimbursement to Parent and its Affiliates.    We will pay our parent an annual administrative fee, initially in the amount of $         million per year, payable in equal monthly installments (prorated for the first month of services), for the provision of various centralized corporate services for our benefit, including financial and administrative services (including treasury and accounting), information technology, telephone, office support and other technology services, legal services, human resources services, business development services, investor relations and government relations, tax matters and insurance administration. We will also reimburse our parent and its affiliates for all other direct or allocated costs and expenses incurred by our parent and its affiliates on our behalf. The fee and reimbursement will be in addition to reimbursement of our general partner and its affiliates for certain costs and expenses incurred on our behalf for managing and controlling our business and operations as required by our partnership agreement. The services and secondment agreement provides that the administrative fee may be adjusted annually, commencing on the second year following this offering, by a percentage equal to the change in the CPI or to reflect any increase in the cost of providing such services to us due to changes in any law, rule or regulation applicable to us, our parent or Refining. In addition, our general partner may agree on our behalf to increases in the administrative fee in connection with expansions of our operations through the acquisition or construction of new assets or businesses. Please read "Risk Factors—Risks Related to an Investment in Us" and "Conflicts of Interest and Duties—Conflicts of Interest."

              Payment of Administrative Fee and Reimbursement to Refining and its Affiliates.    The operating partnership will pay Refining an annual administrative fee, initially in the amount of $700,000 per year payable in equal monthly installments (prorated for the first month of services), for the provision of various administrative services, including health, safety and environmental administration services; security, firefighting and emergency response services; engineering services and capital project planning, design, engineering and construction management services. The amended and restated services and secondment agreement will provide that the administrative fee may be adjusted annually, commencing on the second year following this offering, by a percentage equal to the change in the CPI or to reflect any increase in the cost of providing administrative services to the operating partnership due to changes in any law, rule or regulation applicable to Refining or its affiliates or the operating partnership or to reflect any increase in the scope and extent of the services provided to the operating partnership.

              The operating partnership will reimburse Refining for the provision of certain maintenance and operating services. Certain of the operating services, such as water supply, stormwater discharge and wastewater treatment services, will be provided at no charge, while electricity and fueling services will be reimbursed at Refining's cost. Maintenance services to be provided under the agreement include day-to-day routine and emergency supervision, administration and related services; maintenance of assets and property used by the operating partnership; technical services for the purpose of trouble-shooting problems, improving performance or repairing the operating partnership's assets and performance of all planning, design and engineering functions related to the maintenance and repair of the operating partnership's assets. The operating partnership will be required to reimburse Refining for maintenance services at Refining's cost plus 5%.

              Notwithstanding a termination of the amended and restated services and secondment agreement, Refining will continue providing the operating partnership certain services, including utility, wastewater treatment and water supply services, for a specified transition period, and after such period, the operating partnership and Refining will use commercially reasonable efforts to agree to the terms on which Refining will provide such services to the operating partnership.

              Indemnification.    Under the agreement, our parent and Refining will indemnify us from any claims, losses or liabilities incurred by us, including third-party claims, arising from their performance of the agreement; provided, however, our parent and Refining will not be obligated to indemnify us for any claims, losses or liabilities arising out of our gross negligence, bad faith or reckless disregard with respect to any services provided under the agreement.

              Term and Termination.    The amended and restated services and secondment agreement will have an initial term of 10 years and will automatically extend for successive renewal terms of five years each, unless terminated by either party upon at least 30 days' prior written notice before the end of the initial term or any renewal term. In addition, our general partner or the operating partnership may reduce the level of services provided by our parent and Refining, respectively, under the agreement at any time and we may terminate the agreement at any time upon 30 days' prior written notice. The agreement may also be terminated by any party upon a Partnership change of control or a Refining change of control.

Real Property Easement

              On January 1, 2015, Refining granted the operating partnership a perpetual easement to locate, use and operate the North Yard terminal on real property currently owned by Refining. Under the easement agreement, the operating partnership is required to indemnify Refining for liabilities caused by any environmental condition that requires or may require in the future remediation and any non-compliance with applicable environmental laws relating to the operating partnership's activities on or around the easement area subsequent to January 1, 2015. In addition, the operating partnership is solely responsible for all reasonable fees, costs and expenses that may be incurred by Refining in connection with any remediation activities that are subject to the operating partnership's indemnification obligations.

Commercial Agreement with Refining

              On January 1, 2015, the operating partnership entered into a ten-year, fee-based commercial agreement with Refining. Under this commercial agreement, the operating partnership has agreed to provide terminaling services to Refining, and Refining has agreed to provide the operating partnership with minimum throughput volumes of crude oil. For more information about the operating partnership's commercial agreement with Refining, including Refining's ability to reduce or terminate its obligations in the event of a force majeure event that affects the operating partnership, please read "Management's Discussion and Analysis of Financial Condition—How We Generate Revenue" and "Business—Commercial Agreement with Refining."

Partnership Agreement of the Operating Partnership

              We, our parent and North Yard GP will enter into an amended and restated agreement of limited partnership for the operating partnership. This agreement governs the ownership and management of the operating partnership and designates North Yard GP as the general partner of the operating partnership. North Yard GP will generally have complete authority to manage the operating partnership's business and affairs. We will control North Yard GP, as its sole member.

              Approval from our parent will be required for the following actions relating to the operating partnership:

  •
  effecting any merger or consolidation involving the operating partnership;

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  effecting any sale or exchange of all or substantially all of the operating partnership's assets;

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  dissolving or liquidating the operating partnership; or

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  issuing additional partnership interests in the operating partnership.

              The amended and restated agreement of limited partnership will provide that the operating partnership will distribute all of its available cash to us and our parent on a pro rata basis within 30 days of the end of each quarter.

Registration Rights Agreement

              In connection with the closing of this offering, we will enter into a registration rights agreement with our parent. Pursuant to the registration rights agreement, we may be required to register the sale of the common units and subordinated units issued to our parent and the common units issuable upon the conversion of the subordinated units upon request of our parent (the "Registrable Securities") in certain circumstances.

              Demand Registration Rights.    At any time after the closing of this offering, our parent has the right to require us by written notice to register the sale of a number of their Registrable Securities in an underwritten offering. Once we are eligible to effect a registration on Form S-3, any such demand registration may be for a shelf registration statement.

              Piggy-back Registration Rights.    If, at any time, we propose to register an offering of our securities (subject to certain exceptions) for our own account, then we must give notice to our parent to allow it to include a specified number of Registrable Securities in that registration statement.

              Conditions and Limitations; Expenses.    The registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of Registrable Securities to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective. The obligations to register Registrable Securities under the registration rights agreement will terminate when no Registrable Securities remain outstanding. Registrable Securities shall cease to be covered by the registration rights agreement when they have (i) been sold pursuant to an effective registration statement under the Securities Act, (ii) been sold in a transaction exempt from registration under the Securities Act (including transactions pursuant to Rule 144), (iii) ceased to be outstanding, (iv) been sold in a private transaction in which our parent's rights under the registration rights agreement are not assigned to the transferee or (v) become eligible for resale pursuant to Rule 144(b) (or any similar rule then in effect under the Securities Act).

Procedures for Review, Approval and Ratification of Related Person Transactions

              The board of directors of our general partner will adopt a related party transactions policy in connection with the closing of this offering that will provide that the board of directors of our general partner or its authorized committee will review on at least a quarterly basis all related person transactions that are required to be disclosed under SEC rules and, when appropriate, initially authorize or ratify all such transactions. In the event that the board of directors of our general partner or its authorized committee considers ratification of a related person transaction and determines not to so ratify, the code of business conduct and ethics will provide that our management will make all reasonable efforts to cancel or annul the transaction.

              The related party transactions policy will provide that, in determining whether or not to recommend the initial approval or ratification of a related person transaction, the board of directors of our general partner or its authorized committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (1) whether there is an appropriate business justification for the transaction; (2) the benefits that accrue to us as a result of the transaction; (3) the terms available to unrelated third parties entering into similar transactions; (4) the impact of the transaction on a director's independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director or an immediate family member of a director is a partner, shareholder, member or executive officer); (5) the availability of other sources for comparable products or services; (6) whether it is a single transaction or a series of ongoing, related transactions; and (7) whether entering into the transaction would be consistent with the code of business conduct and ethics.

              The related party transactions policy described above will be adopted in connection with the closing of this offering, and as a result the transactions described above were not reviewed under such policy.

CONFLICTS OF INTEREST AND DUTIES

Conflicts of Interest

              Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including our parent and Refining, on the one hand, and us and our unaffiliated limited partners, on the other hand. The directors and executive officers of our general partner have fiduciary duties to manage our general partner in a manner that is in the best interests of its owners. At the same time, our general partner has a fiduciary duty to manage us in a manner that is in our best interests.

              Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other, our general partner will resolve that conflict. There is no requirement under our partnership agreement that our general partner seek the approval of the conflicts committee of the board of directors of our general partner or our unitholders for the resolution of any conflict, and, under our partnership agreement, our general partner may decide to seek such approval or resolve a conflict of interest in any other way permitted by our partnership agreement, as described below, in its sole discretion. The board of directors of our general partner will decide whether to refer a matter to the conflicts committee or to our unitholders on a case-by-case basis. In determining whether to refer a matter to the conflicts committee or to our unitholders for approval, the board of directors of our general partner will consider a variety of factors, including the nature of the conflict, the size and dollar amount involved, the identity of the parties involved and any other factors the board of directors deems relevant in determining whether it will seek approval from the conflicts committee or our unitholders. Whenever the board of directors of our general partner makes a determination to refer or not to refer any potential conflict of interest to the conflicts committee for approval or to seek or not to seek unitholder approval, the general partner is acting in its individual capacity, which means that it may act free of any duty or obligation whatsoever to us or our unitholders and will not be required to act in good faith or pursuant to any other standard or duty imposed by our partnership agreement or under applicable law. For a more detailed discussion of the duties applicable to our general partner, as well as the implied contractual covenant of good faith and fair dealing, please read "—Duties of the General Partner" below.

              Our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

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  approved by the conflicts committee, which our partnership agreement defines as "special approval" although our general partner is not obligated to seek such approval; or

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  approved by the vote of the holders of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates although our general partner is not obligated to seek such approval.

              If our general partner seeks approval from the conflicts committee, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. If our general partner does not seek approval from the conflicts committee or our unitholders as described above and the board of directors of our general partner takes or declines the course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors our general partner may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to subjectively believe that he is acting in a manner that is in the best interests of the partnership. In taking such action, such person may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. If that person has the required subjective belief, then the decision or action will be conclusively deemed to be in good faith for all purposes under our partnership agreement.

              It is possible, but we believe it is unlikely, that our general partner would approve a matter that the conflicts committee has previously declined to approve or declined to recommend that the full board of directors approve. If the conflicts committee does not approve or does not recommend that the full board of directors approve a matter that has been presented to it, then, unless the board of directors of our general partner has delegated exclusive authority to the conflicts committee, the board of directors of our general partner may subsequently approve the matter. In such a case, although the matter will not have received "special approval" under our partnership agreement, the board of directors of our general partner could still determine that the resolution of the conflict of interest solely under the good faith standard, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us. Please read "Management—Management of PES Logistics Partners, L.P.—Conflicts Committee" for information about the conflicts committee of our general partner's board of directors.

              Conflicts of interest could arise in the situations described below, among others.

Affiliates of our general partner, including our parent and Refining, may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

              Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner (or as general partner of another company of which we are a partner or member) or those activities incidental to its ownership of interests in us. However, affiliates of our general partner, including our parent and Refining, are not prohibited from engaging in other businesses or activities, including those that might compete with us.

              Under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner or any of its affiliates, including its executive officers and directors and Refining. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. Therefore, our parent and Refining may compete with us for acquisition opportunities and may own an interest in entities that compete with us.

Our general partner is allowed to take into account the interests of parties other than us, such as our parent, in resolving conflicts of interest.

              Our partnership agreement contains provisions that reduce and modify the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duty or obligation to us and our unitholders. When acting in its individual capacity, our general partner is entitled to consider only the interests and factors that it desires, and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us or any limited partner. Examples of decisions that our general partner may make in its individual capacity include the allocation of corporate opportunities among us and our affiliates, the exercise of its limited call right, its voting rights with respect to the units it owns and its registration rights, and its determination whether or not to consent to any merger, consolidation or conversion of the partnership or amendment to our partnership agreement.

Our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties, and limits our general partner's liabilities and the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty under applicable Delaware law.

              In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our limited partners for actions that might constitute breaches of fiduciary duty under applicable Delaware law. For example, our partnership agreement:

  •
  permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. When acting in its individual capacity, our general partner is entitled to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us or any limited partner. Examples of decisions that our general partner may make in its individual capacity include: (1) how to allocate business opportunities among us and its other affiliates; (2) whether to exercise its limited call right; (3) how to exercise its voting rights with respect to the units it owns; (4) whether to sell or otherwise dispose of units or other partnership interests that it owns; (5) whether to elect to reset target distribution levels; (6) whether to consent to any merger or consolidation of the partnership or amendment to our partnership agreement; and (7) whether to refer or not to refer any potential conflict of interest to the conflicts committee for special approval or to seek or not to seek unitholder approval;

  •
  provides that the general partner will have no liability to us or our limited partners for decisions made in its capacity as a general partner so long as such decisions are made in good faith;

  •
  in resolving conflicts of interest, it will be presumed that in making its decision the general partner, the board of directors of the general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption; and

  •
  provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers or directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful.

              By purchasing a common unit, a common unitholder will be deemed to have agreed to become bound by the provisions in our partnership agreement, including the provisions discussed above.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

              Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

  •
  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

  •
  the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

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  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

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  the negotiation, execution and performance of any contracts, conveyances or other instruments;

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  the distribution of our cash;

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  the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

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  the maintenance of insurance for our benefit and the benefit of our partners;

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  the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity;

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  the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity, otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense, the settlement of claims and litigation;

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  the indemnification of any person against liabilities and contingencies to the extent permitted by law;

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  the making of tax, regulatory and other filings, or the rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

  •
  the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

              Our partnership agreement provides that our general partner must act in good faith when making decisions on our behalf in its capacity as our general partner, and our partnership agreement further provides that in order for a determination to be made in good faith, our general partner must subjectively believe that the determination is in the best interests of our partnership. In making such determination, our general partner may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. When our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act free of any duty or obligation to us or our limited partners. Please read "Our Partnership Agreement—Voting Rights" for information regarding matters that require unitholder approval.

Actions taken by our general partner may affect the amount of distributable cash flow to unitholders or accelerate the right to convert subordinated units.

              The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

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  the amount and timing of asset purchases and sales;

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  cash expenditures;

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  borrowings;

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  the issuance of additional units; and

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  the creation, reduction or increase of reserves in any quarter.

              Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert into common units.

              In addition, our general partner may use an amount, initially equal to $             million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its units and incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

              In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

  •
  enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

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  accelerating the expiration of the subordination period.

              For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow working capital funds, which would enable us to make such distribution on all outstanding units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period."

              Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, or our operating partnership and its subsidiaries.

We will reimburse our general partner and its affiliates for expenses.

              We will reimburse our general partner and its affiliates, including our parent, for costs incurred in managing and operating us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith, and it will charge on a fully allocated cost basis for services provided to us. Our amended and restated services and secondment agreement also addresses our payment of annual amounts to, and our reimbursement of, our general partner and its affiliates for these costs and services. Please read "Certain Relationships and Related Party Transactions."

Contracts between us, on the one hand, and our general partner and its affiliates, on the other hand, are not and will not be the result of arm's-length negotiations.

              Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Our general partner will determine, in good faith, the terms of any arrangements or transactions entered into after the closing of this offering. While neither our partnership agreement nor any of the other agreements, contracts, and arrangements between us and our general partner and its affiliates are or will be the result of arm's-length negotiations, we believe the terms of all of our initial agreements with our general partner and its affiliates will be, and specifically intend the rates to be, generally no less favorable to any party than those that could have been negotiated with unaffiliated parties with respect to similar services. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into following the closing of this offering will not be required to be negotiated on an arm's-length basis, although, in some circumstances, our general partner may determine that the conflicts committee may make a determination on our behalf with respect to such arrangements.

              Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically for such use. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our obligations.

              Our general partner intends to limit its liability under contractual arrangements so that counterparties to such agreements have recourse only against our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.

Common units are subject to our general partner's limited call right.

              Our general partner may exercise its right to call and purchase common units, as provided in our partnership agreement, or may assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of any duty or liability to us or our unitholders, in determining whether to exercise this right. As a result, a common unitholder may have to sell his common units at an undesirable time or price. Please read "Our Partnership Agreement—Limited Call Right."

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

              Any agreements between us, on the one hand, and our general partner and its affiliates, on the other hand, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

              The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee of the board of directors of our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner's incentive distribution rights without the approval of our conflicts committee or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

              Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (50%) for each of the prior four consecutive calendar quarters, to reset the initial target distribution levels at higher levels based on our cash distribution levels at the time of the exercise of the reset election. Furthermore, our general partner has the right to transfer all or any portion of the incentive distribution rights at any time, and such transferee shall have the same rights as the general partner relative to resetting target distributions if our general partner concurs that the tests for resetting target distributions have been fulfilled. Following a reset election by our general partner, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per common unit for the two calendar quarters immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution"), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

              We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner or a transferee could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may expect to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued common units to our general partner in connection with resetting the target distribution levels related to our general partner's incentive distribution rights. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Incentive Distribution Rights."

Duties of the General Partner

              Duties owed to unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership, provided that partnership agreements may not eliminate the implied contractual covenant of good faith and fair dealing. This implied covenant is a judicial doctrine utilized by Delaware courts in connection with interpreting ambiguities in partnership agreements and other contracts and does not form the basis of any separate or independent fiduciary duty in addition to the express contractual duties set forth in our partnership agreement. Under the implied contractual covenant of good faith and fair dealing, a court will enforce the reasonable expectations of the partners where the language in our partnership agreement does not provide for a clear course of action.

              As permitted by the Delaware Act, our partnership agreement contains various provisions eliminating and replacing the fiduciary duties that might otherwise be owed by our general partner with contractual standards governing the duties of our general partner and contractual methods of resolving conflicts of interest. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that might otherwise be prohibited by state-law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has duties to manage our general partner in a manner that is in the best interests of its owners in addition to the best interests of our partnership. Without these provisions, our general partner's ability to make decisions involving conflicts of interest would be restricted. These provisions enable our general partner to take into consideration the interests of all parties involved in the proposed action. These provisions also strengthen the ability of our general partner to attract and retain experienced and capable directors. These provisions disadvantage the common unitholders because they restrict the rights and remedies that would otherwise be available to such unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary, the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties that would otherwise be imposed by Delaware laws on our general partner and the rights and remedies of our unitholders with respect to these contractual duties:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present unless such transactions were entirely fair to the partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in good faith, meaning that it subjectively believed that the decision was in the best interests of our partnership, and our general partner will not be subject to any higher standard under our partnership agreement or applicable law. If our general partner has the required subjective belief, then the decision or action will be conclusively deemed to be in good faith for all purposes under our partnership agreement. In taking such action, our general partner may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act free of any duty or obligation to us or our limited partners. These contractual standards replace the obligations to which our general partner would otherwise be held. Our partnership agreement generally provides that our general partner will not be in breach of its obligations with respect to transactions with our affiliates and resolutions of conflicts of interest if such transaction or resolution is approved by the conflicts committee of our general partner's board of directors or approved by the majority vote of the outstanding common units (excluding any common units owned by our general partner or any of its affiliates). If our general partner seeks approval from the conflicts committee, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. If our general partner does not seek approval from the conflicts committee of the board of directors of our general partner and the board of directors takes or declines to take the course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us challenging such approval, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards replace the obligations that our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful.
Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties, if any, or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

              By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

              Under our partnership agreement, we must indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful. We also must provide this indemnification for criminal proceedings when our general partner or these other persons acted with no knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable. Please read "Our Partnership Agreement—Indemnification."

DESCRIPTION OF THE COMMON UNITS

The Units

              The common units and the subordinated units are separate classes of limited partner interests in us. The holders of common units, along with the holders of subordinated units, are entitled to participate in partnership distributions and are entitled to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and "Our Cash Distribution Policy and Restrictions on Distributions." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "Our Partnership Agreement."

Transfer Agent and Registrar

Duties

              Computershare Inc. will serve as the registrar and transfer agent for our common units and subordinated units. We will pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by our unitholders:

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  surety bond premiums to replace lost or stolen certificates, or to cover taxes and other governmental charges in connection therewith;

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  special charges for services requested by a holder of a common unit; and

  •
  other similar fees or charges.

              Unless our general partner determines otherwise in respect of some or all of any classes of our partnership interests, our partnership interests will be evidenced by book entry notation on our partnership register and not by physical certificates.

              There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent against all claims and losses arising out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or willful misconduct of the indemnified person or entity.

Resignation or Removal

              The transfer agent may resign, by notice to us, or be removed by us. Once the resignation or removal of the transfer agent becomes effective, our general partner will act as the transfer agent and registrar until our general partner appoints a successor transfer agent.

Transfer of Common Units

              By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

  •
  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

  •
  represents and warrants that the transferee has the right, power, authority and capacity to enter into our partnership agreement; and

  •
  gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

              Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

              We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

              Common units are securities and transferable according to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

              Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

 OUR PARTNERSHIP AGREEMENT

              The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

              We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions";

  •
  with regard to the duties of, and standard of care applicable to, our general partner, please read "Conflicts of Interest and Duties";

  •
  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units"; and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material U.S. Federal Income Tax Consequences."

Organization and Duration

              Our partnership was organized on June 4, 2014, and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

              Our purpose, as set forth under the partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to engage, directly or indirectly, in any business activity that our general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

              Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of owning, operating, developing and acquiring crude oil and refined petroleum product midstream assets, our general partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of our partnership or our limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

              Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its incentive distribution rights. For a description of these cash distribution provisions please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

Capital Contributions

              Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

 Voting Rights

              The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a "unit majority" require:

  •
  during the subordination period, the approval of a majority of the outstanding common units, excluding those common units held by our general partner and its affiliates, and a majority of the outstanding subordinated units, voting as separate classes; and

  •
  after the subordination period, the approval of a majority of the outstanding common units.

              In voting their common units and subordinated units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners.

Issuance of additional units	No approval rights.
Amendment of our partnership agreement

Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of Our Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. Please read "—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority. Please read "—Termination and Dissolution."
Continuation of our business upon dissolution	Unit majority. Please read "—Termination and Dissolution."
Withdrawal of the general partner

Under most circumstances, the approval of unitholders holding at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of the general partner prior to                , 2025, in a manner which would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner."

Removal of the general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of Our General Partner."
Transfer of the general partner interest	No approval right. Please read "—Transfer of General Partner Interest."
Transfer of incentive distribution rights	No approval right. Please read "—Transfer of Incentive Distribution Rights."
Reset of incentive distribution levels	No approval right.
Transfer of ownership interests in our general partner	No approval right. Please read "—Transfer of Ownership Interests in Our General Partner."

 Limited Liability

              Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right of, by the limited partners as a group:

  •
  to remove or replace our general partner;

  •
  to approve some amendments to our partnership agreement; or

  •
  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

              Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

              Our subsidiaries only conduct business in the Commonwealth of Pennsylvania; however, we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a limited partner of our operating partnership may require compliance with legal requirements in the jurisdictions in which our operating partnership conducts business, including qualifying our subsidiaries to do business there.

              Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interests in our operating subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

              Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

              It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

              In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to the common units.

              Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase from us common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The other holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of Our Partnership Agreement

General

              Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose or approve any amendment and may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

              No amendment may be made that would, among other actions:

  •
  enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

  •
  enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without its consent, which consent may be given or withheld at its option.

              The provisions of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Upon the completion of this offering, excluding common units purchased by directors, director nominees and executive officers of our general partner under our directed unit program, our general partner and its affiliates will own        % of our total outstanding common units and subordinated units on an aggregate basis (or        % of our total outstanding common units and subordinated units on an aggregate basis if the underwriters exercise in full their option to purchase additional common units from us).

No Unitholder Approval

              Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

  •
  a change in our name, the location of our principal office, our registered agent or our registered office;

  •
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  •
  a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974 ("ERISA"), each as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

  •
  an amendment that our general partner determines to be necessary or appropriate in connection with the authorization or issuance of additional partnership interests;

  •
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

  •
  an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion that has been approved under the terms of our partnership agreement;

  •
  any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by our partnership agreement;

  •
  a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

  •
  mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

  •
  any other amendments substantially similar to any of the matters described in the clauses above.

              In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

  •
  do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

  •
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  •
  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

  •
  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

  •
  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

              For any amendment of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain such an opinion of counsel.

              In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove our general partner or call a meeting of unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our general partner must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of outstanding units. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding units.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

              A merger, consolidation or conversion of our partnership requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners.

              In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell any or all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger with another limited liability entity without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to our partnership agreement requiring unitholder approval, each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued by us in such merger do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

              If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and our general partner determines that the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. The unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

              We will continue as a limited partnership until dissolved and terminated under our partnership agreement. We will dissolve upon:

  •
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal followed by approval and admission of a successor;

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  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

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  the entry of a decree of judicial dissolution of our partnership; or

  •
  there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act.

              Upon a dissolution under the first clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability of any limited partner; and

  •
  neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

              Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to, liquidate our assets and apply the proceeds of the liquidation as described in "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

              Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to                        , 2025, without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after                        , 2025, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' written notice to the limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interest" and "—Transfer of Incentive Distribution Rights."

              Upon voluntary withdrawal of our general partner by giving notice to the other partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue our business by appointing a successor general partner. Please read "—Termination and Dissolution."

              Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a separate class, and subordinated units, voting as a separate class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner's removal. At the closing of this offering, excluding common units purchased by directors, director nominees and executive officers of our general partner under our directed unit program, our general partner and its affiliates will own        % of our total outstanding common units and subordinated units on an aggregate basis (or        % of our total outstanding common units and subordinated units on an aggregate basis if the underwriters exercise in full their option to purchase additional common units from us).

              Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  the subordination period will end, and all outstanding subordinated units will immediately and automatically convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests as of the effective date of its removal.

              In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the incentive distribution rights of the departing general partner for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

              If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its incentive distribution rights will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

              In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

              At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in Our General Partner

              At any time, our parent and its affiliates may sell or transfer all or part of their membership interest in our general partner, to an affiliate or third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

              At any time, our general partner may sell or transfer its incentive distribution rights to an affiliate or third party without the approval of the unitholders.

Change of Management Provisions

              Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove PES Logistics GP as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group who are notified by our general partner that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of the board of directors of our general partner. Please read "—Withdrawal or Removal of Our General Partner."

 Limited Call Right

              If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days' written notice.

              The purchase price in the event of this purchase is the greater of:

  •
  the highest cash price paid by either our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

  •
  the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

              As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material U.S. Federal Income Tax Consequences—Disposition of Common Units."

Non-Taxpaying Holders; Redemption

              To avoid any adverse effect on the maximum applicable rates chargeable to customers by us or any of our future subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by our subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

  •
  obtain proof of the U.S. federal income tax status of our limited partners (and their owners, to the extent relevant); and

  •
  permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Citizen Assignees; Redemption

              If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

  •
  obtain proof of the nationality, citizenship or other related status of our limited partners (and their owners, to the extent relevant); and

  •
  permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

              Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

              Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

              Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities." However, if at any time any person or group, other than our general partner and its affiliates, a direct transferee of our general partner and its affiliates or a transferee of such direct transferee who is notified by our general partner that it will not lose its voting rights, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units as a single class. Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

              By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

 Indemnification

              Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our general partner;

  •
  any departing general partner;

  •
  any person who is or was an affiliate of our general partner or any departing general partner;

  •
  any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of us or our subsidiaries, an affiliate of us or our subsidiaries or any entity set forth in the preceding three bullet points;

  •
  any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their affiliates, excluding any such person providing, on a fee-for-service basis, trustee, fiduciary of custodial services; and

  •
  any person designated by our general partner because such person's status, service or relationship expose such person to potential claims or suits relating to our or our subsidiaries' business and affairs.

              Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against such liabilities under our partnership agreement.

Reimbursement of Expenses

              Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us. The expenses for which we are required to reimburse our general partner are not subject to any caps or other limits. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Services and Secondment Agreement."

Books and Reports

              Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both financial reporting and tax purposes on an accrual basis. For fiscal and tax reporting purposes, our fiscal year is the calendar year.

              We will mail or make available to record holders of common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within 50 days after the close of each quarter.

We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

              We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on the cooperation of our unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

              Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at its own expense, have furnished to such limited partner:

  •
  a current list of the name and last known address of each record holder;

  •
  copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

  •
  certain information regarding the status of our business and financial condition.

              Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

              Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests do not have rights to receive information from us or any of the persons we indemnify as described above under "—Indemnification" for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Registration Rights

              Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership interests proposed to be sold by our general partner or any of its affiliates, other than individuals, or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale—Our Partnership Agreement and Registration Rights."

              In addition, in connection with the completion of this offering, we expect to enter into a registration rights agreement with our parent. Pursuant to the registration rights agreement, we will be required to file a registration statement to register the common units and subordinated units issued to our parent and the common units issuable upon the conversion of the subordinated units upon request of our parent. In addition, the registration rights agreement gives our parent "piggyback" registration rights under certain circumstances. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. These registration rights are transferable to affiliates of our parent and, in certain circumstances, to third parties. Please read "Units Eligible for Future Sale—Registration Rights Agreement."

Exclusive Forum

              Our partnership agreement will provide that the Court of Chancery of the State of Delaware shall be the exclusive forum for any claims, suits, actions or proceedings (1) arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among our partners, or obligations or liabilities of our partners to us, or the rights or powers of, or restrictions on, our partners or us), (2) brought in a derivative manner on our behalf, (3) asserting a claim of breach of a duty owed by any of our, or our general partner's, directors, officers, or other employees, or owed by our general partner, to us or our partners, (4) asserting a claim against us arising pursuant to any provision of the Delaware Act or (5) asserting a claim against us governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies' certificates of incorporation or similar governing documents have been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our partnership agreement to be inapplicable or unenforceable in such action.

UNITS ELIGIBLE FOR FUTURE SALE

              After the sale of the common units offered by this prospectus and assuming that the underwriters do not exercise their option to purchase additional common units, our general partner and its affiliates will hold an aggregate of        common units and        subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. All of the common units and subordinated units held by our general partner and its affiliates are subject to lock-up restrictions described below. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

Rule 144

              The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, other than any units purchased in this offering by directors, director nominees and executive officers of our general partner under the directed unit program, which will be subject to the lock-up restrictions described below. None of the directors, director nominees and executive officers of our general partner own any common units prior to this offering; however, they may purchase common units through the directed unit program or otherwise. Additionally, any common units owned by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

  •
  1% of the total number of the common units outstanding, which will equal approximately        units immediately after this offering; or

  •
  the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

              At the closing of this offering, the following common units will be restricted and may not be resold publicly except in compliance with the registration requirements of the Securities Act, Rule 144 or otherwise:

  •
  common units owned by our general partner and its affiliates; and

  •
  any units acquired by our general partner or any of its affiliates, including the directors, director nominees and executive officers of our general partner under the directed unit program.

              Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144 without regard to the volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our Partnership Agreement and Registration Rights

              Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. Any issuance of additional common units or other limited partner interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "Our Partnership Agreement—Issuance of Additional Securities."

              Under our partnership agreement, our general partner and its affiliates, other than individuals, have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any common units or other limited partner interests to require registration of any of these common units or other limited partner interests and to include any of these common units in a registration by us of other common units, including common units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years after it ceases to be our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Our general partner and its affiliates also may sell their common units or other limited partner interests in private transactions at any time, subject to compliance with applicable laws.

Registration Rights Agreement

              We will enter into a registration rights agreement with our parent pursuant to which we may be required to register the sale of the common units and subordinated units issued to our parent and the common units issuable upon the conversion of the subordinated units upon request of our parent (the "Registrable Securities"). Under the registration rights agreement, our parent will have the right to request that we register the sale of Registrable Securities held by it, and our parent will have the right to require us to make available shelf registration statements permitting sales of Registrable Securities into the market from time to time over an extended period, subject to certain limitations. In addition, the registration rights agreement gives our parent "piggyback" registration rights under certain circumstances. The registration rights agreement also includes provisions dealing with indemnification and contribution and allocation of expenses. All of the Registrable Securities held by our parent and any permitted transferee will be entitled to these registration rights. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Registration Rights Agreement."

Lock-up Agreements

              Our general partner's executive officers and directors, our general partner and our parent have agreed that for a period of 180 days from the date of this prospectus they will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, dispose of any common units or any securities convertible into or exchangeable for our common units, subject to certain exceptions. Participants in our directed unit program who purchase $100,000 or more of common units under the program will be subject to similar restrictions for a period of 25 days from the date of this prospectus. Please read "Underwriting—No Sales of Similar Securities" for a description of these lock-up provisions.

Registration Statement on Form S-8

              We intend to file a registration statement on Form S-8 under the Securities Act following this offering to register all common units issued or reserved for issuance under the LTIP. We expect to file this registration statement as soon as practicable after this offering. Common units covered by the registration statement on Form S-8 will be eligible for sale in the public market, subject to applicable vesting requirements and the terms of applicable lock-up agreements described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

              This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, special counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to PES Logistics Partners, L.P. and our operating subsidiaries.

              The following discussion does not comment on all federal income tax matters affecting us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts ("REITs") or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose "functional currency" is not the U.S. dollar, persons holding their units as part of a "straddle," "hedge," "conversion transaction" or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable tax laws.

              No ruling has been requested from the IRS regarding our characterization as a partnership for tax purposes. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in distributable cash flow to our unitholders and for incentive distributions to our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

              All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

              For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read

"—Disposition of Common Units—Allocations Between Transferors and Transferees") and (iii) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Partnership Status

              A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90.0% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than        % of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90.0% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

              The IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

  •
  We will be classified as a partnership for federal income tax purposes; and

  •
  Each of our operating subsidiaries will be treated as a partnership or will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

  •
  Neither we nor any of our operating subsidiaries has elected or will elect to be treated as a corporation; and

  •
  For each taxable year, more than 90.0% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

              If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

              If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Latham & Watkins LLP's opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

              Unitholders of PES Logistics Partners, L.P. will be treated as partners of PES Logistics Partners, L.P. for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of PES Logistics Partners, L.P. for federal income tax purposes.

              A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

              Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to the tax consequences to them of holding common units in PES Logistics Partners, L.P. The references to "unitholders" in the discussion that follows are to persons who are treated as partners in PES Logistics Partners, L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

              Subject to the discussion below under "—Tax Consequences of Unit Ownership—Entity-Level Collections" we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. The income we allocate to unitholders will generally be taxable as ordinary income. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions

              Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units." Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder's "at-risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses."

              A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture and/or substantially appreciated "inventory items," each as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder's tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions

              We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2018, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be         % or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. Our estimate is based upon many assumptions regarding our business operations, including assumptions as to our revenues, capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct.

              The actual ratio of allocable taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

  •
  gross income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distributions on all units; or

  •
  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Basis of Common Units

              A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner's "net value" as defined in regulations under Section 752 of the Internal Revenue Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Limitations on Deductibility of Losses

              The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50.0% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder's tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

              In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

              In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or the unitholder's salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

              A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions

              The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

  •
  interest on indebtedness properly allocable to property held for investment;

  •
  our interest expense attributed to portfolio income; and

  •
  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

              The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

Entity-Level Collections

              If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of the intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

              In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated to the unitholders in accordance with their percentage interests in us.

              Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of this offering and

(ii) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates (or by a third party) that exists at the time of such contribution, together referred to in this discussion as the "Contributed Property." The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in this offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, "reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, will be made to all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

              An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

  •
  his relative contributions to us;

  •
  the interests of all the partners in profits and losses;

  •
  the interest of all the partners in cash flow; and

  •
  the rights of all the partners to distributions of capital upon liquidation.

              Latham & Watkins LLP is of the opinion that, with the exception of the issues described in "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

Treatment of Short Sales

              A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

  •
  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

  •
  any cash distributions received by the unitholder as to those units would be fully taxable; and

  •
  while not entirely free from doubt, all of these distributions would appear to be ordinary income.

              Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax Rates

              Currently, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

              In addition, a 3.8% Medicare tax, or NIIT, on certain net investment income earned by individuals, estates and trusts currently applies. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder's net investment income and (2) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income and (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. The U.S. Department of the Treasury and the IRS have issued guidance in the form of proposed and final Treasury Regulations regarding the NIIT. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.

Section 754 Election

              We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read "—Disposition of Common Units—Constructive Termination." The election will generally permit us to adjust a common unit purchaser's tax basis in our assets (inside basis) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets (common basis) and (ii) his Section 743(b) adjustment to that basis.

              We will adopt the remedial allocation method as to all of our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150.0% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read "—Uniformity of Units."

              We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." Latham & Watkins LLP is unable to opine as to whether our method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

              A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

              The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

 Tax Treatment of Operations

Accounting Method and Taxable Year

              We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

Initial Tax Basis, Depreciation and Amortization

              The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to (i) this offering will be borne by our general partner and its affiliates, and (ii) any other offering will be borne by our general partner and all of our unitholders as of that time. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

              To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read "—Uniformity of Units." Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

              If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

              The costs we incur in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

              The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

              Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

              Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

              Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read "—Tax Consequences of Unit Ownership—Tax Rates."

              The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

              Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated"

partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

              Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

              In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

              Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. The U.S. Department of the Treasury and the IRS have issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter through the month of disposition but will not be entitled to receive that cash distribution.

Notification Requirements

              A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee.

Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

              We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has provided a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units

              Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

              To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under "—Tax Consequences of Unit Ownership—Section 754 Election," Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

              Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

              Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

              In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30.0%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation's "U.S. net equity," that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

              A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5.0% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50.0% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50.0% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

              We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

              The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

              Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

              The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1.0% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1.0% interest in profits or by any group of unitholders having in the aggregate at least a 5.0% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

              A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Additional Withholding Requirements

              Withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States ("FDAP Income"), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States ("Gross Proceeds") paid to a foreign financial institution or to a "non-financial foreign entity" (as specially defined in the Internal

Revenue Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

              These rules generally will apply to payments of FDAP Income made on or after July 1, 2014 and to payments of relevant Gross Proceeds made on or after January 1, 2017. Thus, to the extent we have FDAP Income or Gross Proceeds after these dates that are not treated as effectively connected with a U.S. trade or business (please read "—Tax-Exempt Organizations and Other Investors"), unitholders who are foreign financial institutions or certain other non-US entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

              Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

Nominee Reporting

              Persons who hold an interest in us as a nominee for another person are required to furnish to us:

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  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  whether the beneficial owner is:

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  a person that is not a U.S. person;

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  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

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  a tax-exempt entity;

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  the amount and description of units held, acquired or transferred for the beneficial owner; and

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  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

              Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

              An additional tax equal to 20.0% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

              For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10.0% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

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  for which there is, or was, "substantial authority"; or

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  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

              If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

              A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150.0% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200.0% or more (or 50.0% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10.0% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200.0% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40.0%. We do not anticipate making any valuation misstatements.

              In addition, the 20.0% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40.0%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

              If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2.0 million in any single year, or $4.0 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Administrative Matters—Information Returns and Audit Procedures."

              Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Administrative Matters—Accuracy-Related Penalties";

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

  •
  in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any "reportable transactions."

Recent Legislative Developments

              The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read "—Partnership Status." We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common units.

State, Local, Foreign and Other Tax Considerations

              In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will initially own property or do business in Pennsylvania. Pennsylvania imposes an income tax on corporations and other entities and also imposes a personal income tax on individuals. We may also own property or do business in other jurisdictions in the future. You may be required to file income tax returns and to pay income taxes in Pennsylvania and may be subject to penalties for failure to comply with those requirements. In this jurisdiction, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. We may be required, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of Pennsylvania. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

              It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state, local, alternative minimum tax or foreign tax consequences of an investment in us.

INVESTMENT IN PES LOGISTICS PARTNERS, L.P. BY EMPLOYEE BENEFIT PLANS

              An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, collectively, "Similar Laws." For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs or annuities established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements, collectively, "Employee Benefit Plans." Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

  •
  whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read "Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors"; and

  •
  whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

              The person with investment discretion with respect to the assets of an Employee Benefit Plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

              Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Employee Benefit Plans from engaging, either directly or indirectly, in specified transactions involving "plan assets" with parties that, with respect to the Employee Benefit Plan, are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

              In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the Employee Benefit Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such Employee Benefit Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

              The U.S. Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether, in certain circumstances, the assets of an entity in which Employee Benefit Plans acquire equity interests would be deemed "plan assets." Under these rules, an entity's assets would not be considered to be "plan assets" if, among other things:

    (a)
    the equity interests acquired by the Employee Benefit Plan are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

    (b)
    the entity is an "operating company,"—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

    (c)
    there is no significant investment by "benefit plan investors," which is defined to mean that less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates and certain other persons, is held generally by Employee Benefit Plans.

              Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above. The foregoing discussion of issues arising for employee benefit plan investments under ERISA and the Internal Revenue Code is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

 UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of common units set forth opposite its name below.

Underwriter	Number of Common Units
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Barclays Capital Inc.
Jefferies LLC
J.P. Morgan Securities LLC

Total

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the common units sold under the underwriting agreement if any of these common units are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the common units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common units, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. Sales of common units made outside of the United States may be made by affiliates of the underwriters.

Commissions and Discounts

              The representatives have advised us that the underwriters propose initially to offer the common units to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $          per common unit. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional common units.

	Per Unit	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

              We will also pay to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC an aggregate structuring fee equal to 0.375% of the gross proceeds of this offering (including gross proceeds received by us from any exercise of the underwriters' option to purchase additional common units from us) for the evaluation, analysis and structuring of our partnership.

              The expenses of the offering, not including the underwriting discount, are estimated at $                   and are payable by us.

Option to Purchase Additional Common Units

              We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to                 additional common units at the public offering price, less the underwriting discount and structuring fees. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional common units proportionate to that underwriter's initial amount reflected in the above table. Any common units issued or sold under the option will be issued and sold on the same terms and conditions as the other common units that are the subject of this offering. Our parent will be considered an underwriter with respect to any units issued or sold under the option.

Directed Unit Program

              At our request, the underwriters have reserved for sale, at the initial public offering price, up to      % of the common units offered by this prospectus for sale to some of our directors, director nominees and executive officers. If these persons purchase reserved common units, the purchased units will be subject to the lock-up restrictions described below and the purchased common units will reduce the number of common units available for sale to the general public. Any reserved common units that are not so purchased will be offered by the underwriters to the general public on the same terms as the other common units offered by this prospectus.

No Sales of Similar Securities

              We, our executive officers and directors, our general partner and our parent have agreed not to sell or transfer any common units or securities convertible into, exchangeable for, exercisable for, or repayable with common units, for 180 days after the date of this prospectus, subject to certain limited exceptions, without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common units;

  •
  sell any option or contract to purchase any common units;

  •
  purchase any option or contract to sell any common units;

  •
  grant any option, right or warrant for the sale of any common units;

  •
  lend or otherwise dispose of or transfer any common units;

  •
  request or demand that we file a registration statement related to the common units; or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common units whether any such swap or transaction is to be settled by delivery of units or other securities, in cash or otherwise.

              This lock-up provision applies to common units and to securities convertible into or exchangeable or exercisable for or repayable with common units. It also applies to common units owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

 NYSE Listing

              Our common units have been approved for listing on the NYSE under the symbol "PESL." In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of common units to a minimum number of beneficial owners as required by that exchange.

              Before this offering, there has been no public market for our common units. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

  •
  the valuation multiples of publicly traded partnerships that the representatives believe to be comparable to us;

  •
  our financial information;

  •
  the history of, and the prospects for, our partnership and the industry in which we compete;

  •
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

  •
  the present state of our development; and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

              An active trading market for the common units may not develop. It is also possible that after the offering the common units will not trade in the public market at or above the initial public offering price.

              The underwriters do not expect to sell more than 5% of the common units in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

              Until the distribution of the common units is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common units. However, the representatives may engage in transactions that stabilize the price of the common units, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our common units in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of common units than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional common units described above. The underwriters may close out any covered short position by either exercising their option to purchase additional common units or purchasing common units in the open market. In determining the source of common units to close out the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the option. "Naked" short sales are sales in excess of the option to purchase additional common units. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common units made by the underwriters in the open market prior to the completion of the offering.

              The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased common units sold by or for the account of such underwriter in stabilizing or short covering transactions.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of our common units. As a result, the price of our common units may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

FINRA

              Because the Financial Industry Regulatory Authority, ("FINRA"), is expected to view the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Specifically, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is party to the intermediation agreement and an affiliate of J.P. Morgan Securities LLC was party to Refining's former intermediation agreement. In addition, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated serves as lead arranger, swingline lender and administrative agent and an affiliate of J.P. Morgan Securities LLC serves as a lender under Refining's revolving credit facility. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC also serve as lenders under Refining's term loan.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sales Outside of the United States

              Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Australia

              No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

              Any offer in Australia of the common units may only be made to persons, or the Exempt Investors, who are:

    (a)
    "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act; and

    (b)
    "wholesale clients" (within the meaning of section 761G of the Corporations Act),

so that it is lawful to offer the common units without disclosure to investors under Chapters 6D and 7 of the Corporations Act.

              The common units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapters 6D and 7 of the Corporations Act would not be required pursuant to an exemption under both section 708 and Subdivision B of Division 2 of Part 7.9 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapters 6D and 7 of the Corporations Act. Any person acquiring common units must observe such Australian on-sale restrictions.

              This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

              No advertisement, invitation or document relating to the common units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

 VALIDITY OF THE COMMON UNITS

              The validity of our common units will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with our common units offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., New York, New York.

EXPERTS

              The balance sheet of PES Logistics Partners, L.P. at December 31, 2014, has been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

              We have filed with the SEC a registration statement on Form S-1 regarding our common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

              The SEC maintains a website on the internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

              Upon completion of this offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC's website as provided above. Our website on the Internet is located at                and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

              We intend to furnish or make available to our unitholders annual reports containing our audited financial statements and furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

FORWARD-LOOKING STATEMENTS

              Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "will," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

PES LOGISTICS PARTNERS, L.P.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

Introduction

              Set forth below is the unaudited pro forma consolidated balance sheet of PES Logistics Partners, L.P. (the "Partnership" or "PES Logistics") as of December 31, 2014. References to "we," "us" and "our" mean the Partnership and its consolidated subsidiaries, including North Yard Logistics, L.P. (the "operating partnership"), unless the context otherwise requires. References to "PES" mean Philadelphia Energy Solutions LLC and its consolidated subsidiaries other than us and our consolidated subsidiaries and our general partner. PES is the sole member of PES Holding, LLC, a Delaware limited liability company ("our parent"). Our parent, together with its subsidiaries other than us, owns and operates two crude oil refining facilities and related facilities in Philadelphia, Pennsylvania.

              Effective            , 2015, we will own the general partner interest and a 45% limited partner interest in the operating partnership, which owns and operates the crude oil rail unloading terminal and related assets. The contribution of the interests in the operating partnership to us will be recorded at historical cost as it is considered to be a reorganization of entities under common control. The unaudited pro forma consolidated balance sheet gives pro forma effect to the matters set forth in the notes to this unaudited pro forma consolidated balance sheet. The unaudited pro forma consolidated balance sheet has been prepared on the basis that the Partnership will be treated as a partnership for U.S. federal income tax purposes. The unaudited pro forma consolidated balance sheet should be read in conjunction with the accompanying notes.

              The unaudited pro forma balance sheet was derived by carving out the assets to be contributed to the operating partnership by our parent from our parent's historical consolidated financial statements. The adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual results will differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the contemplated transactions and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma consolidated balance sheet.

PES LOGISTICS PARTNERS, L.P.

Unaudited Pro Forma Consolidated Balance Sheet

December 31, 2014

(in thousands)

	Historical	Contribution of Assets to North Yard Logistics, L.P. by PES Holdings, LLC(a)	Offering Adjustments		PES Logistics Partners, L.P. Pro Forma
Assets
Cash and cash equivalents	$1	$—	$100,000	(b)	$1
			(10,000)	(c)
			(3,000)	(d)
			(87,000)	(e)

Total current assets	1	—	—		1
Property, plant and equipment, net	—	94,524	—		94,524
Other assets	—	—	3,000	(d)	3,000

Total assets	$1	$94,524	$3,000		$97,525

Equity
Parent company net investment	$1	$94,524	$(87,000)	(e)	$—
			(51,988)	(f)
			44,463	(g)
Held by public:
Common units	—	—	100,000	(b)	90,000
			(10,000)	(c)
Held by parent:
Common units	—	—	(16,674)	(g)	(16,674)
Subordinated units	—	—	(27,789)	(g)	(27,789)
General partner interest	—	—	—	(g)	—

Parent company net investment/Partners' capital attributable to PES Logistics Partners	1	94,524	(48,988)		45,537
Noncontrolling interest	—	—	51,988	(f)	51,988

Total equity	$1	$94,524	$3,000		$97,525

See accompanying notes to unaudited consolidated pro forma balance sheet

PES LOGISTICS PARTNERS, L.P.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(in thousands)

Note 1. Basis of Presentation, the Offering and Other Transactions

              The historical basis of the assets and liabilities to be contributed to the operating partnership has been derived from the consolidated balance sheet of our parent. The pro forma adjustments to prepare our unaudited pro forma consolidated balance sheet have been prepared as if the transactions to be effected at the closing of this offering had taken place as of December 31, 2014.

              The pro forma consolidated balance sheet gives pro forma effect to:

  •
  our parent's contribution to us of the general partner interest and a 45% limited partner interest in the operating partnership, which owns and operates the crude oil rail unloading terminal. At the closing of this offering, our sole asset will be our equity interests in the operating partnership and the financial statements of the operating partnership will be consolidated into our financial statements;

  •
  the creation of a noncontrolling interest representing our parent's retained 55% limited partner interest in the operating partnership;

  •
  our entry into a five-year, $255 million revolving credit facility;

  •
  the consummation of this offering and our issuance of          common units to the public, a noneconomic general partner interest and the incentive distribution rights to our general partner and          common units and          subordinated units to our parent; and

  •
  the application of the net proceeds of this offering as described in "Use of Proceeds" in this Prospectus.

              The pro forma adjustments included herein assume no exercise of the underwriters' option to purchase additional common units. The proceeds from any exercise of the underwriters' option to purchase additional common units will be used to redeem from our parent a number of common units issued upon exercise of the option at a price per common unit equal to the net proceeds per common unit in the offering before expenses but after deducting underwriting discounts and structuring fees.

Note 2. Pro Forma Adjustments and Assumptions

    (a)
    Reflects the contribution of the crude oil rail unloading terminal to the operating partnership on January 1, 2015.

    (b)
    Reflects the assumed gross offering proceeds to the Partnership of $          from the issuance and sale of          common units at the initial public offering price of $        per common unit.

    (c)
    Reflects the payment of estimated underwriter discounts and structuring fees totaling $          and $          for estimated expenses associated with the offering relating to legal and consulting services, audit expenses, printing charges, filing fees and other costs. These fees and expenses will be allocated to the public common units.

    (d)
    Reflects payment of $          in deferred financing fees related to the new revolving credit facility.

    (e)
    Reflects the distribution to our parent of $        in proceeds from the public offering of common units, in part to reimburse it for certain capital expenditures.

PES LOGISTICS PARTNERS, L.P.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET (Continued)

(in thousands)

Note 2. Pro Forma Adjustments and Assumptions (Continued)

    (f)
    As described in "Prospectus Summary—Our Formation and Other Related Transactions," our parent will retain a 55% limited partner interest in the operating partnership, which owns and operates the crude oil rail unloading terminal. We will consolidate the financial results of the operating partnership and accordingly will record a noncontrolling interest in the pro forma consolidated balance sheet with respect to the interest held by Holdings. The controlling and noncontrolling interests are calculated as follows:

PES Logistics interest (45% controlling interest)	$42,536
PES Holdings, LLC interest (55% noncontrolling interest)	51,988

Equity of the operating partnership	$94,524

    (g)
    Represents the conversion of the parent company net investment (after establishment of noncontrolling interest in the operating partnership and distribution to our parent from offering proceeds) to the:

    (i)
    common units held by parent;

    (ii)
    subordinated units held by parent; and

    (iii)
    noneconomic general partner interest (including incentive distribution rights) held by parent (no allocation).

    The parent company net investment is computed as follows:

Initial equity of the Partnership	$1
Equity of the operating partnership	94,524
Noncontrolling interest in the operating partnership	(51,988)
Distribution to our parent from offering proceeds	(87,000)

$(44,463)

Report of Independent Registered Public Accounting Firm

The Board of Managers
Philadelphia Energy Solutions, LLC:

              We have audited the accompanying consolidated balance sheet of PES Logistics Partners, L.P. and subsidiaries as of December 31, 2014. This consolidated financial statement is the responsibility of Philadelphia Energy Solutions, LLC's management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

              We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

              In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of PES Logistics Partners, L.P. and subsidiaries as of December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Philadelphia, PA
February 25, 2015

PES Logistics Partners, L.P.

Balance Sheet

December 31, 2014

Assets
Cash	$1,000

Total assets	$1,000

Partners' Capital
Limited Partners	$1,000
General Partner	—

Total partners' capital	$1,000

See accompanying note to balance sheet

PES LOGISTICS PARTNERS, L.P.

Note to Balance Sheet

1. Nature of Operations

              PES Logistics Partners, L.P. (the "Partnership") is a Delaware limited partnership formed on June 4, 2014 by PES Holdings, LLC ("our parent") and PESRM Holdings, LLC ("PESRM Holdings") and PES Logistics GP, LLC ("PES Logistics GP"), each a wholly owned subsidiary of our parent, to acquire certain logistics assets of Philadelphia Energy Solutions Refining and Marketing LLC, a wholly owned subsidiary of our parent. PES Logistics GP is a limited liability company formed to become the general partner of the Partnership. The acquisition of the logistics assets will be accounted for as a transaction under common control and accordingly, the parent's basis in the assets will become the Partnership's basis in these assets and will not be adjusted to fair market value.

              On June 25, 2014, our parent and PESRM Holdings contributed $999.90 and $0.10, respectively, to the Partnership in exchange for a 99.99% and 0.01% limited partnership interest in the Partnership, respectively. There have been no other transactions involving the Partnership as of December 31, 2014.

Appendix A

FORM OF FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF PES LOGISTICS PARTNERS, L.P.

A Delaware Limited Partnership

Dated as of

                , 2015

A-ii

A-iii

A-iv

FIRST AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF PES LOGISTICS PARTNERS, L.P.

              THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PES LOGISTICS PARTNERS, L.P., dated as of                    , 2015, is entered into by and among PES LOGISTICS GP, LLC, a Delaware limited liability company, as the General Partner, PESRM HOLDINGS, LLC, a Delaware limited liability company ("PESRM GP"), and PES HOLDINGS, LLC, a Delaware limited liability company ("PES Holdings"), together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

              Section 1.1    Definitions.     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

              "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, stock acquisition, merger or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing, over the long-term, the operating capacity or operating income of the Partnership Group from the operating capacity or operating income of the Partnership Group existing immediately prior to such transaction. For purposes of this definition, "long-term" generally refers to a period of not less than twelve months.

              "Additional Book Basis" means, with respect to any Adjusted Property, the portion of the Carrying Value of such Adjusted Property that is attributable to positive adjustments made to such Carrying Value as determined in accordance with the provisions set forth below in this definition of Additional Book Basis. For purposes of determining the extent to which Carrying Value constitutes Additional Book Basis:

                  (a)   Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event; and

                  (b)   If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, however, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

              "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted

Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property; provided, however, that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to Disposed of Adjusted Property.

              "Adjusted Capital Account" means, with respect to any Partner, the balance in such Partner's Capital Account at the end of each taxable period of the Partnership after giving effect to the following adjustments: (a) credit to such Capital Account any amount which such Partner is (i) obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or (ii) deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5)) and (b) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

              "Adjusted Operating Surplus" means, with respect to any period, (a) Operating Surplus generated with respect to such period less (b) (i) the amount of any net increase in Working Capital Borrowings (or the Partnership's proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period and (ii) the amount of any net decrease in cash reserves (or the Partnership's proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and plus (c) (i) the amount of any net decrease in Working Capital Borrowings (or the Partnership's proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period, (ii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above and (iii) the amount of any net increase in cash reserves (or the Partnership's proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of "Operating Surplus."

              "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).

              "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

              "Aggregate Quantity of IDR Reset Common Units" has the meaning given such term in Section 5.11(a).

              "Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

              "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

              "Agreed Value" of (a) a Contributed Property means the fair market value of such property or asset at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event, in each case as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

              "Agreement" means this First Amended and Restated Agreement of Limited Partnership of PES Logistics Partners, L.P., as it may be amended, supplemented or restated from time to time.

              "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

              "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date:

                  (a)   the sum of:

                               (i)  all cash and cash equivalents of the Partnership Group (or the Partnership's proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

                              (ii)  if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership's proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter; less

                  (b)   the amount of any cash reserves established by the General Partner (or the Partnership's proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

                               (i)  provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter;

                              (ii)  comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

                            (iii)  provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters;

provided, however, that the General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash within such Quarter if the General Partner so determines.

              Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

              "Board of Directors" means, with respect to the General Partner, its board of directors or board of managers, if the General Partner is a corporation or a limited liability company, or the board of directors or board of managers of the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.

              "Book Basis Derivative Items" means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

              "Book-Down Event" means a Revaluation Event that gives rise to a Net Termination Loss.

              "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

              "Book-Up Event" means a Revaluation Event that gives rise to a Net Termination Gain.

              "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of New York and Delaware shall not be regarded as a Business Day.

              "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.5. The "Capital Account" of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

              "Capital Contribution" means (a) any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions) or (b) current distributions that a Partner is entitled to receive but otherwise waives.

              "Capital Improvement" means (a) the construction of new capital assets by a Group Member, (b) the replacement, improvement or expansion of existing capital assets by a Group Member or (c) a capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund such Group Member's pro rata share of the cost of the construction of new, or the replacement, improvement or expansion of existing, capital assets by such Person, in each case if and to the extent such construction, replacement, improvement or expansion is made to increase, over the long-term, the operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or operating income of the Partnership Group or such Person, as the case may be, existing immediately prior to such construction, replacement, improvement, expansion or capital contribution. For purposes of this definition, "long-term" generally refers to a period of not less than twelve months.

              "Capital Surplus" means Available Cash distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(a).

              "Carrying Value" means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' Capital Accounts in respect of such property and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination; provided, however, that the Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d) to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

              "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

              "Certificate" means a certificate, in such form (including global form if permitted by applicable rules and regulations of The Depository Trust Company and its permitted successors and assigns) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more classes of Partnership Interests. The initial form of certificate approved by the General Partner for Common Units is attached as Exhibit A to this Agreement.

              "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

              "Citizenship Eligibility Trigger" has the meaning given such term in Section 4.9(a).

              "claim" (as used in Section 7.12(g)) has the meaning given such term in Section 7.12(g).

              "Closing Date" means the first date on which Common Units are sold by the Partnership to the IPO Underwriters pursuant to the provisions of the IPO Underwriting Agreement.

              "Closing Price" for any day, with respect to Limited Partner Interests of a particular class, means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the last closing bid and ask prices on such day, regular way, in either case as reported on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the average of the high bid and low ask prices on such day in the over-the-counter market, as reported by such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and ask prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

              "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

              "Combined Interest" has the meaning given such term in Section 11.3(a).

              "Commences Commercial Service" means the date upon which a Capital Improvement is first put into or commences commercial service by a Group Member following completion of construction, replacement, improvement or expansion and testing, as applicable.

              "Commission" means the United States Securities and Exchange Commission.

              "Common Unit" means a Limited Partner Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term "Common Unit" does not include a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

              "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

              "Conflicts Committee" means a committee of the Board of Directors composed of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner (other than Group Members), (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group other than (i) Common Units and (ii) awards that are granted to such director in his or her capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner, the Partnership or their Affiliates and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading (or if no such National Securities Exchange, the New York Stock Exchange).

              "Construction Debt" means debt incurred to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on other such debt or (c) distributions (including incremental Incentive Distributions) on Construction Equity.

              "Construction Equity" means equity issued to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (c) distributions (including incremental Incentive Distributions) on other such equity. Construction Equity does not include equity issued in the Initial Public Offering.

              "Construction Period" means the period beginning on the date that a Group Member enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that the Group Member abandons or disposes of such Capital Improvement.

              "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property or other asset shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

              "Contribution Agreement" means that certain Contribution, Conveyance and Assumption Agreement, dated as of January 1, 2015, among PES Holdings and the Operating Partnership, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

              "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages with respect to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

              "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

              "Current Market Price" means, as of any date for any class of Limited Partner Interests, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

              "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

              "Departing General Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

              "Derivative Partnership Interests" means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Partnership Interests.

              "Disposed of Adjusted Property" has the meaning given such term in Section 6.1(d)(xii)(B).

              "Easement Agreement" means that certain Easement Agreement, dated as of January 1, 2015, between PESRM and the Operating Partnership, as such may be amended, supplemented or restated from time to time.

              "Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

              "Eligibility Certificate" has the meaning set forth in Section 4.9(b).

              "Eligible Holder" means a Person that satisfies the eligibility requirements established by the General Partner for Partners pursuant to Section 4.9.

              "Estimated Incremental Quarterly Tax Amount" has the meaning assigned to such term in Section 6.9.

              "Event Issue Value" means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units, or (ii) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the General Partner.

              "Event of Withdrawal" has the meaning given such term in Section 11.1(a).

              "Excess Additional Book Basis" has the meaning given such term in the definition of "Additional Book Basis Derivative Items."

              "Excess Distribution" has the meaning given such term in Section 6.1(d)(iii)(A).

              "Excess Distribution Unit" has the meaning given such term in Section 6.1(d)(iii)(A).

              "Exchange Act" means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

              "Expansion Capital Expenditures" means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall include interest payments (including periodic net payments under related interest rate swap agreements) and related fees paid during the Construction Period on Construction Debt. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

              "Final Subordinated Units" has the meaning given such term in Section 6.1(d)(x)(A).

              "First Liquidation Target Amount" has the meaning given such term in Section 6.1(c)(i)(D).

              "First Target Distribution" means $            per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on                    , 2015, it means the product of $            multiplied by a fraction, the numerator of which is the number of days in such period and the denominator of which is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

              "Fully Diluted Weighted Average Basis" means, when calculating the number of Outstanding Units for any period, a basis that includes (a) the weighted average number of Outstanding Units during such period plus (b) all Partnership Interests and Derivative Partnership Interests (i) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, in each case that are senior to or pari passu with the Subordinated Units, (ii) whose conversion, exercise or exchange price, if any, is less than the Current Market Price on the date of such calculation, (iii) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (iv) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Interests and Derivative Partnership Interests shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (x) the number of Units issuable upon such conversion, exercise or exchange and (y) the number of Units that such consideration would purchase at the Current Market Price.

              "General Partner" means PES Logistics GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

              "General Partner Interest" means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to profits or losses or any rights to receive distributions from operations or upon the winding up of the Partnership.

              "Gross Liability Value" means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm's-length transaction.

              "Group" means two or more Persons that, with or through any of their respective Affiliates or Associates, have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests.

              "Group Member" means a member of the Partnership Group.

              "Group Member Agreement" means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, in each case, as such may be amended, supplemented or restated from time to time.

              "Hedge Contract" means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of a Group Member to fluctuations in interest rates, the price of hydrocarbons, basis differentials or currency exchange rates in their operations or financing activities and not for speculative purposes.

              "Holder" means any of the following:

                  (a)   the General Partner who is the Record Holder of Registrable Securities;

                  (b)   any Affiliate of the General Partner who is the Record Holder of Registrable Securities (other than natural persons who are Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates);

                  (c)   any Person who has been the General Partner within the prior two years and who is the Record Holder of Registrable Securities;

                  (d)   any Person who has been an Affiliate of the General Partner within the prior two years and who is the Record Holder of Registrable Securities (other than natural persons who were Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates); and

                  (e)   a transferee and current Record Holder of Registrable Securities to whom the transferor of such Registrable Securities, who was a Holder at the time of such transfer, assigns its rights and obligations under this Agreement; provided, however, such transferee agrees in writing to be bound by the terms of this Agreement and provides its name and address to the Partnership promptly upon such transfer.

              "IDR Reset Common Units" has the meaning given such term in Section 5.11(a).

              "IDR Reset Election" has the meaning given such term in Section 5.11(a).

              "Incentive Distribution Right" means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest).

              "Incentive Distributions" means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), (vi) and (vii) and Sections 6.4(b)(iii), (iv) and (v).

              "Incremental Income Taxes" has the meaning given such term in Section 6.9.

              "Indemnified Persons" has the meaning given such term in Section 7.12(g).

              "Indemnitee" means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Group Member, the General Partner or any Departing General Partner or (ii) any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, general partner, director, officer, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an "Indemnitee" for purposes of this Agreement because such Person's status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Partnership Group's business and affairs.

              "Ineligible Holder" has the meaning given such term in Section 4.9(c).

              "Initial Common Units" means the Common Units sold in the Initial Public Offering.

              "Initial Limited Partners" means PES Holdings (with respect to the Common Units and Subordinated Units received by it pursuant to Section 5.1(c)), the General Partner (with respect to the Incentive Distribution Rights received by it pursuant to Section 5.2) and the IPO Underwriters upon the issuance by the Partnership of Common Units as described in Section 5.3(a) in connection with the Initial Public Offering.

              "Initial Public Offering" means the initial offering and sale of Common Units to the public (including the offer and sale of Common Units pursuant to the Over-Allotment Option), as described in the IPO Registration Statement.

              "Initial Unit Price" means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Common Units were first offered to the public for sale as set forth on the cover page of the IPO Prospectus or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

              "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) issuances of equity interests of any Group Member (including the Common Units sold to the IPO Underwriters in the Initial Public Offering) to anyone other than the Partnership Group; (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements; and (d) capital contributions received by a Group Member.

              "IPO Contribution Agreement" means that certain Contribution, Conveyance and Assumption Agreement, dated as of                    , 2015, among PES Holdings, the Operating Partnership and the Partnership, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

              "IPO Prospectus" means the final prospectus relating to the Initial Public Offering dated                        , 2015 and filed by the Partnership with the Commission pursuant to Rule 424 of the Securities Act on                        , 2015.

              "IPO Registration Statement" means the Registration Statement on Form S-1 (File No. 333-198866), as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.

              "IPO Underwriter" means each Person named as an underwriter in Schedule I to the IPO Underwriting Agreement who purchases Common Units pursuant thereto.

              "IPO Underwriting Agreement" means that certain Underwriting Agreement dated as of                        , 2015 among the IPO Underwriters, PES Holdings, North Yard GP, LLC, the Operating Partnership, the Partnership and the General Partner, providing for the purchase of Common Units by the IPO Underwriters.

              "Liability" means any liability or obligation of any nature, whether accrued, contingent or otherwise.

              "Limited Partner" means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person's capacity as a limited partner of the Partnership; provided, however, that when the term "Limited Partner" is used herein in the context of any vote or other approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any holder of any Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law.

              "Limited Partner Interest" means an equity interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof (but excluding Derivative Partnership Interests), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement.

              "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (d) of the third sentence of Section 12.1, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

              "Liquidator" means one or more Persons selected pursuant to Section 12.3 to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

              "lower tier partnership" has the meaning given such term in Section 6.1(d)(xii)(D).

              "Maintenance Capital Expenditure" means cash expenditures (including expenditures for the construction of new capital assets or the replacement, improvement or expansion of existing capital assets) by a Group Member made to maintain, over the long term, the operating capacity or operating income of the Partnership Group. For purposes of this definition, "long term" generally refers to a period of not less than twelve months. Where capital expenditures are made in part for Maintenance Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation of the amounts paid for each.

              "Merger Agreement" has the meaning given such term in Section 14.1.

              "Minimum Quarterly Distribution" means $          per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on                        , 2015, it means the product of $          multiplied by a fraction, the numerator of which is the number of days in such period and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

              "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

              "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property or other asset reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property or other asset is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

              "Net Income" means, for any taxable period, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, however, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

              "Net Loss" means, for any taxable period, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, however, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

              "Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

              "Net Termination Gain" means, for any taxable period, (a) the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) the excess, if any, of the aggregate amount of Unrealized Gain over the aggregate amount of Unrealized Loss deemed recognized by the Partnership pursuant to Section 5.5(d) on the date of a Revaluation Event; provided, however, that the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

              "Net Termination Loss" means, for any taxable period, (a) the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) the excess, if any, of the aggregate amount of Unrealized Loss over the aggregate amount of Unrealized Gain deemed recognized by the Partnership pursuant to Section 5.5(b) on the date of a Revaluation Event; provided, however, that the items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

              "Noncompensatory Option" has the meaning set forth in Treasury Regulation Section 1.721-2(f).

              "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

              "Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

              "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

              "Notice" means a written request from a Holder pursuant to Section 7.12 which shall (a) specify the Registrable Securities intended to be registered, offered and sold by such Holder, (b) describe the nature or method of the proposed offer and sale of Registrable Securities, and (c) contain the undertaking of such Holder to provide all such information and materials and take all action as may be required or appropriate in order to permit the Partnership to comply with all applicable requirements and obligations in connection with the registration and disposition of such Registrable Securities pursuant to Section 7.12.

              "Notice of Election to Purchase" has the meaning given such term in Section 15.1(b).

              "Omnibus Agreement" means that certain Omnibus Agreement, dated as of                        , 2015, among PES Holdings, PESRM, the Operating Partnership, the Partnership and the General Partner, as such agreement may be amended, supplemented or restated from time to time.

              "Operating Expenditures" means all Partnership Group cash expenditures (or the Partnership's proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, compensation of employees, officers and directors of the General Partner, reimbursement of expenses of the General Partner and its Affiliates, debt service payments, Maintenance Capital Expenditures, repayment of Working Capital Borrowings and payments made in the ordinary course of business under any Hedge Contracts, subject to the following:

                  (a)   repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of "Operating Surplus" shall not constitute Operating Expenditures when actually repaid;

                  (b)   payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

                  (c)   the purchase price of indebtedness that is repurchased and cancelled shall not constitute Operating Expenditures;

                  (d)   Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iii) distributions to Partners, (iv) repurchases of Partnership Interests, other than repurchases of Partnership Interests by the Partnership to satisfy obligations under employee benefit plans or reimbursement of expenses of the General Partner for purchases of Partnership Interests by the General Partner to satisfy obligations under employee benefit plans, or (v) any other expenditures or payments using the proceeds of the Initial Public Offering as described under "Use of Proceeds" in the IPO Registration Statement; and

                  (e)   (i) amounts paid in connection with the initial purchase of a Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to the expiration of its scheduled settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract.

              "Operating Partnership" means North Yard Logistics, L.P., a Delaware limited partnership, and any successor thereto.

              "Operating Surplus" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

                  (a)   the sum of (i) $          million, (ii) all cash receipts of the Partnership Group (or the Partnership's proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and the termination of Hedge Contracts (provided that cash receipts from the termination of a Hedge Contract prior to its scheduled settlement or termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract), (iii) all cash receipts of the Partnership Group (or the Partnership's proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of cash distributions from Operating Surplus paid during the Construction Period (including incremental Incentive Distributions) on Construction Equity, less

                  (b)   the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves (or the Partnership's proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to provide funds for future Operating Expenditures, and (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

              Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

              "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner or to such other person selecting such counsel or obtaining such opinion.

              "Option Closing Date" means the date or dates on which any Common Units are sold by the Partnership to the IPO Underwriters upon exercise of the Over-Allotment Option.

              "Outstanding" means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class, all Partnership Interests owned by or for the benefit of such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be

Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i), provided, however, that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors.

              "Over-Allotment Option" means the over-allotment option granted to the IPO Underwriters by the Partnership pursuant to the IPO Underwriting Agreement.

              "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

              "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

              "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

              "Partners" means the General Partner and the Limited Partners.

              "Partnership" means PES Logistics Partners, L.P., a Delaware limited partnership.

              "Partnership Group" means, collectively, the Partnership and its Subsidiaries.

              "Partnership Interest" means any equity interest, including any class or series of equity interest, in the Partnership, which shall include any Limited Partner Interests and the General Partner Interest but shall exclude any Derivative Partnership Interests.

              "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

              "Partnership Register" means a register maintained on behalf of the Partnership by the General Partner, or, if the General Partner so determines, by the Transfer Agent as part of the Transfer Agent's books and transfer records, with respect to each class of Partnership Interests in which all Record Holders and transfers of such class of Partnership Interests are registered or otherwise recorded.

              "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

              "Percentage Interest" means, as of any date of determination, (a) as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder, by (B) the total number of Outstanding Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right and the General Partner Interest shall at all times be zero.

              "Person" means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

              "PES Holdings" means PES Holdings, LLC, a Delaware limited liability company, and any successor thereto.

              "PESRM" means Philadelphia Energy Solutions Refining and Marketing LLC, a Delaware limited liability company, and any successor thereto.

              "PESRM GP" has the meaning given such term in the introductory paragraph of this Agreement.

              "Plan of Conversion" has the meaning given such term in Section 14.1.

              "Pro Rata" means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests, (c) when used with respect to holders of Incentive Distribution Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder, and (d) when used with respect to Holders who have requested to include Registrable Securities in a Registration Statement pursuant to Section 7.12(a) or 7.12(b), apportioned among all such Holders in accordance with the relative number of Registrable Securities held by each such holder and included in the Notice relating to such request.

              "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

              "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership which includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

              "Rate Eligibility Trigger" has the meaning given such term in Section 4.9(a).

              "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

              "Record Date" means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of Limited Partners (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

              "Record Holder" means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the Partnership's close of business on a particular Business Day or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the Partnership's close of business on a particular Business Day.

              "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

              "Registrable Security" means any Partnership Interest other than the General Partner Interest; provided, however, that any Registrable Security shall cease to be a Registrable Security: (a) at the time a Registration Statement covering such Registrable Security is declared effective by the Commission or otherwise becomes effective under the Securities Act, and such Registrable Security has been sold or disposed of pursuant to such Registration Statement; (b) at the time such Registrable Security may be disposed of pursuant to Rule 144 (or any successor or similar rule or regulation under the Securities Act); (c) when such Registrable Security is held by a Group Member; and (d) at the time such Registrable Security has been sold in a private transaction in which the transferor's rights under Section 7.12 of this Agreement have not been assigned to the transferee of such securities.

              "Registration Rights Agreement" means that certain Registration Rights Agreement, dated as of            , 2015, between PES Holdings and the Partnership, as such agreement may be amended, supplemented or restated from time to time.

              "Registration Statement" has the meaning given such term in Section 7.12(a) of this Agreement.

              "Remaining Net Positive Adjustments" means, as of the end of any taxable period, (a) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (i) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (ii) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period and (b) with respect to the holders of Incentive Distribution Rights, the excess of (i) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (ii) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

              "Required Allocations" means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

              "Reset MQD" has the meaning given such term in Section 5.11(e).

              "Reset Notice" has the meaning given such term in Section 5.11(b).

              "Retained Converted Subordinated Unit" has the meaning given such term in Section 5.5(c)(ii).

              "Revaluation Event" means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.5(d).

              "Second Liquidation Target Amount" has the meaning given such term in Section 6.1(c)(i)(E).

              "Second Target Distribution" means $        per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on            , 2015, it means the product of $        multiplied by a fraction, the numerator of which is equal to the number of days in such period and the denominator of which is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

              "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

              "Selling Holder" means a Holder who is selling Registrable Securities pursuant to the procedures in Section 7.12 of this Agreement.

              "Services and Secondment Agreement" means that certain Amended and Restated Services and Secondment Agreement, dated as of             , 2015, among PES Holdings, PESRM, PES Administrative Services, LLC, the Operating Partnership, North Yard GP, LLC, the Partnership and the General Partner, as such agreement may be amended, supplemented or restated from time to time.

              "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (a) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustments as of that time and (b) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustments as of that time.

              "Special Approval" means approval by a majority of the members of the Conflicts Committee acting in good faith.

              "Subordinated Unit" means a Limited Partner Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "Subordinated Unit" does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

              "Subordination Period" means the period commencing on the Closing Date and expiring on the first to occur of the following dates:

                  (a)   the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending            , 2018 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such periods on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages.

                  (b)   the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending            , 2016 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to the four-Quarter period immediately preceding such date equaled or exceeded 150% of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such period, and (B) the Adjusted Operating Surplus for the four-Quarter period immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis, plus the corresponding Incentive Distributions and (ii) there are no Cumulative Common Unit Arrearages.

                  (c)   the date on which the General Partner is removed in a manner described in Section 11.4.

              "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

              "Surviving Business Entity" has the meaning given such term in Section 14.2(b).

              "Target Distributions" means, collectively, the Minimum Quarterly Distribution, the First Target Distribution, Second Target Distribution and Third Target Distribution.

              "Third Target Distribution" means $        per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on            , 2015, it means the product of $            multiplied by a fraction, the numerator of which is equal to the number of days in such period and the denominator of which is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

              "Trading Day" means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted for trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.

              "Transaction Documents" has the meaning given such term in Section 7.1(b).

              "transfer" has the meaning given such term in Section 4.4(a).

              "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Partnership Interests in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Partnership Interests are listed (if any); provided, however, that, if no such Person is appointed as registrar and transfer agent for any class of Partnership Interests, the General Partner shall act as registrar and transfer agent for such class of Partnership Interests.

              "Treasury Regulation" means the United States Treasury regulations promulgated under the Code.

              "Underwritten Offering" means (a) an offering pursuant to a Registration Statement in which Partnership Interests are sold to an underwriter on a firm commitment basis for reoffering to the public (other than the Initial Public Offering), (b) an offering of Partnership Interests pursuant to a Registration Statement that is a "bought deal" with one or more investment banks, and (c) an "at-the-market" offering pursuant to a Registration Statement in which Partnership Interests are sold to the public through one or more investment banks or managers on a best efforts basis.

              "Unit" means a Partnership Interest that is designated by the General Partner as a "Unit" and shall include Common Units and Subordinated Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

              "Unit Majority" means (i) during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), voting as a class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units.

              "Unitholders" means the Record Holders of Units.

              "Unpaid MQD" has the meaning given such term in Section 6.1(c)(i)(B).

              "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

              "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

              "Unrecovered Initial Unit Price" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

              "Unrestricted Person" means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an "Unrestricted Person" for purposes of this Agreement from time to time.

              "U.S. GAAP" means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

              "Withdrawal Opinion of Counsel" has the meaning given such term in Section 11.1(b).

              "Working Capital Borrowings" means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided, however, that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

              Section 1.2    Construction.     Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms "include," "includes," "including" or words of like import shall be deemed to be followed by the words "without limitation"; and (d) the terms "hereof," "herein" or "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the General Partner, and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders, each other Person or Group who acquires an interest in a Partnership Interest and all other Persons for all purposes.

ARTICLE II
ORGANIZATION

              Section 2.1    Formation.     The General Partner, PES Holdings and PESRM GP have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of PES Logistics Partners, L.P. in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

              Section 2.2    Name.     The name of the Partnership shall be "PES Logistics Partners, L.P." Subject to applicable law, the Partnership's business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

              Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.     Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 1735 Market Street, 10th Floor, Philadelphia, Pennsylvania 19103, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 1735 Market Street, 10th Floor, Philadelphia, Pennsylvania 19103, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

              Section 2.4    Purpose and Business.     The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve the conduct by the Partnership of any business and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity and the General Partner in determining whether to propose or approve the conduct by the Partnership of any business shall be permitted to do so in its sole and absolute discretion.

              Section 2.5    Powers.     The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

              Section 2.6    Term.     The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

              Section 2.7    Title to Partnership Assets.     Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more Group Members or one or more nominees of the General Partner or Group Members shall be held by the General Partner or such Group Members or nominees for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership's designated Affiliates as soon as reasonably practicable; provided further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III
RIGHTS OF LIMITED PARTNERS

              Section 3.1    Limitation of Liability.     The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

              Section 3.2    Management of Business.     No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

              Section 3.3    Rights of Limited Partners.

                  (a)   Each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner's own expense:

                               (i)  to obtain from the General Partner either (A) the Partnership's most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q and 8-K or (B) if the Partnership is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act or any successor or similar rule or regulation under the Securities Act (provided that the foregoing materials shall be deemed to be available to a Limited Partner in satisfaction of the requirements of this Section 3.3(a)(i) if posted on or accessible through the Partnership's or the Commission's website);

                              (ii)  to obtain a current list of the name and last known business, residence or mailing address of each Partner; and

                            (iii)  to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto.

                  (b)   To the fullest extent permitted by law, the rights to information granted the Limited Partners pursuant to Section 3.3(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners and each other Person or Group who acquires an interest in the Partnership hereby agrees to the fullest extent permitted by law that they do not have any rights as Partners or interest holders to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.3(a).

                  (c)   The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.3).

                  (d)   Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Record Holders, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP
INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

              Section 4.1    Certificates.     Record Holders of Partnership Interests and, where appropriate, Derivative Partnership Interests, shall be recorded in the Partnership Register and ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Partnership Register. Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the

General Partner or behalf of the Partnership by the Chief Executive Officer, President, Chief Financial Officer or any Executive Vice President, Senior Vice President or Vice President and the Secretary, any Assistant Secretary, or other authorized officer of the General Partner, and shall bear the legend set forth in Section 4.8(f). The signatures of such officers upon a Certificate may, to the extent permitted by law, be facsimiles or electronic signatures. In case any officer who has signed or whose signature has been placed upon such Certificate shall have ceased to be such officer before such Certificate is issued, it may be issued by the Partnership with the same effect as if he or she were such officer at the date of its issuance. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(b) and Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7, the Record Holders of such Subordinated Units (a) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing the Common Units into which such Record Holder's Subordinated Units converted, or (b) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing the Common Units into which such Record Holders' Subordinated Units converted. With respect to any Partnership Interests that are represented by physical certificates, the General Partner may determine that such Partnership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Partnership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled.

              Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

                  (a)   If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the General Partner or behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

                  (b)   The appropriate officers of the General Partner on behalf of the General Partner or behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

                               (i)  makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

                              (ii)  requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

                            (iii)  if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Limited Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

                             (iv)  satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

    If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

                  (c)   As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

              Section 4.3    Record Holders.     The names and addresses of Unitholders as they appear in the Partnership Register shall be the official list of Record Holders of the Partnership Interests for all purposes. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person or Group, regardless of whether the Partnership or the General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Person on the other, such representative Person shall be the Limited Partner with respect to such Partnership Interest upon becoming the Record Holder in accordance with Section 10.1(b) and have the rights and obligations of a Partner hereunder as, and to the extent provided herein, including Section 10.1(c).

              Section 4.4    Transfer Generally.

                  (a)   The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns all or any part of its General Partner Interest to another Person and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns all or a part of such Limited Partner Interest to another Person who is or becomes a Limited Partner as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

                  (b)   No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void, and the Partnership shall have no obligation to effect any such transfer or purported transfer.

                  (c)   Nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of such Person's shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or such Limited Partner and the term "transfer" shall not include any such disposition.

              Section 4.5    Registration and Transfer of Limited Partner Interests.

                  (a)   The General Partner shall maintain, or cause to be maintained by the Transfer Agent in whole or in part, the Partnership Register on behalf of the Partnership.

                  (b)   The General Partner shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are duly endorsed and surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, however, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Partnership Register.

                  (c)   Upon the receipt of proper transfer instructions from the Record Holder of uncertificated Partnership Interests, such transfer shall be recorded in the Partnership Register.

                  (d)   Except as provided in Section 4.9, by acceptance of any Limited Partner Interests pursuant to a transfer in accordance with this Article IV, each transferee of a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the Partnership Register and such Person becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person and (v) shall be deemed to certify that the transferee is not an Ineligible Holder. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

                  (e)   Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

                  (f)    The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

              Section 4.6    Transfer of the General Partner's General Partner Interest.

                  (a)   The General Partner may transfer any part or all of its General Partner Interest without the approval of any Unitholder or any other Person.

                  (b)   Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest owned by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

              Section 4.7    Transfer of Incentive Distribution Rights.     The General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without the approval of any Unitholder or any other Person.

              Section 4.8    Restrictions on Transfers.

                  (a)   Except as provided in Section 4.8(e), notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed). The Partnership may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.

                  (b)   The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

                  (c)   The transfer of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.11 shall be subject to the restrictions imposed by Sections 6.8(b) and 6.8(c).

                  (d)   The transfer of a Subordinated Unit or a Common Unit resulting from the conversion of a Subordinated Unit shall be subject to the restrictions imposed by Section 6.7(b) and Section 6.7(c).

                   (e)   Except for Section 4.9, nothing in this Agreement shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

                   (f)    Each certificate or book entry evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF PES LOGISTICS PARTNERS, L.P. THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF PES LOGISTICS PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE PES LOGISTICS PARTNERS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF PES LOGISTICS PARTNERS, L.P. MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF PES LOGISTICS PARTNERS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

              Section 4.9    Eligibility Certificates; Ineligible Holders.

                  (a)   If at any time the General Partner determines, with the advice of counsel, that:

                               (i)  the U.S. federal income tax status (or lack of proof of the U.S. federal income tax status) of one or more Limited Partners or their beneficial owners has or is reasonably likely to have a material adverse effect on the rates that can be charged to customers by any Group Member with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body (a "Rate Eligibility Trigger"); or

                              (ii)  any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner (a "Citizenship Eligibility Trigger");

    then, the General Partner, without the approval of any Limited Partner or any other Person, may adopt such amendments to this Agreement as it determines to be necessary or appropriate to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of the Limited Partners and, to the extent relevant, their beneficial owners, as the General Partner determines to be necessary or appropriate to reduce the risk of the occurrence of a material adverse effect on the rates that can be charged to customers by any Group Member or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status of the Limited Partner, and to the extent relevant, their beneficial owners as the General Partner determines to be necessary or appropriate to eliminate or mitigate a significant risk of cancellation or forfeiture of any properties or interests therein of a Group Member.

                  (b)   Such amendments may include provisions requiring all Limited Partners to certify as to their (and their beneficial owners') status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as Limited Partners (any such required certificate, an "Eligibility Certificate").

                  (c)   Such amendments may provide that any Partner who fails to furnish to the General Partner within a reasonable period requested proof of its (and its beneficial owners') status as an Eligible Holder or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner (or its beneficial owners) is not an Eligible Holder (an "Ineligible Holder"), the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner shall be treated as the owner of all Limited Partner Interests owned by an Ineligible Holder and the Limited Partner with respect thereto.

                  (d)   The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, distribute the votes in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders that are cast, either for, against or abstaining as to the matter.

                  (e)   Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder's share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Holder of its Limited Partner Interest (representing the right to receive its share of such distribution in kind).

                  (f)    At any time after an Ineligible Holder can and does certify that it no longer is an Ineligible Holder, it may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.10, such Ineligible Holder upon approval of the General Partner, shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Limited Partner Interests.

              Section 4.10    Redemption of Partnership Interests of Ineligible Holders.

                  (a)   If at any time a Limited Partner fails to furnish an Eligibility Certificate or any other information requested within the period of time specified in amendments adopted pursuant to Section 4.9, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that a Limited Partner is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is not an Ineligible Holder or has transferred its Limited Partner Interests to a Person who is not an Ineligible Holder and who

    furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

                               (i)  The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at such Limited Partner's last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which such Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

                              (ii)  The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

                            (iii)  The Limited Partner or such Limited Partner's duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner or transferee at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

                             (iv)  After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

                  (b)   The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee, agent or representative of a Person determined to be an Ineligible Holder.

                  (c)   Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring its Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement and the transferor provides notice of such transfer to the General Partner. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that such transferee is not an Ineligible Holder. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

 ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

              Section 5.1    Organizational Contributions.

                  (a)   In connection with the formation of the Partnership under the Delaware Act, (i) the General Partner was admitted as the General Partner of the Partnership, and (ii) (A) PES Holdings and PESRM GP made initial Capital Contributions to the Partnership in the amounts of $999.90 and $0.10, respectively, for a 99.99% and 0.01% Limited Partner Interest in the Partnership, respectively, and (B) each of PES Holdings and PESRM GP was admitted as a Limited Partner of the Partnership.

                  (b)   On the Closing Date, PES Holdings (99.99% on behalf of itself and 0.01% on behalf of PESRM GP) contributed all of the outstanding membership interests in North Yard GP, LLC, and a 45% limited partner interest in the Operating Partnership to the Partnership pursuant to the IPO Contribution Agreement to maintain PES Holdings' and PESRM GP's respective 99.99% and 0.01% Limited Partner Interest in the Partnership and PES Holdings and PESRM GP continued as Limited Partners.

                  (c)   On the Closing Date, PESRM GP's 0.01% Limited Partner Interest in the Partnership was distributed to PES Holdings, and after such distribution, PES Holdings' Limited Partner Interest in the Partnership is hereby converted into            Common Units, representing a            % Limited Partner Interest in the Partnership,             Subordinated Units, representing a            % Limited Partner Interest in the Partnership, and the right to receive $ million in proceeds from the Initial Public Offering and PESRM GP ceased to be a Limited Partner. In addition, the initial Capital Contribution of PES Holdings and PESRM GP shall be refunded to PES Holdings. Further, 100% of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to PES Holdings. PES Holdings hereby continues as a limited partner of the Partnership pursuant to this Section 5.1.

              Section 5.2    Issuance of Incentive Distribution Rights to the General Partner.     On the Closing Date, the General Partner shall be issued all of the Incentive Distribution Rights.

              Section 5.3    Contributions by Limited Partner.

                  (a)   On the Closing Date and pursuant to the IPO Underwriting Agreement, each IPO Underwriter contributed cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each IPO Underwriter, all as set forth in the IPO Underwriting Agreement.

                  (b)   Upon the exercise, if any, of the Over-Allotment Option, each IPO Underwriter shall contribute cash to the Partnership on the Option Closing Date in exchange for the issuance by the Partnership of Common Units to each IPO Underwriter, all as set forth in the IPO Underwriting Agreement. Upon receipt of the Capital Contribution from the IPO Underwriters as provided in this Section 5.3(b), the Partnership shall use such cash to redeem from PES Holdings that number of Common Units held by PES Holdings, equal to the number of Common Units issued to the IPO Underwriters as provided in this Section 5.3(b).

                  (c)   No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units and Subordinated Units issued to PES Holdings pursuant to subparagraph (a) of Section 5.1, (ii) the Common Units issued to the IPO Underwriters as described in subparagraphs (a) and (b) of this Section 5.3 and (iii) the Incentive Distribution Rights issued to the General Partner.

                  (d)   No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

              Section 5.4    Interest and Withdrawal.     No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

              Section 5.5    Capital Accounts.

                  (a)   The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The initial Capital Account balance attributable to the Common Units and Subordinated Units issued to PES Holdings pursuant to Section 5.1(c) shall equal the respective Net Agreed Value of the Capital Contributions pursuant to the IPO Contribution Agreement specified in Section 5.1(b), which shall be deemed to equal the product of the number of Common Units and Subordinated Units issued to PES Holdings pursuant to Section 5.1(c) and the Initial Unit Price for each such Common Unit and Subordinated Unit (and the initial Capital Account balance attributable to each such Common Unit and Subordinated Unit shall equal its Initial Unit Price). The initial Capital Account balance attributable to the Common Units issued to the IPO Underwriters pursuant to Section 5.3(a) shall equal the product of the number of Common Units so issued to the IPO Underwriters and the Initial Unit Price for each Common Unit (and the initial Capital Account balance attributable to each such Common Unit shall equal its Initial Unit Price). The initial Capital Account attributable to the General Partner Interest and the Incentive Distribution Rights shall be zero. Thereafter, the Capital Account shall in respect of each such Partnership Interest be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

                  (b)   For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided that:

                               (i)  Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership or disregarded entity for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership or disregarded entity for federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

                              (ii)  All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

                            (iii)  The computation of all items of income, gain, loss and deduction shall be made, except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), without regard to any election under Section 754 of the Code that may be made by the Partnership. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

                             (iv)  In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.5(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain, and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

                              (v)  Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

                             (vi)  An item of income of the Partnership that is described in Section 705(a)(1)(B) of the Code (with respect to items of income that are exempt from tax) shall be treated as an item of income for the purpose of this Section 5.5(b), and an item of expense of the Partnership that is described in Section 705(a)(2)(B) of the Code (with respect to expenditures that are not deductible and not chargeable to capital accounts), shall be treated as an item of deduction for the purpose of this Section 5.5(b) .

                            (vii)  In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

                           (viii)  The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

                  (c)   (i)    Except as otherwise provided in this Section 5.5(c), a transferee of a Partnership Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

                              (ii)  Subject to Section 6.7(b), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any converted Subordinated Units ("Retained Converted Subordinated Units") or Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or Retained Converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

                            (iii)  Subject to Section 6.8(b), immediately prior to the transfer of an IDR Reset Common Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to its IDR Reset Common Units will (A) first, be allocated to the IDR Reset Common Units to be transferred in an amount equal to the product of (x) the number of such IDR Reset Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any IDR Reset Common Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained IDR Reset Common Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred IDR Reset Common Units will have a balance equal to the amount allocated under clause (A) above.

                  (d)   (i)    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services, the issuance of IDR Reset Common Units pursuant to Section 5.11, or the conversion of the General Partner's Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of each Partner and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1(c) and Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. If, upon the occurrence of a Revaluation Event described in this Section 5.5(d), a Noncompensatory Option of the Partnership is outstanding, the Partnership shall adjust the Carrying Value of each Partnership property in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option if required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(1)) shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time, and the amount of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.

                              (ii)  In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners, at such time, pursuant to Section 6.1(c) and Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents)

        immediately prior to a distribution shall (A) in the case of a distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

              Section 5.6    Issuances of Additional Partnership Interests.

                  (a)   The Partnership may issue additional Partnership Interests and Derivative Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

                  (b)   Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest; (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

                  (c)   The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Partnership Interests pursuant to this Section 5.6, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.11, (iv) reflecting admission of such additional Limited Partners in the Partnership Register as the Record Holders of such Limited Partner Interests and (v) all additional issuances of Partnership Interests and Derivative Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests or Derivative Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or Derivative Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

                  (d)   No fractional Units shall be issued by the Partnership.

              Section 5.7    Conversion of Subordinated Units.

                  (a)   All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the expiration of the Subordination Period.

                  (b)   A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7.

              Section 5.8    Limited Preemptive Right.     Except as provided in this Section 5.8 and Section 5.11 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. Other than with respect to the issuance of Partnership Interests in connection with the Initial Public Offering, the General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

              Section 5.9    Splits and Combinations.

                  (a)   Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period) are proportionately adjusted.

                  (b)   Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice (or such shorter periods as required by applicable law). The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

                  (c)   Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of Partnership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

                  (d)   The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.6(d) and this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (with fractional Units equal to or greater than a 0.5 Unit being rounded to the next higher Unit).

              Section 5.10    Fully Paid and Non-Assessable Nature of Limited Partner Interests.     All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act.

              Section 5.11    Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

                  (a)   Subject to the provisions of this Section 5.11, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units Outstanding and the Partnership has made a distribution pursuant to Section 6.4(b)(v) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the "IDR Reset Election") to cause the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the "IDR Reset Common Units") derived by dividing (i) the average amount of the aggregate cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the number of Common Units determined by such quotient is referred to herein as the "Aggregate Quantity of IDR Reset Common Units"). If at the time of any IDR Reset Election the General Partner and its Affiliates are not the holders of a majority in interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the General Partner that the conditions described in the immediately preceding sentence have been satisfied. The making of the IDR Reset Election in the manner specified in this Section 5.11 shall cause the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive IDR Reset Common Units on the basis specified above, without any further approval required by the General Partner or the Unitholders other than as set forth in this Section 5.11(a), at the time specified in Section 5.11(c) unless the IDR Reset Election is rescinded pursuant to Section 5.11(d).

                  (b)   To exercise the right specified in Section 5.11(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the "Reset Notice") to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership's determination of the Aggregate Quantity of IDR Reset Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

                  (c)   The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of IDR Reset Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such IDR Reset Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

                  (d)   If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the IDR Reset Common Units to be issued pursuant to this Section 5.11 on or before the 30th calendar day following the Partnership's receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership's receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion of such Partnership Interests into Common Units within not more than 12 months following the Partnership's receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

                  (e)   The Target Distributions shall be adjusted at the time of the issuance of IDR Reset Common Units or other Partnership Interests pursuant to this Section 5.11 such that (i) the Minimum Quarterly Distribution shall be reset to equal the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Partnership's receipt of the Reset Notice (the "Reset MQD"), (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

                  (f)    Upon the issuance of IDR Reset Common Units pursuant to Section 5.11(a), the Capital Account maintained with respect to the Incentive Distribution Rights will (i) first, be allocated to IDR Reset Common Units in an amount equal to the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit, and (ii) second, as to any remaining balance in such Capital Account, be retained by the holder of the Incentive Distribution Rights. If there is not sufficient capital associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (i) of this Section 5.11(f), the IDR Reset Common Units shall be subject to Sections 6.1(d)(x)(B) and (C).

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

              Section 6.1    Allocations for Capital Account Purposes.     For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below.

                  (a)    Net Income.    After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

                               (i)  First, to the Unitholders to which Net Loss has been allocated pursuant to the proviso of Section 6.1(b), in proportion to the allocations of Net Loss pursuant to the proviso of Section 6.1(b), until the aggregate amount of Net Income allocated pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate amount of Net Loss previously allocated pursuant to the proviso of Section 6.1(b); and

                              (ii)  Thereafter, to the Unitholders, Pro Rata.

                  (b)    Net Loss.    After giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated to the Unitholders, Pro Rata; provided, however, that Net Losses shall not be allocated pursuant to this Section 6.1(b) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account) and such Net Loss shall instead be allocated to the Unitholders with positive Adjusted Capital Account balances in proportion to such positive balances.

                  (c)    Net Termination Gains and Losses.    After giving effect to the special allocations set forth in Section 6.1(d), Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss) for such taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

                               (i)  Except as provided in Section 6.1(c)(iv), and subject to the provisions set forth in the last sentence of this Section 6.1(c)(i), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated in the following order and priority:

                        (A)  First, to each Unitholder having a deficit balance in its Adjusted Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Adjusted Capital Accounts of all Unitholders, until each such Unitholder has been allocated Net Termination Gain equal to any such deficit balance in its Adjusted Capital Account;

                        (B)  Second to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the "Unpaid MQD") and (3) any then-existing Cumulative Common Unit Arrearage;

                        (C)  Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

                        (D)  Fourth, to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then-existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) for such period (the sum of subclauses (1), (2), (3) and (4) is hereinafter referred to as the "First Liquidation Target Amount");

                        (E)  Fifth, 15% to the holders of the Incentive Distribution Rights, Pro Rata, and 85% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) for such period (the sum of subclauses (1) and (2) is hereinafter referred to as the "Second Liquidation Target Amount");

                        (F)  Sixth, 25% to the holders of the Incentive Distribution Rights, Pro Rata, and 75% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv) for such period; and

                        (G)  Finally, 50% to the holders of the Incentive Distribution Rights, Pro Rata, and 50% to all Unitholders, Pro Rata.

        Notwithstanding the foregoing provisions in this Section 6.1(c)(i), the General Partner may adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (i) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (ii) to the greatest extent possible, in the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(c)(i) if the Capital Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event and the Carrying Value of each Partnership property were equal to zero.

                              (ii)  Except as otherwise provided by Section 6.1(c)(iii) or Section 6.1(c)(iv), Net Termination Loss shall be allocated:

                        (A)  First, if Subordinated Units remain Outstanding, to all Unitholders holding Subordinated Units, Pro Rata, until the Adjusted Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

                        (B)  Second, to all Unitholders holding Common Units, Pro Rata, until the Adjusted Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

                        (C)  The balance, if any, to the Unitholders with positive Adjusted Capital Account balances in proportion to such positive balances.

                            (iii)  Net Termination Loss deemed recognized pursuant to clause (b) of the definition of Net Termination Loss as a result of a Revaluation Event prior to the conversion of the last Outstanding Subordinated Unit and prior to the Liquidation Date shall be allocated:

                        (A)  First, to the Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding equals the Event Issue Value; provided, however, that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account);

                        (B)  Second, to all Unitholders holding Subordinated Units, Pro Rata; provided, however, that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(B) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

                        (C)  The balance, if any, to the Unitholders with positive Adjusted Capital Account balances in proportion to such positive balances.

                             (iv)  If (A) a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), (B) a Net Termination Gain or Net Termination Loss subsequently occurs (other than as a result of a Revaluation Event) prior to the conversion of the last Outstanding Subordinated Unit and (C) after tentatively making all allocations of such Net Termination Gain or Net Termination Loss provided for in Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction included in such Net Termination Gain or Net Termination Loss, as applicable, shall be specially allocated to all Unitholders in a manner that will, to the maximum extent possible, cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

                  (d)    Special Allocations.    Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period in the following order:

                      (i)    Partnership Minimum Gain Chargeback.    Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership gross income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of gross income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d) (i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

                      (ii)    Chargeback of Partner Nonrecourse Debt Minimum Gain.    Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership gross income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of gross income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) and other than an allocation pursuant to Section 6.1(d)(i), Section 6.1(d)(vi) and Section 6.1(d)(vii) with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of gross income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                      (iii)    Priority Allocations.

                        (A)  If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit within the same taxable period (the amount of the excess, an "Excess Distribution" and the Unit with respect to which the greater distribution is paid, an "Excess Distribution Unit"), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

                        (B)  After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period.

                      (iv)    Qualified Income Offset.    In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

                      (v)    Gross Income Allocation.    In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

                      (vi)    Nonrecourse Deductions.    Nonrecourse Deductions for any taxable period shall be allocated to the Unitholders Pro Rata. If the General Partner determines that the Partnership's Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that satisfies such requirements.

                      (vii)    Partner Nonrecourse Deductions.    Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

                      (viii)    Nonrecourse Liabilities.    For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated as determined by the General Partner in accordance with any permissible method under Treasury Regulation Section 1.752-3(a)(3).

                      (ix)    Code Section 754 Adjustments.    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

                      (x)    Economic Uniformity; Changes in Law.

                        (A)  At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period ("Final Subordinated Units") in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (1) the number of Final Subordinated Units held by such Partner and (2) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

                        (B)  With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.11, after the application of Section 6.1(d)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.11 equaling the product of (1) the Aggregate Quantity of IDR Reset Common Units and (2) the Per Unit Capital Amount for an Initial Common Unit.

                        (C)  With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

                        (D)  For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (1) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (2) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (3) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

                      (xi)    Curative Allocation.

                        (A)  Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

                        (B)  The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

                      (xii)    Corrective and Other Allocations.    In the event of any allocation of Additional Book Basis Derivative Items, any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

                        (A)  The General Partner shall allocate Additional Book Basis Derivative Items consisting of depreciation, amortization, depletion or any other form of cost recovery (other than Additional Book Basis Derivative Items included in Net Termination Gain or Net Termination Loss) with respect to any Adjusted Property to the Unitholders, Pro Rata, and the holders of Incentive Distribution Rights, all in the same proportion as the Net Termination Gain or Net Termination Loss resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 6.1(c).

                        (B)  If a sale or other taxable disposition of an Adjusted Property, including, for this purpose, inventory ("Disposed of Adjusted Property") occurs other than in connection with an event giving rise to Net Termination Gain or Net Termination Loss, the General Partner shall allocate (1) items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Unitholders pursuant to this Section 6.1(d)(xii)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For purposes of this Section 6.1(d)(xii)(B), the Unitholders shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

                        (C)  Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such a manner, as determined by the General Partner, that to the extent possible, the Capital Account balances of the Partners will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination Loss shall be allocated pursuant to Section 6.1(c) hereof. In allocating Net Termination Loss pursuant to this Section 6.1(d)(xii)(C), the General Partner shall attempt, to the extent possible, to cause the Capital Accounts of the Unitholders, on the one hand, and holders of the Incentive Distribution Rights, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Partnership's property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, actual gain or loss) with respect to such Partnership property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain had been allocated pursuant to Section 6.1(c)(i) (including, for the avoidance of doubt, taking into account the provisions set forth in the last sentence of Section 6.1(c)(i)).

                        (D)  In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for federal income tax purposes (the "lower tier partnership"), the General Partner may make allocations similar to those described in Sections 6.1(d)(xii)(A) through (C) to the extent the General Partner determines such allocations are necessary to account for the Partnership's allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).

                      (xiii)    Special Curative Allocation in Event of Liquidation Prior to Conversion of the Last Outstanding Subordinated Unit.    Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (A) the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) and Section 6.1(c)(iv) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction for such taxable period shall be reallocated among all Unitholders in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Capital Account balances described above, (x) items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from Unitholders holding Subordinated Units to Unitholders holding Common Units and (y) items of deduction and loss that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from Unitholders holding Common Units to Unitholders holding Subordinated Units. In the event that (i) the Liquidation Date occurs on or before the date (not including any extension of time prescribed by law) for the filing of the Partnership's federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xiii) fails to achieve the Capital Account balances described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among all Unitholders in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xiii), cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

              Section 6.2    Allocations for Tax Purposes.

                  (a)   Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

                  (b)   In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined to be appropriate by the General Partner (taking into account the General Partner's discretion under Section 6.1(d)(x)(D)); provided, however, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

                  (c)   The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

                  (d)   In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

                  (e)   All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

                  (f)    Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, that such items for the period beginning on the Closing Date and ending on the last day of the month in which the last Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the next succeeding month; provided further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

                  (g)   Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

                  (h)   If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

              Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.

                  (a)   Within 60 days following the end of each Quarter commencing with the Quarter ending on            , 2015, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. The Record Date for the first distribution of Available Cash shall not be prior to the final closing of the Over-Allotment Option. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be "Capital Surplus." All distributions and redemption payments to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act and other applicable law, notwithstanding any other provision of this Agreement.

                  (b)   Notwithstanding Section 6.3(a) (but subject to the last sentence of Section 6.3(a)), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

                  (c)   The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners, as determined appropriate under the circumstances by the General Partner.

                  (d)   Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

              Section 6.4    Distributions of Available Cash from Operating Surplus.

                  (a)    During the Subordination Period.    Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows, except as otherwise required in respect of additional Partnership Interests issued pursuant to Section 5.6(b):

                               (i)  First, to the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

                              (ii)  Second, to the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

                            (iii)  Third, to the Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

                             (iv)  Fourth, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

                              (v)  Fifth, 15% to the holders of the Incentive Distribution Rights, Pro Rata, and 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

                             (vi)  Sixth, 25% to the holders of the Incentive Distribution Rights, Pro Rata, and 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

                            (vii)  Thereafter, 50% to the holders of the Incentive Distribution Rights, Pro Rata, and 50% to all Unitholders, Pro Rata;

    provided, however, that if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

                  (b)    After the Subordination Period.    Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise required in respect of additional Partnership Interests issued pursuant to Section 5.6(b):

                               (i)  First, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

                              (ii)  Second, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

                             (iii)  Third, 15% to the holders of the Incentive Distribution Rights, Pro Rata, and (85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

                             (iv)  Fourth, 25% to the holders of the Incentive Distribution Rights, Pro Rata, and 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

                              (v)  Thereafter, 50% to the holders of the Incentive Distribution Rights, Pro Rata, and 50% to all Unitholders, Pro Rata;

provided, however, that if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

              Section 6.5    Distributions of Available Cash from Capital Surplus.    Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise: (a) to the Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a); (b) to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

              Section 6.6    Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

                  (a)   The Target Distributions, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Target Distributions shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-dividend date. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.

                  (b)   The Target Distributions shall also be subject to adjustment pursuant to Section 5.11 and Section 6.9.

              Section 6.7    Special Provisions Relating to the Holders of Subordinated Units.

                  (a)   Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted

    Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x)(A), 6.7(b) and 6.7(c).

                  (b)   A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder's Capital Account with respect to the retained Subordinated Units or Retained Converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii)(B).

                  (c)   The holder of a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.7 or Section 11.4 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are represented by Certificates) and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

              Section 6.8    Special Provisions Relating to the Holders of Incentive Distribution Rights.

                  (a)   Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (1) shall (x) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (y) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (2) shall not (x) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (y) be entitled to any distributions other than as provided in Sections 6.4(a)(v), (vi) and (vii), Sections 6.4(b)(iii), (iv) and (v), and Section 12.4 or (z) be allocated items of income, gain, loss or deduction other than as specified in this Article VI; provided, however, that for the avoidance of doubt, the foregoing shall not preclude the Partnership from making any other payments or distributions in connection with other actions permitted by this Agreement.

                  (b)   A Unitholder shall not be permitted to transfer an IDR Reset Common Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder's Capital Account with respect to the retained IDR Reset Common Units would be negative after giving effect to the allocation under Section 5.5(c)(iii).

                  (c)   A holder of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.11 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are evidenced by Certificates) or evidence of the issuance of uncertificated Common Units, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of such holder, until such time as the General Partner determines, based on advice of counsel, that each such IDR Reset Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.8(c), the General Partner may take whatever steps are required to provide economic uniformity to such IDR

    Reset Common Units in preparation for a transfer of such IDR Reset Common Units, including the application of Section 5.5(c)(iii), Section 6.1(d)(x)(B), or Section 6.1(d)(x)(C); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

              Section 6.9    Entity-Level Taxation.     If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, at its option, reduce the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the "Incremental Income Taxes"), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group's aggregate liability (the "Estimated Incremental Quarterly Tax Amount") for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Target Distributions, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

              Section 7.1    Management.

                  (a)   The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

                               (i)  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Partnership Interests, and the incurring of any other obligations;

                              (ii)  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

                            (iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

                             (iv)  the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

                              (v)  the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

                             (vi)  the distribution of Partnership cash;

                            (vii)  the selection and dismissal of officers, employees, agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

                           (viii)  the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

                             (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

                              (x)  the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

                             (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

                            (xii)  the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

                           (xiii)  the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Partnership Interests;

                           (xiv)  the undertaking of any action in connection with the Partnership's participation in the management of any Group Member; and

                            (xv)  the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

                  (b)   Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each Record Holder and each other Person who may acquire an interest in a Partnership Interest or that is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the IPO Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, the IPO Contribution Agreement, the Services and Secondment Agreement, the Easement Agreement, the Registration Rights Agreement and the other agreements described in or filed as exhibits to the IPO Registration Statement that are related to the transactions contemplated by the IPO Registration Statement (collectively, the "Transaction Documents") (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the IPO Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

              Section 7.2    Certificate of Limited Partnership.     The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.3(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

              Section 7.3    Restrictions on the General Partner's Authority to Sell Assets of the Partnership Group.

              Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination or sale of ownership interests of the Partnership's Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

              Section 7.4    Reimbursement of and Other Payments to the General Partner.

                  (a)   Except as provided in this Section 7.4, and elsewhere in this Agreement or in the Services and Secondment Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

                  (b)   Except as may be otherwise provided in the Services and Secondment Agreement, the General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner or its Affiliates in connection with managing and operating the Partnership Group's business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

                  (c)   The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or Derivative Partnership Interests), or cause the Partnership to issue Partnership Interests or Derivative Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of officers, employees and directors of the General Partner or any of its Affiliates, in respect of services performed or to be performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any officers, employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.6.

                  (d)   The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

                  (e)   The General Partner and its Affiliates may enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.

              Section 7.5    Outside Activities.

                  (a)   The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the IPO Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member, (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Group Member or (D) the performance of its obligations under the Omnibus Agreement, the IPO Underwriting Agreement and the Services and Secondment Agreement.

                  (b)   Subject to the terms of Section 7.5(c), each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

                  (c)   Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person bound by this Agreement for breach of any duty by reason of the fact that such Unrestricted Person (including the

    General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership, provided that such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

                  (d)   The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units and/or other Partnership Interests acquired by them. The term "Affiliates" when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

              Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

                  (a)   The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member.

                  (b)   The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

                  (c)   No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner's Percentage Interest of the total amount distributed to all Partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

              Section 7.7    Indemnification.

                  (a)   To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an

    Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, however, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Affiliate of the General Partner (other than a Group Member), or to any other Indemnitee, with respect to breach of any such Affiliate's obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

                  (b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

                  (c)   The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the IPO Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

                  (d)   The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

                  (e)   For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

                  (f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

                   (g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

                   (h)   The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

                   (i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

              Section 7.8    Liability of Indemnitees.

                  (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, or any other Persons who are bound by this Agreement for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful.

                  (b)   The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

                  (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner or to any other Persons who are bound by this Agreement for its good faith reliance on the provisions of this Agreement.

                  (d)   Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

              Section 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

                  (a)   Unless a lesser standard is otherwise provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated

    or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval or (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates). If the General Partner does not submit the determination, action or omission to the Conflicts Committee or the Unitholders as provided in either clause (i) or clause (ii) in the preceding sentence, then any such determination, action or omission shall be governed by Section 7.9(b) below. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. Whenever the General Partner makes a determination to refer any potential conflict of interest to the Conflicts Committee for Special Approval, to seek Unitholder approval or to adopt a resolution or course of action for which it has not received Special Approval or Unitholder approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or otherwise or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination shall be permitted to do so in its sole and absolute discretion. If Special Approval is sought, then it shall be presumed that, in making its determination, the Conflicts Committee acted in good faith, and if the Board of Directors determines that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith. In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership or by or on behalf of any Person who acquires an interest in a Partnership Interest challenging any action or decision by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval, or challenging any determination by the Board of Directors that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors, as applicable, acted in good faith. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the conflicts of interest described in the IPO Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or any such duty.

                  (b)   Whenever the General Partner makes a determination or takes or declines to take any action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless a lesser standard is provided for in this Agreement, or the determination, action or omission has been approved as provided in Section 7.9(a)(i) or Section 7.9(a)(ii), the General Partner, or such Affiliate causing it to do so, shall make such determination or take or decline to take such action in good faith. Whenever the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) or any Affiliate of the General Partner makes a determination or takes or declines to take any action, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless a lesser standard is provided for in this Agreement or the determination, action or omission has been approved as provided in Section 7.9(a)(i) or Section 7.9(a)(ii), the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) or any Affiliate of the General Partner shall make such determination or take or decline to take such action in good faith. The foregoing and other lesser standards governing any determination, action or omission provided for in this Agreement are the sole and exclusive standards governing any such determinations, actions and omissions of the General Partner, the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) and any Affiliate of the General Partner and no such Person shall be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard (all of which duties, obligations and standards are hereby eliminated, waived and disclaimed), under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, or under the Delaware Act or any other law, rule or regulation or at equity. Any such determination, action or omission by the General Partner, the Board of Directors or any committee thereof (including the Conflicts Committee) or of any Affiliates of the General Partner, will for all purposes be presumed to have been in good faith. In any proceeding brought by or on behalf of the Partnership, any Limited Partner, or any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, challenging such determination, action or omission, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or omission was not in good faith. In order for a determination or the taking or declining to take an action to be in "good faith" for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such action must subjectively believe that the determination or other action or inaction is in the best interests of the Partnership.

                  (c)   Whenever the General Partner makes a determination or takes or declines to take any action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then (i) the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, (ii) the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or otherwise or under the Delaware Act or any other law, rule or regulation or at equity, and (iii) the Person or Persons making such determination or taking or declining to take such action shall be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrases, "at its option," "its sole and absolute discretion" or some variation of those phrases, are used in this Agreement, they indicate that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

                  (d)   The General Partner's organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner's general partner, if the General Partner is a partnership.

                  (e)   Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of, or approve the sale or disposition of, any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by either the General Partner or any of its Affiliates to enter into such contracts shall, in each case, be at its option.

                  (f)    The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

                  (g)   For the avoidance of doubt, whenever the Board of Directors, any member of the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) and any member of any such committee, the officers of the General Partner or any Affiliates of the General Partner (including any Person making a determination or acting for or on behalf of such Affiliate of the General Partner) make a determination on behalf of or recommendation to the General Partner, or cause the General Partner to take or omit to take any action, whether in the General Partner's capacity as the General Partner or in its individual capacity, the standards of care applicable to the General Partner shall apply to such Persons, and such Persons shall be entitled to all benefits and rights (but not the obligations) of the General Partner hereunder, including eliminations, waivers and modifications of duties (including any fiduciary duties) to the Partnership, any of its Partners or any other Person who acquires an interest in a Partnership Interest or any other Person bound by this Agreement, and the protections and presumptions set forth in this Agreement.

              Section 7.10    Other Matters Concerning the General Partner and Other Indemnitees.

                  (a)   The General Partner and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

                  (b)   The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee, respectively, reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

                  (c)   The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

              Section 7.11    Purchase or Sale of Partnership Interests.     The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Partnership Interests; provided, however, that, except as permitted pursuant to Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Article IV and Article X.

              Section 7.12    Registration Rights of the General Partner and its Affiliates.

                  (a)    Demand Registration.    Upon receipt of a Notice from any Holder at any time after the 180th day after the Closing Date, the Partnership shall file with the Commission as promptly as reasonably practicable a registration statement under the Securities Act (each, a "Registration Statement") providing for the resale of the Registrable Securities, which may, at the option of the Holder giving such Notice, be a Registration Statement that provides for the resale of the Registrable Securities from time to time pursuant to Rule 415 under the Securities Act. The Partnership shall use commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement and to remain effective and available for the resale of the Registrable Securities by the Selling Holders named therein until the earlier of (i) six months following such Registration Statement's effective date and (ii) the date on which all Registrable Securities covered by such Registration Statement have been sold. In the event one or more Holders request in a Notice to dispose of a number of Registrable Securities that such Holder or Holders reasonably anticipates will result in gross proceeds of at least $             million in the aggregate pursuant to a Registration Statement in an Underwritten Offering, the Partnership shall retain underwriters that are reasonably acceptable to such Selling Holders in order to permit such Selling Holders to effect such disposition through an Underwritten Offering; provided, however, that the Partnership shall have the exclusive right to select the bookrunning managers. The Partnership and such Selling Holders shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sell its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. In the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering.

                  (b)    Piggyback Registration.    At any time after the 180th day after the Closing Date, if the Partnership shall propose to file a Registration Statement (other than pursuant to a demand made pursuant to Section 7.12(a)) for an offering of Partnership Interests for cash (other than an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or an offering on any registration statement that does not permit secondary sales), the Partnership shall notify all Holders of such proposal at least five Business Days before the proposed filing date. The Partnership shall use commercially reasonable efforts to include such number of Registrable Securities held by any Holder in such Registration Statement as each Holder shall request in a Notice received by the Partnership within two Business Days of such Holder's receipt of the notice from the Partnership. If the Registration Statement about which the Partnership gives notice under this Section 7.12(b) is for an Underwritten Offering, then any Holder's ability to include its desired amount of Registrable Securities in such Registration Statement shall be conditioned on such Holder's inclusion of all such Registrable Securities in the Underwritten Offering; provided, however, that, in the event that the managing underwriter of such Underwritten Offering advises the Partnership and the

    Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. In connection with any such Underwritten Offering, the Partnership and the Selling Holders involved shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sell its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering. The Partnership shall have the right to terminate or withdraw any Registration Statement or Underwritten Offering initiated by it under this Section 7.12(b) prior to the effective date of the Registration Statement or the pricing date of the Underwritten Offering, as applicable.

                  (c)    Sale Procedures.    In connection with its obligations under this Section 7.12, the Partnership shall:

                               (i)  furnish to each Selling Holder (A) as far in advance as reasonably practicable before filing a Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Registration Statement or supplement or amendment thereto, and (B) such number of copies of such Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement; provided, however, that the Partnership will not have any obligation to provide any document pursuant to clause (B) hereof that is available on the Commission's website;

                              (ii)  if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by a Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the managing underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any jurisdiction where it is not then so subject;

                            (iii)  promptly notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the filing of a Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; and (B) any written comments from the Commission with respect to any Registration Statement or any document incorporated by reference therein and any written request by the Commission for amendments or supplements to a Registration Statement or any prospectus or prospectus supplement thereto;

                             (iv)  immediately notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the occurrence of any event or existence of any fact (but not a description of such event or fact) as a result of which the prospectus or prospectus supplement contained in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the prospectus contained therein, in the light of the circumstances under which a statement is made); (B) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement, or the initiation of any proceedings for that purpose; or (C) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, subject to Section 7.12(f) , the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto; and

                              (v)  enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities, including the provision of comfort letters and legal opinions as are customary in such securities offerings.

                  (d)    Suspension.    Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in Section 7.12(c)(iv), shall forthwith discontinue disposition of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder's receipt of the copies of the supplemented or amended prospectus contemplated by such subsection or until it is advised in writing by the Partnership that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus.

                  (e)    Expenses.    Except as set forth in an underwriting agreement for the applicable Underwritten Offering or as otherwise agreed between a Selling Holder and the Partnership, all costs and expenses of a Registration Statement filed or an Underwritten Offering that includes Registrable Securities pursuant to this Section 7.12 (other than underwriting discounts and commissions on Registrable Securities and fees and expenses of counsel and advisors to Selling Holders) shall be paid by the Partnership.

                  (f)    Delay Right.    Notwithstanding anything to the contrary herein, if the General Partner determines that the Partnership's compliance with its obligations in this Section 7.12 would be detrimental to the Partnership because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone compliance with such obligations for a period of not more than six months; provided, however, that such right may not be exercised more than twice in any 24-month period.

                  (g)    Indemnification.

                               (i)  In addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless each Selling Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(g) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus under which any Registrable Securities were registered or sold under the Securities Act, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

                              (ii)  Each Selling Holder shall, to the fullest extent permitted by law, indemnify and hold harmless the Partnership, the General Partner, the General Partner's officers and directors and each Person who controls the Partnership or the General Partner (within the meaning of the Securities Act) and any agent thereof to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement, prospectus or free writing prospectus relating to the Registrable Securities held by such Selling Holder.

                            (iii)  The provisions of this Section 7.12(g) shall be in addition to any other rights to indemnification or contribution that a Person entitled to indemnification under this Section 7.12(g) may have pursuant to law, equity, contract or otherwise.

                  (h)    Specific Performance.    Damages in the event of breach of Section 7.12 by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each party, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives, to the fullest extent permitted by law, any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such party from pursuing any other rights and remedies at law or in equity that such party may have.

              Section 7.13    Reliance by Third Parties.     Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

              Section 7.14    Replacement of Fiduciary Duties.     Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner or any other Indemnitee would have duties (including fiduciary duties) to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties and standards expressly set forth herein. The elimination of duties (including fiduciary duties) to the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement and replacement thereof with the duties and standards expressly set forth herein are approved by the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

              Section 8.1    Records and Accounting.     The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.3(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the register of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for both financial reporting and tax purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

              Section 8.2    Fiscal Year.    The fiscal year of the Partnership shall be a fiscal year ending December 31.

              Section 8.3    Reports.

                  (a)   Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership (or such shorter period as required by the Commission), the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or making accessible through the Partnership's or the Commission's website) to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

                  (b)   Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 50 days after the close of each Quarter (or such shorter period as required by the Commission) except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or making accessible through the Partnership's or the Commission's website) to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX
TAX MATTERS

              Section 9.1    Tax Returns and Information.     The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

              Section 9.2    Tax Elections.

                  (a)   The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

                  (b)   Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

              Section 9.3    Tax Controversies.     Subject to the provisions hereof, the General Partner is designated as the "tax matters partner" (as defined in Section 6231(a)(7) of the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the tax matters partner and to do or refrain from doing any or all things reasonably required by the tax matters partner to conduct such proceedings.

              Section 9.4    Withholding.     Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code, or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

ARTICLE X
ADMISSION OF PARTNERS

              Section 10.1    Admission of Limited Partners.

                  (a)   Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, PES Holdings and the IPO Underwriters in connection with the Initial Public Offering as described in Article V, such Persons shall, by acceptance of such Partnership Interests, and upon becoming the Record Holders of such Partnership Interests, with respect to PES Holdings, continue as a limited partner of the Partnership as an Initial Limited Partner, and, with respect to the General Partner and the IPO Underwriters, be admitted to the Partnership as Initial Limited Partners, each in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them and be bound by this Agreement, all with or without execution of this Agreement by such Persons.

                  (b)   By acceptance of any Limited Partner Interests transferred in accordance with Article IV or acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group, who shall be subject to Section 10.1(c) below) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when such Person becomes the Record Holder of the Limited Partner Interests so transferred or acquired, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this

    Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and becoming the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9.

                  (c)   With respect to any Limited Partner that holds Units representing Limited Partner Interests for another Person's account (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such Limited Partner shall, in exercising the rights of a Limited Partner in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Limited Partner by virtue of being the Record Holder of such Units at the direction of the Person who is the beneficial owner, and the Partnership shall be entitled to assume such Limited Partner is so acting without further inquiry.

                  (d)   The name and mailing address of each Record Holder shall be listed on the books of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

                  (e)   Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

              Section 10.2    Admission of Successor General Partner.     A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to (a) the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or Section 11.2 or (b) the transfer of the General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

              Section 10.3    Amendment of Agreement and Certificate of Limited Partnership.     To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

              Section 11.1    Withdrawal of the General Partner.

                  (a)   The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

                               (i)  The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

                              (ii)  The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

                            (iii)  The General Partner is removed pursuant to Section 11.2;

                             (iv)  The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) through (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

                              (v)  A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

                             (vi)  (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

    If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

                  (b)   Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Time, on            , 2025 the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided, however, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Eastern Time, on            , 2025 the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the

    General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner's withdrawal, a successor is not elected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

              Section 11.2    Removal of the General Partner.     The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the Outstanding Common Units voting as a class and Unitholders holding a majority of the Outstanding Subordinated Units (if any Subordinated Units are then Outstanding) voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

              Section 11.3    Interest of Departing General Partner and Successor General Partner.

                  (a)   In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor (i) to purchase its General Partner Interest and its or its Affiliates' general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates' Incentive Distribution Rights (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal and (ii) to maintain, or caused to be maintained, for the benefit of the directors and officers of the Departing General Partner any and all insurance policies applicable to such directors and officers for the remaining term of such policies. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

    For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner's withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership's assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

                  (b)   If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

                  (c)   If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be its Percentage Interest.

              Section 11.4    Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.     Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 6.7(c), (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (iii) the Combined Interest will immediately and automatically convert into Common Units or to receive cash in exchange therefor in accordance with Section 11.3.

              Section 11.5    Withdrawal of Limited Partners.     No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

              Section 12.1    Dissolution.     The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, to the fullest extent permitted by law, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

                  (a)   an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and a Withdrawal Opinion of Counsel is received as provided in Section 11.1(b) or Section 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

                  (b)   an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

                  (c)   the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

                  (d)   at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

              Section 12.2    Continuation of the Business of the Partnership After Dissolution.     Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

                           (i)  the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

                          (ii)  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

                        (iii)  the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, however, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

              Section 12.3    Liquidator.     Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner (or in the event of dissolution pursuant to Section 12.1(a) the holders of a Unit Majority) shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

              Section 12.4    Liquidation.     The Liquidator shall proceed to dispose of the assets of the Partnership, satisfy its liabilities and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

                  (a)   The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

                  (b)   Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

                  (c)   All property and all cash in excess of that required to satisfy liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

              Section 12.5    Cancellation of Certificate of Limited Partnership.    Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

              Section 12.6    Return of Contributions.    The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

              Section 12.7    Waiver of Partition.    To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

              Section 12.8    Capital Account Restoration.    No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

              Section 13.1    Amendments to be Adopted Solely by the General Partner.    Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

                  (a)   a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

                  (b)   admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

                  (c)   a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

                  (d)   a change that the General Partner determines, (i) does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect (except as permitted by subsection (g) of this Section 13.1), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

                  (e)   a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

                  (f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

                  (g)   an amendment that (i) sets forth the designations, preferences, rights, powers and duties of any class or series of Partnership Interests or Derivative Partnership Interests issued pursuant to Section 5.6, or (ii) the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests or Derivative Partnership Interests pursuant to Section 5.6;

                  (h)   any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

                  (i)    an amendment effected, necessitated or contemplated by a Merger Agreement or Plan of Conversion approved in accordance with Section 14.3;

                  (j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

                  (k)   a merger, conveyance or conversion pursuant to Section 14.3(d) or Section 14.3(e); or

                  (l)    any other amendments substantially similar to the foregoing.

              Section 13.2    Amendment Procedures.     Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole and absolute discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage of Outstanding Units is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Partnership's or the Commission's website.

              Section 13.3    Amendment Requirements.

                  (a)   Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced, (y) in the case of an increase in the percentage in Section 11.2, not less than 90% of the Outstanding Units, or (z) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Outstanding Units.

                  (b)   Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without the General Partner's consent, which consent may be given or withheld at its option.

                  (c)   Except as provided in Section 14.3, and without limitation of the General Partner's authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

                  (d)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(f), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

                  (e)   Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

              Section 13.4    Special Meetings.     All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Units for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send or cause to be sent a notice of the meeting to the Limited Partners. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not be permitted to vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business. If any such vote were to take place, to the fullest extent permitted by law, it shall be deemed null and void to the extent necessary so as not to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

              Section 13.5    Notice of a Meeting.     Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1.

              Section 13.6    Record Date.     For purposes of determining the Limited Partners who are Record Holders of the class or classes of Limited Partner Interests entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which such Limited Partners are requested in writing by the General Partner to give such approvals.

              Section 13.7    Postponement and Adjournment.     Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless such postponement shall be for more than 45 days. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

              Section 13.8    Waiver of Notice; Approval of Meeting.     The results of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.

              Section 13.9    Quorum and Voting.     The presence, in person or by proxy, of holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote at such meeting shall be deemed to constitute the act of all Limited Partners, unless a different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the exit of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement.

              Section 13.10    Conduct of a Meeting.     The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote and the submission and revocation of approvals in writing.

              Section 13.11    Action Without a Meeting.     If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Outstanding Units held by such Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Outstanding Units that were not voted. If approval of the taking of any permitted action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

              Section 13.12    Right to Vote and Related Matters.

                  (a)   Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

                  (b)   With respect to Units that are held for a Person's account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

                  (c)   Notwithstanding anything in this Agreement to the contrary, the Record Holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter.

ARTICLE XIV
MERGER, CONSOLIDATION OR CONVERSION

              Section 14.1    Authority.     The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other country, pursuant to a written plan of merger or consolidation ("Merger Agreement") or a written plan of conversion ("Plan of Conversion"), as the case may be, in accordance with this Article XIV.

              Section 14.2    Procedure for Merger, Consolidation or Conversion.

                  (a)   Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to consent to any merger, consolidation or conversion of the Partnership shall be permitted to do so in its sole and absolute discretion.

                  (b)   If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

                               (i)  name and state or country of domicile of each of the business entities proposing to merge or consolidate;

                              (ii)  the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

                            (iii)  the terms and conditions of the proposed merger or consolidation;

                             (iv)  the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

                              (v)  a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

                             (vi)  the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, however, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

                            (vii)  such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

                  (c)   If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

                               (i)  the name of the converting entity and the converted entity;

                              (ii)  a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

                            (iii)  a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

                             (iv)  the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

                              (v)  in an attachment or exhibit, the certificate of limited partnership of the Partnership;

                             (vi)  in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

                            (vii)  the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, however, that if the effective time of the conversion is to be later than the date of the filing of such certificate of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and

                           (viii)  such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

              Section 14.3    Approval by Limited Partners.

                  (a)   Except as provided in Section 14.3(d) and Section 14.3(e), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

                  (b)   Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

                  (c)   Except as provided in Section 14.3(d) and Section 14.3(e) , after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

                  (d)   Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

                  (e)   Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another limited liability entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

                  (f)    Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

              Section 14.4    Certificate of Merger or Certificate of Conversion.     Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

              Section 14.5    Effect of Merger, Consolidation or Conversion.

                  (a)   At the effective time of the merger or consolidation:

                               (i)  all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

                              (ii)  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

                            (iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

                             (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

                  (b)   At the effective time of the conversion:

                               (i)  the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

                              (ii)  all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

                             (iii)  all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

                             (iv)  all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

                              (v)  a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior Partners without any need for substitution of parties; and

                             (vi)  the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

              Section 15.1    Right to Acquire Limited Partner Interests.

                  (a)   Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three Business Days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

                  (b)   If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the applicable Transfer Agent or exchange agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent or exchange agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner), together with such information as may be required by law, rule or regulation, at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption in exchange for payment, at such office or offices of the Transfer Agent or exchange agent as the Transfer Agent or exchange agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at its address as reflected in the Partnership Register shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent or exchange agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate or redemption instructions shall not have been surrendered for purchase or provided, respectively, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent or exchange agent of the Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the Partnership Register, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the Record Holder of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the Record Holder of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).

                  (c)   In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender its Certificate evidencing such Limited Partner Interest to the Transfer Agent or exchange agent in exchange for payment of the amount described in Section 15.1(a) therefor, without interest thereon, in accordance with procedures set forth by the General Partner.

ARTICLE XVI
GENERAL PROVISIONS

              Section 16.1    Addresses and Notices; Written Communications.

                  (a)   Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at its address as shown in the Partnership Register, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing in the Partnership Register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in its address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

                  (b)   The terms "in writing," "written communications," "written notice" and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

              Section 16.2    Further Action.     The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

              Section 16.3    Binding Effect.     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

              Section 16.4    Integration.     This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

              Section 16.5    Creditors.     None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

              Section 16.6    Waiver.     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

              Section 16.7    Third-Party Beneficiaries.     Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

              Section 16.8    Counterparts.     This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Sections 10.1(a) or (b) without execution hereof.

              Section 16.9    Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.

                  (a)   This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

                  (b)   Each of the Partners and each Person or Group holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

                               (i)  irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims; provided, however, that any claims, suits, actions or proceedings over which the Court of Chancery of the State of Delaware does not have jurisdiction shall be brought in any other court in the State of Delaware having jurisdiction;

                              (ii)  irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware in connection with any such claim, suit, action or proceeding;

                            (iii)  agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the courts of the State of Delaware or of any other court to which proceedings in the courts of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

                             (iv)  expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

                              (v)  consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, however, that nothing in this clause (v) shall affect or limit any right to serve process in any other manner permitted by law.

              Section 16.10    Invalidity of Provisions.     If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

              Section 16.11    Consent of Partners.     Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

              Section 16.12    Facsimile and Email Signatures.     The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

              IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:
PES LOGISTICS GP, LLC
By:
Name:
Title:
EXISTING LIMITED PARTNERS:
PES HOLDINGS, LLC
By:
Name:
Title:
PESRM HOLDINGS, LLC
By:
Name:
Title:

Signature Page to First Amended and Restated Agreement of
Limited Partnership of PES Logistics Partners, L.P.

EXHIBIT A
to the First Amended and Restated
Agreement of Limited Partnership of
PES Logistics Partners, L.P.

Certificate Evidencing Common Units
Representing Limited Partner Interests in
PES Logistics Partners, L.P.

No.	Common Units

              In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of PES Logistics Partners, L.P., as amended, supplemented or restated from time to time (the "Partnership Agreement"), PES Logistics Partners, L.P., a Delaware limited partnership (the "Partnership"), hereby certifies that            (the "Holder") is the registered owner of Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 1735 Market Street, 10th Floor, Philadelphia, Pennsylvania 19103. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

              THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF PES LOGISTICS PARTNERS, L.P. THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF PES LOGISTICS PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE PES LOGISTICS PARTNERS, L.P.TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF PES LOGISTICS PARTNERS, L.P. MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF PES LOGISTICS PARTNERS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

              The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have

A-1-1

executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

              This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated:	PES LOGISTICS PARTNERS, L.P.
	By:	PES LOGISTICS GP, LLC
By:
By:

Countersigned and Registered by:
[ ] as Transfer Agent and Registrar
By:	Authorized Signature

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[Reverse of Certificate]

ABBREVIATIONS

              The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM—as tenants in common	UNIF GIFT TRANSFERS MIN ACT
TEN ENT—as tenants by the entireties	Custodian
(Cust) (Minor)
JT TEN—as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

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ASSIGNMENT OF COMMON UNITS OF
PES LOGISTICS PARTNERS, L.P.

FOR VALUE RECEIVED,	hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

              Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint             as its attorney-in-fact with full power of substitution to transfer the same on the books of PES Logistics Partners, L.P.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
(Signature)
(Signature)

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO RULE 17Ad-15OF THE SECURITIES EXCHANGE ACT OF 1934

              No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

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APPENDIX B

Glossary of Terms

              Unless otherwise noted or indicated by context, the following terms used in this prospectus have the following meanings:

              "API gravity" refers to American Petroleum Institute gravity.

              "barrel" refers to a common unit of measure in the oil industry, which equates to 42 gallons.

              "blendstocks" refers to various compounds that are combined with gasoline or diesel from the crude oil refining process to make finished gasoline and diesel; these may include natural gasoline, FCC unit gasoline, ethanol, reformate or butane, among others.

              "bpd" refers to an abbreviation for barrels per day.

              "Brent" refers to Brent blend oil, a light, sweet North Sea crude oil, characterized by an API gravity of 38° and a sulfur content of approximately 0.4 weight percent that is used as a benchmark for other crude oils.

              "complexity" refers to the number, type and capacity of processing units at a refinery, measured by the Nelson Complexity Index, which is often used as a measure of a refinery's ability to process lower quality crude in an economic manner.

              "distillates" refers primarily to diesel, heating oil, kerosene and jet fuel.

              "downstream" refers to the downstream sector of the energy industry generally describing oil refineries, marketing and distribution companies that refine crude oil and sell and distribute refined products. The opposite of the downstream sector is the upstream sector, which refers to exploration and production companies that search for and/or produce crude oil and natural gas underground or through drilling or exploratory wells.

              "ethanol" refers to a clear, colorless, flammable oxygenated liquid. Ethanol is typically produced chemically from ethylene, or biologically from fermentation of various sugars from carbohydrates found in agricultural crops and cellulosic residues from crops or wood. It is used in the United States as a gasoline octane enhancer and oxygenate.

              "feedstocks" refers to crude oil and partially refined petroleum products that are processed and blended into refined products.

              "FCC" refers to a fluid catalytic cracker.

              "light crude oil" refers to a relatively expensive crude oil with a high API gravity characterized by low relative density and viscosity. Light crude oils require lower levels of processing to produce high value products such as gasoline and diesel.

              "mbpd" refers to an abbreviation of thousand barrels per day.

              "Nelson Complexity Index" refers to the complexity of an oil refinery as measured by the Nelson Complexity Index, which is calculated on an annual basis by the Oil and Gas Journal. The Nelson Complexity Index assigns a complexity factor to each major piece of refinery equipment based on its complexity and cost in comparison to crude oil distillation, which is assigned a complexity factor of 1.0. The complexity of each piece of refinery equipment is then calculated by multiplying its complexity factor by its throughput ratio as a percentage of crude oil distillation capacity. Adding up the complexity values assigned to each piece of equipment, including crude oil distillation, determines a refinery's complexity on the Nelson Complexity Index. A refinery with a complexity of 10.0 on the Nelson Complexity Index is considered ten times more complex than crude oil distillation for the same amount of throughput.

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              "NGLs" refers to natural gas liquids, which are a mixture of light hydrocarbons that exist in the gaseous phase and are recovered as liquids in gas processing plants.

              "PADD" refers to Petroleum Administration of Defense Districts which divides the United States into geographic regions for the purposes of data collection to analyze patterns of crude oil and petroleum product movements. PADD I encompasses the east coast of the United States.

              "refined products" refers to petroleum products, such as gasoline, diesel and jet fuel, that are produced by a refinery.

              "RIN" refers to Renewable Identification Number, a number generated to represent a volume of renewable fuel for the purpose of tracking its production, use and trading as required by the Renewable Fuel Standard issued by the U.S. Environmental Protection Agency.

              "sour crude oil" refers to a crude oil that is relatively high in sulfur content, requiring additional processing to remove the sulfur. Sour crude oil is typically less expensive than sweet crude oil.

              "sweet crude oil" refers to a crude oil that is relatively low in sulfur content, requiring less processing to remove the sulfur than sour crude oil. Sweet crude oil is typically more expensive than sour crude oil.

              "throughput" refers to the volume processed through a unit or refinery.

              "turnaround" refers to a periodically required shutdown and comprehensive maintenance event to refurbish and maintain a refinery unit or units that involves the inspection of such units and occurs generally on a periodic cycle.

              "VOC" refers to volatile organic compounds.

B-2

              Through and including                    , 2015 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

             Common units
Representing Limited Partner Interests

PES Logistics Partners, L.P.

PROSPECTUS

BofA Merrill Lynch

Credit Suisse

Goldman, Sachs & Co.

Barclays

Jefferies

J.P. Morgan

                    , 2015

 Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other expenses of issuance and distribution

              Set forth below are the expenses (other than underwriting discounts and structuring fees) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee		$32,200
FINRA filing fee		38,000
NYSE listing fee		125,000
Printing and engraving expenses			*
Fees and expenses of legal counsel			*
Accounting fees and expenses			*
Transfer agent and registrar fees			*
Miscellaneous		10,694

Total	$		*

*
To be filed by amendment.

Item 14.    Indemnification of directors and officers

              The section of the prospectus entitled "Our Partnership Agreement—Indemnification" discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to the underwriting agreement to be filed as an exhibit to this registration statement in which PES Logistics Partners, L.P. and certain of its affiliates will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Item 15.    Recent sales of unregistered securities

              In June 2014, in connection with our formation, we issued to (i) our general partner a non-economic general partner interest in us, (ii) our parent a 99.99% limited partner interest in us, in exchange for $999.90 and (iii) PESRM Holdings, LLC a 0.01% limited partner interest in us, in exchange for $0.10. These transactions were exempt from registration under Section 4(a)(2) of the Securities Act.

Item 16.    Exhibits

              The following documents are filed as exhibits to this registration statement:

Exhibit number		Description
1.1	*	Form of Underwriting Agreement (including form of Lock-up Agreement)

3.1	**	Certificate of Limited Partnership of PES Logistics Partners, L.P.

3.2	**	Limited Partnership Agreement of PES Logistics Partners, L.P., dated as of July 10, 2014

3.3		Form of First Amended and Restated Agreement of Limited Partnership of PES Logistics Partners, L.P. (included as Appendix A to the Prospectus)

5.1	*	Form of opinion of Latham & Watkins LLP as to the legality of the securities being registered

8.1	*	Form of opinion of Latham & Watkins LLP relating to tax matters

10.1	*	Form of Credit Agreement

10.2	*	Rail Terminaling Services Agreement, dated January 1, 2015, by and between Philadelphia Energy Solutions Refining and Marketing LLC and North Yard Logistics, L.P.

10.3	*	Easement Agreement, dated January 1, 2015, by and between Philadelphia Energy Solutions Refining and Marketing LLC and North Yard Logistics, L.P.

10.4		Contribution, Conveyance and Assumption Agreement, dated as of January 1, 2015, by and between PES Holdings, LLC and North Yard Logistics, L.P.

10.5	*	Form of Contribution, Conveyance and Assumption Agreement

10.6	*	Form of Amended and Restated Services and Secondment Agreement

10.7	*	Form of Omnibus Agreement

10.8		Form of PES Logistics Partners, L.P. 2015 Long-Term Incentive Plan

10.9	*	Form of Registration Rights Agreement

10.10	**	Form of Amended and Restated Agreement of Limited Partnership of North Yard Logistics, L.P.

21.1	**	List of Subsidiaries of PES Logistics Partners, L.P.

23.1		Consent of KPMG LLP

23.2	*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

23.3	*	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)

24.1	**	Powers of Attorney

*
To be filed by amendment.

**
Previously filed.

Item 17.    Undertakings

              The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (1)
    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (2)
    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (3)
    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (4)
    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

              The undersigned registrant hereby undertakes that:

    (1)
    for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2)
    for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              The undersigned registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

              The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with its general partner or its general partner's affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to registrant or its subsidiaries for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

              The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

 Signatures

              Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on February 25, 2015.

PES Logistics Partners, L.P.
By:	PES Logistics GP, LLC, its General Partner
By:	/s/ MICHAEL J. COLAVITA
	Name:	Michael J. Colavita
	Title:	Chief Executive Officer

              Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities, which are with PES Logistics GP, LLC, the general partner of PES Logistics Partners, L.P., and on the dates indicated.

	Signature	Title	Date

/s/ MICHAEL J. COLAVITA		Michael J. Colavita Chief Executive Officer (Principal Executive Officer)	February 25, 2015
*		James T. Rens Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 25, 2015
*		Philip L. Rinaldi Sole Director and Chairman of the Board	February 25, 2015
*By:	/s/ JOHN B. MCSHANE John B. McShane Attorney-in-fact

 INDEX TO EXHIBITS

Exhibit number		Description
1.1	*	Form of Underwriting Agreement (including form of Lock-up Agreement)

3.1	**	Certificate of Limited Partnership of PES Logistics Partners, L.P.

3.2	**	Limited Partnership Agreement of PES Logistics Partners, L.P., dated as of July 10, 2014

3.3		Form of First Amended and Restated Agreement of Limited Partnership of PES Logistics Partners, L.P. (included as Appendix A to the Prospectus)

5.1	*	Form of opinion of Latham & Watkins LLP as to the legality of the securities being registered

8.1	*	Form of opinion of Latham & Watkins LLP relating to tax matters

10.1	*	Form of Credit Agreement

10.2	*	Rail Terminaling Services Agreement, dated January 1, 2015, by and between Philadelphia Energy Solutions Refining and Marketing LLC and North Yard Logistics, L.P.

10.3	*	Easement Agreement, dated January 1, 2015, by and between Philadelphia Energy Solutions Refining and Marketing LLC and North Yard Logistics, L.P.

10.4		Contribution, Conveyance and Assumption Agreement, dated as of January 1, 2015, by and between PES Holdings LLC and North Yard Logistics, L.P.

10.5	*	Form of Contribution, Conveyance and Assumption Agreement

10.6	*	Form of Amended and Restated Services and Secondment Agreement

10.7	*	Form of Omnibus Agreement

10.8		Form of PES Logistics Partners, L.P. 2015 Long-Term Incentive Plan

10.9	*	Form of Registration Rights Agreement

10.10	**	Form of Amended and Restated Agreement of Limited Partnership of North Yard Logistics, L.P.

21.1	**	List of Subsidiaries of PES Logistics Partners, L.P.

23.1		Consent of KPMG LLP

23.2	*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

23.3	*	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)

24.1	**	Powers of Attorney

*
To be filed by amendment.

**
Previously filed.